     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 17, 1999

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-4

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                           --------------------------

                       DOBSON COMMUNICATIONS CORPORATION

             (Exact name of registrant as specified in its charter)

           OKLAHOMA                          4812                  73-1110531
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                        No.)

                           --------------------------

    13439 NORTH BROADWAY EXTENSION                 BRUCE R. KNOOIHUIZEN
              SUITE 200                       13439 NORTH BROADWAY EXTENSION
                                                        SUITE 200
    OKLAHOMA CITY, OKLAHOMA 73114             OKLAHOMA CITY, OKLAHOMA 73114
            (405) 391-8500                            (405) 391-8500
  (Address, including Zip Code, and           (Name, address, including Zip
              telephone                        Code, and telephone number,
   number, including area code, of               including area code, of
        registrant's principal                      agent for service)
          executive offices)

                           --------------------------

                                   COPIES TO:

                             THEODORE M. ELAM, ESQ.
                    MCAFEE & TAFT A PROFESSIONAL CORPORATION
                       TENTH FLOOR, TWO LEADERSHIP SQUARE
                               211 NORTH ROBINSON
                         OKLAHOMA CITY, OKLAHOMA 73102
                                 (405) 235-9621
                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                           --------------------------

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement under the earlier effective registration statement for the same offering. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                             PROPOSED MAXIMUM    PROPOSED MAXIMUM
        TITLE OF EACH CLASS OF              AMOUNT TO         OFFERING PRICE        AGGREGATE           AMOUNT OF
     SECURITIES TO BE REGISTERED          BE REGISTERED        PER UNIT(1)      OFFERING PRICE(1)    REGISTRATION FEE
13% Senior Exchangeable Preferred
  Stock due 2009, par value $1.00.....    181,230 shares          $1,000           $181,230,000         $50,382(1)

(1) Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(f)(2).
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8 OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8, MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED JUNE 17, 1999
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                                      FILED UNDER RULE 424(b)(3)
                                                      REGISTRATION NO. 333-71633

PRELIMINARY PROSPECTUS

                               OFFER TO EXCHANGE
                             OUTSTANDING SHARES OF
                13% SENIOR EXCHANGEABLE PREFERRED STOCK DUE 2009
                                      FOR
         NEW SHARES OF 13% SENIOR EXCHANGEABLE PREFERRED STOCK DUE 2009
                                       OF

                         DOBSON COMMUNICATIONS CORPORATION

                            TERMS OF EXCHANGE OFFER

    We are offering to exchange shares of our outstanding 13% Senior Exchangeable Preferred Stock due 2009 for new shares of our 13% Senior Exchangeable Preferred Stock due 2009 which have been registered under the Securities Act. Our exchange offer will expire at 5:00 p.m. New York City time
on          , 1999 unless we extend the time of expiration.

    There is currently no established trading market for the preferred stock, and we do not expect that a trading market for the preferred stock will exist following completion of this exchange offer.

SEE "RISK FACTORS" BEGINNING ON PAGE 16 FOR A DISCUSSION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED BY INVESTORS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE NOTES TO BE DISTRIBUTED IN THE EXCHANGE OFFER, NOR HAVE ANY OF THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                 THE DATE OF THIS PROSPECTUS IS          , 1999

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
Summary....................................................................................................           1
Where You Can Find More Information........................................................................          15
Risk Factors...............................................................................................          16
Use of Proceeds............................................................................................          27
The Exchange Offer.........................................................................................          28
Selected Consolidated Financial and Other Data.............................................................          38
Pro Forma Condensed Consolidated Financial Data............................................................          41
Management's Discussion and Analysis of Financial Condition and Results of Operations......................          48
Business...................................................................................................          60
Management.................................................................................................          84
Principal Shareholders.....................................................................................          93
Description of the Preferred Stock.........................................................................          94
Description of the Exchange Debentures.....................................................................         127
Description of Capital Stock...............................................................................         159
Description of Certain Indebtedness........................................................................         167
Federal Income Tax Considerations..........................................................................         179
Plan of Distribution.......................................................................................         191
Legal Matters..............................................................................................         192
Experts....................................................................................................         192
Certain Terms..............................................................................................         193
Index to Financial Statements..............................................................................         F-1

                            ------------------------

    No person is authorized in connection with the offering made hereby to give any information or to make any representation not contained in this prospectus or the accompanying letter of transmittal and, if given or made, such information or representation not contained herein must not be relied upon as having been authorized by us.

                            ------------------------

    The exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of our outstanding shares of 13% Senior Exchangeable Preferred Stock due 2009 in any jurisdiction in which this exchange offer or the acceptance thereof would not be in compliance with the securities or Blue Sky laws of such jurisdiction. Neither the delivery of this prospectus nor the accompanying letter of transmittal, nor any exchange made hereunder shall under any circumstances imply that the information herein is correct as of any date subsequent to the date hereof.

                            ------------------------

                                    SUMMARY

    YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND THE RELATED NOTES THAT WE INCLUDE ELSEWHERE IN THIS PROSPECTUS. UNLESS THE CONTEXT OTHERWISE REQUIRES, ALL REFERENCES IN THIS PROSPECTUS TO "DOBSON", "OUR COMPANY" AND "WE" REFER TO DOBSON COMMUNICATIONS CORPORATION AND ITS PREDECESSORS AND SUBSIDIARIES AS A COMBINED ENTITY, EXCEPT WHERE IT IS MORE CLEAR THAT SUCH TERMS MEAN ONLY THE PARENT COMPANY. ALL REFERENCES TO "SYGNET" ARE TO SYGNET WIRELESS, INC. AND ITS WHOLLY OWNED SUBSIDIARY, SYGNET COMMUNICATIONS, INC. REFERENCE TO A FISCAL YEAR END RELATE TO A YEAR ENDING ON DECEMBER 31. WE ENCOURAGE YOU TO READ THE ENTIRE PROSPECTUS, INCLUDING THE SECTION ENTITLED "RISK FACTORS" AND THE FINANCIAL STATEMENTS. CERTAIN CAPITALIZED TERMS ARE DEFINED IN "CERTAIN TERMS."

                               THE EXCHANGE OFFER

    We completed on May 5, 1999 the private offering of $170.0 million of our 13% Senior Exchangeable Preferred Stock due 2009. We entered into a registration rights agreement with the initial purchaser in the private offering in which we agreed, among other things, to deliver to you this prospectus and to complete the exchange offer within 180 days of the issuance of our 13% Senior Exchangeable Preferred Stock due 2009. You are entitled to exchange in the exchange offer your outstanding shares of 13% Senior Exchangeable Preferred Stock due 2009 for registered shares of 13% Senior Exchangeable Preferred Stock due 2009 with substantially identical terms. If the Exchange Offer is not completed by November 1, 1999, then the dividend rate on the 13% Senior Exchangeable Preferred Stock due 2009 will be increased to 13 1/2% per year. You should read the discussion under the heading "Summary Description of the Preferred Stock" and "Description of the Preferred Stock" for further information regarding the registered 13% Senior Exchangeable Preferred Stock due 2009.

    We believe that the shares of 13% Senior Exchangeable Preferred Stock due 2009 issued in the exchange offer may be resold by you without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to certain conditions. You should read the discussion under the headings "Summary of the Terms of Exchange Offer" and "The Exchange Offer" for further information regarding the exchange offer and resale of the shares of 13% Senior Exchangeable Preferred Stock due 2009.

                                   WHO WE ARE

    We are a leading provider of rural and suburban cellular telephone services. Since we began providing our cellular service in 1990 in Oklahoma and the Texas Panhandle, we have rapidly expanded our cellular operations with an acquisition strategy targeting rural and suburban areas which have a significant number of potential customers with substantial needs for cellular communications. At March 31, 1999, our cellular systems covered a population of 5.7 million in Arizona, California, Kansas, Maryland, Missouri, Ohio, Oklahoma, New York, Pennsylvania and Texas. The Federal Communications Commission has divided the United States into rural service areas ("RSAs") and metropolitan service areas ("MSAs"), and has issued separate licenses to conduct cellular telephone operations in each RSA and MSA.

    We believe that our mix of rural and suburban cellular systems generally provides strong growth opportunities due to lower penetration rates, higher subscriber growth rates and a higher proportion of roaming revenue compared to cellular systems located in larger MSAs. We focus on systems that are adjacent to major metropolitan areas and include a high concentration of expressway corridors that tend to have a significant amount of roaming activity in which customers of a cellular provider in a distant area use the cellular system of the provider in the current area while the customer is located in or roaming in the current area.

    The following table sets forth certain data as of March 31, 1999 with respect to our existing cellular markets. We determine market penetration by dividing our total subscribers by the total population covered by the applicable cellular license or authorizations that either we or our subsidiaries hold. In

December 1998, we closed into escrow our acquisition of the FCC license for, and certain assets related to Texas 10 RSA. The previous operator of Texas 10 RSA estimates the number of subscribers in that market at 1,400, which we have not included in the following table. We are negotiating for the purchase of subscribers in Texas 10 RSA. We recently entered into an agreement for the purchase of the FCC licenses for, and certain assets related to, Maryland 1 RSA for $9.1 million, subject to adjustment. Maryland 1 covers a population of 29,800 and the present operator has 400 subscribers. For a description of the markets, see "Business--Markets and Systems."

                                             TOTAL                                   TOTAL        MARKET             YEAR
                 MARKETS                      POPS       OWNERSHIP     NET POPS   SUBSCRIBERS   PENETRATION        ACQUIRED
-----------------------------------------  ----------  -------------  ----------  -----------  -------------  -------------------
CENTRAL REGION
 Oklahoma 5 and 7........................     148,500        64.4%        95,634      18,224         12.3%           1989
  Texas Panhandle........................      88,500        61.0         53,985      15,462         17.5            1989
  Northwest Oklahoma.....................     105,100       100.0        105,100       7,699          7.3            1991
  Kansas/Missouri........................     246,500       100.0        246,500       9,433          3.8            1996
  Central Texas:
    Texas 16.............................     334,000       100.0        334,000       7,108          2.1            1998
    Texas 10.............................     317,900       100.0        317,900          --           --            1999
                                           ----------                 ----------  -----------
      Total..............................   1,240,500                  1,153,119      57,926
                                           ----------                 ----------  -----------
EASTERN REGION
 East Maryland...........................     453,700       100.0        453,700      36,800          8.1            1997
  West Maryland..........................     441,000       100.0        441,000      32,171          7.3            1997
                                           ----------                 ----------  -----------
    Total................................     894,700                    894,700      68,971
                                           ----------                 ----------  -----------
WESTERN REGION
 Arizona 5...............................     202,100        75.0        151,575      11,946          5.9            1997
  California 7...........................     149,300       100.0        149,300       3,005          2.0            1998
  California 4...........................     377,300       100.0        377,300      20,350          5.4            1998
  Santa Cruz.............................     245,600        87.3        213,426      18,789          7.7            1998
                                           ----------                 ----------  -----------
    Total................................     974,300                    891,601      54,090
                                           ----------                 ----------  -----------
NORTHERN REGION
  Ohio 2.................................     262,100       100.0        262,100      13,611          5.2            1999
  Youngstown.............................     721,400       100.0        721,400      72,212         10.0            1998
  Erie...................................     282,300       100.0        282,300      30,962         11.0            1998
  Pennsylvania...........................     890,300       100.0        890,300      54,484          6.1            1998
  New York...............................     480,000       100.0        480,000      29,590          6.2            1998
                                           ----------                 ----------  -----------
    Total................................   2,636,100                  2,636,100     200,859
                                           ----------                 ----------  -----------
      Total--All Regions.................   5,745,600                  5,575,520     381,846
                                           ----------                 ----------  -----------
                                           ----------                 ----------  -----------

BUSINESS STRATEGY

    Our business strategy is to focus on the development and acquisition of rural and suburban cellular systems. The principal elements of our strategy include:

    - integrating the operations of systems we acquire with our existing cellular operations to achieve economies of scale.

    - continuing to maintain and expand strategic relationships with operators of cellular systems in major MSAs near our systems, including roaming agreements which allow our subscribers to use the system in the neighboring MSAs and RSAs at favorable rates.

    - distinguishing ourself as the local market's leading cellular services provider, stressing our service quality, local sales offices and commitment to the community.

    - attracting subscribers who are likely to generate high monthly revenue and low churn rates.

    - maintaining high levels of customer satisfaction through a variety of techniques, including maintaining 24-hour customer service.

    - increasing capacity and upgrading our systems to attract additional subscribers, enhancing the use of our systems by existing subscribers, increasing roaming activity and further enhancing the overall efficiency of the network.

    - continually evaluating opportunities to acquire additional rural and suburban cellular systems.

OPERATIONS EXPECTED TO BE DISCONTINUED

    Through our wholly owned subsidiary, Logix Communications Enterprises, Inc. ("Logix,"), we provide integrated local, long distance, data and other telecommunications services, and long-haul fiber optic facilities to business customers throughout the Southwest United States.

    We have designated Logix an unrestricted subsidiary with the result that Logix is not subject to certain covenant and similar restrictions which apply to the rest of our operations. We intend to distribute the stock of Logix to certain of our shareholders, subject to receipt of a favorable tax ruling from the Internal Revenue Service or a favorable tax opinion acceptable to us and our shareholders and to the receipt of consents from a majority of the principal amount of our outstanding 11 3/4% senior notes. Holders of our 13% Senior Exchangeable Preferred Stock due 2009 will not participate in our distribution of Logix stock. Logix is accounted for as a discontinued operation in our consolidated financial statements.

RECENT EVENTS

    Effective January 16, 1999, we amended our operating agreement with AT&T Wireless to modify the roaming airtime rates we will charge each other through June 30, 2004. We believe the new rates will increase the total airtime used by our customers which will increase our gross revenues.

    Effective April 13, 1999, AT&T Wireless entered into an agreement to purchase certain shares of our Class D Preferred Stock and common stock from one of our existing shareholders for $20 million. AT&T Wireless' purchase is subject to compliance with the Hart-Scott-Rodino Act and other customary closing conditions. Following the consummation of its stock purchase, AT&T Wireless will have the right to appoint one member of our Board of Directors and to jointly appoint an additional Board member.

                   SUMMARY OF THE TERMS OF THE EXCHANGE OFFER

    In the exchange offer we are offering to exchange up to 181,230 outstanding shares of our 13% Senior Exchangeable Preferred Stock due 2009 including 170,000 shares initially issued on May 5, 1999 together with additional shares issued in the payment of dividends thereon (the "old shares"), for an equal number of shares of our 13% Senior Exchangeable Preferred Stock due 2009 ("new shares," and, together with old shares the "Preferred Stock"). The form and terms of the new shares are identical in all material respects to the form and terms of the outstanding old shares except that the new shares have been registered under the Securities Act of 1933 and, therefore, are not entitled to the benefits of the registration rights granted under the registration rights agreement, executed as part of the offering of the outstanding old shares.

Registration rights agreement.....  You are entitled to exchange your old shares for registered new shares with substantially identical
                                    terms. The exchange offer is intended to satisfy these
                                    rights. After the exchange offer is complete, you will
                                    no longer be entitled to any exchange or registration
                                    rights with respect to your Preferred Stock.
The exchange offer................  We are offering to exchange one new share for each old share. We will accept for exchange all outstanding old
                                    shares that are validly tendered and not validly
                                    withdrawn. In order to be accepted, an outstanding old
                                    share must be properly tendered and accepted. After
                                    consummation of the exchange offer, holders of old
                                    shares which are not exchanged will continue to be
                                    subject to the existing restrictions upon the transfer
                                    of old shares and we will have no further obligation to
                                    such holders to provide for the registration of the old
                                    shares under the Securities Act.
Shelf registration................  We may be required to file a shelf registration statement with respect to our outstanding old shares if:
                                        - the Securities and Exchange Commission issues an
                                          interpretation that we are not permitted to effect
                                          the exchange offer,
                                        - we do not conclude the exchange offer by November
                                        1, 1999,
                                        - an initial purchaser of the old shares requests
                                        that we file a shelf registration statement with
                                          respect to notes held by the initial purchaser,
                                        - a holder of old notes
                                            (a) is not eligible to participate in the
                                            exchange offer, or
                                            (b) has participated in the exchange offer but
                                            does not receive freely tradeable new shares,
                                        - the initial purchaser has received new shares in
                                        the exchange offer or has otherwise been issued new
                                          shares in exchange for old shares constituting a
                                          portion of an unsold allotment, which new shares
                                          are not freely tradeable.
Resale of new shares..............  Based on interpretations by the staff of the Securities and Exchange Commission set forth in no-action letters
                                    issued to third parties, including "Exxon Holdings
                                    Corporation" (available May 13, 1998) and "Morgan
                                    Stanley & Co. Incorporated" (available June 5, 1991), we
                                    believe that you may offer the new shares for resale,
                                    resell the new shares and otherwise transfer the

                                    new shares without compliance with the registration and
                                    prospectus delivery provisions of the Securities Act,
                                    provided that:
                                        - you acquire the new shares in the exchange offer
                                        in the ordinary course of business;
                                        - you have no arrangement or understanding with any
                                          person to participate in the distribution of the
                                          new shares that you obtain in the exchange offer;
                                        - you are not a broker-dealer who purchased such
                                          outstanding Preferred Stock directly from us for
                                          resale pursuant to Rule 144A or any other
                                          available exemption under the Securities Act; and
                                        - you are not an "affiliate".
                                    We intend to rely on the existing no-action letters and
                                    we do not intend to seek a no-action letter from the
                                    Securities and Exchange Commission with respect to the
                                    resale of the new shares.
The expiration date...............  The exchange offer will expire at 5:00 p.m., New York
                                    City time,         , 1999, unless we decide to extend
                                    the expiration date.
Accrued dividends on the new
  shares and the outstanding old
  shares..........................  Dividends on the new shares will accrue from May 5,
                                    1999. If we accept your old shares you will not receive
                                    any payment in respect of dividends on such outstanding
                                    old shares accrued from May 5, 1999 to the date of the
                                    issuance of the new shares. Consequently, holders who
                                    exchange their outstanding old shares for new shares
                                    will receive the same dividend payment on August 1,
                                    1999, which is the first dividend payment date with
                                    respect to the outstanding old shares and the new shares
                                    to be issued in the exchange offer that they would have
                                    received had they not accepted the exchange offer.
Termination of the exchange
  offer...........................  We may terminate the exchange offer at any time prior to the expiration date if we determine that our ability to
                                    proceed with the exchange offer could be materially
                                    impaired due to any legal or governmental action, new
                                    law, statute, rule or regulation or any interpretation
                                    of the staff of the Securities and Exchange Commission
                                    of any existing law, statute, rule or regulation. We do
                                    not expect any of the foregoing conditions to occur,
                                    although there can be no assurance that such conditions
                                    will not occur. Holders of outstanding old shares will
                                    have certain rights against under the registration
                                    rights agreement executed as part of the offering of the
                                    outstanding old shares should we fail to consummate the
                                    exchange offer.
Conditions to the exchange
  offer...........................  The exchange offer is subject to certain conditions, which may be waived by us. See "The Exchange
                                    Offer--Conditions of the exchange offer." The exchange
                                    offer is not conditioned upon any minimum number of old
                                    shares being tendered.
Special procedures for beneficial
  owners..........................  If you are the beneficial owner of old shares and your name does not appear on a security position listing of
                                    the Depository Trust

                                    Company as the holder of such old shares or if you are a
                                    beneficial owner of old shares that are registered in
                                    the name of a broker, dealer, commercial bank, trust
                                    company or other nominee and you wish to tender such old
                                    shares or registered old shares in the exchange offer,
                                    you should contact the person in whose name your old
                                    shares are registered promptly and instruct that person
                                    to tender on your behalf. If such beneficial holder
                                    wished to tender on his own behalf such beneficial
                                    holder must, prior to completing and executing the
                                    letter of transmittal and delivering its outstanding old
                                    shares either make appropriate arrangements to register
                                    ownership of the outstanding old shares in such holder's
                                    name or obtain a properly completed bond power from the
                                    registered holder. The transfer of record ownership may
                                    take considerable time.
Guaranteed delivery procedures....  If you wish to tender your old shares and time will not permit your required documents to reach the exchange
                                    agent by the expiration date, or the procedure for
                                    book-entry transfer cannot be completed on time or
                                    certificates for registered old shares cannot be
                                    delivered on time, you may tender your old shares
                                    pursuant to the procedures described in this prospectus
                                    under the heading "The Exchange Offer--Terms of the
                                    Exchange Offer--Guaranteed delivery procedures."
Withdrawal rights.................  You may withdraw the tender of your old shares at any time prior to 5:00 p.m., New York City time, on
                                            , 1999, unless your old shares were previously
                                    accepted for exchange.
Acceptance of outstanding old
  shares and delivery of new
  shares..........................  Subject to certain conditions as described more fully under "The Exchange Offer--Conditions of the exchange
                                    offer", we will accept for exchange any and all
                                    outstanding old shares which are properly tendered in
                                    the exchange offer prior to 5:00 p.m., New York City
                                    time, on the expiration date. The new shares issued
                                    pursuant to the exchange offer will be delivered
                                    promptly to you following the expiration date.
Federal income tax
  considerations..................  The exchange of the old shares will generally not be a taxable exchange for United States federal income tax
                                    purposes. We believe you will not recognize any taxable
                                    gain or loss or any income as a result of such exchange.
Use of proceeds...................  We will not receive any proceeds from the issuance of new shares pursuant to the exchange offer. We will pay
                                    all expenses incident to the exchange offer.
Exchange agent....................  United States Trust Company of New York is serving as the exchange agent in connection with the exchange
                                    offer. The exchange agent can be reached at Corporate
                                    Trust Administration, 114 West 47th Street, New York, NY
                                    10036-1532. For more information with respect to the
                                    exchange offer, the telephone number for the exchange
                                    agent is (212) 852-1000 and the facsimile number for the
                                    exchange agent is (212) 852-1625.

                     SUMMARY DESCRIPTION OF THE NEW SHARES

Securities offered................  Shares of our 13% Senior Exchangeable Preferred Stock
                                    due 2009.

Dividends.........................  Dividends on the Preferred Stock are payable in cash or, on or before May 1, 2004, at our option, in additional
                                    shares of Preferred Stock, on each February 1, May 1,
                                    August 1 and November 1, beginning August 1, 1999. For
                                    federal income tax purposes, we do not expect these
                                    distributions with respect to the Preferred Stock to
                                    qualify as dividends. Instead, we expect these
                                    distributions to be treated as a return of capital until
                                    we have earnings and profits as determined under
                                    applicable federal income tax principles. See "Federal
                                    Income Tax Considerations Tax consequences to United
                                    States holders--Distributions on the Preferred Stock."

Liquidation preference............  $1,000 per share, plus accrued dividends.

Voting............................  Holders of the Preferred Stock will have no voting rights except as provided by law and as provided in the
                                    certificate of designation for the Preferred Stock. If
                                    we fail to pay dividends for any four quarters, whether
                                    or not consecutive, or upon certain other events
                                    including our failure to comply with covenants and to
                                    pay the mandatory redemption price when due, then the
                                    number of directors that make up our Board of Directors
                                    will be increased to permit the holders of the majority
                                    of the then outstanding shares of Preferred Stock,
                                    voting separately as a class, to elect two directors.

Mandatory redemption..............  We must redeem the Preferred Stock on May 1, 2009
                                    (subject to the legal availability of funds) at a
                                    redemption price equal to the liquidation preference,
                                    plus accrued dividends to the redemption date.

Optional redemption...............  We may redeem any of the Preferred Stock beginning May
                                    1, 2004 at the redemption prices set forth in this
                                    Prospectus.

Public equity offering optional
  redemption......................  Before May 1, 2002, we may redeem up to 35% of the aggregate liquidation preference amount of the Preferred
                                    Stock at a redemption price equal to 113% of its
                                    liquidation preference amount, plus unpaid dividends,
                                    with net proceeds from a public offering of our common
                                    stock if at least 65% of the aggregate liquidation
                                    preference amount of Preferred Stock originally issued
                                    remains outstanding.

Ranking...........................  The Preferred Stock ranks:

                                        - equally with our Senior Preferred Stock;

                                        - senior to all other classes of our outstanding
                                        preferred stock and to all of our other capital
                                          stock;

                                        - equally with any capital stock we may issue in the
                                        future the terms of which expressly provide that it
                                          will rank equally with the Preferred Stock; and

                                        - junior to all of our capital stock we may issue in
                                        the future the terms of which expressly provide that
                                          such stock will rank senior to the Preferred
                                          Stock. As of the date of this prospectus, all of
                                          our outstanding of our capital stock, other than
                                          Senior Preferred Stock, would rank junior to the
                                          Preferred Stock. At March 31, 1999, we had $248.2
                                          million liquidation preference of Senior Preferred
                                          Stock outstanding.

Optional exchange feature.........  We may exchange the Preferred Stock in whole but not in part into exchange debentures if the conditions
                                    described in the certificate of designation for the
                                    Preferred Stock are satisfied.

Certain covenants.................  The certificate of designation for the Preferred Stock contains certain covenants that restrict our ability and
                                    the ability of certain of our subsidiaries to:

                                        - incur additional indebtedness and issue certain
                                        capital stock,

                                        - create liens,

                                        - pay dividends on or make distributions in respect
                                        of capital stock,

                                        - redeem or repurchase our capital stock,

                                        - make investments or certain other restricted
                                          payments,

                                        - sell assets,

                                        - create restrictions on the ability of our
                                        restricted subsidiaries to make certain payments,

                                        - issue or sell stock of restricted subsidiaries,

                                        - enter into transactions with our stockholders or
                                          affiliates,

                                        - incur senior subordinated indebtedness, or

                                        - effect a consolidation or merger.

                                    However, these covenants are subject to a number of
                                    important qualifications and exceptions, which are
                                    described elsewhere in this prospectus under the heading
                                    "Description of the Preferred Stock--Covenants."

                                    We have designated our subsidiaries, Logix and Dobson
                                    Tower Company and each of their subsidiaries as
                                    unrestricted subsidiaries. As a result, Logix and Dobson
                                    Tower Company and each of their subsidiaries are not
                                    subject to the covenants contained in the certificate of
                                    designation governing the Preferred Stock.

Change of control.................  Upon change of control events, we must make an offer to purchase the Preferred Stock at a purchase price equal
                                    to 101% of the liquidation preference of the Preferred
                                    Stock, plus unpaid dividends. See "Description of the
                                    Preferred Stock."

                       SUMMARY DESCRIPTION OF THE EXCHANGE DEBENTURES

Securities description............  13% Senior Subordinated Debentures due 2009 in an
                                    aggregate principal amount equal to the aggregate
                                    liquidation preference of, and accrued dividends on, the
                                    Preferred Stock outstanding on

                                    the exchange date as that term is defined under
                                    "Description of the Exchange Debentures".

Maturity..........................  May 1, 2009.

Interest payment dates............  May 1 and November 1 of each year, beginning with the first of such dates to occur after the exchange date.
                                    Before May 1, 2004, we may pay interest on the Exchange
                                    Debentures by issuing additional Exchange Debentures.

Optional redemption...............  We may redeem any of the Exchange Debentures beginning
                                    May 1, 2004 at the redemption prices set forth in this
                                    prospectus.

                                    Before May 1, 2002, we may redeem Exchange Debentures
                                    having an aggregate principal amount of up to 35% of the
                                    principal amount of all Exchange Debentures we may have
                                    issued, at a redemption price equal to 113% of the
                                    principal amount of the Exchange Debentures being
                                    redeemed, plus accrued and unpaid interest, with the
                                    proceeds of one or more sales of our common stock. We
                                    may make such redemption only if such redemption occurs
                                    within 180 days after completion of such sale and after
                                    any such redemption at least 65% of the aggregate
                                    principal amount of Exchange Debentures originally
                                    issued remains outstanding.

                                    Any optional redemption of Exchange Debentures must be
                                    pro rata with the optional redemption of our outstanding
                                    Senior Exchange Debentures that we may issue with
                                    respect to our Senior Preferred Stock.

Ranking...........................  Our Exchange Debentures will be senior subordinated indebtedness, ranking junior to all of our existing and
                                    future Senior Indebtedness as that term is defined under
                                    "Description of the Exchange Debentures", and senior to
                                    all of our subordinated indebtedness. Our Exchange
                                    Debentures will rank equally with any Senior Exchange
                                    Debentures that may be issued. At March 31, 1999, we had
                                    $1,123.6 million of consolidated indebtedness
                                    outstanding, and our subsidiaries had $963.6 million of
                                    indebtedness outstanding, all of which would have been
                                    effectively senior to the Exchange Debentures.

Certain covenants.................  The indenture under which our Exchange Debentures would be issued will contain certain covenants that restrict
                                    our ability and the ability of certain of our
                                    subsidiaries to:

                                        - incur additional indebtedness,

                                        - create liens,

                                        - pay dividends on or make distributions in respect
                                        of capital stock,

                                        - redeem or repurchase our capital stock,

                                        - make investments or certain other restricted
                                          payments,

                                        - sell assets,

                                        - create restrictions on the ability of our
                                        restricted subsidiaries to make certain payments,

                                        - issue or sell stock of restricted subsidiaries,

                                        - enter into transactions with stockholders or
                                          affiliates,

                                        - incur senior subordinated indebtedness, or

                                        - effect a consolidation or merger.

                                    However, these covenants are subject to a number of
                                    important qualifications and exceptions, which are
                                    described elsewhere in this prospectus under the heading
                                    "Description of the Exchange Debentures--Covenants."

                                    We have designated our subsidiaries, Logix and Dobson
                                    Tower Company and each of their subsidiaries as
                                    unrestricted subsidiaries. As a result, Logix and Dobson
                                    Tower Company and each of their subsidiaries will not be
                                    subject to the covenants contained in the Exchange
                                    Debenture indenture.

Registration requirements.........  Our Exchange Debentures may not be issued unless such issuance is registered under the Securities Act or is
                                    exempt from registration.

Change of control.................  Upon certain change of control events, we must make an offer to purchase our Exchange Debentures at a purchase
                                    price equal to 101% of the principal amount of our
                                    Exchange Debentures, plus accrued interest. Our ability
                                    to make this offer is subject to certain limitations
                                    under the terms of our current and any possible future
                                    indebtedness. See "Description of the Exchange
                                    Debentures."

                                  RISK FACTORS

    You should consider carefully the information set forth under the caption "Risk Factors" beginning on page 16 and all the other information set forth in this prospectus before you decide whether to participate in the exchange offer.

                                USE OF PROCEEDS

    We will not receive any proceeds from the issuance of our new shares in the exchange offer pursuant to this prospectus.

                 SUMMARY PRO FORMA CONSOLIDATED FINANCIAL DATA

    The following summary unaudited pro forma consolidated financial data were derived from the pro forma condensed consolidated financial data included elsewhere in this prospectus. The pro forma statement of operations data for the year ended December 31, 1998 and for the three months ended March 31, 1999 give effect to the consummation of our acquisitions of California 4 and Sygnet and the related financing and to the consummation of our issuance of the Preferred Stock and the related use of proceeds, as if they occurred on January 1, 1998. The summary unaudited pro forma consolidated financial data are based on currently available information and certain assumptions that we believe are reasonable. The pro forma financial information does not purport to represent what our results of operations would have been if these transactions had been completed on the dates indicated, nor does it purport to indicate our future financial position or results of our future operations. You should read the pro forma consolidated financial data in conjunction with "Selected Consolidated Financial and Other Data," "Pro Forma Condensed Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes that we include elsewhere in this prospectus.

    On a pro forma basis, our earnings would have been insufficient to cover combined fixed charges and preferred stock dividends by $185.7 million for the year ended December 31, 1998 and by $51.3 million for the three months ended March 31, 1999. We define "earnings" as earnings before extraordinary items and accounting changes, interest expense, amortization of deferred financing costs, taxes and a portion of rent expense under operating leases representative of interest. Fixed charges consist of interest expense, amortization of deferred financing costs and a portion of rent expense under operating leases representative of interest.

    The average monthly revenue per cellular subscriber excludes roaming revenue and equipment revenue.

                                                                                            PRO FORMA
                                                                                ----------------------------------
                                                                                                    THREE MONTHS
                                                                                   YEAR ENDED           ENDED
                                                                                DECEMBER 31, 1998  MARCH 31, 1999
                                                                                -----------------  ---------------
                                                                                         ($ IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
  Operating revenue:
    Service revenue...........................................................      $ 136,587            37,061
    Roaming revenue...........................................................         96,850            28,097
    Equipment sales...........................................................         10,197             2,845
    Other revenue.............................................................          1,752               435
                                                                                -----------------  ---------------
    Total operating revenue...................................................        245,386            68,438
                                                                                -----------------  ---------------
  Operating costs and expenses:
    Cost of services..........................................................         44,983            11,549
    Cost of equipment.........................................................         19,237             5,817
    Marketing and selling.....................................................         37,558            10,210
    General and administrative................................................         43,390            12,813
    Depreciation and amortization.............................................        121,042            35,727
                                                                                -----------------  ---------------
    Total operating expenses..................................................        266,210            76,116
                                                                                -----------------  ---------------
  Operating loss..............................................................        (20,824)           (7,678)
  Interest expense............................................................        (95,363)          (26,360)
  Other income (expense), net.................................................          3,637             1,609
                                                                                -----------------  ---------------
  Loss before minority interests and taxes....................................       (112,550)          (32,429)
  Minority interests in income of subsidiaries................................         (2,487)             (556)
  Income tax benefit..........................................................         43,714            12,534
                                                                                -----------------  ---------------
  Loss from continuing operations before extraordinary items..................        (71,323)          (20,451)
  Dividends on preferred stock................................................        (70,712)          (18,348)
                                                                                -----------------  ---------------
  Net loss from continuing operations applicable to common stockholders.......      $(142,035)        $ (38,799)
                                                                                -----------------  ---------------
                                                                                -----------------  ---------------

                                                                                            PRO FORMA
                                                                                ----------------------------------
                                                                                                    THREE MONTHS
                                                                                   YEAR ENDED           ENDED
                                                                                DECEMBER 31, 1998  MARCH 31, 1999
                                                                                -----------------  ---------------
                                                                                         ($ IN THOUSANDS)
OTHER FINANCIAL DATA:
  Ratio of earnings to combined fixed charges and preferred stock dividends...             --                --
  Capital expenditures, excluding cost of acquisitions........................      $  69,250             7,327

OTHER DATA:
  Cellular subscribers (at period end)........................................        352,005           381,846
  Cellular penetration (at period end)........................................            6.9%              6.6%
  Cellular churn..............................................................            1.7%              1.8%
  Average monthly revenue per cellular subscriber.............................      $      37         $      34

                 SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

    The following table set forth certain of our historical financial data. Our summary historical financial data as of and for each of the three years ended December 31, 1998 were derived from our audited consolidated financial statements. We derived our summary historical financial data as of and for the three months ended March 31, 1998 and 1999 from our unaudited consolidated financial statements which, in the opinion of our management, have been prepared on the same basis as our audited consolidated financial statements and include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of our results of operations and financial position for such periods and as of such dates. Our operating results for the three months ended March 31, 1999 are not necessarily indicative of the results that may be expected for the full year. You should read the historical consolidated financial data in conjunction with "Selected Consolidated Financial and Other Data," "Pro Forma Condensed Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements, and the related notes that we include elsewhere in this prospectus.

    Our earnings were insufficient to cover combined fixed charges and preferred stock dividends by $2.3 million for the year ended December 31, 1996, by $21.6 million for the year ended December 31, 1997, by $85.8 million for the year ended December 31, 1998, by $17.2 million for the three months ended March 31, 1998 and by $75.3 million for the three months ended March 31, 1999. We define "earnings" as earnings before extraordinary items and accounting changes, interest expense, amortization of deferred financing costs, taxes and a portion of rent expense under operating leases representative of interest. Fixed charges consist of interest expense, amortization of deferred financing costs and a portion of rent expense under operating leases representative of interest.

    We determine cellular penetration by dividing our total ending cellular subscribers for the period by the estimated total population covered by applicable FCC cellular licenses or authorizations that we hold.

    The average monthly revenue per cellular subscriber excludes roaming revenue and equipment revenue.

                       DOBSON COMMUNICATIONS CORPORATION

                                                                                                  THREE MONTHS ENDED
                                                                    YEAR ENDED DECEMBER 31,           MARCH 31,
                                                                -------------------------------  --------------------
                                                                  1996       1997       1998       1998       1999
                                                                ---------  ---------  ---------  ---------  ---------
                                                                    ($ IN THOUSANDS, EXCEPT PER SUBSCRIBER DATA)
STATEMENT OF OPERATIONS DATA:
  Operating revenue:
    Service revenue...........................................  $  17,593  $  38,410  $  69,402  $  12,483  $  37,061
    Roaming revenue...........................................      7,852     26,262     66,479      9,523     28,097
    Equipment sales...........................................        662      1,455      4,130        668      2,845
    Other revenue.............................................        832        587         24          9        435
                                                                ---------  ---------  ---------  ---------  ---------
    Total operating revenue...................................     26,939     66,714    140,035     22,683     68,438
                                                                ---------  ---------  ---------  ---------  ---------
  Operating expenses:
    Cost of service...........................................      6,119     16,431     33,267      5,180     11,549
    Cost of equipment.........................................      2,571      4,046      8,360      1,171      5,817
    Marketing and selling.....................................      4,462     10,669     22,393      4,052     10,210
    General and administrative................................      3,902     11,555     26,051      4,172     12,813
    Depreciation and amortization.............................      5,241     16,798     47,110      6,717     35,727
                                                                ---------  ---------  ---------  ---------  ---------
    Total operating expenses..................................     22,295     59,499    137,181     21,292     76,116
                                                                ---------  ---------  ---------  ---------  ---------
  Operating income............................................      4,644      7,215      2,854      1,391     (7,678)
  Interest expense............................................     (4,284)   (27,640)   (38,979)    (8,767)   (28,360)
  Other income (expense), net.................................     (1,503)     2,777      3,858      1,956      1,609
  Minority interests in income of subsidiaries................       (675)    (1,693)    (2,487)      (632)      (556)
  Income tax benefit..........................................        593      3,625     11,469        364     13,294
                                                                ---------  ---------  ---------  ---------  ---------
  Loss from continuing operations before
    extraordinary items.......................................     (1,225)   (15,716)   (23,285)    (5,688)   (21,691)
                                                                ---------  ---------  ---------  ---------  ---------
  Income (loss) from discontinued operations..................        331        332    (27,110)    (2,240)   (12,054)
  Extraordinary items.........................................       (527)    (1,350)    (2,166)    (3,118)        --
                                                                ---------  ---------  ---------  ---------  ---------
  Net loss....................................................  $  (1,421) $ (16,734) $ (52,561)   (11,046)   (33,745)
  Dividends on preferred stock................................       (849)    (2,603)   (23,955)    (4,437)   (14,116)
                                                                ---------  ---------  ---------  ---------  ---------
  Net loss applicable to common stockholders..................  $  (2,270) $ (19,337) $ (76,516) $ (15,483) $ (47,861)
                                                                ---------  ---------  ---------  ---------  ---------
                                                                ---------  ---------  ---------  ---------  ---------
OTHER FINANCIAL DATA:
  Ratio of earnings to combined fixed charges and
    preferred stock dividends.................................         --         --         --         --         --
  Capital expenditures, excluding cost of acquisitions........  $  13,536  $  17,773  $  55,289  $   1,532  $   7,327
OTHER DATA:
  Cellular subscribers (at period end)........................     33,955    100,093    352,005    110,283    381,846
  Cellular penetration (at period end)........................        5.8%       6.1%       6.8%      5.5%       6.6%
  Cellular churn..............................................        1.8%       1.9%       2.0%      1.5%       1.8%
  Average monthly revenue per cellular subscriber.............  $      48  $      41  $      40  $      39  $      34
  Cellular cell sites (at period end).........................         67        135        414        188        420

                                                                                                   MARCH 31, 1999
                                                                                                  ----------------
                                                                                                  ($ IN THOUSANDS)
BALANCE SHEET DATA:
  Net fixed assets..............................................................................     $  167,879
  Total assets..................................................................................      1,666,366
  Total debt....................................................................................      1,123,556
  Mandatorily redeemable preferred stock........................................................        388,217
  Stockholders' deficit.........................................................................       (204,644)

                      WHERE YOU CAN FIND MORE INFORMATION

    This prospectus constitutes a part of the registration statement which we have filed with the Securities and Exchange Commission under the Securities Act. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all of the information contained in the registration statement and its exhibits and schedules. Therefore, we refer you to the registration statement and to its exhibits and schedules. For further information about us and about the securities we are offering, you should consult the registration statement and its exhibits and schedules. You should be aware that statements contained in this prospectus concerning the provisions of any documents filed as an exhibit to the registration statement or otherwise filed with the Securities and Exchange Commission are our summaries of all material provisions of these documents, and in each instance we refer to the copy of the filed document. Our statements are qualified in their entirety by such reference.

    We are subject to the informational requirements of the Securities Exchange Act of 1934. As a result, we file periodic reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy reports, proxy statements and other information we file at the public reference facilities maintained by the Securities and Exchange Commission at the Public Reference Room, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference facilities. You may also obtain copies of documents we file at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. You may also access this information electronically through the Securities and Exchange Commission's web page on the Internet at http://www.sec.gov. This web site contains reports, proxy and information statements and other information regarding registrants such as ourselves that have filed electronically with the Securities and Exchange Commission. You may also access information regarding us through our web page on the Internet at http://www.dobson.net.

    The certificate of designation governing the outstanding shares of our 13% Senior Exchangeable Preferred Stock due 2009 provides that we will furnish you with copies of the periodic reports that we are required to file with the Securities and Exchange Commission under the Exchange Act. Even if we are not subject to the periodic reporting and informational requirements of the Exchange Act, we will make such filings to the extent that the Securities and Exchange Commission accepts such filings. We will make these filings regardless of whether we have a class of securities registered under the Exchange Act. Furthermore, we will provide you within 15 days after such filings with annual reports containing the information required to be contained in Form 10-K, and quarterly reports containing the information required to be contained in Form 10-Q promulgated by the Exchange Act. From time to time, we will also provide such other information as is required to be contained in Form 8-K promulgated by the Exchange Act. If the Securities and Exchange Commission does not accept our filing of such information, or if the filing of such information is prohibited by the Exchange Act, we will then provide promptly upon written request, at our cost, copies of such reports to you.

                                  RISK FACTORS

    IN ADDITION TO THE INFORMATION CONTAINED IN THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN EVALUATING WHETHER OR NOT YOU SHOULD PARTICIPATE IN THE EXCHANGE OFFER. CERTAIN CAPITALIZED TERMS ARE DEFINED IN "CERTAIN TERMS."

WE HAVE A SIGNIFICANT AMOUNT OF INDEBTEDNESS WHICH MAY LIMIT OUR ABILITY TO MEET
  OUR DEBT SERVICE AND DIVIDEND OBLIGATIONS, TO BORROW ADDITIONAL MONEYS AND TO SURVIVE A DOWNTURN IN OUR BUSINESS.

    At March 31, 1999, we had approximately $1,123.6 million of consolidated indebtedness, all of which would rank senior to the Preferred Stock, $388.2 million aggregate liquidation preference of Senior Preferred Stock, a deficit in consolidated stockholders' equity of $204.6 million and $138.0 million of availability under our credit facilities. The terms of the Preferred Stock allow us to incur additional indebtedness in the future. At March 31, 1999, assuming that our acquisitions of California 4 and Sygnet, and the related financing were completed at that time, our earnings would have been insufficient to cover our fixed charges and preferred stock dividends by $75.3 million. See "Description of the Preferred Stock," "Description of the Exchange Debentures," "Description of Certain Indebtedness" and "Description of Capital Stock."

    Our level of indebtedness could have important consequences, including:

    - the debt service requirements could make it more difficult for us to pay cash dividends on the Preferred Stock or pay cash interest on the Exchange Debentures, if issued;

    - our ability to borrow additional money for working capital, capital expenditures, debt service or dividend payment requirements or other purposes is limited;

    - a substantial portion of our future cash flow from operations, if any, will be required to pay principal and interest payments on our indebtedness and will not be available for our business;

    - our flexibility in planning for, or reacting to changes in, our business and our ability to take advantage of future business opportunities may be restricted;

    - we may be more highly leveraged than certain of our competitors, which may place us at a competitive disadvantage; and

    - our high degree of leverage could make us more vulnerable in the event of a downturn in our business.

    We have designated our subsidiaries, Logix and Dobson Tower Company and each of their subsidiaries as unrestricted subsidiaries and they will not be subject to the covenants contained in the certificate of designation that governs the Preferred Stock. There is no limit under the certificate of designation governing the Preferred Stock on the amount of debt that Logix and Dobson Tower Company and each of their subsidiaries will be able to incur, or on their ability to create liens.

WE EXPECT TO REQUIRE SUBSTANTIAL AMOUNTS OF CAPITAL IN THE FUTURE.

    We have required, and will likely continue to require, substantial capital to further develop and expand our cellular systems. We have budgeted $45 to $50 million for capital expenditures in 1999, approximately $32 million of which is for the purchase of cell site and switching equipment. These amounts include expenditures related to the Texas 10, Ohio 2 and Maryland 1 systems that we will acquire. We have not budgeted any amounts to be expended in 1999 with respect to the buildout of our PCS systems. We may require additional financing for future acquisitions and for buildout requirements related to our PCS licenses.

    Sources of additional capital for us may include public and private equity and debt financings, including vendor financing. The extent of additional financing that we will require will depend on the success of our operations. We may not be able to obtain any additional financing on terms acceptable to us and within the limitations contained in the certificate of designation for the Preferred Stock and the Senior Preferred Stock, the indenture relating to our 11 3/4% senior notes, the certificates of designation for each of our other series of preferred stock, the terms of our credit facilities, our other indebtedness or any future financing arrangements. See "Description of the Preferred Stock," "Description of the Exchange Debentures," "Description of Certain Indebtedness" and "Description of Capital Stock."

WE MAY BE UNABLE TO MEET OUR DEBT SERVICE REQUIREMENTS AND DIVIDEND OBLIGATIONS.

    We have experienced and will experience a substantial increase in total indebtedness and in debt service and dividend requirements, and we and our subsidiaries are, and will continue to be, subject to significant financial restrictions and limitations. To be able to meet debt service and dividend requirements, including obligations under our 11 3/4% senior notes, our Senior Preferred Stock, the Preferred Stock, our Dobson/Sygnet 12 1/4% senior notes and our credit facilities, we must successfully implement our business strategy of increasing market penetration, integrating the operations of acquired systems and further developing our cellular systems. We cannot assure you that we will successfully implement our strategy or that we will be able to generate sufficient cash flow from operating activities to meet debt service and dividend obligations, as well as other cash requirements, including for working capital and capital expenditures.

    If we are unable to satisfy any of the covenants under our credit facilities, including financial covenants, we will be unable to borrow under these facilities during that time. Our inability to access such financing could result in the delay or abandonment of some or all of our plans, which could limit our ability to meet debt service and dividend obligations and could have a material adverse effect on our business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." The instruments governing certain of our indebtedness, including our credit facilities, contain provisions making it an event of default if we or certain of our subsidiaries fail to pay or perform certain obligations under other indebtedness. See "--Restrictions imposed in our governing instruments may adversely affect our operations." Our ability to borrow under our credit facilities will be limited by the requirement that, on a quarterly basis beginning June 30, 2000, the amount available under our credit facilities will reduce until the facilities terminate in June 2006, and beginning December 2000, the amount available under Dobson/Sygnet's credit facilities will reduce until the facilities terminate in December 2007. The reduction in availability may require us to make significant principal payments thereunder. See "Description of Certain Indebtedness."

WE WILL NEED TO REFINANCE OUR INDEBTEDNESS AT MATURITY OR WE WILL NEED TO SELL
  ASSETS TO MEET OUR FINANCIAL OBLIGATIONS.

    We will need to refinance our indebtedness under our credit facilities, our 11 3/4% senior notes and Dobson/Sygnet's 12 1/4% senior notes at their respective maturities. We will also need to refinance our mandatory redemption obligations under the Preferred Stock, our Senior Preferred Stock and our other preferred stock. In addition, in the event implementation of our strategy to develop and expand our systems is delayed or we do not generate sufficient cash flow to meet our debt service requirements or obligations with respect to our preferred stock, we may need to seek additional financing. Our ability and that of our subsidiaries to do so will depend on, among other things, our financial condition at the time, the restrictions in the instruments governing our indebtedness and other factors, including market conditions, beyond our control.

    Two of our credit facilities mature in 2006 and the Dobson/Sygnet credit facilities mature in 2007. These credit facilities require substantial mandatory prepayments prior to such dates. Our outstanding 11 3/4% senior notes ($160.0 million principal amount) mature April 15, 2007; and the Dobson/Sygnet 12 1/4% senior notes ($200.0 million principal amount) mature December 15, 2008. We must redeem our Senior Preferred Stock and on January 15, 2008 at a redemption price of 100% of their liquidation preference plus unpaid dividends. We must redeem the Preferred Stock on May 1, 2009 at a redemption price of 100% of its liquidation preference plus unpaid dividends. See "--We may be unable to pay cash dividends on the Preferred Stock or interest on the Exchange Debentures." We must redeem outstanding shares of our Class D Preferred Stock and Class E Preferred Stock at a redemption price of 100% of their liquidation preference (an aggregate of $85.0 million) plus accrued and unpaid dividends upon vote of the holders of a majority of the outstanding shares of each class, after December 31, 2013, or upon our completion of an initial public offering of our common stock.

    The following table reflects our mandatory redemption obligations with respect to our outstanding shares of preferred stock of all classes, assuming that:

    - no shares are redeemed or converted prior to the mandatory redemption date,

    - we are required to redeem at the earliest time provided for mandatory redemption, and

    - all dividends payable in kind are so paid:

                                                                                  REDEMPTION
CLASS OF PREFERRED STOCK                                   REDEMPTION DATE        AMOUNT(1)
------------------------------------------------------  ----------------------  --------------
Preferred Stock.......................................             May 1, 2009  $  322,280,000
Senior Preferred Stock................................        January 15, 2008     428,715,000
Class D and E Preferred Stock.........................       December 23, 2010      85,000,000
                                                                                --------------
  Total...............................................                          $  835,995,000
                                                                                --------------
                                                                                --------------

------------------------

(1) Plus accrued and unpaid dividends.

    See "Description of the Preferred Stock," "Description of the Exchange Debentures," and "Description of Capital Stock."

    Our failure to refinance any of our indebtedness or our preferred stock redemption obligations may cause a default thereunder and under other of our obligations and those of our subsidiaries. If we cannot obtain such financing or refinancing, we could be forced to dispose of assets in order to make up for any shortfall. At March 31, 1999, approximately 81.8% of our total assets consisted of intangible assets, principally licenses granted by the FCC. The value of our intangible assets will depend upon a variety of factors, including the success of our cellular business and the wireless telecommunications industry in general. In addition, transfers of interests in such licenses are subject to FCC approval. As a result, we cannot assure you that our assets could be sold quickly enough, or for sufficient amounts, to enable us to meet our obligations, including our obligations with respect to our Senior Preferred Stock and the Preferred Stock.

THE PREFERRED STOCK AND EXCHANGE DEBENTURES RANK JUNIOR IN RIGHT OF PAYMENT TO
  ALL OUR INDEBTEDNESS.

    The Preferred Stock ranks junior to all of our present and future indebtedness and other liabilities, equally with our Senior Preferred Stock, and senior to all classes of our common stock and all classes of our other preferred stock. In the event of our bankruptcy, liquidation or reorganization, our assets will be available to pay obligations on the Preferred Stock only after all of our outstanding indebtedness and other liabilities have been paid in full, and there may not be sufficient assets remaining to pay amounts payable on the Senior Preferred Stock and the Preferred Stock. The Preferred Stock also effectively ranks junior in right of payment to all liabilities, including indebtedness, of our subsidiaries. At March 31, 1999, we had approximately $1,247.8 million of consolidated indebtedness and other liabilities, excluding deferred credits for income taxes, outstanding ranking senior to the Preferred Stock, and our subsidiaries had $1,087.8 million of liabilities, excluding deferred credits for income taxes. See "Description of the Preferred Stock--Ranking."

    If we issue Exchange Debentures in exchange for the Preferred Stock, the Exchange Debentures will rank junior to all of our Senior Indebtedness, as such term is defined under "Description of the Exchange

Debentures," including indebtedness under our 11 3/4% senior notes and our credit facilities. Our Exchange Debentures will also rank effectively junior to all liabilities, including indebtedness, of our subsidiaries. In the event of our bankruptcy, liquidation or reorganization, we will be able to pay obligations on the Exchange Debentures only after all of our outstanding senior indebtedness has been paid in full, and there may not be sufficient assets remaining to pay amounts payable on the Exchange Debentures.

    The Preferred Stock permits us to issue as dividends additional shares of preferred stock which rank equally with the Preferred Stock. The Exchange Debentures permit us to issue as interest additional exchange debentures which rank equally with the Exchange Debentures. The terms of the Preferred Stock and the Exchange Debenture also permit us and our subsidiaries to incur additional indebtedness and issue additional preferred stock, subject to certain limitations. Such additional indebtedness may rank senior to, equally with or junior to the Exchange Debentures, while additional indebtedness of our subsidiaries will effectively rank senior to the Exchange Debentures. Such additional preferred stock may rank senior (subject to a majority vote of the Preferred Stock), equally or junior to the Preferred Stock, and will vote as separate classes in most circumstances relating to the issuance of future senior preferred stock.

WE ARE A HOLDING COMPANY AND DEPEND ON DISTRIBUTIONS FROM OUR SUBSIDIARIES TO
  MEET OUR OBLIGATIONS INCLUDING DIVIDENDS ON THE PREFERRED STOCK. THE PREFERRED STOCK IS EFFECTIVELY SUBORDINATED TO OUTSTANDING OBLIGATIONS OF OUR SUBSIDIARIES.

    We are a holding company with no direct operations and no significant assets other than the stock of our subsidiaries. We depend on the cash flows of our subsidiaries to meet our obligations, including our obligations to pay interest and principal on our 11 3/4% senior notes, and dividends on the Preferred Stock and our Senior Preferred Stock. The ability of our subsidiaries to distribute funds to us are and will be restricted by the terms of existing and future indebtedness including our credit facilities. See "Description of Certain Indebtedness--The Credit Facilities."

    Our subsidiaries are separate legal entities that have no obligation to pay any amounts due with respect to the Preferred Stock and, if issued, the Exchange Debentures or to make any funds available to us. As a result, if any of our subsidiaries liquidate their assets, our right to any of the proceeds and the consequent right of the holders of the Preferred Stock and, if issued, the Exchange Debentures to participate in the distribution or realize proceeds from those assets will be effectively subordinated to the claims of the creditors of such subsidiary, including trade creditors and holders of indebtedness of such subsidiary, including the Dobson/Sygnet 12 1/4% senior notes and our credit facilities. Unless a bankruptcy court were to subordinate our claim, we will not be subordinated to such creditors if we are a creditor of such subsidiary, although our claims would still be effectively subordinated to any security interest in the assets of such subsidiary senior to any security interest held by us.

WE MAY BE UNABLE TO PAY CASH DIVIDENDS ON THE PREFERRED STOCK OR INTEREST ON THE
  EXCHANGE DEBENTURES.

    We must begin paying cash dividends on the Preferred Stock on January 15, 2003. Under the indenture governing our 11 3/4% senior notes, we may pay cash dividends and make other distributions on or in respect of our capital stock, including our Senior Preferred Stock and the Preferred Stock, only if certain financial tests are met. In addition, the terms of the Dobson/Sygnet senior notes, our other indebtedness and our credit facilities limit the amount of cash available for dividends, loans and cash distributions to us from our subsidiaries. Currently, the restrictions contained in the indenture governing our 11 3/4% senior notes and in our credit facilities would prohibit us from paying cash dividends and would also prohibit us from issuing Exchange Debentures in exchange for Preferred Stock. We cannot assure you that our existing or future financing arrangements will permit us to pay cash dividends on the Preferred Stock beginning May 1, 2004. In the event that any of our financing agreements limit our ability to pay cash dividends on the Preferred Stock when required, we will need to obtain waivers of the limitation or refinance amounts outstanding under such agreements to make such dividend payments. We cannot assure you that we would be able to obtain waivers or refinance amounts outstanding under such agreements. Our failure to pay cash dividends on the Preferred Stock could result in a Voting Rights Triggering Event as defined under "Description of the Preferred Stock".

RESTRICTIONS IMPOSED IN OUR GOVERNING INSTRUMENTS MAY ADVERSELY AFFECT OUR
  OPERATIONS.

    The instruments governing our indebtedness and that of our subsidiaries, the certificates of designation with respect to our Senior Preferred Stock, the Preferred Stock and our other preferred stock, and the terms of our credit facilities and the 12 1/4% Dobson/Sygnet senior notes impose significant operating and financial restrictions on us and on our subsidiaries. Such restrictions significantly restrict, among other things, our ability and that of our subsidiaries to incur additional indebtedness, pay dividends, repay indebtedness prior to stated maturities, sell assets, make investments, engage in transactions with stockholders and affiliates, issue capital stock, create liens or engage in mergers or acquisitions. In addition, the credit facilities require us to maintain certain financial ratios. These restrictions could also limit our ability and that of our subsidiaries to obtain future financings, make needed capital expenditures, withstand a future downturn in our business or the economy in general, or otherwise conduct necessary corporate activities. Our failure or that of our subsidiaries to comply with these restrictions could lead to a default under the terms of such indebtedness even though we are able to meet debt service and dividend obligations. In the event of a default, the holders of such indebtedness could elect to declare all such indebtedness to be due and payable and the holders of Preferred Stock could obtain representation on our board of directors. We cannot assure you that we and our subsidiaries would be able to make such payments or borrow sufficient funds from alternative sources to make any such payment. Even if we could obtain additional financing, we cannot assure you that we could obtain financing on terms that are acceptable to us. In addition, indebtedness under each of the credit facilities is secured by liens on assets. The pledge of our assets to existing lenders could impair our ability to obtain favorable financing. See "Description of Certain Indebtedness" and "Description of Capital Stock."

WE MAY BE UNABLE TO REPURCHASE OUR PREFERRED STOCK OR EXCHANGE DEBENTURES UPON A
  CHANGE OF CONTROL.

    We must offer to purchase the Preferred Stock or Exchange Debentures upon the occurrence of a change of control at a purchase price equal to 101% of their liquidation preference plus accrued and unpaid dividends or the principal amount plus accrued and unpaid interest, as the case may be. See "Description of the Preferred Stock--Change of Control" and "Description of the Exchange Debentures--Change of Control."

    The terms of our credit facilities, the indentures governing our 11 3/4% senior notes and the Dobson/ Sygnet senior notes limit our ability to prepay the Preferred Stock or the Exchange Debentures, including required prepayments following a change of control. Prior to commencing an offer to purchase, we would be required to:

    - repay in full all indebtedness, including indebtedness under our credit facilities and the indenture governing our 11 3/4% senior notes and the Dobson/Sygnet senior notes that would prohibit the repurchase of the Preferred Stock or the Exchange Debentures, as the case may be, or

    - obtain any consents required to permit the repurchase.

    If we are unable to repay all of such indebtedness or are unable to obtain the necessary consents, then we will be unable to offer to purchase the Preferred Stock or the Exchange Debentures, resulting in a Voting Rights Triggering Event under the Preferred Stock or an event of default under the indenture governing the Exchange Debentures, if issued. We cannot assure you that we will have enough funds available at the time of any change of control offer to repurchase the Preferred Stock or the Exchange Debentures, as described above.

    The events that constitute a change of control under the certificates of designation for our Preferred Stock may also be events of default under the credit facilities or our other indebtedness and that of our subsidiaries. Such events may permit the lenders under such debt to declare the debt due and payable and, if the debt is not paid, to require that we or our subsidiaries sell assets that secure such debt in order to repay the lenders. In any such case, our ability to raise cash to repurchase the Preferred Stock or the Exchange Debentures, as the case may be, would be limited and would reduce the practical benefit of the offer to purchase provisions to the holders of the Preferred Stock or the Exchange Debentures. See "Description of Certain Indebtedness."

THE SYSTEMS WE ACQUIRE MAY BE UNSUCCESSFUL AND MAY STRAIN OUR MANAGEMENT AND
  FINANCIAL RESOURCES.

    We are subject to risks that cellular systems that we acquire will not perform as expected and that the returns from such systems will not support the indebtedness we incur or equity we issue to acquire, or the capital expenditures needed to develop, the systems. In addition, expansion of our operations may place a significant strain on our management, financial and other resources. Our ability to manage future growth will depend upon our ability to monitor operations, control costs, maintain effective quality controls and significantly expand our internal management, technical and accounting systems, all of which will result in higher operating expenses. Any failure to expand these areas and to implement and improve such systems, procedures and controls efficiently at a pace consistent with the growth of our business could have a material adverse effect on our business, financial condition and results of operations. In addition, the integration of acquired systems with existing operations will require us to incur considerable expenses in advance of anticipated revenues and may cause substantial fluctuations in our operating results. This will involve, among other things, integration of switching, transmission, technical, sales, marketing, billing, accounting, quality control, management, personnel, payroll, regulatory compliance and other systems and operating hardware and software, some of which may be incompatible with our existing systems. In addition, telecommunications providers generally experience higher customer and employee turnover rates during and after an acquisition. We cannot assure you that we will be able to successfully integrate the systems acquired or any other businesses we may acquire.

    We recently closed into escrow for our acquisitions of the FCC licenses for Ohio 2 RSA and Texas 10 RSA. The purchase price of each of these acquisitions is being held in escrow pending resolution of claims made against each seller's title to the FCC license. We cannot assure you that these claims will be resolved in favor of the respective sellers. If the claims are ultimately resolved in a manner adverse to either seller, we could lose our license for the affected RSA, although we would receive back our purchase price held in escrow. However, if this occurred, we would need to either dispose of any improvements we had made, redeploy them in another system to be operated by us or abandon the assets. We could incur costs and expenses in connection with such disposal, redeployment or abandonment. In addition, we would lose the benefit of owning these properties and the future cash flows from the properties. Depending upon how much we had invested in the affected RSA, how much of that investment could sell or salvage and the potential future benefit therefrom, a loss of either of these licenses could have an adverse effect on our operations and the loss of revenues from either such system could have an adverse effect on our financial condition.

WE MAY NEED TO BUILDOUT PCS LICENSED AREAS.

    In April 1997, we obtained PCS licenses for nine markets as part of the FCC "F" Block auction. Our right to hold and use each license depends on the buildout of the PCS system to cover at least 25% of the population covered by the license by April 2002. See "Business--Cellular Operations." We have estimated that the capital expenditures relating to such a buildout would range from $10.0 million to $30.0 million. The actual amount of the expenditures, however, will depend in part on the PCS technology we select, the extent of our buildout, costs at the time of buildout and the extent we, at our expense, must relocate existing incumbent microwave licensees or compensate other PCS licensees for their relocation costs. We will need additional financing for the buildout of our PCS system. We cannot assure you that we will be able to obtain such financing or, if such financing is available, that we can obtain it on terms acceptable to us and within the limitations contained in the indenture governing our 11 3/4% senior notes, the credit facilities, the certificates of designation for the Preferred Stock, the Senior Preferred Stock and our other preferred stock. If our subsidiary which holds the PCS licenses fails to satisfy its installment financing obligations to the FCC, then the FCC may cancel our PCS licenses. In addition, we would forfeit our investment in such PCS licenses, and the FCC could sue the subsidiary for collection of any unpaid sums due to the FCC plus forfeiture penalties. As of March 31, 1999, we had paid $1.0 million for such PCS licenses and owed the FCC an additional $4.1 million. We cannot assure you that our PCS system will be profitable. The extent of potential demand for PCS in our markets cannot be estimated with any degree of certainty. We have no experience operating PCS systems. Sygnet holds no PCS licenses.

    When the FCC first licensed cellular systems in the United States, it specified the technical standards of systems operations to insure nationwide compatibility between all cellular carriers. In contrast, the FCC has not mandated the technology standard for PCS operations, leaving each licensee free to select among several competing technologies, some of which are not compatible with each other. We cannot assure you that the technical standards selected by us will be the most widely used, or technologically sound. Also, because handsets that use one PCS technology may not be operable on other systems, the ability to offer PCS roamer service will be affected. To the extent most competitors in the PCS industry select a competing technology that is not compatible to the system selected by us, our PCS business may be adversely affected. We have not yet finalized our plans with respect to the buildout of our PCS licensed systems, nor have we selected the digital technology to be used in such systems.

WE FACE INTENSE COMPETITION IN OUR BUSINESS AND MANY OF OUR COMPETITORS HAVE
  GREATER RESOURCES THAN DO WE.

    We face intense competition in many of the areas in which we operate. Currently, the FCC authorizes only two cellular licensees to operate in each license area. We compete in each of our markets with one other cellular licensee for subscribers based principally upon price, the services and enhancements offered, the technical quality of the cellular system, customer service, system coverage and capacity. We also compete, although to a lesser extent, with resellers, paging companies and landline telephone service providers. Many of our existing and potential competitors have greater financial, personnel, technical, marketing and other resources than do we.

    Our cellular operations may face increased competition from entities that use other communications technologies or other radio frequency spectrum such as broadband PCS licensees and enhanced specialized mobile radio licensees. We may face competition from other technologies developed in the future including, but not limited to, satellite systems and services provided over spectrum allocated to the Wireless Communications Services and General Wireless Communications Services. See "Business-- Competition."

OUR BUSINESS IS AFFECTED BY FREQUENT AND SIGNIFICANT TECHNOLOGICAL CHANGES WHICH
  MAY REQUIRE US TO SELECT NEW TECHNOLOGY BEFORE WE CAN ACCURATELY PREDICT ITS EFFECT ON OUR OPERATIONS.

    The telecommunications industry is subject to rapid and significant changes in technology, including advancements protected by intellectual property laws. Rapid and significant changes can be seen in

    - the increasing pace of digital upgrades in existing analog wireless systems,

    - evolving industry standards,

    - the availability of new radio frequency spectrum allocations for wireless services,

    - ongoing improvements in the capacity and quality of digital technology,

    - shorter development cycles for new products and enhancements,

    - developments in emerging wireless transmission technologies, and

    - changes in end-user requirements and preferences.

    We may be required to select in advance one technology over another. At the time we must make our investment, it will be impossible to accurately predict which technology may prove to be the most economic, efficient or capable of attracting customer usage. There is also uncertainty as to the extent of customer demand as well as the extent to which airtime and monthly access rates may continue to decline.

OUR BUSINESS DEPENDS ON A LIMITED NUMBER OF KEY PERSONNEL.

    We are managed by a small number of management and operating personnel. The loss of certain of these individuals could have a material adverse effect on us. We believe that our ability to manage our planned growth successfully will depend in large part on our continued ability to attract and retain highly skilled and qualified personnel. See "--The systems we acquire may be unsuccessful and may strain our management and financial resources" and "Management."

WE DEPEND ON THIRD-PARTY SERVICE MARKS TO MARKET OUR PRODUCTS AND SERVICES. THE
  LOSS OF THE RIGHT TO USE THE SERVICE MARKS COULD ADVERSELY AFFECT OUR
  BUSINESS.

    We use the registered service marks CELLULAR ONE-Registered Trademark- and AIRTOUCH-TM- CELLULAR-Registered Trademark- to promote the services we offer in certain of our license areas. We have contracts with Cellular One Group, the owner of the service mark, that govern our use of the CELLULAR
ONE-Registered Trademark- service mark. These contracts, which have five-year terms, begin to expire in 2001. We have the option to renew these contracts for two additional five-year terms. Our contract to use the AIRTOUCH-TM- CELLULAR service mark is for an initial term of 20 years with provisions to extend the term for successive five-year periods. See "Business--Service Marks." Under these agreements, we must meet specified operating and service quality standards for our systems. If these agreements are not renewed upon expiration or if we fail to meet the applicable operating or service quality standards, our ability both to attract new subscribers and retain existing subscribers could be impaired. In addition, AT&T Wireless, which had been the single largest user of the CELLULAR ONE-Registered Trademark- name, significantly reduced its use of the brand name as a primary service mark. If for any reason beyond our control, the names CELLULAR ONE-Registered Trademark- or AIRTOUCH-TM- CELLULAR were to suffer diminished marketing appeal, our ability both to attract new subscribers and retain existing subscribers could be materially impaired in the applicable markets.

OUR BUSINESS IS REGULATED AND THERE IS POTENTIAL FOR ADVERSE REGULATORY CHANGE.
  WE MAY BE UNABLE TO OBTAIN REGULATORY APPROVALS.

    The FCC regulates the licensing, construction, operation, acquisition and sale of our cellular systems, as well as the number of cellular and other wireless licensees permitted in each of our markets. Changes in the regulation of wireless activities and wireless carriers or the loss of any license or licensed area could have a material adverse effect on our operations. In addition, some aspects of the Telecommunications Act may place additional burdens upon us or subject us to increased competition and increase our costs of doing business.

    Moreover, all cellular and PCS licenses are subject to renewal upon expiration of each license's initial ten-year term. Grant of a cellular or PCS renewal application is based upon FCC rules establishing a presumption in favor of licensees that have complied with their regulatory obligations during the ten-year license period. We have already received license renewals for several of our cellular licenses and we are not aware of any circumstances that would prevent the grant of any future renewal applications; however, we cannot assure you that the FCC will grant any future renewal applications or that such applications will be free of challenge. See "Business--Regulation."

EQUIPMENT FAILURE AND NATURAL DISASTERS MAY ADVERSELY AFFECT OUR OPERATIONS.

    We carry business interruption, casualty and property insurance in amounts we believe adequate to cover the financial risks associated with any major equipment failure or natural disaster. However, a major equipment failure or a natural disaster affecting our central switching offices, our microwave links or certain of our cell sites could have a material adverse effect on our operations.

OUR RELIANCE ON ONE VENDOR FOR OUR CUSTOMER BILLING MAY ADVERSELY AFFECT THE
  TIMING OF OUR RECEIPT OF FUNDS.

    We rely primarily on one vendor to produce our customer billings. We are in the process of implementing a new version of billing software throughout our markets. If we are unable to implement this new software or if this or our present billing vendor for any reason were to encounter significant problems in the performance of its billing functions for us, our ability to generate billings to our customers would be materially impaired, until we could establish a new arrangement.

CONFLICTS OF INTEREST MAY EXIST WITH OUR CONTROLLING STOCKHOLDERS.

    Everett R. Dobson, our Chairman of the Board, President and Chief Executive Officer, and his affiliates beneficially own approximately 80% of the combined voting power of all classes of our outstanding voting stock on a fully diluted basis. Certain decisions concerning our operations or financial structure may present conflicts of interest between the holders of our voting stock and the holders of the Preferred Stock and, if issued, the Exchange Debentures. In addition, holders of voting stock may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risk to the holders of the Preferred Stock and, if issued, the Exchange Debentures.

THERE ARE CERTAIN FEDERAL INCOME TAX CONSEQUENCES WHICH WILL AFFECT HOLDERS OF
  PREFERRED STOCK AND EXCHANGE DEBENTURES.

    Because we may pay dividends on the Preferred Stock by distributing additional shares of Preferred Stock, compliance with U.S. federal withholding tax rules would be difficult with respect to investors who are not U.S. persons. Accordingly, we consider the Preferred Stock to be an inappropriate investment for any person who or which is not a U.S. person.

    Distributions of cash or, to the extent of their fair market value, distributions of additional shares of Preferred Stock will generally be treated as dividends, taxable as ordinary income to the extent of our current and accumulated earnings and profits, as determined under U.S. federal income tax principles. However, we presently do not have any current or accumulated earnings and profits as determined under U.S. federal income tax principles and it is unlikely to have current or accumulated earnings and profits in the foreseeable future. As a result, until such time as we have earnings and profits, distributions of cash or additional shares of Preferred Stock on the Preferred Stock will be treated as a nontaxable return of capital and will be applied against and reduce the adjusted tax basis, but not below zero, in the hands of each holder of the shares of Preferred Stock on which such distribution is made, thus increasing the amount of any gain or reducing the amount of any loss which would otherwise be realized by such holder upon the sale or other disposition of those shares of Preferred Stock. In the case of distributions of additional shares of Preferred Stock, however, such basis reduction largely should be offset from an overall standpoint by a corresponding amount of tax basis for a holder in the additional shares of Preferred Stock. A holder would recognize gain to the extent any distributions were to exceed our current or accumulated earnings and profits and the adjusted tax basis of the holder in the Preferred Stock.

    As we expect the redemption price of the Preferred Stock to exceed its issue price by more than a minimum amount, the difference or the "redemption premium" generally will be taxable as a constructive distribution of additional Preferred Stock to a holder over a certain period under a constant interest rate method similar to that described below for accruing original issue discount on the Exchange Debentures. However, to the extent we lack current or accumulated earnings and profits for a taxable year to which a constructive distribution relates

    - a holder should not recognize taxable income or gain as a result of the constructive distribution,

    - there should be no net effect on the holder's adjusted tax basis of the Preferred Stock as a result of the constructive distribution.

    To the extent we have current or accumulated earnings and profits for a taxable year to which a constructive distribution relates, the distribution will be taxable currently to the holder as a dividend even though the holder does not receive any actual distribution and will produce a corresponding increase in the adjusted tax basis of the Preferred Stock with respect to which the distribution is deemed to have been made. See "Federal Income Tax Considerations--Redemption Premium."

    Additional shares of Preferred Stock that we distribute as a dividend on our previously issued Preferred Stock will also have redemption premium if the redemption price of such Preferred Stock exceeds the fair market value of the additional shares of Preferred Stock when distributed by more than a minimum amount. Such redemption premium may differ from that attributable to the shares of Preferred Stock that we have previously issued. Therefore, any such additional shares of the Preferred Stock we distribute may not be fungible with the shares of the Preferred Stock previously issued.

    Further, if holders of Preferred Stock receive additional shares of Preferred Stock as a distribution on previously issued Preferred Stock, such holders would, to the extent we have earnings and profits for U.S. federal income tax purposes, be required to include currently in gross income for U.S. federal income tax purposes the fair market value of such additional shares, even though such holders have not received any cash with respect to such distribution.

    Upon a redemption of Preferred Stock in exchange for Exchange Debentures, the holder generally will have a capital gain or loss equal to the difference between the issue price of the Exchange Debentures received and the holder's adjusted tax basis in the Preferred Stock redeemed, except to the extent all or a portion of the Exchange Debentures received is treated as a dividend payment. Because we have the option until May 1, 2004 to pay interest on the Exchange Debentures by issuing additional Exchange Debentures, any Exchange Debentures issued prior to that date will be treated as issued with original issue discount, or "OID" for U.S. federal income tax purposes, unless under special rules for interest holidays the amount of OID is treated as minimum. If the Exchange Debenture has OID in excess of the minimum amount, holders would have to accrue all such OID into income over the entire term of the Exchange Debentures, but would not treat the receipt of stated interest on the Exchange Debentures as interest for U.S. federal income tax purposes. The Exchange Debentures may also be subject to the rules for "applicable high yield discount obligations," in which case our deduction for OID on the Exchange Debentures will be substantially deferred, and a portion of such deduction may be disallowed.

    For a discussion of these and other relevant tax issues, see "Federal Income Tax Considerations."

POTENTIAL FAILURE OF COMPUTER SYSTEMS TO BECOME YEAR 2000 COMPLIANT MAY
  ADVERSELY AFFECT OUR OPERATIONS.

    The Year 2000 issue exists because many computer systems and applications, including those embedded in equipment and facilities, use two digit rather than four digit date fields to designate an applicable year. As a result, the systems and applications may not properly recognize the year 2000 or process data that includes it, potentially causing data miscalculations, inaccuracies, operational malfunctions or failures.

    In April 1998, we established a multi-disciplined team to perform a Year 2000 impact analysis. The team consists of representatives from each of our lines of business, as well as representatives from key corporate departments, and is headed by a full-time Year 2000 compliance manager. The team created a Year 2000 assessment methodology which brought a structured approach to the assessment and management reporting process, as well as disaster recovery approach.

    To date, we have completed an inventory of our automated systems and services and an impact analysis that identified significant risk areas by line of business, specific compliance requirements and costs and estimated completion dates for affected systems. We have been in contact with all of the vendors of products and services that we believe are critical to our operations. The representation from our vendors pertaining to Year 2000 compliance has come in writing directly to us, in contracts, and by accessing Year

2000 information available at their Web sites. While all of the vendors have provided some type of assurance that their products will be Year 2000 compliant, not all have provided us expressly with a "Year 2000 Compliance Statement" and/or a "Year 2000 Warranty." If our automated systems and those of our vendors are not year 2000 compliant, we could experience interruptions in services provided by and to us, which could materially reduce our operating cash flow. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for further discussion of the Year 2000 issue and the potential impact on our business.

THERE IS NO PUBLIC MARKET FOR THE PREFERRED STOCK AND THE OLD SHARES HAVE
  RESTRICTIONS ON TRANSFERABILITY.

    There has not been an established trading market for the Preferred Stock. The initial purchaser has informed us that it does not currently intend to make a market in the Preferred Stock. Accordingly, we cannot assure you as to the development or liquidity of any market for the Preferred Stock. If a market for the Preferred Stock were to develop, the Preferred Stock could trade for less than the initial offering price, depending upon many factors, including prevailing interest rates, our operating results and the markets for similar securities, and such market may cease to continue at any time.

    Your old shares were not registered under the Securities Act or any state securities laws and may not be offered or sold, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws, or pursuant to an effective registration statement. We have registered the new shares under the Securities Act and are obligated to use our best efforts to complete an exchange offer for the old shares or register resales of the old shares under the Securities Act, but we cannot assure you that a trading market for the Preferred Stock will be liquid or will develop at all.

THERE MAY BE ADVERSE CONSEQUENCES OF A FAILURE TO EXCHANGE.

    Untendered outstanding old shares that are not exchanged for new shares pursuant to the exchange offer will remain restricted securities. Outstanding old shares will continue to be subject to the following restrictions on transfer:

    - outstanding old shares may be resold only if registered pursuant to the Securities Act, if an exemption from registration is available thereunder, or if neither such registration nor such exemption is required by law,

    - outstanding old shares shall bear a legend restricting transfer in the absence of registration or an exemption therefrom and

    - a holder of outstanding old shares who desires to sell or otherwise dispose of all or any part of its outstanding old shares under an exemption from registration under the Securities Act, if requested by us, must deliver to us an opinion of independent counsel experienced in Securities Act matters, reasonably satisfactory in form and substance to us, that such exemption is available.

FORWARD-LOOKING STATEMENTS

    The statements, other than statements of historical facts included in this prospectus, including the description of our plans, our strategies, planned capital expenditures, Year 2000 preparedness, acquisitions and related financing, and anticipated cost savings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can generally identify forward-looking statements generally by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate" or "believe." We believe that the expectations reflected in such forward-looking statements are accurate. However, our actual future performance will differ materially from such statements. These plans involve a number of risks and uncertainties. Important factors that could cause actual capital expenditures, acquisitions activity, or our performance to differ materially from its plans include, without limitation:

    - our ability to satisfy the financial covenants of our existing and future debt instruments and to raise additional capital;

    - our ability to integrate acquired systems with our existing operations and to successfully market our services and products to existing and new customers;

    - our ability to install equipment and expand and upgrade our systems in a timely manner and to manage our rapid growth successfully;

    - our ability to compete effectively against competitors with greater financial, technical, marketing and other resources and respond effectively to changes in end-user requirements and preferences;

    - the inability of third party vendors to provide products and services which are Year 2000 compliant;

    - the development of other technologies and products that may gain more commercial acceptance than ours; and

    - adverse regulatory changes.

We cannot assure you that anticipated future results will be achieved. Actual events or results may differ materially as a result of risks to which we are or may be subject. We caution you not to place undue reliance on these forward-looking statements which speak only as of the date hereof. We do not intend to update or revise these forward-looking statements to reflect events or circumstances after the date hereof including, without limitation, changes in our business strategy or planned capital expenditures, or to reflect the occurrence of unanticipated events.

                                USE OF PROCEEDS

    This exchange offer is intended to satisfy our obligations under our Registration Rights Agreement dated as of May 5, 1999 with Lehman Brothers Inc., as the initial purchaser of the old shares. We will not receive any cash proceeds from the issuance of the new shares. We will only receive old shares equal in number to the number of new shares that we issue in the exchange offer.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

    We initially issued an aggregate of 170,000 old shares on May 5, 1999 to Lehman Brothers Inc. (the "Initial Purchaser") in reliance on Section 4(2) of the Securities Act. The Initial Purchaser subsequently offered and sold a portion of the old shares only to "qualified institutional buyers" as defined in and in compliance with Rule 144A.

    In connection with the sale of the old shares, we entered into a registration rights agreement, which requires us

    - to cause the old shares to be registered under the Securities Act, or

    - to file with the Securities and Exchange Commission ("SEC") a registration statement under the Securities Act with respect to an issue of new shares identical in all material respects to the Old Shares, and

    - use our best efforts to cause such registration statement to become effective under the Securities Act and

    - upon the effectiveness of that registration statement, to offer to the holders of the old shares the opportunity to exchange their old shares for a like principal amount of new shares, which will be issued without a restrictive legend and which may be reoffered and resold by the holder without restrictions or limitations under the Securities Act.

    We have filed a copy of the registration rights agreement as an exhibit to the registration statement of which this prospectus is a part. We are making the exchange offer to satisfy our obligations under the registration rights agreement. The term "holder" with respect to the exchange offer means any person in whose name old shares are registered on our books or any other person who has obtained a properly completed stock power from the registered holder, or any person whose old shares are held of record by The Depository Trust Company ("DTC") who desires to deliver such old shares by book-entry transfer at DTC.

    We have not requested, and do not intend to request, an interpretation by the staff of the SEC with respect to whether the new shares issued in the exchange offer in exchange for the old shares may be offered for sale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe the new shares issued in exchange for old shares may be offered for resale, resold and otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act provided that:

    - you are not a broker-dealer,

    - you are not our "affiliate" within the meaning of Rule 405 under the Securities Act

    - you acquire the new shares in the ordinary course of your business and that you have no arrangement or understanding with any person to participate in the distribution of the new shares.

    Any holder who tenders in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of the new shares or who is our affiliate may not rely upon such interpretations by the staff of the SEC and, in the absence of an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. Any holder to comply with such requirements may incur liabilities under the Securities Act for which the holder is not indemnified by us. Each broker-dealer (other than an affiliate of ours) that receives new shares for its own account in the exchange offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of new shares. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. We have agreed that, for a period of 180 days after the exchange date, we will make the prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

    We are not making the exchange offer to, nor will we accept surrenders for exchange from, holders of old shares in any jurisdiction in which this exchange offer or its acceptance would not comply with the securities or blue sky laws.

    By tendering in the exchange offer, you will represent to us that, among other things:

    - you are acquiring the new shares in the exchange offer in the ordinary course of your business, whether or not you are a holder,

    - you do not have an arrangement or understanding with any person to participate in the distribution of the new shares,

    - you are not a broker-dealer, or you are a broker-dealer but will not receive new shares for your own account in exchange for old shares, neither you nor any other person is engaged in or intends to participate in the distribution of the new shares, and

    - you are not our "affiliate" within the meaning of Rule 405 under the Securities Act or, if you are our "affiliate," you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

    Following the completion of the exchange offer, no shares of Preferred Stock will be entitled to the contingent increase in dividend rate applicable to the old shares. Nor will holders of Preferred Stock have any further registration rights, and the old shares will continue to be subject to certain restrictions on transfer. See "--Consequences of failure to exchange." Accordingly, the liquidity of the market for the old shares could be adversely affected. See "Risk Factors--There may be adverse consequences of a failure to exchange."

    Participation in the exchange offer is voluntary and you should carefully consider whether to accept. We urge you to consult your financial and tax advisors in making your own decisions on whether to participate in the exchange offer.

TERMS OF THE EXCHANGE OFFER

    GENERAL. Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any and all old shares validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. We will issue one new share in exchange for each old share accepted in the exchange offer. You may tender some or all of your old shares in the exchange offer.

    The form and terms of the new shares will be identical in all material respects to the form and terms of the old shares except that the new shares will be registered under the Securities Act and, therefore, certificates representing new shares will not bear legends restricting their transfer. The new shares will be treated as a single class with any old shares that remain outstanding. We are not conditioning the exchange offer upon any minimum number of old shares being tendered for exchange.

    As of June 15, 1999, 170,000 old shares were outstanding.

    You do not have any appraisal or dissenters' rights under the Oklahoma General Corporation Act or the certificate of designation in connection with the exchange offer. We are sending this prospectus, together with the letter of transmittal, to all registered holders of old shares. We have not fixed any record date for determining record holders of old shares entitled to participate in the exchange offer. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Exchange Act, and the rules and regulations of the SEC. Old shares which are not tendered for exchange in the exchange offer will remain outstanding and dividends will continue to accrue, but such old shares will not be entitled to any rights or benefits under the registration rights agreement.

    We will be deemed to have accepted validly tendered old shares when, as and if we have given oral or written notice to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new shares from us. If we do not accept any tendered old shares for exchange because of an invalid tender or the occurrence of certain other events identified in this prospectus, we will return the certificates for the unaccepted old shares, without expense, to the tendering holder as promptly as practicable after the expiration date.

    You will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes if you tender old shares in the exchange offer. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. See "--Fees and expenses."

    EXPIRATION DATE; EXTENSIONS; AMENDMENTS.  The exchange offer expires at 5:00
p.m., New York City time, on       , 1999, unless we, in our sole discretion,
extend the exchange offer, in which case the expiration date will be the latest date and time to which the exchange offer is extended. Although we do not intend to extend the exchange offer at this time, we reserve the right to extend the exchange offer at any time by giving oral or written notice to the exchange agent and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service. During any extension of the exchange offer, all old shares previously tendered pursuant to the exchange offer and not withdrawn will remain subject to the exchange offer. The date of the exchange of the new shares for old shares will be as soon as practicable following the expiration date.

    We reserve the right, in our sole discretion,

    - to delay accepting any old shares, to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under "--Conditions of the exchange offer" have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent, or

    - to amend the terms of the exchange offer in any manner.

    We will, as promptly as practicable, notify you orally or in writing if there is any delay in acceptance, extension, termination or amendment. If we amend the exchange offer in any manner determined by us to constitute a material change, we will promptly disclose the amendment by means of a prospectus supplement that we will distribute to you. We will also extend the exchange offer for a period of time, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during that period.

    In all cases we will issue new shares for old shares accepted for exchange in the exchange offer only after the exchange agent timely receives a properly completed and duly executed letter of transmittal and all other required documents. We reserve the right to waive any conditions of the exchange offer or defects or irregularities in the tender of old shares. If any tendered old shares are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old shares are submitted for a greater number of shares than the holder desires to exchange, such unaccepted or non-exchanged old shares or substitute old shares evidencing the unaccepted portion, as appropriate, will be returned without expense to the tendering holder, unless otherwise provided in the letter of transmittal, as promptly as practicable after the expiration or termination of the exchange offer.

    DIVIDENDS ON THE NEW SHARES. You will not receive accrued dividends on old shares that are accepted for exchange at the time of exchange. However, we will pay accrued but unpaid dividends on exchanged old shares, rounded to the nearest whole share, in new shares on the first dividend payment date following consummation of the exchange offer.

    PROCEDURES FOR TENDERING OLD SHARES. Your tender of old shares through one of the procedures set forth below will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. In order to tender old shares, you must

    - properly complete and sign a letter of transmittal or a facsimile thereof and deliver the same, together with any corresponding certificate or certificates representing the old shares being tendered and any required signature guarantees, to the exchange agent at its address set forth in the letter of transmittal on or prior to the expiration date,

    - comply with the procedure for book-entry transfer described below, or

    - comply with the guaranteed delivery procedures described below.

    You do not need to have our signature guaranteed if the tendered old shares are registered in the name of the signer of the letter of transmittal and the new shares to be issued in exchange are to be issued and any untendered old shares are to be reissued in the name of the registered holder, including any participant in DTC (also referred to as a book-entry facility) whose name appears on a security listing as the owner of old shares. In any other case you must be endorse the tendered old shares or accompany them with written instruments of transfer in form satisfactory to us and duly executed by the registered holder. In addition, the signature on the endorsement or instrument of transfer must be guaranteed by an eligible guarantor institution which is a member of one of the following recognized signature guarantee programs:

    - The Securities Transfer Agents Medallion Program (STAMP),

    - The New York Stock Exchange Medallion Signature Program (MSF), or

    - The Stock Exchange Medallion Program (SEMP).

    If the new shares or old shares not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the old shares, the signature in the letter of transmittal must be guaranteed by an eligible institution.

    YOU MUST ELECT, AND ACCEPT THE RISK OF, THE METHOD OF DELIVERY OF OLD SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT. IF SUCH DELIVERY IS BY MAIL, WE RECOMMEND THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. DO NOT SEND ANY LETTER OF TRANSMITTAL OR OLD SHARES TO US. YOU MAY REQUEST YOUR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR YOU.

    We understand that the exchange agent has confirmed with DTC that any financial institution that is a participant in DTC's system may utilize DTC's Automated Tender Offer Program ("ATOP") to tender old shares. We further understand that the exchange agent will request, within two business days after the date the exchange offer commences, that DTC establish an account with respect to the old shares for the purpose of facilitating the exchange offer, and any participant may make book-entry delivery of old shares by causing DTC to transfer such old shares into the exchange agent's account in accordance with DTC's ATOP procedures for transfer. However, the exchange of the old shares so tendered will only be made after timely confirmation (a "Book-Entry Confirmation") of such book-entry transfer and timely receipt by the exchange agent of an agent's message, and any other documents required by the letter of transmittal. The term "agent's message" means a message, transmitted by DTC and received by the exchange agent and forming part of Book-Entry Confirmation, which states that:

    - DTC has received an express acknowledgment from a participant tendering old shares which are the subject of such Book-Entry Confirmation,

    - the participant has received and agrees to be bound by the terms of the letter of transmittal, and

    - we may enforce such agreement against such participant.

    A tender will be deemed to have been received as of the date when

    - the tendering holder's properly completed and duly signed letter of transmittal accompanied by the old shares or a confirmation of book-entry transfer of such old shares into the exchange agent's account at DTC, is received by the exchange agent, or

    - a notice of guaranteed delivery or letter, telegram or facsimile transmission to similar effect from an eligible institution is received by the exchange agent.

    Issuances of new shares in exchange for old shares tendered pursuant to a notice of guaranteed delivery or letter, telegram or facsimile transmission to similar effect by an eligible institution will be made only against submission of a duly signed letter of transmittal and any other required documents and deposit of the tendered old shares.

    We will determine all questions as to the validity, form, eligibility including time of receipt, and acceptance for exchange of any tender of old shares in our reasonable judgment. Our determination will be final and binding. We reserve the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the exchange offer or any defect or irregularity in the tender of any old shares. Neither we, the exchange agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Any old shares received by the exchange agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived, or if old shares are submitted in principal amount greater than the principal amount of old shares being tendered by such tendering holder, such unaccepted or non-exchanged old shares will be returned by the exchange agent to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

    In addition, we reserve the right in our sole discretion

    - to purchase or make offers for any old shares that remain outstanding subsequent to the expiration date, and

    - to the extent permitted by applicable law, to purchase old shares in the open market, in privately negotiated transactions or otherwise.

    The terms of any such purchases or offers will differ from the terms of the exchange offer.

    GUARANTEED DELIVERY PROCEDURES. If you desire to accept the exchange offer and time will not permit a letter of transmittal or old shares to reach the exchange agent before the expiration date or the procedure for book-entry transfer cannot be completed on a timely basis, you may effect a tender if the exchange agent has received at its office, on or prior to the expiration date, a letter, telegram or facsimile transmission from an eligible institution

    - setting forth the name and address of the tendering holder,

    - setting forth the name(s) in which the old shares are registered and the certificate number(s) of the old shares to be tendered,

    - stating that the tender is being made thereby, and

    - guaranteeing that, within three New York Stock Exchange trading days after the date of execution of such letter, telegram or facsimile transmission by the eligible institution, such old shares, in proper form for transfer or a confirmation of book-entry transfer of such old shares into the exchange agent's account at DTC, will be delivered by such eligible institution together with a properly completed and duly executed letter of transmittal and any other required documents.

    Unless old shares being tendered by the above-described method are deposited with the exchange agent within the time period set forth above, accompanied or preceded by a properly competed letter of transmittal and any other required documents, we may, at our option, reject the tender. Copies of a notice of guaranteed delivery which may be used by eligible institutions for the purposes described in this paragraph are available from the exchange agent.

    TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL. The letter of transmittal contains, among other things, the following terms and conditions, which are part of the exchange offer.

    The party tendering old shares for exchange (the "transferor") exchanges, assigns and transfers the old shares to us and irrevocably constitutes and appoints the exchange agent as the transferor's agent and attorney-in-fact to cause the old shares to be assigned, transferred and exchanged. The transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the old shares and to acquire new shares issuable upon the exchange of such tendered old shares, and that, when the same are accepted for exchange, we will acquire good and unencumbered title to the tendered old shares, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by us to be necessary or desirable to complete the exchange, assignment and transfer of tendered old shares or to transfer ownership of such old shares on the account books maintained by DTC. All authority conferred by the transferor will survive the death, bankruptcy or incapacity of the transferor and every obligation of the transferor shall be binding upon the heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives of such Transferor.

    By executing a letter of transmittal, each holder will make to us the representations set forth above under the heading "--Purpose and Effect of the Exchange Offer."

    WITHDRAWAL OF TENDERS OF OLD SHARES. Except as otherwise provided herein, tenders of old shares may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

    To withdraw a tender of old shares in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth herein prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must

    - specify the name of the person having deposited the old shares to be withdrawn (the "depositor"),

    - identify the old shares to be withdrawn, including the certificate number or numbers and principal amount of such old shares,

    - contain a statement that the holder is withdrawing its election to have such old shares exchanged,

    - be signed by the holder in the same manner as the original signature on the letter of transmittal by which such old shares were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the Transfer Agent with respect to the old shares register the transfer of such old shares in the name of the person withdrawing the tender, and

    - specify the name in which any such old shares are to be registered, if different from that of the depositor.

    If old shares have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility. All questions as to the validity, form and eligibility, including time of receipt, of such notices will be determined by us, and our determination shall be final and binding on all parties. Any old shares so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no new shares will be issued with respect thereto unless the old shares so withdrawn are validly retendered. Any old shares which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old shares may be retendered by following one of the procedures described above under "--Procedures for tendering old shares" at any time prior to the Expiration Date.

CONDITIONS OF THE EXCHANGE OFFER

    Notwithstanding any other term of the exchange offer, or any extension of the exchange offer, we are not required to accept for exchange, or exchange new shares for, any old shares, and may terminate the exchange offer as provided herein before the acceptance of such old shares, if:

    - any statute, rule or regulation shall have been enacted, or any action shall have been taken by any court or governmental authority which, in our reasonable judgment, would prohibit, restrict or otherwise render illegal consummation of the exchange offer; or

    - any change, or any development involving a prospective change, in our business or financial affairs or any of our subsidiaries has occurred which, in our sole judgment, might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us; or

    - there shall occur a change in the current interpretations by the staff of the SEC which, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer.

    If we determine in our reasonable judgment that any of the above conditions are not satisfied, we may

    - refuse to accept any old shares and return all tendered old shares to the tendering holders,

    - extend the exchange offer and retain all old shares tendered prior to the expiration date, subject, however, to the right of holders to withdraw such old shares, or

    - waive such unsatisfied conditions with respect to the exchange offer and accept all validly tendered old shares which have not been withdrawn.

    If such waiver constitutes a material change to the exchange offer, we will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders, and we will extend the exchange offer for a period of time, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during such period.

EXCHANGE AGENT

    We have appointed United States Trust Company of New York as exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

          By mail:             By overnight courier:          By hand:
United States Trust Company    United States Trust Company    United States Trust Company
  of New York                  of New York                    of New York
P. O. Box 844                  Corporate Trust Operations     111 Broadway
Cooper Station                 Department                     Lower Level
New York, NY 10276-0844        770 Broadway - 13th Floor      New York, NY 10006
Attn: Corporate Trust          New York, NY 10003             Attn: Corporate Trust
Services                                                      Services
(registered or certified mail
recommended)

                                       By facsimile:
                                      (212) 420-6152
                             (For eligible institutions only)
                                   Confirm by Telephone:
                                      (800) 548-6565

FEES AND EXPENSES

    We will bear all fees and the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telecopy, telephone or in person by our officers and regular employees and those of affiliates. No additional compensation will be paid to any such officers and employees who engage in soliciting tenders.

    We have not retained any dealer-manager or other soliciting agent in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptance of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, the letter of transmittal and related documents to the beneficial owners of the old shares and in handling or forwarding tenders for exchange.

    The cash expenses to be incurred in connection with the exchange offer will be paid by us and are estimated in the aggregate to be approximately $100,000. These expenses include fees and expenses of the exchange agent and transfer agent and registrar, accounting and legal fees and printing costs, among others.

    We will pay all transfer taxes, if any, applicable to the exchange of the old shares for new shares in the exchange offer. If, however, new shares, or old shares for principal amounts not tendered or accepted for exchange, are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the old shares tendered or if a transfer tax is imposed for any reason other than the exchange of the old shares pursuant to the exchange offer, then the amount of any such transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

CONSEQUENCES OF FAILURE TO EXCHANGE

    The old shares that are not exchanged for new shares in the exchange offer will remain restricted securities within the meaning of Rule 144 of the Securities Act. Accordingly, such old shares may be resold only

    - to us or any of our subsidiaries,

    - to a qualified institutional buyer in compliance with Rule 144A,

    - to an institutional accredited investor that, prior to such transfer, furnishes to the Trustee a signed letter containing certain representations and agreements relating to the restrictions on transfer of the old shares and, if such transfer is in respect of an aggregate principal amount of old shares at the time of transfer of less than $100,000, an opinion of counsel acceptable to us that such transfer is in compliance with the Securities Act,

    - outside the United States in compliance with Rule 904 under the Securities Act,

    - pursuant to the exemption from registration provided by Rule 144 under the Securities Act, if available, or

    - pursuant to an effective registration statement under the Securities Act.

    The liquidity of the old shares could be adversely affected by the exchange offer. Following the consummation of the exchange offer, holders of the Preferred Stock will have no further registration rights under the registration rights agreement and will not be entitled to the contingent increase in the dividend rate applicable to the old shares.

    FIRPTA TREATMENT

    At present, we believe that we are not a U.S. real property holding company within the meaning of Section 897(c)(2) of the Code, and that we do not expect to become a U.S. real property holding company in the forseeable future. No assurance can be given, however, that the IRS will not reach a different conclusion or that our expectation for the future will not change. If we are found to be a U.S. real property holding company, then a non-United States holder of Preferred Stock may be subject to U.S. federal income tax in respect of gain realized on the sale or other disposition of the Preferred Stock, including an exchange for Exchange Debentures or a redemption, as if the gain represented income effectively connected with a U.S. trade or business. A non-United States holder will not be subject to such tax, however, if the Preferred Stock is regularly traded on an established securities market at the time of a sale or other disposition, and the holder has not owned more than 5% of the Preferred Stock at any time during the five-year period, or shorter holding period for the Preferred Stock, ending on the sale or disposition date.

    INFORMATION REPORTING AND BACKUP WITHHOLDING

    In general, information reporting requirements will apply to certain payments of dividends, interest, OID and premium and to the proceeds of sales of Exchange Debentures and Preferred Stock made to non-United States holders, other than certain exempt recipients (such as corporations). In addition, a backup withholding tax of 31% may apply to such payments unless the non-United States holder provides appropriate certification of foreign status. Prospective non-United States holders should consult their own tax advisors regarding the application of the new Treasury regulations to an investment in the Preferred Stock and Exchange Debentures.

    THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES THAT WOULD RESULT FROM YOUR PURCHASE, OWNERSHIP AND DISPOSITION OF THE PREFERRED STOCK AND THE EXCHANGE DEBENTURES, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

                                  THE COMPANY

                        Our organization is as follows:

                            [LOGO]

    Our principal executive offices are located at Suite 200, 13439 North Broadway Extension, Oklahoma City, Oklahoma 73114, telephone (405) 391-8500.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

    The following table sets forth certain of our historical consolidated financial data as of and for each of the five years ended December 31, 1998 and as of and for each of the three month periods ended March 31, 1998 and 1999. Our consolidated financial data as of and for each of the years in the period 1994 to 1998 have been derived from our consolidated financial statements which have been audited by Arthur Andersen LLP. We derived our selected financial data as of and for the three months ended March 31, 1998 and 1999 from our unaudited consolidated financial statements which, in the opinion of our management, have been prepared on the same basis as our audited consolidated financial statements and include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of our results of operations and financial position for such periods and as of such dates. Our operating results for the three months ended March 31, 1999 are not necessarily indicative of results that may be expected for the full year. Acquisitions we made during 1996, 1997 and 1998 materially affect the comparability of data from one period to another. You should read the data in conjunction with "Pro Forma Condensed Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the related notes included elsewhere in this prospectus.

    The historical data we present for each of the years ended December 31, 1996, 1997 and 1998 and as of and for the three months ended March 31, 1998 and 1999 include the operations of acquisitions we made, as applicable during those years, from the date of each acquisition.

    Our earnings were insufficient to cover combined fixed charges and preferred stock dividends by $2.3 million for the year ended December 31, 1996, by $21.6 million for the year ended December 31, 1997 and by $85.8 million for the year ended December 31, 1998, by $17.2 million for the three months ended March 31, 1998 and by $75.3 million for the three months ended March 31, 1999. We define "earnings" as earnings before extraordinary items and accounting changes, interest expense, amortization of deferred financing costs, taxes and the portion of rent expense under operating leases representative of interest. Fixed charges consist of interest expense, amortization of deferred financing costs and a portion of rent expense under operating leases representative of interest.

    We determine cellular penetration by dividing our total ending cellular subscribers for the period by the estimated total population covered by applicable FCC cellular licenses or authorizations that we hold.

    The average monthly revenue per cellular subscriber excluded roaming revenue and equipment revenue.

                       DOBSON COMMUNICATIONS CORPORATION

                                                                                                   THREE MONTHS ENDED
                                                               YEAR ENDED DECEMBER 31,                 MARCH 31,
                                                    ---------------------------------------------  ------------------
                                                     1994     1995     1996      1997      1998      1998      1999
                                                    -------  -------  -------  --------  --------  --------  --------
                                                       ($ IN THOUSANDS, EXCEPT PER SHARE AND PER SUBSCRIBER DATA)
STATEMENT OF OPERATIONS DATA:
  Revenue:
    Service revenue...............................  $10,922  $13,949  $17,593  $ 38,410  $ 69,402  $ 12,483  $ 37,061
    Roaming revenue...............................    3,231    4,370    7,852    26,262    66,479     9,523    28,097
    Equipment sales...............................    1,016      671      662     1,455     4,130       668     2,845
    Other revenue.................................      206      693      832       587        24         9       435
                                                    -------  -------  -------  --------  --------  --------  --------
    Total revenue.................................   15,375   19,683   26,939    66,714   140,035    22,683    68,438
                                                    -------  -------  -------  --------  --------  --------  --------
  Operating expenses:
    Cost of service...............................    2,991    4,654    6,119    16,431    33,267     5,180    11,549
    Cost of equipment.............................    1,502    2,013    2,571     4,046     8,360     1,171     5,817
    Marketing and selling.........................    3,098    3,103    4,462    10,669    22,393     4,052    10,210
    General and administrative....................    3,193    3,035    3,902    11,555    26,051     4,172    12,813
    Depreciation and amortization.................    1,885    2,529    5,241    16,798    47,110     6,717    35,727
                                                    -------  -------  -------  --------  --------  --------  --------
    Total operating expenses......................   12,669   15,334   22,295    59,499   137,181    21,292    76,116
                                                    -------  -------  -------  --------  --------  --------  --------
  Operating income................................    2,706    4,349    4,644     7,215     2,854     1,391    (7,678)
  Interest expense................................   (1,195)  (1,854)  (4,284)  (27,640)  (38,979)   (8,767)  (28,360)
  Other income (expense), net.....................      106     (210)  (1,503)    2,777     3,858     1,956     1,609
  Minority interests in income of subsidiaries....   (1,105)  (1,334)    (675)   (1,693)   (2,487)     (632)     (556)
  Income tax (provision) benefit..................     (168)    (347)     593     3,625    11,469       364    13,294
                                                    -------  -------  -------  --------  --------  --------  --------
  (Loss) income from continuing operations before
    extraordinary items and cumulative effect of
    change in accounting principle................      344      604   (1,225)  (15,716)  (23,285)   (5,688)  (21,691)
  Income (loss) from discontinued operations, net
    of income taxes...............................     (110)     500      331       332   (27,110)   (2,240)  (12,054)
  Extraordinary items, net of income taxes........      228       --     (527)   (1,350)   (2,166)   (7,928)  (33,745)
                                                                                                     (3,118)       --
                                                    -------  -------  -------  --------  --------  --------  --------
  Net income (loss)...............................  $   462  $ 1,104  $(1,421) $(16,734) $(52,561)  (11,046)  (33,745)
  Dividends on preferred stock....................      (83)    (591)    (849)   (2,603)  (23,955)   (4,437)  (14,116)
                                                    -------  -------  -------  --------  --------  --------  --------
  Net income (loss) applicable to common
    stockholders..................................  $   379  $   513  $(2,270) $(19,337) $(76,516) $(15,483) $(47,861)
                                                    -------  -------  -------  --------  --------  --------  --------
                                                    -------  -------  -------  --------  --------  --------  --------
  Net income (loss) applicable to common
    stockholders per common share:
    Before discontinued operations, extraordinary
      expense and cumulative effect of change in
      accounting principle........................  $   .55  $   .02  $ (4.38) $ (38.72) $ (99.75) $ (21.40) $ (72.79)
    Discontinued operations.......................     (.23)    1.06      .70       .70    (57.25)    (4.73)   (24.50)
    Extraordinary income (expense)................      .48       --    (1.12)    (2.85)    (4.57)    (6.59)       --
                                                    -------  -------  -------  --------  --------  --------  --------
  Net income (loss) applicable to common
    stockholders per common share.................  $   .80  $  1.08  $ (4.80) $ (40.87) $(161.57)   (32.72)   (97.29)
                                                    -------  -------  -------  --------  --------  --------  --------
                                                    -------  -------  -------  --------  --------  --------  --------
  Cash dividends declared per common share........  $   .11  $  1.40  $  1.18  $  16.13        --        --        --
                                                    -------  -------  -------  --------  --------  --------  --------
                                                    -------  -------  -------  --------  --------  --------  --------
  Weighted average common shares outstanding......  473,152  473,152  473,152   473,152   473,564   473,152   491,954
                                                    -------  -------  -------  --------  --------  --------  --------
                                                    -------  -------  -------  --------  --------  --------  --------
OTHER FINANCIAL DATA:
  Ratio of earnings to combined fixed charges and
    preferred
    stock dividends...............................     1.25x    1.35x      --        --        --        --        --
  Capital expenditures, excluding cost of
    acquisitions..................................  $ 5,267  $ 3,925  $17,438  $ 23,216  $ 55,289  $  1,532  $  7,327
OTHER DATA:
  Cellular subscribers (at period end)............   21,481   26,614   33,955   100,093   352,005   110,283   381,486
  Cellular penetration (at period end)............      6.5%     8.0%     5.8%      6.1%      6.8%      5.5%      6.6%
  Cellular churn..................................      0.9%     1.5%     1.8%      1.9%      2.0%      1.5%      1.8%
  Average monthly revenue per cellular
    subscriber....................................  $    50  $    50  $    48  $     41  $     40  $     39  $     34
  Cellular sites (at period end)..................       36       46       67       135       414       188       420

                                                                         DECEMBER 31,                       MARCH 31,
                                                     -----------------------------------------------------  ---------
                                                       1994       1995       1996       1997       1998       1999
                                                     ---------  ---------  ---------  ---------  ---------  ---------
                                                                             ($ IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents........................  $     607  $     732  $     981  $   2,752  $  22,324  $   1,819
  Restricted cash and investments..................         --         --         --     26,777     75,580     78,263
  Net fixed assets.................................     11,590     11,414     26,794     52,374    173,054    167,879
  Total assets.....................................     33,111     37,711     95,376    359,645  1,703,427  1,666,366
  Total debt.......................................     20,661     24,319     75,750    335,570  1,121,556  1,123,556
  Mandatorily redeemable preferred stock...........         --      5,913     10,000     11,623    381,320    248,217
  Stockholders' equity (deficit)...................         28     (6,971)    (9,802)   (36,673)  (156,783)  (204,644)

                PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

    The accompanying unaudited pro forma condensed consolidated statements of our operations for the three months ended March 31, 1999 give effect to the following transactions as if they occurred on January 1, 1998:

    - our acquisition of California 4 and the related incurrence of $90.9 million of bank debt

    - our acquisition of Sygnet

    - the issuance of $50.0 million of our 12 1/4% Senior Exchangeable Preferred Stock

    - issuance of $115.0 million of preferred stock ranking junior to our 12 1/4% Senior Exchangeable Preferred Stock

    - our $145.0 million equity contribution to Dobson/Sygnet

    - the incurrence of $407.0 million of bank debt by a subsidiary of Dobson/Sygnet

    - the sale by Dobson/Sygnet of $200.0 million of 12 1/4% senior notes, and purchase of $67.7 million of U.S. government securities

    - repayment of all indebtedness outstanding under Sygnet's bank facility

    - repurchase of all of Sygnet's outstanding 11 1/2% senior notes

    - our repurchase of certain shares of our outstanding common and preferred stock

    - the $25.0 million purchase of towers by Dobson Tower Company from Sygnet, and the related financing and leaseback of those towers to Sygnet

    - issuance of $170.0 million of Preferred Stock

    - our redemption of our Class F Preferred Stock

    - our redemption of our Class G Preferred Stock and

    - repayment of $100.0 million of our bank debt.

    We provide the following unaudited pro forma condensed consolidated financial statements and the related notes for informational purposes only. The accompanying data do not purport to be indicative of the results that we would have actually obtained had we completed these other transactions on the dates indicated or that we may expect to occur in the future. You should read the unaudited pro forma condensed consolidated financial statements and notes in conjunction with "Selected Consolidated Financial and Other Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business--Markets and Systems" and the historical financial statements and the related notes that we include elsewhere in this prospectus.

                       DOBSON COMMUNICATIONS CORPORATION
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                                                                      THREE MONTHS ENDED MARCH 31, 1999
                                                                   ---------------------------------------
                                                                       DOBSON
                                                                   COMMUNICATIONS    PRO FORMA
                                                                    CORPORATION     ADJUSTMENTS    TOTALS
                                                                   --------------   -----------   --------
                                                                    ($ IN THOUSANDS, EXCEPT PER SHARE AND
                                                                            PER SUBSCRIBER DATA)
OPERATING REVENUE:
  Service revenue................................................     $ 37,061       $     --     $ 37,061
  Roaming revenue................................................       28,097             --       28,097
  Equipment sales................................................        2,845             --        2,845
  Other..........................................................          435             --          435
                                                                   --------------   -----------   --------
  Total operating revenue........................................       68,438             --       68,438
                                                                   --------------   -----------   --------
OPERATING EXPENSES:
  Cost of services...............................................       11,549             --       11,549
  Cost of equipment..............................................        5,817             --        5,817
  Marketing and selling..........................................       10,210             --       10,210
  General and administrative.....................................       12,813             --       12,813
  Depreciation and amortization..................................       35,727             --       35,727
                                                                   --------------   -----------   --------
  Total operating expenses.......................................       76,116             --       76,116
                                                                   --------------   -----------   --------
Operating income (loss)..........................................       (7,678)            --       (7,678)
  Interest expense...............................................      (28,360)         2,000(1)   (26,360)
  Other income (expense), net....................................        1,609             --        1,609
                                                                   --------------   -----------   --------
(Loss) income before minority interests and income taxes.........      (34,429)         2,000      (32,429)
Minority interests in income of subsidiaries.....................         (556)            --         (556)
                                                                   --------------   -----------   --------
(Loss) income before income taxes................................      (34,985)         2,000      (32,985)
Income tax benefit...............................................       13,294           (760)      12,534
                                                                   --------------   -----------   --------
(Loss) income from continuing operations.........................      (21,691)         1,240      (20,451)
Dividends on preferred stock.....................................      (14,116)        (4,232)(2)  (18,348)
                                                                   --------------   -----------   --------
Net loss from continuing operations applicable to common
  stockholders...................................................      (35,807)                    (38,799)
                                                                   --------------                 --------
Weighted average shares outstanding..............................      491,954                     491,954
                                                                   --------------                 --------
Net loss from continuing operations applicable to common
  stockholders per share.........................................       (72.79)                     (78.87)
                                                                   --------------                 --------

    See accompanying notes to the unaudited pro forma consolidated condensed financial statements.

                        NOTES TO THE UNAUDITED PRO FORMA
                      CONSOLIDATED STATEMENT OF OPERATIONS
                       THREE MONTHS ENDED MARCH 31, 1999

(1) This reflects the elimination of interest expense associated with the $100.0 million of borrowings under the DCOC credit facility that we repaid with part of the proceeds from our offering of $170.0 million of 13% senior exchangeable preferred stock in May 1999.

(2) This reflects $6.4 million for dividends on the 13% senior exchangeable preferred stock, including the amortization of the issuance costs and the elimination of $2.2 million of dividends of the Class F and Class G Preferred Stock that we redeemed in May 1999.

                       DOBSON COMMUNICATIONS CORPORATION
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                                                                                        YEAR ENDED DECEMBER 31, 1998
                                                                                 -------------------------------------------
                                                                                     DOBSON
                                                                                 COMMUNICATIONS
                                                                                   CORPORATION    CALIFORNIA 4(1)   SYGNET
                                                                                 ---------------  ---------------  ---------
                                                                                  ($ IN THOUSANDS, EXCEPT PER SHARE AND PER
                                                                                              SUBSCRIBER DATA)
OPERATING REVENUE:
  Service revenue..............................................................     $  69,402        $   2,399     $  64,786
  Roaming revenue..............................................................        66,479            2,336        28,035
  Equipment sales..............................................................         4,130              273         5,794
  Other........................................................................            24               75         1,653
                                                                                 ---------------        ------     ---------
  Total operating revenue......................................................       140,035            5,083       100,268
                                                                                 ---------------        ------     ---------
OPERATING EXPENSES:
  Cost of services.............................................................        33,267            1,451         9,433
  Cost of equipment............................................................         8,360              433        10,444
  Marketing and selling........................................................        22,393              235        12,327
  General and administrative...................................................        26,051              978        19,796
  Merger related costs.........................................................            --               --         1,884
  Depreciation and amortization................................................        47,110              593        27,498
                                                                                 ---------------        ------     ---------
  Total operating expenses.....................................................       137,181            3,690        81,382
                                                                                 ---------------        ------     ---------
Operating income (loss)........................................................         2,854            1,393        18,886
  Interest expense.............................................................       (38,979)            (240)      (27,895)
  Merger related costs.........................................................            --               --        (5,206)
  Other income (expense), net..................................................         3,858               98          (319)
                                                                                 ---------------        ------     ---------
(Loss) income before minority interests and income taxes.......................       (32,267)           1,251       (14,534)
Minority interests in income of subsidiaries...................................        (2,487)              --            --
                                                                                 ---------------        ------     ---------
(Loss) income before income taxes..............................................       (34,754)           1,251       (14,534)
Income tax benefit.............................................................        11,469               --            --
                                                                                 ---------------        ------     ---------
(Loss) income from continuing operations.......................................       (23,285)           1,251       (14,534)
Dividends on preferred stock...................................................       (23,955)
                                                                                 ---------------
Net loss from continuing operations applicable to common stockholders..........     $ (47,240)
                                                                                 ---------------
                                                                                 ---------------
Weighted average shares outstanding............................................       473,564
                                                                                 ---------------
Net loss from continuing operations applicable to common stockholders per
  share........................................................................     $  (99.75)
                                                                                 ---------------
                                                                                 ---------------


                                                                                  PRO FORMA
                                                                                 ADJUSTMENTS    TOTALS
                                                                                 -----------  ----------

OPERATING REVENUE:
  Service revenue..............................................................   $      --   $  136,587
  Roaming revenue..............................................................          --       96,850
  Equipment sales..............................................................          --       10,197
  Other........................................................................          --        1,752
                                                                                 -----------  ----------
  Total operating revenue......................................................          --      245,386
                                                                                 -----------  ----------
OPERATING EXPENSES:
  Cost of services.............................................................         832(2)     44,983
  Cost of equipment............................................................          --       19,237
  Marketing and selling........................................................       2,603(2)     37,558
  General and administrative...................................................      (3,435)(2)     43,390
  Merger related costs.........................................................      (1,884)(3)         --
  Depreciation and amortization................................................      45,841(4)    121,042
                                                                                 -----------  ----------
  Total operating expenses.....................................................      43,957      266,210
                                                                                 -----------  ----------
Operating income (loss)........................................................     (43,957)     (20,824)
  Interest expense.............................................................     (28,249)(5)    (95,363)
  Merger related costs.........................................................       5,206(3)         --
  Other income (expense), net..................................................          --        3,637
                                                                                 -----------  ----------
(Loss) income before minority interests and income taxes.......................     (67,000)    (112,550)
Minority interests in income of subsidiaries...................................          --       (2,487)
                                                                                 -----------  ----------
(Loss) income before income taxes..............................................     (67,000)    (115,037)
Income tax benefit.............................................................      32,245(6)     43,714
                                                                                 -----------  ----------
(Loss) income from continuing operations.......................................     (34,755)     (71,323)
Dividends on preferred stock...................................................     (46,757)(7)    (70,712)
                                                                                 -----------  ----------
Net loss from continuing operations applicable to common stockholders..........               $ (142,035)
                                                                                              ----------
                                                                                              ----------
Weighted average shares outstanding............................................                  491,954
                                                                                              ----------
Net loss from continuing operations applicable to common stockholders per
  share........................................................................               $  (288.72)
                                                                                              ----------
                                                                                              ----------

    See accompanying notes to the unaudited pro forma consolidated condensed financial statements of operations.

                        NOTES TO THE UNAUDITED PRO FORMA
                      CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1998

(1) This reflects the results of operations for California 4 for the three month period in 1998 during which we did not own the property.

(2) This reclassifies certain operating expenses to conform with our historical presentation.

(3) This eliminates costs that Sygnet incurred related to the consummation of our acquisition of Sygnet.

(4) This reflects the additional depreciation and amortization resulting from the allocation of purchase price to property and equipment, cellular license acquisition costs and intangible assets. We depreciate property and equipment over two to ten years, cellular license acquisition costs over 15 years and intangible assets over five to ten years. The 15 year period we use for cellular license acquisition costs is based primarily on our internal analysis of the recovery period for our cellular investments, which indicates that we will recover such costs through operations over a period of not more than 15 years. Other factors that we consider include the competitive nature of the cellular industry, the rate of technological change and risk of obsolescence, and the specific terms and characteristics of the licenses. See "Risk Factors--Our business is subject to intense competition" and "--Our business is affected by frequent and significant technological changes."

(5) This reflects:

    - the $.7 million of interest expense relating to the $28.4 million of indebtedness that we incurred under our DCOC Credit Facility in connection with our acquisition of California 4 (assuming an interest rate of 9.0% per annum),

    - the elimination of $.3 million of interest expense associated with the indebtedness of California 4 which we did not assume,

    - the elimination of $27.9 million of interest expense associated with the Sygnet Notes and Sygnet's bank facility that we repaid as part of the Sygnet acquisition,

    - $24.0 million of interest expense relating to the $200.0 million of the Dobson/Sygnet Notes,

    - $33.4 million of interest expense relating to the borrowings under our Dobson/Sygnet Credit Facilities (assuming a weighted average rate of 8.38%),

    - $.1 million of interest expense relating to the unused principal amounts of our Dobson/Sygnet Credit Facilities (assuming a commitment fee of .5%),

    - $3.8 million of amortization of deferred financing costs relating to the estimated $38.7 million of debt issuance costs we incurred in connection with our offering of the Dobson/Sygnet Notes,

    - $1.2 million of amortization of deferred financing costs relating to the estimated $10.8 million of debt issuance costs we incurred in connection with our Dobson/Sygnet Credit Facilities,

    - $1.4 million of interest relating to the $17.5 million of borrowings under the Dobson Tower Credit Facility,

    - the elimination of $.3 million of interest related to the $25.0 million borrowed under our DOC Credit Facility to pay the initial deposit for our acquisition of Sygnet,

    - $1.0 million of interest expense related to the $15.0 million of borrowings under our existing credit facilities and

    - the elimination of $8.7 million of interest associated with the repayment of existing bank debt from the proceeds of this Offering (assuming a weighted average interest rate of 8.0%).

(6) This reflects an adjustment to income tax expense for the effects of our acquisitions of Sygnet and California 4, and the related financing, assuming a 38% effective tax rate. This also reflects dividends on the Senior Preferred Stock, including, the amortization of the issuance costs with respect thereto.

(7) This reflects dividends on our preferred stock, including the amortization of the issuance costs and discounts with respect thereto as follows:

    - $23.8 million for the Preferred Stock that we are offering,

    - $10.1 million for the Senior Preferred Stock that we sold in December
      1998,

    - $12.8 million for the Class D Preferred Stock that we sold in December
      1998,

    - $.9 million for the Senior Preferred Stock that we sold in January 1998 and

    - the elimination of $.9 million of dividends on the Class B and C Preferred Stock that we redeemed in December 1998.

    This does not reflect dividends on the preferred stock issued by Dobson
Tower.

                       DOBSON COMMUNICATIONS CORPORATION
            UNAUDITED PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET

                                                                                   MARCH 31, 1999
                                                                    ---------------------------------------------
                                                                                      PRO FORMA
                                                                       DOBSON        ADJUSTMENTS        TOTALS
                                                                    ------------  -----------------  ------------
                                                                                  ($ IN THOUSANDS)
ASSETS

Current assets, net of restricted investments.....................  $     48,361     $     8,900(2)  $     57,261
Restricted investments............................................        78,263              --           78,263
Property, plant and equipment.....................................       167,879              --          167,879
Receivables--affiliate............................................         7,722              --            7,722
Cellular license acquisition cost.................................     1,243,240              --        1,243,240
Deferred financing costs..........................................        65,916           6,100(1)        72,016
Other intangibles.................................................        53,294              --           53,294
Other assets......................................................         1,691              --            1,691
                                                                    ------------  -----------------  ------------
    Total assets..................................................  $  1,666,366     $    15,000     $  1,681,366
                                                                    ------------  -----------------  ------------
                                                                    ------------  -----------------  ------------

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities...............................................  $     97,261     $        --     $     97,261
Net liabilities of discontinued operations........................        19,087              --           19,087
Long-term debt, net of current portion............................     1,104,505        (100,000)(2)    1,004,505
Deferred credits..................................................       235,027              --          235,027
Minority interests................................................        26,913              --           26,913
Preferred stock(4)................................................       388,217         115,000(3)       503,217
Stockholders' Deficit.............................................      (204,644)             --         (204,644)
                                                                    ------------  -----------------  ------------
    Total liabilities and stockholders' deficit...................  $  1,666,366     $    15,000     $  1,681,366
                                                                    ------------  -----------------  ------------
                                                                    ------------  -----------------  ------------

------------------------

(1) To reflect an estimated $6.1 million of offering costs related to our offering.

(2) To reflect the repayment of existing debt and remaining cash from proceeds of our offering of our 13% senior exchangeable preferred stock due 2009.

(3) To reflect the issuance of our 13% senior exchangeable preferred stock due 2009 and the redemption of $30.0 million of Class F Prefered Stock and $25.0 million of Class G Preferred Stock.

(4) Includes all mandatorily redeemable preferred stock, including our 13% senior exchangeable preferred stock due 2009.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    We are a leading provider of rural cellular telephone services. Since we commenced providing cellular services in 1990 in Oklahoma and the Texas Panhandle, we have rapidly expanded our cellular operations with an acquisition strategy targeting underdeveloped rural and suburban areas that have a significant number of potential customers with substantial needs for cellular communications. At March 31, 1999, our cellular systems covered a population of
5.7 million in Arizona, California, Kansas, Maryland, Missouri, New York, Ohio, Oklahoma, Pennsylvania and Texas.

    You should read the following discussion and analysis of our historical financial condition and results of operation in conjunction with our consolidated financial statements and the related notes that appear elsewhere in this prospectus.

ACQUISITIONS

    We continually evaluate opportunities to acquire additional cellular systems. The following table sets forth the cellular markets and systems we have acquired since 1995 (ownership in parentheses if we own less than 100%):

                                                            PURCHASE PRICE
ACQUISITION                                                 ($ IN MILLIONS)         DATE
----------------------------------------------------------  ---------------  ------------------
Sygnet....................................................     $   337.5     December 1998
Texas 10..................................................          55.0     December 1998
Ohio 2....................................................          39.3     September 1998
California 7..............................................          21.0     July 1998
Santa Cruz (86.9%)........................................          31.2     June 1998
California 4..............................................          90.9     April 1998
Texas 16..................................................          56.6     January 1998
Arizona 5 (75%)...........................................          39.8     October 1997
East Maryland.............................................          75.8     March 1997
West Maryland.............................................          77.6     February 1997
Kansas/Missouri...........................................          30.0     March 1996

    On March 16, 1999 we purchased 13,611 cellular subscribers from the previous operator of Ohio 2. In conjunction with our acquisition of Texas 10, we are negotiating with AT&T Wireless for the purchase of subscribers in Texas 10.

REVENUE

    Our cellular revenues consist of service, roaming and equipment sales revenues. There has been an industry trend of declining average revenue per minute, as competition among service providers has led to reductions in rates for airtime and subscriptions and other charges. We believe that the impact of this trend will be mitigated by increases in the number of cellular telecommunications subscribers and the number of minutes of usage per subscriber. There has also been a broad trend in the cellular telecommunications industry of declining average revenue per subscriber. We believe that the downward trend results primarily from the the addition of new lower usage customers who utilize cellular services for personal convenience, security or as a backup for their traditional landline telephone.

    Roaming accounted for 29.1%, 39.4%, 47.5%, 42.0% and 41.1% of our cellular revenue for the years ended December 31, 1996, 1997 and 1998 and the three months ended March 31, 1998 and 1999, respectively. While the industry trend is to reduce roaming rates, we believe that our roaming rates are generally lower than rates offered by others in or near our system and that such lower roaming rates mitigate against this trend, however, we cannot assure you that such trend will not materially impact us in the future. Our roaming yield (roamer service revenue, which includes airtime, toll charges and surcharges, divided by roaming minutes of use) was $.70, $.72, $.61, $.67 and $.57 per minute (excludes Arizona 5 for which minutes of use were not available) for the years ended December 31, 1996, 1997 and 1998 and for the three months ended March 31, 1998 and 1999.

    Our overall cellular penetration rates increased in 1998 and 1997 compared to 1996 and for the three months ended March 31, 1999 compared to the same period in 1998 due to the incremental penetration gains in existing markets. We believe that as our cellular penetration rates increase, the increase in new subscriber revenue will exceed the loss of revenue attributable to the cellular churn rate.

    In recent years, we and other cellular providers have increased the use of discounts on phone equipment and free phone promotions as competition between service providers has intensified. As a result, we have incurred, and expect to continue to incur, losses on equipment sales, which have resulted in increased marketing and selling costs per gross additional subscriber. While we expect to continue these discounts and promotions, we believe that the use of such promotions will result in increased revenue from increases in the number of cellular subscribers.

COSTS AND EXPENSES

    Our primary operating expense categories include cost of service, cost of equipment, marketing and selling, general and administrative and depreciation and amortization.

    Our cost of service consists primarily of costs to operate and maintain our facilities utilized in providing service to customers and amounts paid to third-party cellular providers for providing service to our subscribers.

    Our cost of equipment represents the cost associated with telephone equipment and accessories sold to customers.

    Our marketing and selling costs include advertising, compensation paid to sales personnel and independent agents and all other costs to market and sell cellular products and services and costs related to customer retention. Commissions are paid to direct sales personnel for new business generated. Independent sales agents receive commissions for generating new sales and ongoing sales to existing customers.

    Our general and administrative costs include all infrastructure costs such as customer support, billing, collections, and corporate administration.

    The size and scope of our cellular operations increased substantially as as a result of acquisitions in 1996, 1997 and 1998, and increased further as a result of our acquisition of Sygnet. See "Pro Forma Condensed Consolidated Financial Data." Although our cash flow from operations has increased as a result of acquisitions made to date, the increased amortization and interest expense and dividends associated with our oustanding Senior Notes, additional bank borrowings and Senior Preferred Stock resulted in increased losses in 1997 and 1998. We expect these losses to increase as a result of the Dobson/ Sygnet Notes, our offering of the Preferred Stock and our Dobson/Sygnet Credit Facilities, and to continue until we expand our acquired systems and increase our subscriber base. Our recent acquisitions have affected the comparability of our historical results of operations for the periods discussed and these results may not be indicative of future performance.

DISCONTINUED OPERATIONS

    Through our wholly-owned subsidiary, Logix, we provide integrated local, long distance, data and other telecommunications services to small and medium-sized business customers throughout the Southwest United States.

    We have designated Logix an unrestricted subsidiary with the result that Logix is not subject to certain covenant and similar restrictions which apply to the rest of our operations. We intend to distribute the stock of Logix to certain of our shareholders in a tax-free spin-off. The timing of the spin-off is subject to receipt of a favorable tax ruling or favorable tax opinion acceptable to us and our shareholders and to the receipt of consents from the holders of our outstanding 11 3/4% senior notes. Holders of our Preferred Stock will not participate in our distribution of Logix stock. Logix is accounted for as a discontinued operation in our consolidated financial statements.

RESULTS OF OPERATIONS

    In the text below, financial statement numbers have been rounded; however, the percentage changes are based on the actual financial statements.

    THREE MONTHS ENDED MARCH 31, 1999 COMPARED TO THREE MONTHS ENDED MARCH 31,
     1998

    OPERATING REVENUE. For the three months ended March 31, 1999, total operating revenue increased $45.7 million, or 201.7%, to $68.4 million from $22.7 million for the comparable period in 1998. Total service, roaming and equipment revenue represented 54.2%, 41.1% and 4.2%, respectively, of total operating revenue during the three months ended March 31, 1999 and 55.0%, 42.0%, and 2.9%, respectively, of total operating revenue during the three months ended March 31, 1998.

    The following table sets forth the components of our operating revenue for the periods indicated:

                                                                              THREE MONTHS
                                                                                 ENDED
                                                                               MARCH 31,
                                                                          --------------------
                                                                            1998       1999
                                                                          ---------  ---------
                                                                            ($ IN THOUSANDS)
Operating revenue:
  Service revenue.......................................................  $  12,483  $  37,061
  Roaming revenue.......................................................      9,523     28,097
  Equipment sales.......................................................        668      2,845
  Other revenue.........................................................          9        435
                                                                          ---------  ---------
    Total...............................................................  $  22,683  $  68,438
                                                                          ---------  ---------
                                                                          ---------  ---------

    Service revenue increased $24.6 million, or 196.9%, to $37.1 million in the three months ended March 31, 1999 from $12.5 million in the same period of 1998. Of the increase, $22.4 million was attributable to acquisitions. The remaining $2.2 million was primarily attributable to increased penetration and usage in our Central and Eastern Regions. Our subscriber base increased 246.2% to 381,846 at March 31, 1999 from 110,283 at March 31, 1998. We added approximately 230,045 subscribers since March 31, 1998 as a result of acquisitions. Our average monthly service revenue per subscriber decreased 12.8% to $34 for the three months ended March 31, 1999 from $39 for the comparable period in 1998 due to the addition of new lower rate subscribers in our Northern Region and competitive market pressures.

    Roaming revenue increased $18.6 million, or 195.0%, to $28.1 million in the three months ended March 31, 1999 from $9.5 million for the comparable period of 1998. Of the increase, $13.9 million was attributable to acquisitions. The remaining $4.7 million was primarily attributable to increased roaming minutes in our Central and Eastern Regions due to expanded coverage areas and increased usage in these markets.

    Equipment sales of $2.8 million in the three months ended March 31, 1999 represented an increase of $2.1 million, or 325.7%, from $.7 million in the same period of 1998, as we sold more equipment during the three months ended March 31, 1999 as a result of growth in subscribers.

    COST OF SERVICE. For the three months ended March 31, 1999, the total cost of service increased $6.3 million, or 123.0% to $11.5 million from $5.2 million for the comparable period in 1998. Of the increase, $4.7 million was attributable to acquisitions. The remaining $1.6 million was primarily attributable to increased subscribers and minutes of use in our Central and Eastern Regions and expanded use of rerating agreements with providers adjacent to our markets. As a percentage of service and roaming revenue, cost of cellular service decreased to 17.7% for the three months ended March 31, 1999 from 23.5% for the same period in 1998. This decrease is primarily a result of a reduction in rates charged by third-party cellular providers for providing service to our subscribers.

    COST OF EQUIPMENT. For the three months ended March 31, 1999, cost of equipment increased $4.6 million, or 396.8% to $5.8 million during 1999 from $1.2 million in the same period of 1998, primarily from increases in the volume of equipment sold due to the growth in subscribers.

    MARKETING AND SELLING COSTS. Marketing and selling costs increased $6.1 million, or 152.0%, to $10.2 million for the three month period ended March 31, 1999 from $4.1 million in the comparable period of 1998. As a percentage of total operating revenue, marketing and selling costs decreased to 14.9% for the three months ended March 31, 1999 from 17.9% for the same period in 1998. The number of gross subscribers added in the first quarter of 1999 was 35,065. The number of gross subscribers added in the first quarter 1998 was 11,196.

    GENERAL AND ADMINISTRATIVE COSTS. General and administrative costs increased $8.6 million, or 207.1%, to $12.8 million for the three month period ended March 31, 1999 from $4.2 million for the same period in 1998. As a percentage of total operating revenue, general and administrative costs increased slightly to 18.7% for the three month period ended March 31, 1999 from 18.4% in the comparable period of 1998. The increase year over year is a result of increased infrastructure costs such as customer service, billing, collections and administrative costs as a result of our overall growth.

    DEPRECIATION AND AMORTIZATION EXPENSE. For the three months ended March 31, 1999, depreciation and amortization expense increased $29.0 million, or 431.8% to $35.7 million in the three months ended March 31, 1999 from $6.7 million in the same period of 1998. Depreciation and amortization of assets acquired in acquisitions accounted for substantially all of the increase in the first quarter 1999 compared to the same period in 1998.

    INTEREST EXPENSE. For the three months ended March 31, 1999, interest expense increased $20.0 million, or 228.9%, to $28.8 million in the three months ended March 31, 1999 from $8.8 million in the same period of 1998. The increase was primarily a result of increased borrowings in 1998 to finance our acquisitions.

    EXTRAORDINARY EXPENSE. During the first quarter 1998, we incurred an extraordinary pretax loss of approximately $3.3 million as a result of writing off previously capitalized financing costs associated with revolving credit facilities that were refinanced in March 1998.

    YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

    OPERATING REVENUE. For the year ended December 31, 1998, our total operating revenue increased $73.3 million, or 109.9%, to $140.0 million from $66.7 million for the comparable period in 1997. Total service, roaming and equipment revenue represented 49.6%, 47.5% and 2.9%, respectively, of our total operating revenue during the year ended December 31, 1998 and 57.6%, 39.4% and 2.2%, respectively, of our total operating revenue during the year ended December 31, 1997.

    The following table sets forth the components of our operating revenue for the periods indicated:

                                                                              YEAR ENDED
                                                                             DECEMBER 31,
                                                                        ----------------------
                                                                           1997        1998
                                                                        ----------  ----------
                                                                           ($ IN THOUSANDS)
Operating revenue:
  Service revenue.....................................................  $   38,410  $   69,402
  Roaming revenue.....................................................      26,263      66,479
  Equipment sales.....................................................       1,455       4,130
  Other revenue.......................................................         586          24
                                                                        ----------  ----------
    Total.............................................................  $   66,714  $  140,035
                                                                        ----------  ----------
                                                                        ----------  ----------

    Service revenue increased $31.0 million, or 80.7%, to $69.4 million in the year ended 1998 from $38.4 million in the same period of 1997. Of the increase, $15.8 million was attributable to acquisitions. The remaining $15.2 million was primarily attributable to increased penetration and usage in our Central and Eastern Regions. Our subscriber base increased 251.7% to 352,005 at December 31, 1998 from 100,093 at December 31, 1997. Approximately 220,626 subscribers were added since December 31, 1997 as a result of acquisitions. Our average monthly service revenue per subscriber decreased 2.5% to $40 for the year ended December 31, 1998 from $41 for the comparable period in 1997. This decrease resulted from the addition of new lower rate subscribers in the Eastern Region and competitive market pressures.

    Roaming revenue increased $40.2 million, or 153.1%, to $66.5 million in the year of 1998 from $26.3 million for the comparable period of 1997. Of the increase, $25.0 million was attributable to our acquisitions. The remaining $15.2 million was primarily attributable to increased roaming minutes in our Central and Eastern Regions due to expanded coverage areas and increased usage in these markets.

    Equipment sales of $4.1 million in the year of 1998 represented an increase of $2.7 million, or 183.8%, from $1.5 million in the same period of 1997, as we sold more equipment during the year of 1998 as a result of growth in subscribers.

    COST OF SERVICE. For the year ended December 31, 1998, our total cost of service increased $16.8 million, or 102.5%, to $33.3 million from $16.4 million for the comparable period in 1997. Of the increase, $9.0 million was attributable to acquisitions. The remaining $7.8 million was primarily attributable to increased subscribers and minutes of use in our Central and Eastern Regions and expanded use of rerating agreements with providers adjacent to our markets. As a percentage of service and roaming revenue, cost of cellular service remained constant at 24.5% in 1998 compared to 1997.

    COST OF EQUIPMENT. For the year ended December 31, 1998, our cost of equipment increased $4.3 million, or 106.6%, to $8.4 million during 1998 from $4.0 million in 1997, primarily from increases in the volume of equipment sold due to the growth in subscribers.

    MARKETING AND SELLING COSTS. Marketing and selling costs increased $11.7 million, or 109.9%, to $22.4 million in 1998 from $10.7 million in 1997. As a percentage of our total operating revenue, marketing and selling costs remained constant at 16.0% in 1998 and 1997. We added 66,665 gross subscribers in 1998 and 33,354 gross subscribers in 1997.

    GENERAL AND ADMINISTRATIVE COSTS. Our general and administrative costs increased $14.5 million, or 125.5%, to $26.1 million in 1998 from $11.6 million for the same period in 1997. As a percentage of our total operating revenue, general and administrative costs increased to 18.6% in 1998 from 17.3% in the comparable period of 1997. The increase year over year is a result of our increased infrastructure costs such as customer service, billing, collections and administrative costs as a result of overall growth. The increase as a percentage of total operating revenue resulted from inefficiencies created in our administrative areas impacted by the fourth quarter operational split of our wireless and wireline business segments. In addition, we experienced higher than expected levels of bad debt expenses in certain markets in the fourth quarter.

    DEPRECIATION AND AMORTIZATION EXPENSE. For the year ended December 31, 1998, our depreciation and amortization expense increased $30.3 million, or 180.5% to $47.1 million in 1998 from $16.8 million in 1997. Depreciation and amortization of assets acquired in acquisitions accounted for $21.1 million of the increase in 1998 compared to 1997. Our acquisition of Sygnet and California 4 will materially impact depreciation and amortization expense. When giving effect to our acquisition of Sygnet and related financing, the pro forma depreciation and amortization expense for 1998 is approximately $121.0 million. The additional pro forma depreciation and amortization over our historical depreciation and amortization results primarily from the amortization of cellular licenses.

    INTEREST EXPENSE. For the year ended December 31, 1998, our interest expense increased $11.3 million, or 41.0%, to $39.0 million in 1998 from $27.6 million in 1997. The increase resulted primarily from our increased borrowings in 1998 to finance acquisitions. Our acquisitions of Sygnet and California 4 will materially impact interest expense. When giving effect to these acquisitions and the related financing, the pro forma interest expense for 1998 is approximately $103.0 million. The additional pro forma interest expense over our historical interest expense results from the additional debt incurred as a result of the acquisitions.

    OTHER INCOME (EXPENSE), NET. For the year ended December 31, 1998, our other income increased $1.1 million, or 38.9%, to $3.9 million in 1998 from $2.8 million in 1997. Of the increase, $.9 million was attributable to increased interest income in 1998. In 1998, we had higher investment balances related to proceeds from the Senior Preferred Stock and escrow deposits relating to the Ohio 2 and Sygnet acquisitions.

    EXTRAORDINARY EXPENSE. In 1998 and 1997, we incurred an extraordinary pretax loss of approximately $3.3 million and $2.2 million, respectively, as a result of writing off previously capitalized financing costs associated with revolving credit facilities that were refinanced in March 1998 and February 1997.

    YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

    OPERATING REVENUE. For the year ended December 31, 1997, our total operating revenue increased $39.8 million, or 147.6%, to $66.7 million from $26.9 million in 1996. Our total service, roaming and equipment revenue represented 57.6%, 39.4% and 2.2% of our total operating revenue, respectively, in 1997 and 65.3%, 29.1% and 2.5% of our total operating revenue, respectively, in 1996.

    The following table sets forth the components of our operating revenue for the periods indicated:

                                                                              YEARS ENDED
                                                                              DECEMBER 31,
                                                                          --------------------
                                                                            1996       1997
                                                                          ---------  ---------
                                                                            ($ IN THOUSANDS)
Operating revenue:
  Service revenue.......................................................  $  17,593  $  38,410
  Roaming revenue.......................................................      7,852     26,263
  Equipment sales.......................................................        662      1,455
  Other revenue.........................................................        832        586
                                                                          ---------  ---------
      Total.............................................................  $  26,939  $  66,714
                                                                          ---------  ---------
                                                                          ---------  ---------

    Our service revenue increased $20.8 million, or 118.3%, to $38.4 million for the year ended December 31, 1997 from $17.6 million in 1996. Of the increase, $15.0 million was attributable to our acquisitions of the Maryland and Arizona properties in 1997 and the inclusion of the operations of the Kansas/Missouri properties for all of 1997. The remaining increase resulted primarily from increased penetration and usage in our Central Region. Our subscriber base increased 194.8% to 100,093 at December 31, 1997 from 33,955 at December 31, 1996. 42,608 subscribers were added as a result of our acquisitions of the East Maryland and West Maryland markets. Our average monthly service revenue per subscriber decreased 15.0% to $41.05 for the year ended December 31, 1997 from $48.31 for 1996 due to the addition of new lower rate subscribers in the Eastern Region and competitive market pressures.

    Our roaming revenue increased $18.4 million, or 234.4%, to $26.3 million for the year ended December 31, 1997 from $7.9 million in 1996. Of the increase, $15.6 million was attributable to our acquisitions of the Maryland and Arizona properties in 1997 and the inclusion of the operations of the Kansas/Missouri markets for all of 1997. The remaining increase was primarily attributable to increased roaming minutes in the Central Region due to expanded coverage areas in these markets and an increase in minutes of use. Equipment sales of $1.5 million in 1997 represented an increase of $0.8 million, or 119.9%, from $0.7 million in 1996, as we sold more equipment in 1997.

    COST OF SERVICE. For the year ended December 31, 1997, our total cost of service increased $10.3 million, or 168.5%, to $16.4 million from $6.1 million in 1996. Of the increase, $8.4 million was attributable to our acquisitions of the Maryland and Arizona properties in 1997 and the inclusion of the operations of the Kansas/Missouri markets for all of 1997. The remaining increase was primarily attributable to increased subscribers and minutes of use in the Central Region and expanded use of rerating agreements with providers adjacent to the Company's markets. As a percentage of service and roaming revenue, cost of service increased to 25.4% in 1997 from 24.0% in 1996. This is primarily due to the expanded use of rerating agreements noted above, as well as additional facility lease costs in East Maryland.

    COST OF EQUIPMENT. For the year ended December 31, 1997, our total cost of equipment increased $1.4 million, or 57.3% to $4.0 million from $2.6 million in 1996, primarily from increases in the volume of equipment we sold due to the growth in subscribers.

    MARKETING AND SELLING COSTS. Our marketing and selling costs increased $6.2 million, or 139.1%, to $10.7 million in 1997 from $4.5 million in 1996. The increase was primarily due to the higher level of subscribers added period to period. We added 33,354 gross subscribers in 1997 with subscribers added in our Eastern Region and in Arizona 5 since their acquisitions making up 16,469 and 1,307, respectively, of the gross subscribers added. We added 11,970 gross subscribers in 1996. As a percentage of our total operating revenue, marketing and selling costs decreased to 16.0% in 1997 from 16.6% in 1996.

    GENERAL AND ADMINISTRATIVE COSTS. For the year ended December 31, 1997, our general and administrative costs increased $7.7 million, or 196.2%, to $11.6 million from $3.9 million for the same period of 1996. The increase was primarily due to our increased billing costs as a result of the growth in wireless subscribers, the 1997 Acquisitions, the inclusion of our Kansas/Missouri markets for all of 1997, and increased salary costs resulting from additional personnel. As a percentage of total operating revenue, general and administrative costs increased from 14.5% in 1996 to 17.3% in 1997. This increase resulted from the addition of personnel necessary to support expanded operations.

    DEPRECIATION AND AMORTIZATION EXPENSE. For the year ended December 31, 1997, our depreciation and amortization expense increased $11.6 million, or 220.5%, to $16.8 million from $5.2 million in 1996. There was a $12.1 million increase that resulted from the amortization of assets acquired in our acquisitions of the Maryland and Arizona properties in 1997 and the Kansas/Missouri Acquisition in 1996 offset by a slight decrease related to assets in the Central Region.

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
    INTEREST EXPENSE. For the year ended December 31, 1997, interest expense increased $23.3 million to $27.6 million from $4.3 million in 1996. The increase resulted primarily from of our increased borrowings to finance the acquisitions of the Maryland and Arizona properties.

    OTHER INCOME (EXPENSE), NET. For the year ended December 31, 1997, our total other income expense (net) (consisting of interest income, and other income/expense) increased $4.3 million to $2.8 million from $(1.5) million in 1996. The increase resulted primarily from interest earned on securities we purchased and pledged to secure payment of the first four semi-annual interest payments on the Senior Notes.

    EXTRAORDINARY EXPENSE. In 1997 and 1996, we incurred an extraordinary pretax loss of approximately $2.2 million and $0.9 million, respectively, as a result of writing off previously capitalized financing costs associated with a revolving credit facility that we refinanced in February 1997 and March 1996.

IMPACT OF YEAR 2000 ISSUE

    The Year 2000 issue exists because many computer systems and applications, including those embedded in equipment and facilities, use two digit rather than four digit date fields to designate an applicable year. As a result, the systems and applications may not properly recognize the year 2000 or process data that includes it, potentially causing data miscalculations, inaccuracies, operational malfunctions or failures.

    In April 1998, we established a multi-disciplined team to perform a Year 2000 impact analysis. The team consists of representatives from each of the lines of business, as well as representatives from key corporate departments, and is headed by a full-time Year 2000 compliance manager. The team created a Year 2000 assessment methodology which brought a structured approach to the assessment and management reporting process, as well as disaster recovery approach.

    To date, we have completed an inventory of our automated systems and services and an impact analysis that identified significant risk areas by line of business, specific compliance requirements and costs and estimated completion dates for affected systems. The services we provide utilize the systems of Regional Bell Operating Companies ("RBOCs") and other systems outside our control. We have been in contact with all of the vendors of products and services that we believe are critical to our operations. The representation from our vendors pertaining to Year 2000 compliance has come in writing directly to us, in contracts, and by accessing Year 2000 information available at their Web sites. While all of the vendors have provided some type of assurance that their products will be Year 2000 compliant, not all have provided us expressly with a "Year 2000 Compliance Statement" and/or a "Year 2000 Warranty." Our focus with our vendors has been directed toward what assurances of Year 2000 compliance they can provide in the form of documented Year 2000 planning and testing and third party audits.

    We do not have large scale legacy applications used by many telecommunications providers. From an information systems standpoint, we have historically relied on outsourcing relationships for most of our business and operational support applications. Those applications that have not been outsourced to service providers have been deployed using packaged software from outside vendors. As a result, the remediation phase is not focused on a large scale in-house effort, but on identification of third party systems and services that are not currently Year 2000 compliant and oversight of third party compliance efforts.

    The results of the impact analysis revealed that for most of our information systems, services and telecommunications infrastructure, Year 2000 compliant versions will be included as a part of existing maintenance and/or service agreements at no additional cost to us and should be in place and tested by the second quarter of 1999. However, there are two critical systems that will not be replaced until third quarter 1999. Those systems are one Ericsson cellular switching system in New York and portions of our ITDS billing system, principally in the Eastern Region. The Ericsson switching equipment will be replaced with Year 2000 compliant Nortel equipment. We expect to complete this replacement in the third quarter of 1999. In the first quarter of 1999, we decided to replace our current billing system vendor, ITDS, with a new vendor, H.O. Systems, which is Year 2000 compliant. The H.O. Systems software is in place and functioning in our Western Region markets. We are in the process of implementing the H.O. Systems software throughout our other markets and expect to complete the implementation in the third quarter of 1999. We estimate total costs of approximately $.75 million to upgrade or replace those systems that are not Year 2000 compliant and will not be upgraded through existing maintenance or service agreements. The estimated costs for Year 2000 compliance do not include the costs of upgrading our New York system or replacing the billing vendor, as those decisions were made for business reasons outside of the Year 2000 issue and would have been made regardless of whether the systems currently in place were Year 2000 compliant. All of our automated systems and services are or will be Year 2000 compliant by the end of the third quarter of 1999.

    Our contingency planning is being addressed in two parts. First, in the event that a product or service is not compliant by the end of the second quarter of 1999, where feasible, we have identified alternate compliant products or services that can replace them. Second, possible disruptions to operations after the rollover to the Year 2000 are being addressed as a part of our overall disaster recovery plan, which will be completed by the end of 1999.

    We will continue to analyze systems and services that utilize date-embedded codes that may experience operational problems when the Year 2000 is reached. We will continue communicating with third party vendors of systems software and equipment, suppliers of telecommunications capacity and equipment, roaming partners customers and others with which we do business to coordinate Year 2000 compliance. To further mitigate risks, if a critical vendor does not provide adequate assurance that its product is Year 2000 compliant through test plans, test results or third party audit results, we will either replace the product with one that has provided proof of compliance or will conduct our own Year 2000 tests.

LIQUIDITY AND CAPITAL RESOURCES

    We are a holding company with no direct operations and no significant assets other than the stock of our subsidiaries. We depend on the cash flows of our subsidiaries to meet our obligations, including our obligations to pay interest and principal on our indebtedness, and dividends on our Senior Preferred Stock and Preferred Stock. Our subsidiaries are separate legal entities that have no obligation to pay any amounts owed by us or to make any funds available to us. The ability of our subsidiaries to distribute funds to us are and will be restricted by the terms of existing and future indebtedness including our credit facilities. See "Risk Factors--We are dependent on cash flows from our subsidiaries."

    Our cellular operations require substantial capital to acquire, construct and expand wireless telephone systems and to fund operating requirements. We have financed our operations through bank debt and the sale of debt and equity.

    At March 31, 1999, we had working capital deficit of $(16.1) million (a ratio of current assets to current liabilities of .8:1) and an unrestricted cash balance of $1.8 million which compares to working capital of $13.5 million (a ratio of current assets to current liabilities of 1.1:1) and an unrestricted cash balance of $22.3 million at March 31, 1998.

    Our net cash provided by operating activities totaled $6.2 million for the three month period ended March 31, 1999 compared to $1.1 million for 1998. The increase of $5.1 million was primarily due to net changes in current assets and liabilities, depreciation and amortization and the change in deferred credits, offset by our net loss for the period.

    Net cash used in investing activities, which totaled $66.5 million and 230.5 million for the three months ended March 31, 1998 and 1999, respectively principally related to acquisitions and capital expenditures in both periods. Acquisitions and their related costs accounted for $54.3 million and $18.6 million in 1998 and 1999, respectively, and capital expenditures were $1.5 million and $57.3 million in 1998 and 1999, respectively.

    Net cash provided by financing activities was $3.8 million for the three months ended March 31, 1999 compared to $69.0 million for 1998. Financing activity sources for the three months ended March 31, 1999 consisted primarily of $6.0 million of proceeds from bank borrowings, offset by the repayment of $4.0 million Proceeds from long-term debt exceeded repayment by $2.0 million for the three months ended March 31, 1999 while the repayment of long-term debt exceeded proceeds by $93.5 million for the same period in 1998, $256.3 million and $768.5 million in 1996, 1997, and 1998, respectively.

    In April 1997, we entered into an interest rate hedge agreement terminating on April 24, 2002 to hedge our interest expense on $160.0 million of indebtedness under our revolving credit facilities. In 1998, the counterparty exercised its rights under the swap agreement, fixing the interest rate at 6.13% plus a factor used on our leverage. We account for this as a hedge. Subsequent to December 31, 1998, we entered into an interest rate swap that effectively fixed the interest rate on $110.0 million of the principal outstanding on the Dobson/Sygnet Credit Facilities at approximately 5.48% plus a factor based on our leverage. The term of this interest rate swap is approximately 24 months.

    The minority partners in our partnerships that own certain of our cellular operations receive distributions equal to their share of the profit multiplied by estimated income tax rates. Under our bank credit agreements, our minority partners are not entitled to receive any cash distributions in excess of amounts required to meet income tax obligations until all indebtedness of their respective partnerships to us is paid or extinguished.

    Our capital expenditures (excluding cost of acquisitions and discontinued operations) were $7.3 million for the three months ended March 31, 1999 and we expect our capital expenditures (excluding cost of acquisitions) to be approximately $45 million to $50 million for 1999. We have not budgeted any amounts to be expended in 1999 with respect to the systems which may be acquired in other acquisitions or our PCS system. The amount and timing of capital expenditures may vary depending on the rate at which we expand and develop our cellular systems and whether we consummate additional acquisitions.

    On December 23, 1998, our subsidiary acquired all of the outstanding capital stock of Sygnet for $337.5 million. The Sygnet acquisition was financed through borrowings under the Dobson/Sygnet Credit Facilities, the net proceeds of an offering of Senior Preferred Stock and a portion of our other preferred stock, and the Tower Sale Leaseback.

    We have agreed to purchase approximately $65 million of cell site and switching equipment between June 1997 and November 2001. Of this commitment, approximately $32.5 million remained at March 31, 1999. Under another equipment supply agreement, we agreed to purchase approximately $81.0 million of cell site and switching equipment by January 13, 2002. Of this commitment, $55.2 million remained at March 31, 1999.

    In April 1997, we were granted PCS licenses in nine markets in Oklahoma, Kansas and Missouri. We financed $4.1 million of the $5.1 million purchase price with government loans secured by liens on the PCS licenses at an annual interest rate of 6.25%, amortizing quarterly over eight years beginning in 1999. We are required to build out systems covering 25% of the population covered by each of the PCS licenses by 2002. We currently anticipate that the cost to build out the minimum PCS system will be $10.0 million to $30.0 million. The actual amount of the expenditures will depend on the PCS technology we select, the extent of our buildout, the costs at the time of buildout and the extent we must bear the expense of relocating incumbent microwave licensees, as mandated by FCC rules. We have not budgeted any amounts for capital expenditures in 1999 with respect to the buildout of a PCS system.

    In March 1998, our subsidiary, Dobson Cellular Operations Company ("DCOC"), established a $200.0 million senior secured credit facility (the "DCOC Credit Facility"). Under the terms of the DCOC Credit Facility, an additional $75.0 million revolving credit facility may be established for acquisitions. This uncommitted facility requires that we have borrowings outstanding of at least two-thirds of the committed amount under the DCOC Credit Facility. DCOC's obligations under the DCOC Credit Facility are secured by all existing and future assets of DCOC, and are guaranteed by DCOC's subsidiaries. In addition, our subsidiary, Dobson Operating Company ("DOC"), established a $250.0 million senior secured credit facility (the "DOC Credit Facility") to replace a prior bank facility. The DOC Credit Facility is secured by all of DOC's stock and the stock or partnership interests of its subsidiaries and all assets of DOC and its restricted subsidiaries. We and DOC's subsidiaries, other than Logix and the Arizona 5 Partnership, have guaranteed DOC's obligations under the DOC Credit Facility. The DCOC Credit Facility and the DOC Credit Facility requires us to maintain certain financial ratios. The failure to maintain such ratios would constitute an event of default, notwithstanding our ability to meet its debt service obligations. To date, we have met the required financial ratios. The DOC Credit Facility and DCOC Credit Facility each amortize quarterly beginning June 30, 2000 and terminate on June 30, 2006. At March 31, 1999, we had credit available of $111.0 million under the DOC Credit Facility, subject to covenant limitations and no availability under the DCOC Credit Facility. We expect to borrow $9.1 million under the DOC Credit Facility to close the Maryland 1 Acquisition and $6.0 million under the Dobson/Sygnet Credit Facilities to close the Pennsylvania 2 Acquisition.

    Dobson/Sygnet is a party to a credit agreement with NationsBank for an aggregate $430.0 million, consisting of a $50.0 million revolving credit facility and $380.0 million of term loan facilities. As of December 31, 1998, we had $407.0 million outstanding under the Dobson/Sygnet Credit Facilities at a weighted average interest rate of 8.9%. No principal amounts are due under the facilities until 1999. The obligations under the Dobson/Sygnet Credit Facilities are secured by a pledge of the capital stock of Dobson/Sygnet's operating subsidiary as well as a lien on substantially all of the assets of Dobson/Sygnet and its operating subsidiary. The Dobson/Sygnet Credit Facilities require Dobson/Sygnet and us to maintain certain financial ratios. The failure to maintain such ratios would constitute an event of default, notwithstanding Dobson/Sygnet's ability to meet its debt service obligations. To date, we believe we have maintained all required ratios. The ability of Dobson/Sygnet to borrow under the Dobson/Sygnet Credit Facilities will be limited by the requirement that, on a quarterly basis beginning December 31, 2000, the amount available under the Dobson/Sygnet Credit Facilities will reduce until they terminate. At March 31, 1999, we had credit available of $27.0 million under the Dobson/Sygnet Credit Facilities, subject to covenant limitations.

    The Dobson/Sygnet Notes bear interest at an annual rate of 12.25% and mature in 2008. Of the net proceeds, $67.7 were used to purchase securities pledged to secure the first six semi-annual interest payments, which begin June 15, 1999.

    As part of our acquisition of Sygnet and the related financing, Sygnet sold to Dobson Tower, a wholly owned subsidiary of the Company, substantially all of the towers it owned for $25.0 million. Dobson Tower then leased these towers back to Sygnet under an operating lease, with net annual lease payments of approximately $1.4 million. Dobson Tower obtained the funds for such purchase from borrowings under a new credit facility of $17.5 million and the sale of $7.7 million of preferred stock of Dobson Tower to our affiliate.

    Through Sygnet, we are a party to an agreement to purchase the FCC license for, and certain assets related to, Pennsylvania 2 RSA for $6.0 million (the "Pennsylvania 2 Acquisition"). Because the seller's title to the license remains subject to administrative and judicial review, the closing of such acquisition has been delayed. Pending such closing, Dobson/Sygnet is managing the operation of the cellular system in the market under the supervision and control of the seller. Recently we entered into an agreement for the purchase of the FCC license for, and certain assets related to, Maryland 1 RSA and an unserved portion of Cumberland, Maryland MSA for $9.1 million in cash (the "Maryland 1 Acquisition"), subject to adjustment. We have no agreements with respect to any acquisitions other than the Pennsylvania 2 Acquisition and the Maryland 1 Acquisition.

    Although we cannot provide any assurance, we believe that, assuming successful implementation of our strategy, including the further development of our cellular systems and significant and sustained

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
growth in our cash flow, borrowings under the Dobson/Sygnet Credit Facilities, the DOC Credit Facility, the Tower Sale Leaseback, the DCOC Credit Facility and cash flow from operations, will be sufficient to consummate the Maryland 1 Acquisition and the Pennsylvania 2 Acquisition and are expected to be sufficient to satisfy our currently expected capital expenditure, working capital and debt service obligations. However, we will need to refinance our Dobson/Sygnet Credit Facilities, the DOC Credit Facility, the DCOC Credit Facility, our Senior Notes and the Dobson/Sygnet Notes at their maturities and refinance our mandatory redemption obligations with respect to our preferred stock, including the Senior Preferred Stock and Preferred Stock. Our ability to do so will depend on, among other things, our financial condition at the time, the restrictions in the instruments governing our indebtedness and other factors, including market conditions beyond our control. The actual amount and timing of our future capital requirements may differ materially from our estimates as a result of, among other things, the demand for our services and regulatory, technological and competitive developments. Sources of additional financing may include commercial bank borrowings, vendor financing and the sale of equity or debt securities. We cannot assure you that any such financing will be available on acceptable terms or at all.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    Our primary market risk relates to changes in interest rates. Market risk is the potential loss arising from adverse changes in market prices and rates, including interest rates. The objective of our financial risk management is to minimize the negative impact of interest rate fluctuations on our earnings and equity. During 1998, we had an interest rate hedge on $160.0 million of our outstanding indebtedness under the DOC Credit Facility. The hedge counterparty is a major financial institution. Losses on the interest rate hedge in 1998 were reflected in income and were immaterial. We did not recognize any gains or losses in 1997 or 1996 from such interest rate hedging. We do not enter into derivatives or other financial instruments for trading or speculative purposes.

    The fair market value of long-term fixed interest rate debt is subject to interest rate risk. Generally, the fair market value of fixed interest rate debt will increase as interest rates fall and decrease as interest rates rise. The estimated fair values of our total long-term fixed rate and our variable-rate debt are shown in Note 15 to our consolidated financial statements. Based on our market risk sensitive instruments outstanding at December 31, 1998, we have determined that there was no material market risk exposure to our consolidated financial position, results of operations or cash flows as of such date.

EFFECT OF NEW ACCOUNTING STANDARDS

    In July 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Derivatives and Hedging ("SFAS 133"). SFAS 133 establishes uniform hedge accounting criteria for all derivatives requiring companies to formally document, designate and assess the effectiveness of transactions that receive hedge accounting. Under SFAS 133, derivatives will be recorded in the balance sheet as either an asset or liability measured at its fair value, with changes in the fair value recognized in current earnings. SFAS 133 will be effective for fiscal years beginning after June 15, 2000. Under SFAS 133, we would record a liability of $3.4 million relating to an interest rate hedge valuation at March 31, 1999. We have not determined the timing or method of adoption of SFAS 133.

                                    BUSINESS

    We are a leading provider of rural and suburban cellular telephone services. Since we began providing cellular service in 1990 in Oklahoma and the Texas Panhandle, we have rapidly expanded our cellular operations with an acquisition strategy targeting rural and suburban areas which have a significant number of potential customers with substantial needs for cellular communications. At March 31, 1999, our cellular systems covered a population of 5.7 million in Arizona, California, Kansas, Maryland, Missouri, New York, Ohio, Oklahoma, Pennsylvania and Texas.

    We believe that our mix of rural and suburban cellular systems generally provides strong growth opportunities due to lower penetration rates, higher subscriber growth rates and a higher proportion of roaming revenue compared to cellular systems located in larger MSAs. We focus on systems that are adjacent to major metropolitan areas and include a high concentration of expressway corridors that tend to have a significant amount of roaming activity. We believe these areas are not as fully developed as large MSAs, which were licensed earlier by the FCC, and have the potential for increased cellular usage and superior financial performance. We have entered into roaming agreements with operators of cellular systems in neighboring MSAs and RSAs and other MSAs and RSAs that allow customers to roam at competitive prices that, in certain instances, are comparable to our home area rates.

    We seek to establish and maintain a strong and visible local presence while achieving economies of scale and synergies through centralization of certain functions. Our local management teams have day-to-day operating authority, with the flexibility to respond to individual market requirements and to foster a strong sense of customer service and community spirit. In addition, we believe that our marketing and customer service functions are more effective when tailored to the local market population. The regional presence of our call centers enhances our knowledge of local markets, which improves our ability to provide customer service, credit and collection and order activation. However, we retain centralized control of marketing, pricing, system design, engineering, purchasing, financial and administrative functions to maximize operating leverage and continuity over our cellular systems.

    We have developed organizational, marketing and operational programs designed to increase the number and retention of subscribers, promote superior customer service, control subscriber acquisition costs and enhance operating cash flow. We intend to apply these programs to the properties we acquire. We recently entered into an agreement for the purchase of the FCC licenses for, and certain assets related to, Maryland 1 RSA for $9.1 million in cash, subject to adjustment.

STRATEGY

    Our business strategy is to focus on the development and acquisition of rural and suburban cellular systems. The principal elements of our strategy include:

    - INTEGRATE ACQUIRED OPERATIONS. We intend to integrate the operations of systems we acquire with our existing cellular operations to achieve economies of scale. Management believes that these increased efficiencies will come from the centralized control of pricing, customer service and marketing, system design, engineering, purchasing, financial and administrative functions and from the consolidation of billing functions. We expect to consolidate Sygnet's three call service centers and one of our call centers. We intend to use our increased leverage in negotiating prices and services from third party service providers and equipment vendors.

    - EXPAND STRATEGIC RELATIONSHIPS. We intend to continue to maintain and expand strategic relationships with operators of cellular systems in major MSAs near our systems. These relationships include roaming agreements which allow our subscribers to use the system in the neighboring MSA at favorable rates. Under these agreements, similar benefits are available to the MSA operator's subscribers roaming in our areas. In addition, we will deploy digital technology in its system area which is the same as that selected by our roaming partner in the neighboring MSA. We also market our cellular products and services under the predominant brand name in the neighboring MSA. These brand names include CELLULAR ONE-Registered Trademark- and AIRTOUCH-SM- CELLULAR. These strategic relationships and agreements enable us to increase our roaming revenue, offer its subscribers larger home rate areas and leverage the recognized brand names of its roaming partners and their extensive marketing efforts. See "Risk Factors--We depend on third party service marks to market our products and services. The loss of the right to use the service marks could adversely affect our business."

    - AGGRESSIVE LOCAL MARKETING AND PROMOTION OF CELLULAR SERVICES. Our marketing objective is to continue to distinguish ourself as the local market's leading cellular services provider, stressing our service quality, local sales offices and commitment to the community. Our sales efforts are conducted primarily through our retail outlets and our direct sales force and, to a lesser extent, through independent agents.

    - TARGETED SALES EFFORTS. We seek to attract subscribers who are likely to generate high monthly revenue and low churn rates. Local management conducts market research to identify and design marketing programs to attract these subscribers and tailor distinctive rate plans and roaming rates to emphasize the quality, value and advantage of our cellular service.

    - SUPERIOR CUSTOMER SERVICE. We intend to maintain a high level of customer satisfaction through a variety of techniques, including maintaining 24-hour customer service. We support local customer service through our direct sales force and our retail stores, and through regional customer service centers.

    - CONTINUED SYSTEM DEVELOPMENT. We believe that increasing capacity and upgrading our systems will attract additional subscribers, enhance the use of our systems by existing subscribers, increase roaming activity and further enhance the overall efficiency of the network. We intend to continue to upgrade our systems with digital technology to enable us to increase roaming, by servicing the increasing number of digital cellular subscribers and PCS subscribers with dual mode phones, and provide enhanced capabilities, including caller ID, longer battery life and zone billing.

    - DISCIPLINED EXPANSION THROUGH ACQUISITIONS. We continually evaluate opportunities to acquire additional rural and suburban cellular systems. In evaluating acquisitions, we target RSAs and small MSAs that have some or all of the following characteristics in addition to others:

           - are adjacent to major metropolitan areas;

           - have positive population growth trends;

           - include a high concentration of expressway corridors that have a significant amount of roaming activity; and

           - have the potential to develop strategic relationships with operators of neighboring wireless systems and the ability to offer service under a leading brand name.

We currently have two pending acquisitions. Sygnet is party to an agreement to purchase the FCC license for, and certain assets related to, Pennsylvania 2 RSA for $6.0 million. Because the seller's title to the license remains subject to administrative and judicial review, the closing of such acquisition has been delayed. Pending such closing, Sygnet is managing the operation of the cellular system in the market under the supervision and control of the seller. In addition, we recently entered into an agreement to purchase the FCC license for, and certain assets related to, Maryland 1 RSA and the unserved portion of

Cumberland, Maryland MSA for $9.1 million, subject to adjustment. We have no agreements with respect to any acquisitions other the acquisitions of Maryland 1 RSA and the Pennsylvania 2 RSA.

DISCONTINUED OPERATIONS

    Through our wholly owned subsidiary, Logix, we provide integrated local, long distance, data and other telecommunications services and long-haul fiber optic services to business customers in the Southwest United States.

    We have designated Logix an unrestricted subsidiary with the result that Logix is not be subject to certain covenant and similar restrictions which apply to the rest of our operations. We intend to distribute the stock of Logix to certain of our shareholders, subject to receipt of a favorable tax ruling from the Internal Revenue Service or a favorable tax opinion acceptable to us and our shareholders and subject to the receipt of consents from a majority of the principal amount of our outstanding 11 3/4% senior notes due 2007. Holders of our Preferred Stock will not participate in our distribution of Logix stock. Logix is accounted for as a discontinued operation in our consolidated financial statements.

RECENT EVENTS

    Effective January 16, 1999, we amended our operating agreement with AT&T Wireless to modify the roaming airtime rates we will charge each other through June 30, 2004. We believe the new rates will increase the total airtime used by our customers which will increase our gross revenues.

    Effective April 13, 1999, AT&T Wireless entered into an agreement to purchase certain shares of our Class D Preferred Stock and common stock from one of our existing shareholders for $20.0 million. AT&T Wireless' purchase is subject to compliance with Hart-Scott-Rodino Act and other customary closing conditions. Following the consummation of it stock purchase, AT&T Wireless will have the right to appoint one member of our Board of Directors and to jointly appoint an additional Board member.

MARKETS AND SYSTEMS

    The following table sets forth certain data as of March 31, 1999 with respect to our existing cellular markets. We determine our market penetration by dividing total subscribers by the total population covered by the applicable FCC cellular license or authorizations that we or our subsidiaries hold. We recently closed into escrow our acquisition of the FCC licenses for, and certain assets related to, Texas 10 RSA for $55.0 million. The previous operator of Texas 10 RSA estimates the number of subscribers at 1,400. We are negotiating to purchase the subscribers in Texas 10 RSA. We recently entered into an agreement for the purchase of the FCC licenses for, and certain assets related to, Maryland 1 RSA for $9.1 million, subject to adjustment. Maryland 1 RSA covers a population of 29,800 and the present operator has 400 subscribers.

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

                                             TOTAL                                   TOTAL        MARKET             DATE
                 MARKETS                      POPS       OWNERSHIP     NET POPS   SUBSCRIBERS   PENETRATION    ACQUIRED/EXPECTED
-----------------------------------------  ----------  -------------  ----------  -----------  -------------  -------------------
CENTRAL REGION
 Oklahoma 5 and 7........................     148,500        64.4%        95,634      18,224         12.3%           1989
  Texas Panhandle........................      88,500        61.0         53,985      15,462         17.5            1989
  Northwest Oklahoma.....................     105,100       100.0        105,100       7,699          7.3            1991
  Kansas/Missouri........................     246,500       100.0        246,500       9,433          3.8            1996
  Central Texas
    Texas 16.............................     334,000       100.0        334,000       7,108          2.1            1998
    Texas 10.............................     317,900       100.0        317,900          --           --            1999
                                           ----------                 ----------  -----------
    Total................................   1,240,500                  1,153,119      57,926
                                           ----------                 ----------  -----------
EASTERN REGION
 East Maryland...........................     453,700       100.0        453,700      36,800          8.1            1997
  West Maryland..........................     441,000       100.0        441,000      32,171          7.3            1997
                                           ----------                 ----------  -----------
    Total................................     894,700                    894,700      68,971
                                           ----------                 ----------  -----------
WESTERN REGION
 Arizona 5...............................     202,100        75.0        151,575      11,946          5.9            1997
  California 7...........................     149,300       100.0        149,300       3,005          2.0            1998
  California 4...........................     377,300       100.0        377,300      20,350          5.4            1998
  Santa Cruz.............................     245,600        87.3        213,426      18,789          7.7            1998
                                           ----------                 ----------  -----------
    Total................................     974,300                    891,601      54,090
                                           ----------                 ----------  -----------
NORTHERN REGION
  Ohio 2.................................     262,100       100.0        262,100      13,611          5.2            1999
  Youngstown.............................     721,400       100.0        721,400      72,212         10.0            1998
  Erie...................................     282,300       100.0        282,300      30,962         11.0            1998
  Pennsylvania...........................     890,300       100.0        890,300      54,484          6.1            1998
  New York...............................     480,000       100.0        480,000      29,590          6.2            1998
                                           ----------                 ----------  -----------
    Total................................   2,636,100                  2,636,100     200,859
                                           ----------                 ----------  -----------
      Total--All Regions.................   5,745,600                  5,575,520     381,846
                                           ----------                 ----------  -----------
                                           ----------                 ----------  -----------

CENTRAL REGION

    Our licensed systems and related assets in the Central Region include properties in western Oklahoma (Oklahoma 5 RSA and Oklahoma 7 RSA), the Texas Panhandle (Texas 2 RSA), Northwest Oklahoma (Enid, OK MSA and Oklahoma 2 RSA), Kansas/Missouri (Kansas 5, Missouri 1, Missouri 4 and Missouri 5 RSAs) and Central Texas (Texas 10 RSA and Texas 16 RSA). Our FCC licenses for Oklahoma 5 RSA and Oklahoma 7 RSA do not include Kingfisher and Blaine Counties, approximately one-half of Dewey County (total Pops estimated by us to be 3,000 for the area in Dewey County not covered by our FCC license), Harmon and Greer Counties. We also own a 5% interest in a partnership which owns the cellular system in Oklahoma 3 RSA which has total Pops of 205,600. Information regarding Oklahoma 3 RSA is excluded because we do not manage the system. Our license for Missouri 5 RSA covers only the Linn County portion of the RSA.

    OKLAHOMA AND TEXAS PANHANDLE

    GENERAL. We initiated cellular operations in western Oklahoma and the Texas Panhandle area in 1990 as a start-up operation, activated its first cell site in March 1991, and acquired additional properties in the area and in Northwest Oklahoma in 1991.

    DEMOGRAPHICS. The Oklahoma and the Texas Panhandle properties cover a contiguous area of approximately 27,000 square miles and extend west from Oklahoma City along I-40 to Amarillo, Texas. The

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
Northwest Oklahoma properties are located north and northwest of Oklahoma City. The principal industries in Oklahoma and the Texas Panhandle are agriculture and oil and gas.

    MARKETING AND ROAMING. We operate under the brand name CELLULAR ONE-Registered Trademark- in Northwest Oklahoma and Dobson Cellular-TM- in Oklahoma 5 and 7 and in and the Texas Panhandle. We currently have ten retail stores, six kiosk locations and approximately 50 agents in the area. We have roaming agreements with SWBM, AT&T Wireless and several other companies which include their respective market areas in Oklahoma City, Amarillo and adjacent RSAs.

    SYSTEMS. We have 46 cell sites covering substantially all of the total Pops in Oklahoma 5 and 7, Northwest Oklahoma and the Texas Panhandle. We have completed upgrading our system in this area to analog/TDMA IS-136 digital service.

    KANSAS/MISSOURI

    GENERAL. In March 1996, we purchased the FCC license, and related assets for, the Kansas 5 RSA, Missouri 1 RSA, Missouri 4 RSA and a portion of the Missouri 5 RSA. The Kansas/Missouri properties are located in northeastern Kansas and northwestern Missouri near Kansas City, and cellular services have been provided in this area since 1992.

    DEMOGRAPHICS. The Kansas and Missouri properties cover a contiguous area of approximately 10,500 square miles. Leavenworth, Kansas, the largest city in the Kansas and Missouri properties, serves primarily as a bedroom community to Kansas City.

    MARKETING AND ROAMING.  We operate under the CELLULAR
ONE-Registered Trademark- service mark in our Kansas and Missouri properties. Since March 1996, we have increased our number of retail locations from one to four, and currently have 22 sales agents in this area. We have a roaming agreement with CMT, a partnership between AirTouch and AT&T Wireless, which includes the Kansas City and St. Joseph MSAs and adjacent RSAs. We also have roaming agreements with Western Wireless and U.S. Cellular, each of which has systems adjacent to the Kansas and Missouri properties.

    SYSTEMS. Our Kansas and Missouri properties include one switch and 28 cell sites which cover approximately 75% of the population. Selection of the digital technology to be employed, and the timing of its installation, is pending the choice of digital technology by the operator of the Kansas City MSA.

    CENTRAL TEXAS

    GENERAL. On January 26, 1998, we purchased the FCC cellular license for, and certain assets relating to, the Texas 16 RSA which is located in south-central Texas in an area bordered by Austin, Houston and San Antonio. On December 2, 1998, we purchased the FCC licenses for, and certain assets related to, Texas 10 RSA for $55.0 million, subject to resolution of certain matters regarding the seller's title to the FCC licenses. Texas 10 is located in north-central Texas, in an area bordered by Dallas, Austin, Tyler and Longview MSAs, with a population of approximately 317,900. We are negotiating with AT&T Wireless for an agreement to purchase approximately 1,400 subscribers in Texas 10 and to lease certain equipment necessary to operate the property. We expect to convert Texas 10 subscribers to our system and assume all operations in the second quarter of 1999.

    DEMOGRAPHICS. The Central Texas properties cover an area of approximately 19,900 square miles in central Texas in which the principal industries are agriculture, oil and gas, manufacturing, steel and plastics. The service area includes approximately 100 miles of I-10, which connects Houston and San Antonio, 60 miles of US-59, and 90 miles of US-290. US-290 runs parallel to I-10 and connects Houston to

Austin. The area also includes 90 miles of I-45 connecting Dallas and Houston, 30 miles of I-20 connecting Dallas and Shreveport and 130 miles of US-79.

    MARKETING AND ROAMING. With respect to Texas 16, we have entered into roaming agreements with Houston Cellular, a partnership between AT&T Wireless and BellSouth Mobility, for the Houston market, and with AT&T Wireless for the San Antonio and Austin markets. We operate under the brand name CELLULAR ONE-Registered Trademark- in Texas 16. We have six existing retail outlets in Texas 16 and intends to open one additional outlet.

    With respect to Texas 10, we expect to market our products and services in Texas 10 under the CELLULAR ONE-Registered Trademark- brand name. Additionally, we intend to enter into roaming agreements with Houston Cellular and AT&T Wireless similar to the existing agreements at Texas 16. There are currently no retail outlets in Texas 10; however, we have identified locations for three retail outlets that we will open in the second quarter of 1999. We intend to open additional retail outlets later in 1999.

    SYSTEMS. Texas 16 has one Lucent switch and 30 cell sites which cover substantially all of the Pops in the market area. We recently completed upgrading our system in Texas 16, and we currently provide analog/TDMA IS-136 service. The system for Texas 10 will be operational in the second quarter of 1999. Texas 10 will initially have 18 cell sites that will cover substantially all of the population in the market area. Texas 10 will share Texas 16's Lucent switch.

EASTERN REGION

    Our licensed systems and related assets in the Eastern Region include our properties in eastern Maryland (Maryland 2 RSA) and western Maryland and southeastern Pennsylvania (Cumberland MSA, Hagerstown MSA, Maryland 3 RSA and Pennsylvania 10 West RSA) near the Washington-Baltimore area and along the eastern shore of Maryland.

    GENERAL. On March 3, 1997, we purchased the FCC cellular license for, and certain assets relating to, East Maryland for $75.8 million. The prior owner of the East Maryland license had no employees, distribution facilities or cell sites, and the property was serviced by Washington Baltimore Cellular Limited Partnership ("WBCLP"), an affiliate of SWBM, under an interim operating authority. In October 1997, we assumed control of customer service, billing and activations in East Maryland and in May 1998, we assumed all operations in East Maryland. We intend to add additional cell sites and voice channels in East Maryland as its local subscriber base and roaming traffic increase. On February 28, 1997, we also purchased the FCC cellular licenses for, and certain assets relating to, West Maryland for $77.6 million. Cellular service has been provided in West Maryland since 1991.

    DEMOGRAPHICS. The Eastern Region covers approximately 6,200 square miles. East Maryland encompasses suburban areas south and east of Washington, D.C. as well as the eastern shore of Maryland. Many residents in Maryland commute to Annapolis, Baltimore and Washington, D.C. and there is a heavy traffic pattern in East Maryland during the summer months as tourists travel to and from several popular vacation spots along the eastern shore, especially Ocean City. Maryland properties are within 50 miles of Washington, D.C. and Baltimore. The areas has numerous high-technology businesses and is considered a high-commuter market due to its proximity to nearby metropolitan areas.

    MARKETING AND ROAMING. In our Eastern Region, we operate under the brand name CELLULAR ONE-Registered Trademark-, which is the dominant brand name within the Washington/Baltimore area. We presently have nine retail stores, six kiosks and 43 agents in its Eastern Region, and intend to open additional retail locations.

    We have a roaming agreement with AT&T Wireless which covers our entire Eastern Region. We also have roaming agreements with SWBM, which operates under the CELLULAR ONE-Registered Trademark- brand name in the

Washington, D.C. area, and with Vanguard, which operates a system adjacent to certain of our properties on the north and east of the Eastern Region.

    SYSTEMS. The Eastern Region has two switches. In addition, we have 45 cell sites in our Eastern Region which cover substantially all the population in the market area. We have converted our Eastern Region systems to analog/IS-136 TDMA digital technology.

WESTERN REGION

    Our licensed systems and related assets in the Western Region includes our properties in southern California (California 7 RSA) and Arizona (Arizona 5 RSA) ("Arizona/Southern California") and California 4 RSA and Santa Cruz MSA in Northern California.

    ARIZONA/SOUTHERN CALIFORNIA

    GENERAL. On October 1, 1997, we acquired a 75% interest in the Arizona 5 Partnership, which owns the FCC license for, and certain assets relating to, Arizona 5 RSA for $39.8 million. We are the operating manager of the Arizona 5 Partnership. On July 29, 1998, we acquired the FCC license for, and certain assets relating to, California 7 RSA for $21.0 million.

    DEMOGRAPHICS. The Arizona/Southern California properties cover an area of approximately 10,100 square miles in southern Arizona between Phoenix and Tucson, and an area of approximately 4,200 square miles between San Diego and the Arizona state line bordering Mexico. The principal industries in Arizona 5 are mining and smelting. Arizona 5 experiences significant tourist traffic to the local Indian dwellings and commuter traffic to Phoenix and Tucson. California 7 has experiences high roaming traffic as I-8, connecting San Diego to Phoenix and Tucson, runs through California 7.

    MARKETING AND ROAMING. In Arizona 5 and California 7, we have roaming agreements with AirTouch. We are licensed to use the AIRTOUCH-TM- CELLULAR service mark to identify and promote its cellular telephone service in Arizona 5 and California 7. The roaming agreements provide for Airtouch and us to include each other's service area in its home coverage area, allowing each party to offer a wider service area. AirTouch's service area includes Phoenix and Tucson. Airtouch's service area includes San Diego. At present, we have one retail location and 15 agents in Arizona and two retail locations and two kiosks and nine agents in California 7. We intend to open additional retail locations, increase the number of agents, and increase the use and marketing of the AIRTOUCH-TM- CELLULAR name in the coverage area.

    SYSTEMS. The Arizona/Southern California properties have one switch. Arizona 5 has 22 cell sites which cover approximately 90% of the population in the market area. The system is currently switched out of the Phoenix office of US WEST. We intend to continue this arrangement with US WEST until we install our own switch. The core cell sites in Arizona 5 are analog/CDMA digital, which is the digital technology used by AirTouch in the Phoenix and Tucson MSAs. California 7 has three cell sites and a central switching office, covering approximately 90% of the population. We intend to replace all of the equipment in these two markets in the second quarter of 1999 and install additional cell sites over the next several years utilizing analog/CDMA digital technology.

    NORTHERN CALIFORNIA

    GENERAL. On April 1, 1998, we acquired the corporation that owned the FCC license for, and certain assets related to, California 4 for an aggregate purchase price of $90.9 million. California 4 is located in northern California approximately 50 miles inland from California's central coast in an area between Fresno and Modesto.

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
    In 1998, we purchased 86.9% of the outstanding stock of the corporation that owns the FCC cellular license for, and the assets relating to, the Santa Cruz MSA, for $31.2 million. The Santa Cruz property is adjacent to California 4 and is located southwest of San Jose and north of the Monterey Peninsula, on California's Pacific coastline.

    DEMOGRAPHICS. The Northern California properties cover an area of approximately 5,900 square miles in northern and north-central California. The principal industries in these areas are manufacturing and agriculture. In addition, the areas experience significant tourist traffic as one of the entrances to Yosemite National Park is located in the eastern segment California
4. The service area includes approximately 37 miles of Route 99 between Sacramento and Los Angeles, 60 miles of I-25 between San Francisco and Los Angeles, 37 miles of State Highway 1 that runs along the California Pacific coastline, and 13 miles of State Highway 17 that connects Santa Cruz to San Jose.

    MARKETING AND ROAMING. We have entered into roaming agreements with AT&T Wireless in California 4 which will permit us to include AT&T Wireless' service area in our home rate area, allowing us to offer a wider service area. The AT&T Wireless service area includes San Francisco, Fresno and Modesto. We have a roaming agreement with AT&T Wireless and Bay Area Cellular, a partnership between AT&T Wireless and AirTouch, for Santa Cruz, and we are negotiating a new roaming agreement. We use the brand name CELLULAR ONE-Registered Trademark- to market our services in Northern California and we currently operate 13 retail locations in the area.

    SYSTEMS. California 4 has one switch and 23 cell sites which cover substantially all of the population in the market area, and Santa Cruz has 16 cell sites which cover substantially all of the population in the market area. We are in the process of upgrading the systems and existing equipment in Santa Cruz and California 4 and we expect the upgrade to be complete in the second quarter of 1999.

    NORTHERN REGION

    Our Northern Region is made up of licensed systems and related assets in New York, Ohio and Pennsylvania. The Company acquired Youngstown, Erie, Pennsylvania and New York in December 1998 from Sygnet. Ohio 2 was purchased in September 1998.

    YOUNGSTOWN

    GENERAL. The Youngstown market includes the Youngstown, Ohio MSA, the Sharon, Pennsylvania MSA and the Ohio 11 RSA. Sygnet initiated cellular operations in the Youngstown market in 1985 when it acquired its license from the FCC for the Youngstown, Ohio MSA.

    DEMOGRAPHICS. The Youngstown market covers a contiguous area that is located at a midway point between Pittsburg and Cleveland along the Ohio Turnpike and Interstate 76 and includes Interstate 80, a major transportation access route from the midwest to New York City. The principal industries are manufacturing, healthcare, high-technology and tourism.

    MARKETING AND ROAMING. In the Youngstown market, we market our cellular products and services under the name "Wilcom Cellular," which has a strong local identity. At December 31, 1998, we had six retail stores and 13 kiosks and agreements with over 26 independent sales agents.

    SYSTEMS. There are 44 cell sites covering substantially all of the total Pops in the Youngstown market. We have completed upgrading our system in this area to analog/TDMA IS-136 digital service.

    ERIE

    GENERAL. The Erie market is composed of the Erie, Pennsylvania MSA, Sygnet initiated cellular operations in the Erie market in 1995.

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
    DEMOGRAPHICS. The Erie market covers a contiguous area that includes Interstate 90, which connects Buffalo and Cleveland and Interstate 79, which connects Erie directly to Pittsburg. The principal industries are manufacturing, healthcare, high-technology and tourism.

    MARKETING AND ROAMING. We operate under the brand name CELLULAR ONE-Registered Trademark- in the Erie market. At December 31, 1998, we had three retail stores and five kiosks and approximately 26 sales agents in the area.

    SYSTEMS. There are 14 cell sites covering substantially all of the total Pops in the Erie market. We have completed upgrading our system in this area to analog/TDMA IS-136 digital service.

    PENNSYLVANIA

    GENERAL. The Pennsylvania market includes Pennsylvania 1 RSA, Pennsylvania 2 RSA, Pennsylvania 6 RSA and Pennsylvania 7 RSA. Sygnet has been operating Pennsylvania 2 under a management and lease agreement with Pinnellas Communications, which will continue in effect until the FCC's grant of the license to Pinnellas Communications is no longer subject to reconsideration or judicial review.

    DEMOGRAPHICS. The Pennsylvania market covers a contiguous area that includes Interstate 79 and Interstate 80, which link the major population centers in north-central Pennsylvania, including Pittsburg and Erie. The Pennsylvania market also includes Route 60, a recently completed toll road, which serves as an expressway to Pittsburg International Airport.

    MARKETING AND ROAMING. We operate under the brand name CELLULAR ONE-Registered Trademark- in the Pennsylvania market. At December 31, 1998 we had eight retail stores and five kiosks and approximately 61 sales agents in the area.

    SYSTEMS. There are 75 cell sites covering approximately all of the population in the Pennsylvania market. We have completed upgrading our system in this area to analog/TDMA IS-136 digital service. Upon the acquisition of Pennsylvania 2 RSA from Pinellas Communications, the Company will build out this system and install TDMA IS-136 digital service.

    NEW YORK

    GENERAL. The New York market consists of New York 3 RSA. Sygnet initiated cellular operations in the New York market in 1996 when it acquired its license in an acquisition.

    DEMOGRAPHICS. The New York market includes six counties located in western New York state. The system borders Buffalo and Rochester to the north, Erie, Pennsylvania to the west and Binghamton/Elmira to the east. Interstate 90 and 390 and Route 17 runs through the New York region. Interstate 90, or the New York Thruway, connects Buffalo, Rochester and Erie. Interstate 390 connects Rochester, Corning, Binghamton and Elmira. Route 17 connects Interstate 390 west to Interstate 90 in Erie. The principal industries are manufacturing, healthcare, high-technology and tourism.

    MARKETING AND ROAMING. We operate under the brand name CELLULAR ONE-Registered Trademark- in the New York market. At December 31, 1998 we had nine retail stores and four kiosks and approximately 23 sales agents in the area.

    SYSTEMS. The New York market has one switch. There are 50 cell sites covering substantially all of the population in the New York market. We have not upgraded its system in this area to digital service. We intend to complete the upgrade in the New York market to TDMA IS-136 digital service in the third quarter of 1999.

    OHIO 2

    GENERAL. On September 2, 1998, we purchased the FCC license for, and related assets of, Ohio 2 RSA for $39.3 million, subject to resolutions of certain matters regarding the seller's title to the FCC licenses. Ohio 2 is located in north-central Ohio bordered by Lake Erie on the north and Cleveland on the east, and includes a population of 262,100. On March 16, 1999, we purchased 13,611 subscribers and certain assets in Ohio 2 from AirTouch for $3.9 million. We expect to assume all operations of Ohio 2 in the second quarter of 1999. Until then, AirTouch will provide certain services to us that are necessary to operate the system.

    DEMOGRAPHICS. Ohio 2 covers an area of approximately 1,700 square miles in north central Ohio in which the principal industries are manufacturing and agriculture. The Ohio 2 market includes 54 miles of I-80, linking Sandusky to Toledo, Akron, and Cleveland, 56 miles of US-224 and 35 miles of State Highway 4.

    MARKETING AND ROAMING. We will market our products and services in Ohio 2 under the name AIRTOUCH-TM- CELLULAR. Ohio 2 currently has two retail outlets and two sales agents. We plan to open three additional retail outlets in 1999. We have a reciprocal roaming agreement with AirTouch that will allow AirTouch and us to include each other's service area in its relevant home rate area.

    SYSTEMS. We expect the system in Ohio 2 to be complete and in service in the second quarter of 1999. Ohio 2 will have one switch and eight cell sites covering substantially all of the population of Ohio 2. We will deploy both analog/TDMA IS-136 and CDMA digital service in Ohio 2.

    PENDING ACQUISITION

    MARYLAND 1

    GENERAL. On November 24, 1998, we entered into an agreement to purchase the FCC licenses for, and certain assets related to, Maryland 1 RSA for $9.1 million, subject to adjustment. Maryland 1 is located in western Maryland. We will operate it as a part of our West Maryland market. Our acquisition of Maryland 1 is expected to close late in the second quarter of 1999.

    DEMOGRAPHICS. Maryland 1 is adjacent to our West Maryland market. It includes 32 miles of I-68 which connects Morgantown, West Virginia and Cumberland, Maryland.

    MARKETING AND ROAMING. Maryland 1 will be operated as part of our West Maryland market area. Maryland 1 has two retail locations and we plan to add one additional outlet in 1999. Maryland 1 will be operated under our existing roaming agreements applicable to the West Maryland area.

    SYSTEMS. Maryland 1 currently has five cell sites. We plan to add five additional cell sites in 1999. We will deploy analog/TDMA IS-136 digital service in Maryland 1.

CELLULAR OPERATIONS

    PRODUCTS AND SERVICES

    We provide a variety of cellular services and products designed to address a range of consumer, business and personal needs. In addition to mobile voice and data transmission, we offer ancillary services such as call forwarding, call waiting, three-party conference calling, voice message storage and retrieval and no-answer transfer. The nature of the services we offer varies depending upon the market area. We also sell cellular equipment at discount prices and uses free phone promotions as a way to encourage use of its mobile services. We offer cellular service for a fixed monthly access fee (accompanied by varying allotments of unbilled or "free" minutes), plus additional variable charges per minute of use and for custom calling features. Various pricing programs (which include single year and, to a lesser extent, multi-year service contracts) are utilized. Unlike some of our competitors, we design rate plans on a market-by-market basis. Our local general managers generally have the authority to initiate and modify rate plans, depending upon market and competitive conditions. Generally, these rate plans include a high-volume user plan, a medium-volume user plan, a basic plan and an economy plan. In general, our rate plans which include a higher monthly access fee typically include a lower usage rate per minute. We maintain an ongoing review of equipment and service plan pricing and, as appropriate, we revise pricing to meet the demands of the local marketplace.

    CUSTOMER SERVICE

    Customer service is an essential element of our marketing and operating philosophies. We are committed to attracting new subscribers and retaining existing subscribers by providing consistently high-quality customer service. In each of our cellular service areas, we maintain installation and repair facilities and a local staff, including a market manager, customer service representatives, technical and sales representatives. In each of our cellular service areas, we handle our own customer-related functions such as customer activations, account adjustments and rate plan changes. Our local offices and installation and repair facilities enable us to service customers better, schedule installations and make repairs. Through the use of sophisticated, centralized monitoring equipment, we are able to centrally monitor the technical performance of its cellular service areas.

    In addition, our customers generally are able to report cellular telephone service or account problems 24-hours a day to our regional customer service centers located in Oklahoma City, OK and Frederick, MD on a toll-free access number with no airtime charge. We believe that our emphasis on customer service affords us a competitive advantage over our large competitors. We contact our subscribers at frequent intervals in order to evaluate and measure, on an ongoing basis, the quality and competitiveness of our services.

    SALES, MARKETING AND DISTRIBUTION

    We focus our marketing program on attracting subscribers who are likely to generate high monthly revenue and low churn rates. We undertake extensive market research to identify and design marketing programs to attract these subscribers and tailor distinctive rate plans and roaming rates to emphasize the quality, value and advantage of our cellular service. We have established marketing alliances with neighboring cellular systems to create larger home rate areas and to effectively expand our home rate area in order to increase our roaming revenue and to attract new subscribers. We market our service offerings primarily through our direct sales force and Company-owned retail stores. We also use a network of dealers and other agents, such as electronics stores, car dealerships and department stores. In addition to these traditional channels, our marketing team continuously evaluates other, less traditional, methods of distributing the Company's services and products, such as targeted telemarketing and direct mail programs.

    We market our cellular products and services under both national brand names and our own brand name. See "--Service Marks." The service mark we select for use in each of our markets depends, to a large extent, upon the service mark used in neighboring MSAs. We market our cellular products and services under the name Dobson Cellular-TM- in portions of Oklahoma 5 and 7 and the Texas Panhandle. In its Northwest Oklahoma, Kansas and Missouri, Central Texas and Eastern Region markets, we market our cellular service under the name CELLULAR ONE-Registered Trademark-, one of the most recognized brand names in the cellular industry. The national advertising campaign conducted by the Cellular One Group enhances our advertising exposure at a fraction of the cost of what could be achieved by us alone. We use the service mark AIRTOUCH-TM- CELLULAR in our southern California and Arizona properties and in our Ohio 2 market, and expect to use a national brand name in central Texas and the name CELLULAR ONE-Registered Trademark- in northern California. In our Northern Region, we expect to continue Sygnet's use of the CELLULAR ONE-Registered Trademark- brand name in all of Sygnet's areas other than the Youngstown and Sharon MSAs in which the name Wilcom Cellular will continue to be utilized. See "--Service Marks."

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
    We train and compensate our sales force in a manner designed to stress the importance of customer service, high penetration levels and minimum acquisition costs per subscriber. We believe that our direct sales force is better able to select and screen new subscribers and select pricing plans that realistically match subscriber means and needs than are independent agents. In addition, we motivate our direct sales force to sell appropriate rate plans to subscribers, thereby reducing churn, by linking payment of commissions to subscriber retention. As a result, our use of a direct sales force keeps marketing costs low both directly, because commissions are lower, and indirectly, because subscriber retention is higher than when independent agents are used. We currently have 87 direct sales agents.

    We believe that the after-sale telemarketing program conducted by our sales force and customer service personnel helps to reduce our churn rate. This program enhances customer loyalty and allows our sales staff to check customer satisfaction as well as to offer additional calling features, such as voicemail, call waiting and call forwarding.

    We operated 115 retail outlets as of March 31, 1999. Our retail stores range in size from 420 square feet to 6,400 square feet, and each retail store is fully equipped to handle customer service and telephone maintenance and installation. Some of these stores are also authorized warranty repair centers. Our stores provide subscriber-friendly retail environments (extended hours, large selection, an expert sales staff and convenient locations) which make the sales process quick and easy for the subscriber.

    ROAMING

    We believe that regional roaming is an important service component for many subscribers. Accordingly, where possible, we attempt to arrange reciprocal roaming agreements that allow customers to roam at competitive prices. We believe this increases usage on all cellular systems, including our own. Roaming is a substantial source of our revenue. We focus on systems that are adjacent to major metropolitan areas and include a high concentration of expressway corridors that tend to result in a significant amount of roaming activity. We have entered into roaming agreements with operators of cellular systems in adjoining MSAs and others which provide for reciprocal roaming rates that allow area customers to roam at competitive

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prices which, in certain instances, are comparable to their home area rates. The following table lists our principal roaming partners in each of our cellular markets:

CELLULAR MARKETS                                     PRINCIPAL CELLULAR ROAMING PARTNERS
----------------------------------------------  ----------------------------------------------
CENTRAL REGION:
  Oklahoma 5 and 7............................  SWBM; AT&T Wireless
  Texas Panhandle.............................  SWBM; AT&T Wireless
  Northwest Oklahoma..........................  SWBM; AT&T Wireless
  Central Texas:
    Texas 10..................................  AT&T Wireless
    Texas 16..................................  AT&T Wireless; Houston Cellular
  Kansas/Missouri.............................  CMT; Western Wireless; U.S. Cellular

EASTERN REGION:
  East Maryland...............................  SWBM; AT&T Wireless; Vanguard
  West Maryland...............................  SWBM

WESTERN REGION:
  Arizona/California:
    Arizona 5.................................  AirTouch
    California 7..............................  AirTouch
  California 4................................  AT&T Wireless
  Santa Cruz..................................  AT&T Wireless; Bay Area Cellular

NORTHERN REGION:
  Youngstown..................................  AT&T Wireless; AirTouch
  Erie........................................  AT&T Wireless; AirTouch
  New York....................................  AT&T Wireless; AirTouch
  Pennsylvania................................  AT&T Wireless; AirTouch
  Ohio 2......................................  AirTouch

    We have agreements with NACN, which is the largest wireless telephone network system in the world linking cellular operators throughout the United States and Canada. NACN connects key areas across North America so that customers can use their cellular phones to place and receive calls in these areas as easily as they do in their home areas. Through NACN, customers receive calls automatically without the use of complicated roaming codes as they roam in more than 5,000 cities and towns in the United States and Canada. In addition, special services such as call forwarding and call waiting automatically follow subscribers as they travel.

    PCS

    In April 1997, we were granted PCS licenses in nine markets in Oklahoma, Kansas and Missouri that are adjacent to or overlap the Company's existing cellular markets. The PCS licenses obligate us to construct network facilities that cover at least 25% of the population in each market within five years from the grant of the license. The licenses cover an aggregate of approximately 4.2 million total Pops. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

    TECHNOLOGY AND SYSTEM DEVELOPMENT

    OVERVIEW. Historically, most cellular services have transmitted voice and data signals over analog-based systems, which use one continuous electronic signal that varies in amplitude or frequency over a single radio channel. Digital systems, on the other hand, convert voice or data signals into a stream of digits that is compressed before transmission, enabling a single radio channel to carry multiple simultaneous signal transmissions. This enhanced capacity, along with enhancements in digital protocols, allows digital-based wireless technologies to offer new and enhanced services, such as greater call privacy and

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
single number (or "find me") service, and more complex data transmission features, such as "mobile office" applications (including facsimile, electronic mail and connecting notebook computers with computer/data networks).

    While digital technology generally serves to reduce transmission interference relative to analog technology, capacity limitations in the 8 kilobit cellular digital handsets now deployed by most digital cellular operators also cause a perceptible decline in transmission quality. This gap in transmission quality has proven to be a significant barrier to cellular operators seeking to switch their customers from analog to digital service. Enhanced 13 kilobit digital handsets developed by vendors for digital cellular systems became available in late 1997. These new handsets offer transmission quality comparable to current analog cellular handsets.

    SYSTEM DEVELOPMENT. We develop or build out our cellular service areas by adding channels to existing cell sites and by building new cell sites with an emphasis on improving coverage for hand-held phones in heavily-trafficked areas. Such development is designed to increase capacity and to improve coverage for projected subscriber demand and in response to competitive factors. Projected subscriber demand is calculated for each cellular service area on a cell-by-cell basis. Historically we have met such demand through a combination of augmenting channel capacity in existing cell sites and building new cell sites. In January 1998, we entered into an agreement with Lucent to purchase, over a four year period, 300 cell sites, two switches and certain related hardware and software. The aggregate net cost to us under this agreement is estimated to be $81.0 million. We are also a party to another equipment supply agreement, with Nortel, to purchase approximately $65.0 million of cell site and switching equipment over the period June 1997 to November 2001.

    We expect our cell site expansion to enable us to continue to add and retain subscribers, enhance subscriber use of the systems, increase roamer traffic due to the larger geographic area covered by the cellular network and further enhance the overall efficiency of the network. We believe that the increased cellular coverage will have a positive impact on market penetration and subscriber usage.

    DIGITAL TECHNOLOGY. Digital signal transmission is accomplished through the use of frequency management technologies, or "protocols." These protocols "manage" the radio channel either by dividing it into distinct time slots (TDMA) or by assigning specific coding instructions to each packet of digitized data that comprises a signal. We use two basic protocols in our digital networks. Our primary digital technology or "protocol" is TDMA (Time Division Multiple Access) which is a satellite and cellular phone technology that interleaves multiple digital signals onto a single high-speed channel. For cellular, it divides each channel into three subchannels providing service to three users instead of one. Our other digital technology or "protocol" is CDMA (Code Division Multiple Access) that converts analog signals into digital for transmission over our cellular network. It provides up to 35 times the capacity of the analog network.

    While the FCC has mandated that licensed cellular systems in the United States must utilize compatible analog signaling protocols, at present there is no required universal digital signaling protocol. Because the CDMA and TDMA protocols are incompatible, a subscriber of a system that relies on TDMA technology, for example, will be able to use a handset in an area served by a system using CDMA only if it is a dual-mode handset that permits the subscriber to use the digital cellular system in that area. Dual-mode handsets for TDMA/CDMA are not yet available and analog/TDMA handsets have only recently become available. However, the FCC or industry organizations may decide to move toward a universal digital switching protocol in the future.

    We believe that the primary advantages and disadvantages of TDMA and CDMA are that CDMA generally provides a greater capacity than TDMA so that more calls can be handled at one time, while TDMA is less difficult and, therefore, less expensive to maintain. We believe that it is highly unlikely that CDMA would become the accepted standard in the cellular telephone industry. However, if such should occur, we expect that we would replace our TDMA with CDMA technology, which would require us to

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
make significant capital expenditures. Because we believe it is so unlikely that CDMA will become the accepted standard, we have not estimated the cost we would incur in such event.

    Over the next decade, we expect that many cellular systems will convert from analog to digital technology. This conversion is due in part to capacity constraints in many of the largest cellular markets, such as New York, Los Angeles and Chicago. As carriers reach limited capacity levels, it may not be possible to complete certain calls, especially during peak hours. Digital technology increases system capacity and offers other advantages, often including improved overall average signal quality, improved call security, potentially lower incremental costs for additional subscribers and the ability to provide data transmission services. We expect the conversion from analog to digital technology to be an industry-wide process that will take a number of years to complete. We have completed the conversion of many of our systems to digital technology and expects to convert the remainder of our systems (except for Kansas/ Missouri) by the end of 1999.

    The technology which we utilize will be governed, to a large extent, by the technology used by the large, dominant carriers in MSAs near our systems. The timing of the conversions will be governed by the conversion rate of larger, neighboring MSAs, market conditions and financial considerations.

    The following table reflects the digital technology currently used or expected to be selected by us in each of its cellular markets.

                                                                                              STATUS/EXPECTED
CELLULAR MARKET                                               DIGITAL TECHNOLOGY              COMPLETION DATE
-----------------------------------------------------  ---------------------------------  ------------------------
CENTRAL REGION:
  Oklahoma 5 and 7...................................  analog/TDMA IS-136                 Completed
  Texas Panhandle....................................  analog/TDMA IS-136                 Completed
  Northwest Oklahoma.................................  analog/TDMA IS-136                 Completed
  Central Texas:
    Texas 10.........................................  analog/TDMA IS-136                 Second quarter 1999
    Texas 16.........................................  analog/TDMA IS-136                 Completed
  Kansas/Missouri....................................  N/A                                Not selected

EASTERN REGION:
  East Maryland......................................  analog/TDMA IS-136                 Completed
  West Maryland......................................  analog/TDMA IS-136                 Completed

WESTERN REGION:
  Arizona/California:
    Arizona 5........................................  analog/CDMA                        Completed
    California 7.....................................  analog/CDMA                        Second quarter 1999
  California 4.......................................  analog/TDMA IS-136                 Second quarter 1999
  Santa Cruz.........................................  analog/TDMA IS-136                 Second quarter 1999

NORTHERN REGION:
  Youngstown.........................................  analog/TDMA IS-136                 Completed
  Erie...............................................  analog/TDMA IS-136                 Completed
  New York...........................................  analog/TDMA IS-136                 Third quarter 1999
  Pennsylvania.......................................  analog/TDMA IS-136                 Completed
  Ohio 2.............................................  analog/CDMA/TDMA IS-136            Completed

    INFORMATION SYSTEMS. Billing functions for most of our cellular operations are provided by International Telecommunications Data Service ("ITDS"). Proprietary software furnished by ITDS serves all functions of billing for corporate and retail locations. All administrative and customer maintenance functions are handled in-house with invoice processing and printing handled by ITDS. In the first quarter of 1999, we began replacing ITDS with another billing vendor, H.O. Systems, Inc. The H.O. Systems'

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
software is in place and functioning in our Western Region markets and we intend to implement the H.O. Systems' software throughout our remaining regions by the end of the third quarter of 1999. We use complementing software to the billing system allowing the use of credit, collection and switch interfaces.

    We operate a Nortel Meridian phone system with voice mail features. In addition, our customer service and collections groups extensively utilize the automatic call distribution queues and traffic and productivity reporting capacities of the system.

    SERVICE MARKS

    We own the service mark Dobson Cellular-TM- which we use in our cellular telephone systems in western Oklahoma. While we have not attempted to federally register the brand name "Dobson Cellular," we believe that our prior use of this brand name in the limited areas where it is used will enable us to effectively police against any infringing uses of such brand name.

    The following table sets forth the brand names used, or intended to be used, by us for products and services in each of our cellular markets:

CELLULAR MARKET                                                         SERVICE MARK
------------------------------------------------------------  --------------------------------
CENTRAL REGION:
  Oklahoma 5 and 7..........................................  Dobson Cellular-TM-
  Texas Panhandle...........................................  Dobson Cellular-TM-
  Northwest Oklahoma........................................  CELLULAR
                                                              ONE-Registered Trademark-
  Central Texas.............................................  CELLULAR
                                                              ONE-Registered Trademark-
  Kansas and Missouri.......................................  CELLULAR
                                                              ONE-Registered Trademark-

EASTERN REGION:
  East Maryland.............................................  CELLULAR
                                                              ONE-Registered Trademark-
  West Maryland.............................................  CELLULAR
                                                              ONE-Registered Trademark-

WESTERN REGION:
  Arizona/California........................................  AIRTOUCH-TM- CELLULAR
  California 4..............................................  CELLULAR
                                                              ONE-Registered Trademark-
  Santa Cruz................................................  CELLULAR
                                                              ONE-Registered Trademark-

NORTHERN REGION:
  Youngstown................................................  Wilcom Cellular
  Erie......................................................  CELLULAR
                                                              ONE-Registered Trademark-
  New York..................................................  CELLULAR
                                                              ONE-Registered Trademark-
  Pennsylvania..............................................  CELLULAR
                                                              ONE-Registered Trademark-
  Ohio 2....................................................  AIRTOUCH-TM- CELLULAR

    CELLULAR ONE-Registered Trademark- is a registered service mark with the U.S. Patent and Trademark Office. The service mark is owned by Cellular One Group, a Delaware general partnership of Cellular One Marketing, Inc., a subsidiary of SWBM, Cellular One Development, Inc., a subsidiary of AT&T Wireless, and Vanguard. We use the CELLULAR ONE-Registered Trademark- service mark to identify and promote its cellular telephone service pursuant to licensing agreements with Cellular One Group. Licensing and advertising fees are determined based upon the population of the licensed areas. The licensing agreements require us to provide high-quality cellular telephone service to our customers and to maintain a certain minimum overall customer satisfaction rating in surveys commissioned by the licensor. The licensing agreements have original five-year terms that begin expiring in 2000 and may be renewed at our option, subject to the satisfaction of certain operating standards, for two additional five-year terms.

    AIRTOUCH-TM- CELLULAR is a registered service mark licensed by AirTouch. In connection with the Arizona 5 Acquisition, we entered into a licensing agreement which permits us to use the AIRTOUCH-TM-

CELLULAR service mark to identify and promote our cellular telephone service in Arizona 5. Our right to use the service mark in the territory is non-exclusive and non-transferrable. The licensing agreement for the AIRTOUCH-TM- CELLULAR mark requires us to provide high-quality cellular telephone services to our customers and to otherwise maintain reasonable standards set by AirTouch. The licensing agreement is for an initial term of 20 years with automatic extensions for additional five-year periods.

COMPETITION

    We compete with various companies in each of our markets. The following table lists the principal competitors in each of our cellular markets:

CELLULAR MARKET                                       PRINCIPAL COMPETITORS
---------------------------------  -----------------------------------------------------------
CENTRAL REGION:
  Oklahoma 5 and 7...............  AT&T Wireless; Western Wireless
  Texas Panhandle................  Western Wireless
  Northern Oklahoma..............  Enid Cellular
  Central Texas..................  GTE
  Kansas and Missouri............  SWBM; Kansas Cellular; ALLTEL; Chariton Cellular

EASTERN REGION:
  East Maryland..................  BAM; Sprint
  West Maryland..................  BAM; US Cellular; Sprint

WESTERN REGION:
  Arizona/California.............  BAM
  California 4...................  GTE
  Santa Cruz.....................  GTE

NORTHERN REGION:
  Youngstown.....................  ALLTEL
  Erie...........................  GTE Mobilenet
  New York.......................  Frontier
  Pennsylvania...................  ALLTEL; BAM
  Ohio 2.........................  ALLTEL

    The telecommunications industry is experiencing significant technological changes, as evidenced by the increasing pace of improvements in the capacity and quality of digital technology, shorter cycles for new products and enhancements, and changes in consumer preferences and expectations. Accordingly, we expect competition in the wireless telecommunications industry to be dynamic and intense as a result of the entrance of new competitors and the development of new technologies, products and services.

    Each of the markets in which we compete are served by other two-way wireless service providers, including licensed cellular and PCS operators and resellers. Many of these competitors have been operating for a number of years, currently serve a substantial subscriber base and have significantly greater financial and technical resources than those available to us. Some competitors are expected to market other services, such as long distance, landline local exchange and internet access service, with their cellular telecommunication service offerings. Several of our competitors are operating, or planning to operate, through joint ventures and affiliation arrangements, wireless telecommunications systems that encompass most of the United States.

    We compete primarily against one other facilities-based cellular carrier in each of our cellular markets. We compete for customers based principally upon price, the services and enhancements offered, the quality of the cellular system, customer service, system coverage and capacity. This competition may increase to the extent that licenses are transferred from smaller, stand-alone operators to larger, better capitalized and more experienced cellular operators that may be able to offer consumers certain network advantages.

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
    We also face to a lesser extent competition from PCS, ESMR and mobile satellite service ("MSS") providers, as well as from resellers of these services and cellular service. In the future, we may also compete more directly with traditional landline telephone service providers. Continuing technological advances in telecommunications make it impossible to predict the extent of future competition. However, due to the depth and breadth of these competitive services offered by operators using these other technologies, such competition could be significant and is expected to become more intense. Recently, the FCC has created potential sources of new competition by auctioning additional PCS licenses, as well as licenses for Wireless Communications Services, local multipoint Distribution Service and 220-222Mhz service. Further, the FCC has announced plans to auction licenses in the General Wireless Communications Services.

    The FCC requires that all cellular system operators provide service to resellers on a nondiscriminatory basis. A reseller provides cellular service to customers but does not hold an FCC license or own cellular facilities. Instead, the reseller buys blocks of cellular telephone numbers from a licensed carrier and resells service through its own distribution network to the public. Therefore, a reseller may be both a customer of a cellular licensee's services and a competitor of that licensee. Several well-known telecommunications companies resell cellular service as a complement to their long distance, local telephone, paging, cable television or internet offerings.

    The most likely source of direct competition to cellular providers in the near term from a new technology is broadband PCS. Broadband PCS services consist of wireless two-way telecommunications services for voice, data and other transmissions employing digital micro-cellular technology. PCS operates in the 1850 to 1990 MHz band. PCS technology utilizes a network of small, low-powered transceivers placed throughout a neighborhood, business complex, community or metropolitan area to provide customers with mobile and portable voice and data communications. Many of the PCS licensees that compete, or will compete, with us have access to substantial capital resources. In addition, many of these companies or their predecessors and affiliates already operate large cellular telephone systems and thus bring significant wireless experience.

    ESMR is a wireless communications service supplied by converting analog SMR services into an integrated, digital transmission system. The ESMR system incorporates characteristics of cellular technology, including multiple low power transmitters and interconnection with the landline telephone network. ESMR service providers such as Nextel Communications, Inc., may compete with analog cellular service by providing high quality digital communication technology, lower rates, enhanced privacy and additional features such as electronic mail and built-in paging. ESMR handsets are likely to be more expensive than cellular telephones.

    A consortium of telecommunications providers known as American Mobile Satellite Corporation has been licensed by the FCC to provide MSS and is currently providing such services. The FCC has also licensed four entities to provide MSS as low earth-orbit satellite-based systems. One such licensee, controlled by Motorola, operates a low earth-orbit satellite-based system called "Iridium" and recently initiated such service in some markets. None of the other licensees have yet launched MSS service. Other proposals for MSS are pending before the FCC. The FCC is developing rules for these services and international and foreign regulatory authorities must also approve aspects of some MSS services. Mobile satellite systems could augment or replace communications within land-based cellular systems. While we may experience increased competition from low earth-orbit satellite-based systems in the future, to date, such systems have not affected our operations.

    The commercial development and deployment of most of these new technologies remain in an early phase. We expect this activity to be focused initially in relatively large markets in view of the substantial costs involved in building and launching systems using these technologies. We believe that we can effectively face this competition from our position as an incumbent in the cellular industry with

    - a high quality network,

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
    - extensive home rate areas that are not capacity constrained,

    - strong distribution channels,

    - superior customer service capabilities, and

    - an experienced management team.

    Since we operate in medium to small markets, new entrants in those markets may be unable to offer wireless service at competitive rates markets in the near term. The extensive capital expenditures required to deploy infrastructure are more readily justifiable from an economic standpoint in larger, more densely populated urban areas, than in the rural areas in which we operate.

REGULATION

    OVERVIEW. The wireless telecommunications industry is subject to extensive governmental regulation on the federal level and to varying degrees on the state level. The enactment of the Telecommunications Act has impacted many aspects of this regulation. In addition, this regulation is currently the subject of administrative rulemakings and judicial proceedings that are significant to us. The following is a summary of the federal laws and regulations that materially affect the wireless telecommunications industry, in general, and us, in particular, and a description of applicable certain state laws. This section does not purport to be a summary of all present and proposed federal, state and local regulations and legislation relating to the wireless telecommunications industry.

    FEDERAL REGULATION. The licensing, construction, modification, operation, ownership and acquisition of cellular telephone systems are subject to regulations and policies of the FCC under the Communications Act of 1934, as amended (the "Communications Act"). The FCC has promulgated rules and regulations governing, among other things, applications to construct and operate cellular communications systems, applications to transfer control of or assign cellular licenses and technical and operational standards for the operation of cellular systems (such as maximum power and antenna height).

    The FCC licenses cellular systems in accordance with 734 geographically defined market areas comprised of 306 MSAs and 428 RSAs. In each market, the frequencies allocated for cellular telephone use are divided into two equal 25 MHz blocks and designated as wireline and non-wireline. Apart from the different frequency blocks, there is no technical difference between wireline and non-wireline cellular systems and the operational requirements imposed on each by the FCC are the same. However, no entity may own, directly or indirectly, more than a 5% interest in both systems in any one MSA or RSA, unless such ownership will not pose a substantial threat to competition, and no entity may, directly or indirectly, own a controlling interest in, or otherwise have the ability to control, both such systems. The FCC may prohibit or impose conditions on transfers of licenses. In addition, under FCC rules, no person or entity may have an attributable interest, as defined in FCC rules, in a total of more than 45 MHz of licensed broadband PCS, cellular and ESMR spectrum, regulated as CMRS, with significant overlap in any geographic area. Significant overlap will occur when at least 10% of the 1990 census population of the PCS licensed service area is within the CGSA, as defined below, and/or the ESMR service area. The FCC is currently considering whether it should modify this 45 MHz spectrum cap.

    Under FCC rules, the authorized service area of a cellular provider in each of its markets is referred to as the "Cellular Geographic Service Area" or "CGSA." The CGSA may conform exactly with the boundaries of the FCC designated MSA or RSA, or it may be smaller if a licensee has chosen not to provide services to certain areas. A cellular licensee has the exclusive right to expand its CGSA boundaries within the licensee's MSA or RSA for a period of five years after grant of the licensee's initial construction permit. At the end of this five-year build-out period, however, other entities may apply to serve portions of the MSA or RSA, of at least 50 square miles in areas outside the licensee's then designated CGSA. The five year build-out period has expired for most licensees and the FCC has granted several "unserved area" applications filed by parties other than the original MSA or RSA licensee. Sygnet's five year buildout

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
period has expired in all its markets, except Pennsylvania 2 RSA. Our buildout has been substantially completed in all of our markets except Ohio RSA 2, Texas 10 RSA and Pennsylvania 2 RSA.

    Cellular service providers also must satisfy a variety of FCC requirements relating to technical and reporting matters. One such requirement is the coordination of proposed frequency usage with adjacent cellular users, permittees and licensees in order to avoid interference between adjacent systems. In addition, the height and power of base station transmitting facilities and the type of signals they emit must fall within specified parameters. We are obligated to pay annual regulatory fees and assessments to support the FCC's regulation of its cellular operations, as well as fees necessary to support centralized administration of telephone numbering, telecommunications relay service ("TRS") for the hearing-impaired and application filing fees.

    The Communications Act requires prior FCC approval for substantive, non-proforma transfers or assignments to or from us of a controlling interest in any license or construction permit, or any rights thereunder. Although we cannot assure you that the FCC will approve or timely act upon any future requests for approval of applications that we file, we have no reason to believe that the FCC would not approve or grant such requests or applications in due course.

    The FCC also regulates a number of other aspects of the cellular business. For example, the FCC regulates cellular resale practices and recently extended the resale requirement to broadband PCS and ESMR licensees. Cellular, PCS and ESMR providers may not restrict any customer's resale of their services or unreasonably discriminate against resellers of their services. All resale obligations for cellular, broadband PCS and ESMR operators will terminate on November 24, 2002. Moreover, federal legislation enacted in 1993 requires the FCC to reduce the disparities in the regulatory treatment of similar mobile services, such as cellular, PCS and ESMR. Under this new regulatory structure, all of our cellular licenses are classified as CMRS. As a CMRS provider, the FCC regulates us as a common carrier. The FCC, however, has exempted cellular services from some typical common carrier regulations, such as tariff filings. The FCC has also adopted requirements for cellular and other CMRS providers to implement basic and enhanced 911 services. These services provide emergency service providers with the ability to better identify and locate callers using wireless services, including callers using special devices for the hearing impaired. Our obligations to implement these services is scheduled to occur in several stages ending in October 2001. Federal regulations also require cellular and PCS carriers to provide law enforcement agencies with capacity to support lawful wiretaps by March 12, 2001 and technical assistance for wiretaps by June 30, 2000. These wireless 911 and law enforcement requirements may create additional capital obligations for us to make necessary system changes.

    In addition, the FCC regulates the ancillary service offerings that cellular and PCS licensees can provide and recently revised its rules to permit cellular, broadband PCS, paging and ESMR licensees to offer fixed services on a co-primary basis along with mobile services. This rule change may facilitate the provision of wireless local loop service, which involves the use of wireless links to provide local telephone service by cellular licensees, as well as broadband PCS and ESMR licensees. In this regard, the FCC also recently adopted telephone number portability rules for local exchange carriers, as well as cellular, broadband PCS and ESMR licensees, that could facilitate the development of local exchange competition, including wireless local loop service. The new number portability rules generally require cellular, broadband PCS and ESMR licensees to have the capability to deliver calls from their systems to ported numbers by December 31, 1998 and offer number portability and roaming to ported numbers by November 24, 2002. These requirements may result in added capital expenditures for us to make necessary system changes, although we currently have no plans for any such expenditures.

    The FCC generally grants cellular and PCS licenses for terms of ten years that are renewable upon application to the FCC. Near the conclusion of the license term, we must file applications for renewal of licenses to obtain authority to operate for an additional 10-year term. The FCC may revoke our licenses and may deny our license renewal applications for cause after appropriate notice and hearing. The FCC will award a renewal expectancy to us if we meet certain standards of past performance. If we receive a renewal expectancy, it is very likely that the FCC will renew the area existing cellular license without becoming subject to competing applications. To receive a renewal expectancy, we must show that we have provided "substantial" service during our past license term, and have substantially complied with applicable FCC rules and policies and the Communications Act. The FCC defines "substantial" service as service which is sound, favorable and substantially above a level of mediocre service that might only minimally warrant renewal. If a licensee does not receive a renewal expectancy, then the FCC will accept competing applications for the license, subject to a comparative hearing, and the FCC may award the license to another entity. The initial term for three of our existing licenses, apart from those we acquired from Sygnet, expired in October 1998. The FCC has renewed each license for a new ten year term expiring in 2008. The balance of our existing licenses begin to expire in October 2000. The FCC has renewed three of the licenses we acquired from Sygnet for a new ten year term, and the initial terms on the balance of these licenses will expire beginning in 2006.

    A PCS system operates under a protected geographic service area license granted by the FCC for either an MTA or BTA on one of six frequency blocks allocated for broadband PCS service. The FCC has divided the United States and its possessions and territories into PCS markets based upon Rand McNally's 493 BTAs, all of which are included in the 51 MTAs. The FCC has allocated 120 MHz of radio spectrum in the 2 GHz band for licensed broadband PCS services. The FCC divided the 120 MHz of spectrum into six individual blocks, two 30 MHz blocks (A and B Blocks) licensed for each of the 51 MTAs, one 30 MHz block (C Block) licensed for each of the 493 BTAs, and three 10 MHz blocks (D, E and F Blocks) licensed for each of the 493 BTAs, a total of more than 2,000 licenses. In 1998, the FCC afforded financially-troubled C Block licensees the option of returning all or half of their spectrum to the FCC for reauction. On April 15, 1999, the FCC completed a reauction of PCS licenses in the C, E and F Blocks. A total of 302 licenses will be awarded (179 30 MHz C Block, 115 15 MHz C Block, 6 E Block and 2 F Block), assuming full payment by all winning bidders.

    The FCC has adopted standards to apply to PCS renewals under which the FCC will award a renewal expectancy using standards similar to those applied to cellular licensees. Additionally, all 30 MHz broadband PCS licensees must construct facilities that offer coverage to one-third of the population of their service area within five years, and two-thirds of the population within ten years, of their initial license grants. All 10 MHz and 15 MHz licensees must provide service to at least 25% of the service area or make a showing of "substantial service" within five years of their initial license. Licensees that fail to meet the coverage requirements may be subject to forfeiture of the license.

    FCC rules restrict the voluntary assignments or transfers of control of certain licenses awarded to "small businesses" with bidding enhancements in the C Block and F Block auctions. During the first five years of the license term, assignments or transfers affecting control are permitted only to assignees or transferees that meet the eligibility criteria for participation in the entrepreneur block auction at the time the application for assignment or transfer of control is filed or, if the proposed assignee or transferee holds other licenses for C Block and F Block, met the same eligibility criteria at the time of receipt of such licenses. Any transfers or assignments by licensees that qualified for installment payments during the entire ten-year initial license terms are subject to unjust enrichment penalties; i.e., acceleration of any installment payment plans should the assignee or transferee not qualify for the same benefits. Any transfers or assignments by licensees that qualified for bidding credits during the first five years of the license term are subject to unjust enrichment penalties; i.e., forfeiture of any bidding credit based upon the amount of time the initial license has been held should the assignee or transferee not qualify for these same benefits. In the case of the C Block and F Block, the FCC will conduct random audits to ensure that licensees are in compliance with the FCC's eligibility rules. Violations of the Communications Act or the FCC's rules could result in license revocations, forfeitures or fines. We were qualified to hold C and F licenses at the time such licenses were awarded, and we anticipate remaining so qualified throughout the term of the PCS licenses awarded to us.

    For a period of up to five years after the grant of a PCS license (subject to extension), the FCC prohibits a PCS licensee from interfering with existing licensees that operate certain fixed microwave systems within its license area. To secure a sufficient amount of unencumbered spectrum to operate our PCS systems efficiently and with adequate population coverage, we may need to relocate many of these incumbent licensees, at our expense, to other frequencies or to reimburse other previously-licensed PCS licensees for expenses they have incurred in relocating incumbent licensees that we might otherwise have been required to relocate. In an effort to balance the competing interests of existing microwave users and newly authorized PCS licensees, the FCC has adopted a transition plan to relocate such microwave operators to other spectrum blocks and a cost sharing plan so that if the relocation of an incumbent benefits more than one PCS licensee, the benefitting PCS licensees will share the cost of the relocation. This transition plan allows most microwave users to operate in the PCS spectrum for a one-year voluntary negotiation period and an additional one-year mandatory negotiation period. For public safety entities dedicating a majority of their system communications for police, fire or emergency medical services operations, the voluntary negotiation period is three years, with an additional two-year mandatory negotiation period. After the voluntary and mandatory negotiation periods expire, the microwave user continues to hold primary status until April 4, 2005, but may be involuntarily relocated, albeit at the PCS licensee's expense. Parties unable to reach agreement within these time periods may refer the matter to the FCC for resolution, but the incumbent microwave user is permitted to continue its operations until final FCC resolution of the matter. The transition and cost sharing plans expire on April 4, 2005, at which time remaining incumbents in the PCS spectrum will be responsible for their costs to relocate to alternate spectrum locations. We have not yet determined the extent, if any, of expenses we may need to incur for the relocation of microwave incumbents in order to provide PCS services using our the PCS licenses.

    The FCC may deny applications for FCC authority, and in extreme case revoke licenses, if it finds that an entity lacks the requisite "character" qualifications to be a licensee. In making the determination, the FCC considers whether an applicant or licensee has been the subject of adverse findings in a judicial or administrative proceeding involving felonies, the possession or sale of unlawful drugs, fraud, antitrust violations or unfair competition, employment discrimination, misrepresentations to the FCC or other government agencies, or serious violations of the Communications Act or FCC regulations. Moreover, if foreign nationals or their representatives, a foreign government or its representative or any corporation organized under the laws of a foreign country own of record or vote greater than 25 percent of our equity and the FCC determines that the public interest would be so served, it may revoke our cellular licenses or require an ownership restructuring. However, the FCC will generally permit additional indirect ownership in excess of the statutory 25 percent benchmark where that interest is to be held by an entity or entities from member countries of the World Trade Organization ("WTO"). For investors from non-WTO countries, however, the FCC will determine whether the home country of the foreign investor extends reciprocal treatment called "equivalent competitive opportunities" to U.S. entities. If such opportunities do not exist, it is unlikely that the FCC will permit investment beyond the 25 percent benchmark. These restrictions could adversely affect our ability to attract additional equity financing. We have no knowledge that any foreign national owns any of our capital stock.

    The Telecommunications Act, which made significant changes to the Communications Act and terminated the antitrust consent decree applicable to the RBOCs, affects the telecommunications industry. This legislation, among other things, affects competition for local telecommunications services, interconnection arrangements for carriers, universal service funding and the provision of interexchange services.

    The Telecommunications Act requires state public utilities commissions and/or the FCC to implement policies that mandate reciprocal compensation between local exchange carriers, a category that will, for these purposes, include cellular carriers, for interconnection services at rates more closely related to cost. In a rulemaking proceeding pertaining to interconnection between local exchange carriers ("LECs") and CMRS providers such as us, the FCC concluded that LECs are required to compensate CMRS providers for the reasonable costs incurred by such providers in terminating traffic that originates on LEC facilities, and vice versa. Consistent with this ruling, the FCC has determined that LECs may not charge a CMRS provider or other carrier for terminating LEC-originated traffic. Nor may LECs charge CMRS providers for number activation and use fees. Depending on further FCC disposition of these issues, we may or may not be successful in securing refunds, future relief or both, with respect to charges for termination of LEC-originated local traffic. If these issues are ultimately resolved by the FCC in favor of CMRS providers, then we will pursue relief through settlement negotiations, administrative complaint procedures or both. If these issues are ultimately decided in favor of the LECs, we likely would be required to pay all past due contested charges and may also be assessed interest and late charges for the withhold amounts. These requirements could in the future have a material effect on us.

    The Telecommunications Act requires, and the FCC has adopted, rules that require interstate communications carriers, including cellular carriers, to "make an equitable and non-discriminatory contribution" to a universal service fund that reimburses communications carriers that provide basic communications services to users who receive services at subsidized rates. These rules could result in increased costs for our cellular operations. The Telecommunications Act also eases the restrictions on the provision of interexchange telephone services by wireless carriers affiliated with RBOCs. RBOC-affiliated wireless carriers have interpreted the legislation to permit immediate provision of in region long distance call delivery for their cellular customers.

    Additionally, the Telecommunications Act specifically exempts all cellular carriers from the obligation to provide equal access to interstate long distance carriers. However, the Telecommunications Act gives the FCC the authority to impose rules to require unblocked access through carrier identification codes or 800/888 numbers, so that cellular subscribers are not denied access to the long distance carrier of their choosing, if the FCC determines that the public interest so requires. We currently provide "dial around" equal access to all of our customers.

    The Telecommunications Act also imposes restrictions on a telecommunications carrier's use of customer proprietary network information without prior customer approval. FCC rules implementing these restrictions are being reviewed but have the potential to impose upon us new costly obligations and impose burdens on our current marketing activities.

    The overall impact of the Telecommunications Act on our business is unclear and will likely remain so for the foreseeable future. New limitations on local zoning requirements may facilitate the construction of new cell sites and related facilities. See "--State, Local and Other Regulation." However, these restrictions on zoning authority may provide only limited assistance to cellular carriers, and other provisions of the new statute relating to interconnection, telephone number portability, universal service, equal access, use of customer proprietary network information and resale could subject us to additional costs and increased competition.

    STATE, LOCAL AND OTHER REGULATION. The Communications Act preempts state or local regulation of the entry of, or the rates charged by, any CMRS or any private mobile service provider, which includes cellular telephone service providers. The FCC has denied the petitions of eight states to continue their rate regulation authority, including authority over cellular operators. As a practical matter, we are free to establish rates and offer new products and service with a minimum of regulatory requirements. The states in which we operate maintain nominal oversight jurisdiction, primarily focusing upon prior approval of acquisitions and transfers and resolution of customer complaints.

    The location and construction of our cellular transmitter towers and antennas are subject to FCC and Federal Aviation Administration ("FAA") regulations and are subject to federal, state and local environmental regulation, as well as state or local zoning, land use and other regulation. Before we can put a system into commercial operation, we must obtain all necessary zoning and building permit approvals for the cell site microwave tower locations. The time needed to obtain zoning approvals and requisite state permits varies from market to market and state to state. Likewise, variations exist in local zoning processes. Additionally, any proposed site must comply with the FCC's environmental rules.

    Zoning and planning regulation may become more restrictive in the future as many broadband PCS carriers are now seeking sites for network construction. The Telecommunications Act may provide facilities some relief from state and local laws that arbitrarily restrict the construction of personal wireless services, which include cellular, PCS and ESMR systems. For example the Telecommunications Act precludes localities from denying zoning approval for cell sites based upon electromagnetic emission concerns, if the personal wireless service operator's system complies with FCC emissions standards. In addition, the Telecommunications Act prohibits localities from adopting zoning requirements that simply prohibit or have the effect of prohibiting personal wireless services, or that discriminate between "functionally equivalent" services. Notwithstanding these new requirements, wireless carriers have had various degrees of success in challenging offensive zoning requirements and it is still unclear whether the costs of expanding cellular systems by adding cell sites will increase and whether significant delays will be experienced due to local zoning regulations.

    We cannot assure you that any state or local regulatory requirements currently applicable to our systems will not be changed in the future or that regulatory requirements will not be adopted in those states and localities which currently have none.

    FUTURE REGULATION. From time to time, federal or state legislators propose legislation that could affect us, either beneficially or adversely. We cannot assure you that federal or state legislation will not be enacted, or that regulations will not be adopted or actions taken by the FCC or state regulatory authorities, that might adversely affect our business. Changes such as the allocation by the FCC of radio spectrum for services that compete with our business could adversely affect our operating results.

EMPLOYEES AND AGENTS

    As of March 31, 1999, we had approximately 980 employees. In addition, as of such date, we had agreements with approximately 200 independent sales agents, including car dealerships, electronics stores, paging service companies and independent contractors. None of our employees are represented by a labor organization, and we consider our employee relations to be good.

PROPERTIES

    We maintain our corporate headquarters in Oklahoma City, Oklahoma. We lease approximately 24,600 square feet at a monthly rental of approximately $19,000. See "Management--Certain Transactions." As of March 31, 1999, our cellular operations leased 115 sales and administrative offices, at aggregate annual rentals of approximately $3.1 million. We will review these leases from time to time and may, in the future, lease or acquire new facilities as needed. We expect to lease or purchase additional sales and administrative office spaces in connection with the pending acquisitions. We do not anticipate that it will encounter any material difficulties in meeting our future needs for any leased space. We also owned and leased approximately 420 cell sites as of March 31, 1999.

LEGAL PROCEEDINGS

    We are not currently involved in any pending legal proceedings that individually or in the aggregate are material to us. We are a party to routine filings and customary regulatory proceedings with the FCC and the state public utility commissions relating to our operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    Our Board of Directors consists of seven directors, four designated by the Dobson Partnership, one designated by Childs, and two selected jointly by the Dobson Partnership and Childs. Following consummation of its stock purchase, AT&T Wireless will have the right to appoint one member of our Board and to appoint, jointly with Childs and the Dobson Partnership, an additional Board member. See "Principal Shareholders." Two additional directors may be designated by holders of our Senior Preferred Stock, and two by holders of the Preferred Stock in the event certain voting rights triggering events occur. See "Description of Capital Stock--Senior Preferred Stock," "--Other Preferred Stock" and "Description of the Preferred Stock."

    Currently, we have six directors on our Board of Directors, with one vacancy to be filled by an independent director designee of the Dobson Partnership. Upon consummation of our acquisition of Sygnet, Albert H. Pharis, Jr., President and Chief Executive Officer of Sygnet, and Dana L. Schmaltz, an executive officer of Childs, became directors, and Thadeus J. Mocarski resigned as a director. Our directors are elected to serve until they resign or are removed, or are otherwise disqualified to serve, or until their successors are elected and qualified. Our directors are elected for one-year terms at the annual meeting of stockholders which is held in April of each year. Our officers are appointed at the Board's first meeting after each annual meeting of stockholders.

    Our directors and executive officers are set forth below. Certain of the officers and directors hold or have held positions in several of our subsidiaries. The ages of the persons set forth below are as of March 31, 1999.

NAME                                             AGE                       POSITION
-------------------------------------------      ---      -------------------------------------------
Everett R. Dobson (1)......................          39   Chairman of the Board, President and Chief
                                                          Executive Officer

G. Edward Evans............................          38   President and Chief Operating Officer of
                                                          cellular subsidiaries

Bruce R. Knooihuizen.......................          43   Vice President and Chief Financial Officer

R. Thomas Morgan...........................          43   Vice President and Chief Information
                                                          Officer

Richard D. Sewell, Jr. ....................          42   Treasurer

Stephen T. Dobson (1)......................          36   Secretary and Director

Russell L. Dobson (1)......................          64   Director

Justin L. Jaschke..........................          40   Director

Albert H. Pharis, Jr.......................          49   Director

Dana L. Schmaltz...........................          32   Director

------------------------

(1) Everett R. Dobson and Stephen T. Dobson are sons of Russell L. Dobson.

    We were incorporated in February 1997 in connection with a corporate reorganization (the "Reorganization") pursuant to which we became the holding company parent of our subsidiary, Dobson Operating Company ("DOC"). Information below with respect to positions held by our executive officers and directors refers to their positions with DOC and, since February 1997, also with us.

    EVERETT R. DOBSON has served as a director and officer since 1982. From 1990 to 1996, he served as a director, President and Chief Operating Officer of us and President of our cellular subsidiaries. He was elected our Chairman of the Board and Chief Executive Officer in April 1996. Mr. Dobson served on the board of the Cellular Telecommunications Industry Association ("CTIA") in 1993 and 1994. He holds a B.A. in Economics from Southwestern Oklahoma State University and currently sits on its Foundation Board and chairs the investment committee.

    G. EDWARD EVANS joined us as President and Chief Operating Officer of our cellular subsidiaries in January 1997. Mr. Evans was employed by BellSouth Mobility, Inc. from 1993 to 1996, serving as General Manager-Kentucky, Director of Field Operations at the company's corporate office in Atlanta and Director of Marketing-Alabama. He was an Area Manager and a Market Manager of United States Cellular, Inc. from 1990 to 1993 and was a Sales Manager of GTE Mobilnet from 1989 to 1990. Mr. Evans serves on the board of CTIA. He has an M.B.A. from Georgia State University.

    BRUCE R. KNOOIHUIZEN joined us as Vice President and Chief Financial Officer in July 1996. From 1994 to 1996, Mr. Knooihuizen was Chief Financial Officer and Secretary for The Westlink Co. in San Diego, a wireless provider which was formerly an operating unit of U S WEST. Previously, he was Treasurer and Controller of Ameritech Cellular from 1990 to 1994, Director, Accounting Operations of Ameritech Applied Technologies from 1988 to 1990, and Controller of Ameritech Properties in 1988, all located in Chicago. From 1980 to 1988 he held various financial and accounting positions with The Ohio Bell Telephone Company. Mr. Knooihuizen received a B.S. in finance from Miami University in Oxford, Ohio and an M.B.A. in finance from the University of Cincinnati.

    R. THOMAS MORGAN joined us as Vice President and Chief Information Officer in December 1997. During 1996 and 1997, Mr. Morgan was Director of Corporate Services in the Information Services Department of American Electric Power in Columbus, Ohio, an electric utility serving 3 million customers in the Midwest. Previously, he was Manager of Accounting and Human Resources Systems from 1994 through 1995 and held various positions in the Information Services Department of American Electric Power from 1985. Mr. Morgan was Manager of Software Engineering for Access Corporation, a software development company, in Cincinnati, Ohio from 1981 to 1985 and worked as a Senior Consultant with Arthur Andersen & Co. in Columbus, Ohio from 1978 to 1981. Mr. Morgan holds a B.S. in systems analysis from Miami University in Oxford, Ohio.

    RICHARD D. SEWELL, JR. joined us as Treasurer in September 1998. Mr. Sewell was employed by Dal-Tile International Inc., a ceramic tile manufacturer and distributor, as Vice President-Finance from 1997 to 1998, as Vice President-Treasurer from 1995 to 1997 and as Vice President-Financial Reporting from 1990 to 1995. From 1979 to 1989, Mr. Sewell was employed by Ernst & Young, a public accounting firm, concluding as a principal in their Entrepreneurial Service Group. Mr. Sewell received a B.S. in accounting from the University of Missouri-Kansas City.

    STEPHEN T. DOBSON has been a director since 1990. He served as our Treasurer from 1990 until September 1998, and he has served as Secretary of since 1990. He has also served as General Manager and Secretary of our ILEC operations ("Telco") since 1994 and 1990, respectively. He became President of Logix in January 1997. Mr. Dobson is a member of the Western Rural Cellular Association ("WRTA"), National Telephone Cooperative Association and Telecommunications Resellers Association. He holds a B.S. in business administration from the University of Central Oklahoma.

    RUSSELL L. DOBSON has been a director since 1990 and was Chairman of the Board and Chief Executive Officer from 1990 to 1996. Mr. Dobson joined his father at Telco in 1956 and became the controlling owner and Chief Executive Officer in 1975 when he purchased his father's interest. He has been active in many industry-related groups, including the OTA, WRTA and Organization for the Protection and Advancement of Small Telephone Companies.

    JUSTIN L. JASCHKE has been a director since October 1996. Mr. Jaschke has been the Chief Executive Officer and a director of Verio Inc., a privately held internet access provider based in Englewood,

Colorado, since its inception in March 1996. Prior to March 1996, Mr. Jaschke served as Chief Operating Officer for Nextel Communications, Inc. following its merger with OneComm Corporation ("OneComm") in July 1995. Mr. Jaschke served as OneComm's President and a member of its Board of Directors from 1993 until the merger with Nextel Communications, Inc. From May 1990 to April 1993, Mr. Jaschke served as President and CEO of Bay Area Cellular Telephone Company. Mr. Jaschke currently serves as Chairman of the Board of Directors of Metricom, Inc., a wireless data communications provider. Mr. Jaschke has a B.S. in mathematics from the University of Puget Sound and an M.S. in management from the Massachusetts Institute of Technology Sloan School of Management.

    ALBERT H. PHARIS, JR. served as President, Chief Executive Officer and Director of Sygnet since Sygnet's inception in 1985. He has been active as a board member of CTIA since 1985 and as a member of the CTIA Executive Committee since 1989. He has also been Chairman of CTIA's Small Operators Caucus.

    DANA L. SCHMALTZ became a director in accordance with the terms of our Stockholders' Agreement dated December 23, 1998 with J.W. Childs Associates, L.P. Mr. Schmaltz is a Vice President of J.W. Childs Associates, L.P. and has been at J.W. Childs Associates, L.P. since February 1997. From 1995 to 1997, Mr. Schmaltz was an associate at DLJ Merchant Banking, Inc. Mr. Schmaltz graduated from the Harvard Graduate School of Business Administration in 1995.

EXECUTIVE COMPENSATION

    The following table sets forth the cash and non-cash compensation during 1998, 1997 and 1996 earned by the Company's chief executive officer and its other three most highly compensated executive officers as of December 31, 1998 ("the Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                           SECURITIES
                                                                          OTHER ANNUAL     UNDERLYING       ALL OTHER
                                                                          COMPENSATION    OPTION AWARDS   COMPENSATION
NAME AND PRINCIPAL POSITION           YEAR       SALARY      BONUS(1)        ($)(2)       (# OF SHARES)      ($)(3)
----------------------------------  ---------  ----------  -------------  -------------  ---------------  -------------
Everett R. Dobson ................       1998  $  380,400  $          --   $    39,700(4)           --      $   6,400
  Chairman of the Board and              1997     300,000        250,000        54,800(4)           --          9,500
  Chief Executive Officer                1996     300,000        142,400        77,100(4)           --          6,000

Stephen T. Dobson ................       1998     155,200         80,000        32,600(5)           --          4,700
  Secretary, Treasurer                   1997     100,000         75,000        13,800(5)           --          6,500
  and Director                           1996      97,000         75,000        20,600(5)           --          3,900

G. Edward Evans ..................       1998     152,500         76,000            --          1,000           4,300
  President and Chief                    1997     113,600         80,000(6)           --        6,033              --
  Operating Officer                      1996          --             --            --             --              --

Bruce R. Knooihuizen .............       1998     165,000        102,500            --          1,000           4,100
  Vice President and                     1997     152,500         82,500            --             --           1,400
  Chief Financial Officer                1996      65,900         37,500        57,600(7)        7,541             --

R. Thomas Morgan .................       1998     135,000         60,000            --          1,207              --
  Vice President and                     1997       6,000         40,000(8)
  Chief Information Officer              1996          --

------------------------

(1) The bonus amount for Everett R. Dobson with respect to services performed in 1998 has not yet been determined. The bonuses for 1997 represent the bonuses paid in 1998 with respect to services performed in 1997. For 1996, the bonus represents the amount paid in 1997 with respect to services performed in 1996, but does not include $205,000 and $69,000 paid to Everett R. Dobson and Stephen T. Dobson, respectively, in 1996 with respect to services performed in 1995.

(2) Represents the value of perquisites and other personal benefits in excess of 10% of annual salary and bonus.

(3) Includes the matching contributions made by the Company to the account of the executive officer under the Company's 401(k) Profit Sharing Plan.

(4) Includes $26,000, $36,600 and $62,900 for personal use of Company aircraft and $12,300, $18,200 and $12,500 for a Company-provided vehicle in 1998, 1997and 1996, respectively.

(5) Includes $16,100, $10,400 and $7,400 for personal use of Company aircraft and $16,300, $3,400 and $6,500 for a Company-provided vehicle in 1998, 1997 and 1996, respectively.

(6) Includes $20,000 received upon commencement of employment.

(7) Includes $5,600 for interim housing expenses, $24,300 for home mortgage closing costs and $27,700 for tax reimbursements for such expenses and costs.

(8) Represents $40,000 received upon commencement of employment.

    The Named Executive Officers listed below were granted options to purchase shares of our Class B or Class C Common Stock in 1998. No stock options were exercised by the Named Executive Officers in 1998.

                             OPTION GRANTS IN 1998

                                                                                                        POTENTIAL REALIZABLE
                                                                                                       VALUE AT ANNUAL RATES
                                          INDIVIDUAL GRANTS                                                      OF
                                   --------------------------------                                    STOCK APPRECIATION FOR
                                    NUMBER OF    PERCENT OF TOTAL                                          OPTION TERM(1)
                                     OPTIONS    OPTIONS GRANTED TO   EXERCISE PRICE                    ----------------------
NAME                                 GRANTED     EMPLOYEES IN 1998      ($/SHARE)     EXPIRATION DATE    $5%($)      10%($)
---------------------------------  -----------  -------------------  ---------------  ---------------  ----------  ----------
G. Edward Evans..................       1,000              9.1%         $     300          01/29/08    $  188,668  $  478,123
Bruce R. Knooihuizen.............       1,000              9.1%         $     300          01/29/98    $  188,668  $  478,123

------------------------

(1) The assumed annual rates of stock price appreciation of 5% and 10% are set by the Securities and Exchange Commission and are not intended as a forecast of possible future appreciation in stock prices.

                          1998 YEAR-END OPTION VALUES

                                         NUMBER OF SECURITIES UNDERLYING
                                                   UNEXERCISED               VALUE OF UNEXERCISED IN-THE-MONEY
                                             OPTIONS AT 12/31/98(#)               OPTIONS AT 12/31/98($)
NAME                                        EXERCISABLE/UNEXERCISABLE          EXERCISABLE/UNEXERCISABLE(1)
---------------------------------------  -------------------------------  ---------------------------------------
G. Edward Evans........................             1,206/5,827                  $      681,390/$3,092,255
Bruce R. Knooihuizen...................             3,016/5,525                  $    1,704,040/$2,921,625
R. Thomas Morgan.......................                 241/966                  $        124,321/$372,963

------------------------

(1) The value of unexercised in-the-money options at December 31, 1998 is computed as the product of (i) stock value at December 31, 1998 less stock option exercise price and (ii) number of underlying securities at December 31, 1998.

EMPLOYMENT AGREEMENTS

    In connection with the employment of Bruce R. Knooihuizen in 1996 and G. Edward Evans in 1997, we agreed to provide them compensation in the form of salary, bonus, stock options and other benefits. The terms of Mr. Knooihuizen's employment are an initial annual salary of $150,000, an annual bonus ranging from 30% to 50% of his annual salary, and a 10-year option to purchase 7,541 shares of our Class B Common Stock at $100 per share vesting at the rate of 20% per year. The terms of Mr. Evans' employment are an initial annual salary of $120,000, an annual bonus ranging from 30% to 50% of his annual salary, a five-year home mortgage loan of $300,000 at an annual interest rate of 4%, and a ten-year option to purchase 6,033 shares of our Class B Common Stock at $100 per share, with 60% of the option vesting ratably over five years and 40% vesting over five years based on the achievement of annual performance objectives. We also agreed to a severance payment equal to one year's salary in the event of termination of employment of Messrs. Knooihuizen or Evans without cause. The options to purchase shares of our Class B Common Stock held by these officers become fully vested upon a change of control.

    Effective September 1, 1998, we entered into a consulting agreement with Russell L. Dobson. Under the terms of the agreement, Mr. Dobson has been retained by us from September 1, 1998 through August 31, 2008. In exchange for Mr. Dobson's services, we will provide monthly compensation of $15,000 and insurance benefits commensurate with our employee plan. Mr. Dobson's responsibilities include representing us at various functions, assisting with regulatory matters and assisting executive officers in strategic planning and forecasting. In addition, Mr. Dobson has agreed not to compete with us. During 1998, we paid Mr. Dobson approximately $195,000 under the consulting agreement.

    Effective December 23, 1998, Albert H. Pharis, Jr. became a consultant to us, to assist us on an as-needed basis, for term of five years. Mr. Pharis will receive a fee of $40,000 for the first 90 days of such consulting period and an annual fee of $60,000 thereafter. In addition, Mr. Pharis received options to purchase 833 shares of our Class B Common Stock at an exercise price of $665 per share. Mr. Pharis's option vests ratably over a five-year period and fully vests upon a change of control.

DIRECTOR COMPENSATION

    We reimburse directors for out-of-pocket expenses incurred in attending board meetings. Justin L. Jaschke, in connection with his election as a director in October 1996, was granted an option to acquire 833 shares of our Class B Common Stock at an exercise price of $100 per share. Mr. Jaschke's option vests ratably over a five-year period and fully vests upon a change of control. Directors who are our officers or our consultants receive no additional compensation for services rendered as directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee of the Board of Directors determines the compensation of our executive officers. During fiscal year 1998, the members of the Compensation Committee were Russell L. Dobson, Justin L. Jaschke and Thadeus
J. Mocarski, a former director. Russell L. Dobson previously served as Chairman of the Board and Chief Executive Officer from 1990 to 1996. Commencing in February 1999, the members of our Compensation Committee are Russell L. Dobson and Dana L. Schmaltz. For a description of certain transactions between Mr. Dobson and us, see "--Certain Transactions."

STOCK OPTION PLAN

    We adopted our 1996 Stock Option Plan, as amended (the "Plan") to encourage our key employees by providing opportunities to participate in ownership and our future growth through the grant of incentive stock options and nonqualified stock options. The Plan also permits the grant of options to our directors. The Plan is presently administered by our Board of Directors, but in the future may be administered by a committee of the Board (whether the Board or a committee, the "Committee"). As of March 31, 1999 we had granted options to purchase an aggregate of 29,767 shares of Class B Common Stock and 3,622 shares of Class C Common Stock under the Plan.

    The maximum number of shares for which we may grant options under the Plan is 30,166 shares of Class B Common Stock and 30,166 shares of Class C Common Stock, subject to adjustment in the event of any stock dividend, stock split, recapitalization, reorganization or certain defined change of control events. Shares subject to previously expired or terminated options become available again for grants of options. The shares that we will issue under the Plan will be newly issued shares.

    The Compensation Committee determines the number of shares and other terms of each grant. The price payable upon the exercise of an incentive stock option may not be less than 100% of the fair market value of our Class B Common Stock and the Class C Common Stock at the time of grant, or in the case of an incentive stock option granted to an employee owning stock possessing more than 10% of the total combined voting power of all classes of our stock (a "10% Shareholder"), 110% of the fair market value on the date of grant. We may grant incentive stock options to an employee only to the extent that the aggregate exercise price of all such options under all of our plans becoming exercisable for the first time by the employee during any calendar year does not exceed $100,000. The price payable upon the exercise of a nonqualified stock option must be at least the minimum legal consideration required under the laws of Oklahoma.

    Each option that we have granted or will grant under the Plan will expire on the date specified by the Committee, but not more than ten years from the date of grant or, in the case of a 10% Shareholder, not more than five years from the date of grant. Unless otherwise agreed, an incentive stock option will terminate not more than 90 days (or twelve months in the event of death or disability) after the optionee's termination of employment.

    An optionee may exercise an option by giving notice to us, accompanied by full payment of the purchase price in cash or, at the discretion of the Committee,

    - common stock having a fair market value equal to the exercise price,

    - the optionee's personal recourse note bearing interest payable not less than annually at no less than 100% of the lowest applicable federal rate (as defined in Section 1274(d) of the Internal Revenue Code),

    - an assignment of proceeds from the sale of a portion of the stock subject to the option being exercised, or

    - a combination of the foregoing.

    Outstanding options become nonforfeitable and exercisable in full immediately prior to certain defined change of control events. Unless otherwise determined by the Committee, outstanding options will terminate immediately prior to the consummation of our dissolution or liquidation.

    The Plan may be terminated or amended by the Board of Directors at any time subject, in the case of certain amendments, to shareholder approval. If not earlier terminated, the Plan expires on June 1, 2006.

CERTAIN TRANSACTIONS

    We have adopted a policy requiring that any material transaction between us and persons or entities affiliated with our officers, directors or principal stockholders be on terms no less favorable to us than reasonably could have been obtained in an arms' length transaction with independent third parties. Any other matters involving potential conflicts of interests are to be resolved on a case-by-case basis.

    The Everett R. Dobson Irrevocable Family Trust, Steven T. Dobson Irrevocable Family Trust and Robbin L. Dobson Irrevocable Family Trust, (collectively, the "Dobson Trusts") are the limited partners of the Dobson Partnership, which holds 95.8% of the our Class A Common Stock.

    Prior to November 1, 1998, we leased our headquarters from WillRuss Limited Liability Company ("WillRuss") pursuant to a 10-year lease expiring in 2005. WillRuss is owned by Russell L. Dobson and his wife. Monthly rent under the lease was approximately $23,000, or $.93 per square foot. In October 1998, WillRuss sold this building to an unrelated third party. As part of the sale transaction, we entered into an agreement with the buyer to lease the building for a one-year term at a monthly rent of approximately $19,000. In August 1995, we loaned WillRuss $60,000, which was paid in full in September 1995, together with interest at an annual rate of 10%.

    We made a $300,000 home mortgage loan to G. Edward Evans in February 1997 in connection with his employment. See "--Employment Agreements." The loan is payable in 60 monthly installments of $1,400, including interest at the annual rate of 4%, with the balance due at maturity in February 2002.

    In the Reorganization in February 1997, the shareholders of DOC exchanged their DOC stock for our stock, and we assumed outstanding DOC stock options, substituting shares of our Class B Common Stock for the DOC stock subject to options. Also, in February 1997, we issued 100,000 shares of our Class C Preferred Stock. See "Description of the Preferred Stock."

    Transactions with us described below refer to DOC if they occurred prior to February 1997.

    In March 1996, the Fleet Investors purchased 100,000 shares of our Class B Preferred Stock for $10.0 million. In connection with this transaction, we entered into a Shareholders' Agreement providing for, among other matters, registration rights, restrictions on the transfer of our stock, put and call rights with respect to the Class B Preferred Stock, and the issuance of additional stock upon the happening of certain events. The Fleet Investors also granted us a stock option. In connection with the Reorganization, we entered into a new Shareholders' Agreement having substantially the same terms and conditions. In January 1998, we issued the Fleet Investors 100,000 shares of our Class C Preferred Stock. In connection with the Sygnet acquisition, the Fleet Investors converted their Class B Preferred Stock into Class A Common Stock and disposed of all their Class A Common Stock and Class C Preferred Stock. In addition, the Shareholders' Agreement was terminated.

    The Dobson Trusts, were co-borrowers with us and certain of our subsidiaries under a prior bank facility, which was first entered into in 1994. We guaranteed, and pledged the equity securities of certain of our subsidiaries as security for, the obligations of the Dobson Trusts under a $6.0 million promissory note maturing in 2004 (the "Trust Loan"), and the Dobson Partnership guaranteed our loan obligations and those of our subsidiaries under the prior bank facility. All borrowings were secured by shares of our Class A Common Stock. We paid dividends on the Class A Common Stock in amounts sufficient to permit the Dobson Trusts to service the Trust Loan. The Dobson Trusts incurred legal fees totaling approximately $.5 million in connection with the negotiation and closing of the credit agreement for the prior bank facility in 1994 and an amendment effected in 1996. Such fees were paid by us. We used $7.5 million of bank borrowings to pay a dividend to holders of our Class A Common Stock, of which $6.0 million was used to fully pay the Trust Loan and $.5 million was used to pay indebtedness owed to us by the Dobson Trusts with respect to the legal fees described above.

    Everett R. Dobson and Russell L. Dobson beneficially owned 67% of the capital stock of ATTI. In December 1996, we consolidated $263,000 of ATTI's outstanding indebtedness to us in an unsecured promissory note which provided for interest at an annual rate of 10%. The consolidation refinanced earlier loans made prior to 1994. At September 30, 1997, National Telecommunications Technologies, Inc. ("Natelco"), a wholly-owned subsidiary of ATTI, was indebted to us in the aggregate principal amount of $307,000, representing funds we advanced during 1992, 1993 and 1995. The indebtedness was evidenced by an unsecured promissory note which provided for interest at an annual rate of 10%. The ATTI and Natelco loans (combined principal amount of $570,000) were paid in full on October 1, 1997 in connection with the closing of our acquisition of the Arizona 5. We loaned another subsidiary of ATTI $21,000 in 1994 and $32,000 in 1995, at annual interest rates of 12% and 14%, respectively. These loans were paid in full in October 1995 and January 1996.

    Through September 30, 1997, we performed certain management services for ATTI and its subsidiaries, including accounting, plant and central office management and engineering. Billings for the services were based on the time spent by, and hourly rates of, our personnel and expenses incurred. During 1995, 1996, and the nine months ended September 30, 1997, the aggregate amounts billed for management fees and expenses to ATTI and its subsidiaries were approximately $210,000, $333,000 and $110,000, respectively. The amounts owed by these entities to us for management fees at December 31, 1995 and 1996 and September 30, 1997 were $1.0 million, $1.2 million and $1.3 million, respectively. All amounts owed by

ATTI and it subsidiaries for management services rendered prior to September 30, 1997 were paid in October 1997 in connection with the closing of our acquisition of Arizona 5. In connection with our Arizona 5 acquisition, ATTI became our wholly owned subsidiary, and a new company, NATELCO, LLC (an affiliate of Everett R. Dobson and Russell L. Dobson), was created. For the years ended December 31, 1997 and 1998 the amounts billed for management fees and expenses to NATELCO, LLC were $21,000 and $47,466, respectively. The amounts owed by NATELCO, LLC to us for management fees at December 31, 1997 and 1998 were $8,900 and $0, respectively.

    ATTI beneficially owned a 20.55% partnership interest in the Arizona 5 Partnership. In connection with the Arizona 5 Acquisition, we purchased all of the outstanding capital stock of ATTI for $14.2 million, of which Everett R. Dobson and Russell L. Dobson, together, received $9.5 million. The purchase price for the ATTI stock was based on ATTI's beneficial ownership in the Arizona 5 Partnership and our negotiations with the other partner of the Arizona 5 Partnership.

    In March 1996, we made a $1.4 million unsecured loan to Everett R. Dobson. The loan was repaid on October 1, 1997 in connection with our Arizona 5 Acquisition. Interest on the amount borrowed was payable quarterly at the same annual rate as that payable under our prior bank facility. The loan consolidated amounts borrowed prior to 1994, together with accrued interest.

    In June 1997, Everett R. Dobson executed a promissory note in our favor for approximately $354,000, which refinanced loans made to him during 1996, together with accrued interest. The loan was repaid on October 1, 1997 in connection with our Arizona 5 acquisition. The loan bore interest at 8% per annum. In December 1996, we made a one-year loan in the amount of $12,900 to Russell L. Dobson which bore interest at 9% per annum. In June 1997, we made an additional loan to Russell L. Dobson in the principal amount of $423,000, of which $304,000 consolidated amounts owed to us since prior to 1994, and $119,000 refinanced a loan made to him in November 1996, in each case together with accrued interest. This loan bore interest at an annual rate of 9.07%. Both loans to Russell L. Dobson were paid in full on October 1, 1997 in connection with our Arizona 5 Acquisition. The interest rate charged on our loan to Everett R. Dobson represented our costs of borrowed funds. The interest rate on the loans to Russell L. Dobson approximated the prevailing market rates at the time the loans were first made.

    In 1995, we bought 75,000 shares of common stock of Zenex for $75,000 and 400,000 shares of Zenex preferred stock for $400,000, and received an option to purchase additional shares of Zenex common stock. In early 1996, we purchased an additional 275,000 shares of Zenex preferred stock for $275,000. In October 1996, Zenex redeemed all shares of Zenex preferred stock held by us and purchased our option for an aggregate of $825,000. At the same time, the Company sold 30,000 shares of Zenex common stock to an unrelated party for $142,000. In July 1997, we purchased 30,000 shares of Zenex common stock for $150,000 and resold the shares in November 1997 to Everett R. Dobson at a price equal to our cost. In September 1997, we purchased a loan for $263,882 made by a bank to Zenex and resold such loan to Everett R. Dobson in November 1997 at a price equal to our cost plus accrued interest. Everett R. Dobson was director of Zenex from August 1995 to September 1997.

    In November 1997, Everett R. Dobson purchased an interest in our loan to Gila River Telecommunications Subsidiary, Inc., a wholly owned subsidiary of the Gila River Indian Community. We repurchased this interest in June 1998.

    In January 1998, our subsidiary purchased contractual rights, information data and other rights with respect to certain of Zenex's long distance customers located in areas served by Logix for $105,000. In addition, in June, 1998, Logix purchased certain long distance customers and related assets for approximately $4.7 million. In connection with the purchase of these assets of Zenex, a note payable in the amount of $284,765, including accrued interest, from Zenex to Everett R. Dobson was paid in full.

    In connection with the Sygnet acquisition, we purchased for $1.9 million all of our outstanding shares (100,000 shares) of Class C Preferred Stock held by the Fleet Investors and also purchased 43,348 shares of our Class A Common Stock from Fleet Investors for $31.1 million. Thadeus J. Mocarski, a principal of the Fleet Investors, was one of our directors and resigned as a director upon consummation of the Sygnet acquisition. As part of the Sygnet acquisition, the Dobson Partnership acquired 37,630 shares of Class G Preferred Stock from us in exchange for 37,630 shares of Class A Common Stock. See "Description of Capital Stock--Other Preferred Stock" for a description of the Class D Purchase Agreement and Investors Agreement which we entered into in connection with the Sygnet acquisition.

    In the Tower Sale Leaseback, Dobson Tower Company purchased cellular towers from Sygnet for $25.0 million and leased the towers back to Sygnet. Everett R. Dobson, one of our directors, executive officers and principal shareholders, owns preferred stock issued by Dobson Tower Company. All of Dobson Tower Company's common stock is owned by us.

    In May 1999 we purchased all of the outstanding shares of our Class G Preferred Stock from the Dobson Partnership for $25.0 million plus accrued dividends of $1,000,000. All of the Class G Preferred Stock was initially acquired in December 1998 by the Dobson Partnership as part of the financing of our acquisition of Sygnet and in exchange for shares of our outstanding common stock valued at $25.0 million.

    In connection with our acquisition of Sygnet and the related financing, we engaged in a number of transactions with the Dobson Partnership and with Childs. See "Description of Capital Stock--Other Preferred Stock."

                             PRINCIPAL SHAREHOLDERS

    The following table provides information concerning beneficial ownership of our voting securities at March 31, 1999, as adjusted to give effect to the redemption of all of our outstanding shares of our Class G Preferred Stock on May 17, 1999 by (a) each person known by us to beneficially own more than 5% of such stock, (b) each director, nominee and Named Executive Officer, and (c) all directors, nominees and executive officers as a group:

                                                          CLASS A COMMON STOCK     CLASS D PREFERRED
                                                                                         STOCK
                                                         ----------------------  ----------------------   PERCENT OF
                                                         NUMBER OF  PERCENT OF   NUMBER OF  PERCENT OF   TOTAL VOTING
NAME AND ADDRESS OF BENEFICIAL OWNER                      SHARES       CLASS      SHARES       CLASS       POWER(1)
-------------------------------------------------------  ---------  -----------  ---------  -----------  -------------
Everett R. Dobson (2) .................................    471,388        95.8%      3,534         4.7%         81.4%
  13439 N. Broadway Ext.
  Oklahoma City, OK 73114

Russell L. Dobson .....................................      3,154       *              --          --         *
  13439 N. Broadway Ext.
  Oklahoma City, OK 73114

J.W. Childs
  Associates, L.P. (3)(4)..............................     17,412         3.5%     71,560        95.3%         15.3%
  One Federal St.
  Boston, MA 02110

All directors, nominees and executive officers as a
  group (11 persons)...................................    491,954       100.0%     75,094       100.0%        100.0%

------------------------

*   Less than 1%.

(1) In calculating the percent of total voting power, the voting power of shares of Class A Common Stock (one vote per share) and Class D Preferred Stock (presently equivalent to one vote per share) is aggregated.

(2) All such shares are held by the Dobson Partnership. As the president and sole director and shareholder of RLD, Inc., the general partner of the partnership, Everett R. Dobson has voting and investment power with respect to such shares.

(3) All such shares are beneficially owned by Dana L. Schmaltz, who became a director following the closing of the Sygnet Financing.

(4) Effective April 13, 1999, J.W. Childs Associates, LP agreed to sell 15,472.4 shares, or 20.6% of our outstanding Class D Preferred Stock and 3,764.84 shares, or less than one percent, of our common stock to AT&T Wireless. The transaction is subject to compliance with the Hart-Scott-Rodino Act and other customary closing conditions.

    Except as set forth above, none of our directors, nominees or executive officers owns or has the right to acquire within 60 days after June 1, 1999 any of our voting securities.

                       DESCRIPTION OF THE PREFERRED STOCK

    The following summary of certain provisions of the Preferred Stock is not complete and is qualified in its entirety by reference to the provisions of the certificate of designation for the Preferred Stock (the "Certificate of Designation"), a copy of the form of which we will make available upon request. The definitions of certain terms used in the Certificate of Designation and in the following summary are set forth under "--Certain definitions." In this description, "Dobson" or "Dobson Communications" refers only to Dobson Communications Corporation and not to any of our subsidiaries.

GENERAL

    Our Certificate of Incorporation authorizes the Board of Directors to issue classes of preferred stock from time to time in one or more series, with such designations, voting powers, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions as may be determined by the Board of Directors. We have authorized 3,000,000 shares of preferred stock, par value $1.00, including 500,000 shares of Preferred Stock, with a liquidation preference of $1,000 per share. These shares include (A) the 170,000 shares of Preferred Stock to be issued in this Offering and 152,292 additional shares of Preferred Stock which may be used to pay dividends on the Preferred Stock if we elect to pay dividends in additional shares of Preferred Stock, (B) those shares of preferred stock which may be issued pursuant to our registration rights obligations and those shares of preferred stock that may be issued to pay additional dividends on the preferred stock and (C) up to an additional 50,000 shares of preferred stock that may be issued in the future together with related shares that may be issued as dividends or to comply with any registration obligations we enter into in connection with any sale of such preferred stock. We filed a Certificate of Designation with respect to the Preferred Stock with the Secretary of State of Oklahoma as required by Oklahoma law. The Preferred Stock will be exchangeable, at our option, into the Exchange Debentures, at any time. See "--Exchange." All of the outstanding shares of Preferred Stock are fully paid and nonassessable and upon completion of the exchange offer, the holders of the outstanding shares of Preferred Stock will have no subscription or preemptive rights. United States Trust Company of New York will be the transfer agent and registrar for the Preferred Stock (the "Transfer Agent" and "Registrar").

RANKING

    The Preferred Stock with respect to dividend distributions and distributions upon the liquidation, winding up and dissolution of Dobson, will rank

    - senior to all classes of our Common Stock, Class A Preferred Stock, Class D Preferred Stock, and, if issued, our Class E Preferred Stock and each other class of capital stock or series of preferred stock established in the future by the Board of Directors, the terms of which do not expressly provide that it ranks senior to or on a parity with the Preferred Stock as to dividend distributions and distributions upon our liquidation, winding-up and dissolution (collectively referred to, together with all classes of our common stock, as our "Junior Securities");

    - equal with the Senior Preferred Stock and any class of capital stock or series of preferred stock which we may issue in the future, the terms of which expressly provide that such class or series will rank on a parity with the Preferred Stock as to dividend distributions and distributions upon our liquidation, winding-up and dissolution (collectively referred to as "Parity Securities"); and

    - subject to certain conditions, junior to each class of capital stock or series of preferred stock which we may issue in the future, the terms of which expressly provide that such class or series will rank senior to the Preferred Stock and the Senior Preferred Stock as to dividend distributions and distributions upon our liquidation, winding-up and dissolution (collectively referred to as "Senior Securities").

    The Preferred Stock will be subject to the issuance of series of Junior Securities, Parity Securities and Senior Securities, provided that we may not authorize or issue any new class of Senior Securities without the approval of the holders of at least a majority of the shares of Preferred Stock then outstanding, voting or consenting, as the case may be, separately as one class, except that, without the approval of holders of the Preferred Stock, we may issue shares of Senior Securities in exchange for, or the proceeds of which are used to redeem or repurchase, all (but not less than all) shares of Preferred Stock then outstanding or our indebtedness or to comply with our registration rights obligations relating to the Senior Preferred Stock.

DIVIDENDS

    Holders of Preferred Stock are entitled to receive, when, as and if declared by our Board of Directors, out of funds legally available therefor, dividends on the Preferred Stock at a rate per annum equal to 13% of the liquidation preference per share, payable quarterly. All dividends will accrue, whether or not earned or declared, on a daily basis from the Issue Date and will be payable quarterly in arrears on February 1, May 1, August 1 and November 1 of each year, commencing August 1, 1999. On and before May 1, 2004, we may pay dividends, at our option, in cash or in additional fully paid and nonassessable shares of Preferred Stock having an aggregate liquidation preference equal to the amount of such dividends. Dividends paid in additional shares of Preferred Stock will be calculated and paid to registered holders to the nearest whole share.

    The Depository Trust Company ("DTC") will not permit the allocation of fractional shares. Consequently, payments made to Cede & Co. (as nominee for DTC) will include cash in lieu of fractional shares based on the liquidation preference of the Preferred Stock. Alternatively, DTC may sell a sufficient number of shares of Preferred Stock so that it may allocate cash in lieu of fractional shares to its participants.

    After May 1, 2004, we must pay only cash dividends. However, the Senior Note Indenture and our credit facilities restrict, directly or indirectly, our payment of cash dividends, and future agreements may provide the same. If any dividend, or portion thereof, payable on any dividend payment date is not declared or paid in full in cash or, on or prior to May 1, 2004, in cash or additional shares of Preferred Stock, on such dividend payment date, the amount of accrued and unpaid dividends for such period will cumulate and will bear interest at the dividend rate on the Preferred Stock, compounding quarterly, until declared and paid in full.

    No full dividends may be declared or paid or funds set apart for the payment of dividends on any Parity Securities for any period unless full cumulative dividends on the Preferred Stock shall have been or contemporaneously shall be declared and paid in full or declared and, if payable in cash, a sum in cash shall be set apart for such payments on the Preferred Stock. If full dividends are not so paid, the Preferred Stock will share dividends on a pro rata basis with the Parity Securities. No dividends may be paid or set apart for such payment on Junior Securities (except dividends on Junior Securities in additional shares of Junior Securities) and no Junior Securities or Parity Securities may be repurchased, redeemed or otherwise retired nor may funds be set apart for payment with respect thereto if full cumulative dividends shall not have been paid on the Preferred Stock.

OPTIONAL REDEMPTION

    We may redeem the Preferred Stock (subject to contractual and other restrictions and to the legal availability of funds) at any time on or after May 1, 2004, at our option, in whole or in part, at the redemption prices (expressed as a percentage of the liquidation preference thereof) set forth below, plus an amount in cash equal to all accumulated and unpaid dividends (including an amount in cash equal to a prorated dividend for the period from the dividend payment date immediately prior to the redemption date to the redemption date, but subject to the right of holders of Preferred Stock on a record date to receive dividends on a dividend payment date), if redeemed during the 12-month period beginning May 1 of each of the years set forth below.

YEAR                                                                                PERCENTAGE
----------------------------------------------------------------------------------  -----------
2004..............................................................................     106.500%
2005..............................................................................     104.333
2006..............................................................................     102.167
2007 and thereafter...............................................................     100.000

    In addition, on or prior to May 1, 2002, we may redeem up to 35% of the aggregate liquidation preference of the Preferred Stock at the time outstanding at a redemption price equal to 113% of the liquidation preference, plus an amount in cash equal to all accumulated and unpaid dividends (including an amount in cash equal to a prorated dividend for the period from the dividend payment date immediately prior to the redemption date to the redemption date, but subject to the right of holders of Preferred Stock on a record date to receive dividends due on a dividend payment date), with the proceeds of one or more sales of our common stock, but only if such redemption date occurs within 180 days after consummation of such sale and at least 65% aggregate liquidation preference of the Preferred Stock issued on the Issue Date remains outstanding after each such redemption.

    We may not effect an optional redemption of the Preferred Stock unless we first pay or declare and set apart for payment full unpaid cumulative dividends.

    In the event we effect a partial redemption of the Preferred Stock, we will select the shares to be redeemed pro rata or by lot, as we determine, except that we may redeem shares held by any holder of fewer than 100 shares without regard to such pro rata redemption requirement. The Senior Note Indenture and the credit facilities restrict, directly or indirectly, our ability to redeem the Preferred Stock and future agreements may contain similar provisions. See "Description of Certain Indebtedness--The Senior Notes," "--The DOC Credit Facility", "--The DCOC Credit Facility", "--The Dobson/Sygnet Credit Facility" and "--The Dobson/Sygnet Senior Notes." We will provide notice of redemption by first-class mail to each holder's registered address at least 30 but no more than 60 days prior to the redemption date. If we redeem any Preferred Stock in part, the notice of redemption that relates to such Preferred Stock shall state the portion of the liquidation preference to be redeemed. We will issue new shares of Preferred Stock having an aggregate liquidation preference equal to the unredeemed portion in the name of the holder thereof upon cancellation of the original Preferred Stock and, unless we fail to pay the redemption price on the redemption date, after the redemption date, dividends will cease to accrue on the Preferred Stock called for redemption.

MANDATORY REDEMPTION

    We must redeem the Preferred Stock (subject to the legal availability of funds therefor but without regard to any contractual or other restrictions with respect thereto) in whole on May 1, 2009 (the "Mandatory Redemption Date") at a price, payable in cash, equal to the liquidation preference thereof plus all accumulated and unpaid dividends to the date of redemption.

CHANGE OF CONTROL

    If a Change of Control occurs, each holder of Preferred Stock will have the right to require us to repurchase all or any part (but not any fractional shares) of the holder's Preferred Stock pursuant to the offer described below (the "Change of Control Offer"). In the Change of Control Offer, we will offer a payment in cash equal to 101% of the aggregate liquidation preference of Preferred Stock repurchased plus accrued and unpaid dividends (including a prorated dividend for the period from the dividend payment date immediately prior to the purchase date to the purchase date, subject to the right of holders of record on the relevant record date to receive dividends due on the relevant dividend payment date), to the date of purchase (the "Change of Control Payment"). Within 30 days following any Change of Control, the Company will mail an Offer to Purchase to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Preferred Stock on the date specified in such Offer to Purchase, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the certificate of designations and described in such Offer to Purchase.

    On the Change of Control Payment Date, we will, to the extent lawful:

        (1) accept for payment all Preferred Stock or portions of Preferred Stock properly tendered and not withdrawn pursuant to the Change of Control Offer;

        (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Preferred Stock or portions thereof so tendered; and

        (3) deliver or cause to be delivered to the Transfer Agent the Preferred Stock so accepted together with an Officers' Certificate stating the aggregate liquidation preference of the Preferred Stock or portions thereof being purchased by the Company.

    The Transfer Agent will promptly mail to each holder of Preferred Stock so tendered the Change of Control Payment for such Preferred Stock, and the Transfer Agent will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new certificate representing the Preferred Stock equal in liquidation preference to any unpurchased portion of the Preferred Stock surrendered, if any.

    The Change of Control provisions described above will be applicable whether or not any other provisions of the certificate of designations are applicable. We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations applicable to any Change of Control Offer. To the extent that the provisions of any such securities laws or securities regulations conflict with the provisions of the covenant described above, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the covenant described above by virtue thereof.

    The Change of Control purchase feature is a result of negotiations between us and the Initial Purchaser. Management has no present intention to engage in a transaction involving a Change of Control, although we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the certificate of designations, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect our capital structure. Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under "Covenants-- Limitation on Indebtedness". Such restrictions can only be waived with the consent of the holders of a majority in liquidation preference of the Preferred Stock then outstanding. Except for the limitations contained in such covenant, however, the certificate of designations will not contain any covenants or provisions that may afford holders of the Preferred Stock protection in the event of certain highly leveraged transactions.

    The Senior Notes Indenture and the terms of our other indebtedness restrict, directly or indirectly, Dobson's ability to repurchase the Preferred Stock. In addition, existing and future Indebtedness of our Subsidiaries restricts or may restrict our access to the cash flow from our Subsidiaries. Any future agreements relating to Indebtedness to which we or any of our Subsidiaries becomes a party may contain similar restrictions and provisions. In the event that a Change of Control occurs at a time when we are prohibited or prevented from repurchasing Preferred Stock, we could seek the consent of the applicable lenders to allow such repurchase or could attempt to refinance the financing arrangements that contain such prohibition. If we do not obtain such a consent or repay such borrowings, we will remain prohibited from repurchasing the Preferred Stock. In such case, our failure to purchase tendered Preferred Stock would constitute a Voting Rights Triggering Event. Future Indebtedness of us and our Subsidiaries may

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contain prohibitions on the repurchase of the Preferred Stock and on the occurrence of certain events that would constitute a Change of Control or may require us to repurchase such Indebtedness upon a Change of Control. Finally, our existing financial resources and our ability to access the cash flow of our Subsidiaries may limit our ability to pay cash to the holders of Preferred Stock following the occurrence of a Change of Control. See "Risk Factors--We are a holding company and depend on distributions from our subsidiaries to meet our obligations including dividends on the Preferred Stock. The Preferred Stock is effectively subordinated to outstanding obligations of our subsidiaries" and "--We may be unable to repurchase our Preferred Stock or Exchange Debentures upon a change of control." There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

    We will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the certificate of designations applicable to a Change of Control Offer made by us and purchases all Preferred Stock validly tendered and not withdrawn under such Change of Control Offer.

    The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of our assets and our Restricted Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Preferred Stock to require us to repurchase such Preferred Stock as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and our Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

    Notwithstanding the foregoing, the Certificate of Designation will provide that we may not repurchase any Preferred Stock pursuant to this provision, and need not make an Offer to Purchase unless such repurchase or Offer to Purchase complies with our then outstanding Indebtedness or that of our Restricted Subsidiaries; provided that if we do not make a Change of Control Offer or do not repurchase any Preferred Stock pursuant to a Change of Control Offer, then such failure shall constitute a Voting Rights Triggering Event.

LIQUIDATION PREFERENCE

    Upon our voluntary or involuntary liquidation, dissolution or winding-up, holders of Preferred Stock will be entitled to be paid, out of our assets available for distribution, $1,000 per share, plus an amount in cash equal to accumulated and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding-up (including an amount equal to a prorated dividend for the period from the last dividend payment date to the date fixed for liquidation, dissolution or winding-up), before any distribution is made on any Junior Securities, including, without limitation, our Class A Preferred Stock, Class D Preferred Stock, Class E Preferred Stock and Common Stock. However, in a bankruptcy proceeding commenced by or against us under the U.S. Bankruptcy Code, the claim of a holder of Preferred Stock may be limited to the sum of

    - the initial offering price, and

    - that portion of the difference between the liquidation preference and the initial offering price not held to be the equivalent of "unmatured interest" for purposes of the U.S. Bankruptcy Code.

    If, upon our voluntary or involuntary liquidation, dissolution or winding-up, the amounts payable with respect to the Preferred Stock and all other Parity Securities are not paid in full, holders of the Preferred Stock and the Parity Securities will share equally and ratably in any distribution of our assets in proportion to the full liquidation preference and accumulated and unpaid dividends to which each is entitled. After payment of the full amount of the liquidation preferences and accumulated and unpaid dividends to which they are entitled, the holders of Preferred Stock will not be entitled to any further participation in any distribution of our assets. However, a merger, consolidation or sale of all or substantially all of our assets that

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complies with the provisions described below under "--Consolidation, merger and sale of assets" will not be deemed to be a liquidation, dissolution or winding-up of us.

    The Certificate of Designation does not contain any provision requiring that we set aside funds to protect the liquidation preference of the Preferred Stock, although such liquidation preference will be substantially in excess of the par value of such Preferred Stock. In addition, we are not aware of any provision of Oklahoma law or any controlling decision of the courts of the State of Oklahoma (our state of incorporation) that requires a restriction upon our surplus solely because the liquidation preference of the Preferred Stock will exceed its par value. Consequently, there will be no restriction upon our surplus solely because the liquidation preference of the Preferred Stock will exceed the par value and there will be no remedies available to holders of the Preferred Stock before or after the payment of any dividend, other than in connection with our liquidation, solely by reason of the fact that such dividend would reduce our surplus to an amount less than the difference between the liquidation preference of the Preferred Stock and its par value.

VOTING RIGHTS

    The holders of Preferred Stock have no voting rights with respect to general corporate matters except as provided by law or as set forth in the Certificate of Designation. The Certificate of Designation provides that if

    (a) dividends on the Preferred Stock are in arrears and unpaid (and, with respect to dividends that become payable after May 1, 2004, are not paid in cash) for four quarterly periods (whether or not consecutive),

    (b) we fail to discharge any redemption obligation with respect to the Preferred Stock,

    (c) we fail to make an offer to purchase (and complete such purchase of) all of the outstanding shares of Preferred Stock following a Change of Control, if such offer to purchase is required by the provisions set forth above under the caption "--Change of control,"

    (d) a breach or violation of the provisions described under the caption "--Covenants" occurs and such breach or violation continues for a period of 30 consecutive days or more after we receive notice thereof by holders of 25% or more of the shares of Preferred Stock then outstanding,

    (e) there occurs with respect to any issue or issues of our Indebtedness and/or any Significant Subsidiary having an outstanding principal amount of $10 million or more in the aggregate for all such issues of ours and/or any Significant Subsidiary, whether such Indebtedness now exists or shall hereafter be created,

    (1) an event of default that has caused the holder thereof to declare such Indebtedness of the type referred to in clause (e) above to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration, and/or

    (2) the failure to make a principal payment at the final (but not any interim) fixed maturity of any Indebtedness of the type referred to in clause (e) above and such defaulted payment shall not have been made or waived within 30 days of such payment default, or

    (f) certain events of bankruptcy or insolvency with respect to us or any of our Significant Subsidiaries,

then the number of directors constituting the Board of Directors will be adjusted to permit the holders of a majority of the then outstanding shares of Preferred Stock, voting separately as a class, to elect two directors. Such voting rights and the term of office of such elected directors will continue until such time as all dividends in arrears on the Preferred Stock are paid in full (and, in the case of dividends payable after

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May 1, 2004, paid in cash) and any failure, breach or default referred to in clause (b), (c), (d), (e) or (f) is remedied, at which time the term of any directors elected pursuant to the provisions of this paragraph shall terminate. For the purpose of determining the number of quarterly periods for which accrued dividends have not been paid, any accrued and unpaid dividend that is subsequently paid shall not be treated as unpaid. Each such event described in clauses (a) through (f) above is referred to herein as a "Voting Rights Triggering Event." Within 15 days of the time we become aware of the occurrence of any default referred to in clause (d), (e) or (f) above, we shall give written notice thereof to holders of the Preferred Stock.

    The Certificate of Designation will provide that, upon the occurrence of a Voting Rights Triggering Event, the number of directors constituting the Board of Directors will be increased by two directors, whom the holders of Preferred Stock, voting as a single class, will be entitled to elect. Whenever the right of the holders of Preferred Stock to elect directors shall cease, the number of directors constituting the Board of Directors will be restored to the number of directors constituting the Board of Directors prior to the time or event that entitled the holders of Preferred Stock to elect directors (subject to the rights of holders of any other class or series of preferred stock).

    Any vacancy occurring in the office of a director elected by the holders of Preferred Stock may be filled by the remaining director elected by such holders unless and until such vacancy shall be filled by such holders.

    The Certificate of Designation will provide that, except as stated above under "--Ranking," we will not authorize or issue any class of Senior Securities without the affirmative vote or consent of the holders of at least a majority of the shares of Preferred Stock then outstanding, voting or consenting, as the case may be, separately as one class. The Certificate of Designation also provides that we may not amend the Certificate of Designation (including by way of merger, consolidation or otherwise) so as to affect adversely the specific rights, preferences, privileges or voting rights of holders of the Preferred Stock, or authorize the issuance of any additional shares of Preferred Stock, other than to pay dividends in kind, to satisfy our obligations to exchange the Preferred Stock for an issue of our registered preferred stock with identical terms or as to the additional shares of Preferred Stock reserved for future issuance as provided under "--General" above, without the affirmative vote or consent of the holders of at least a majority of the outstanding shares of Preferred Stock, voting or consenting, as the case may be, separately as one class. The holders of at least a majority of the outstanding shares of Preferred Stock, voting or consenting, as the case may be, separately as one class, may also waive compliance with any provision of the Certificate of Designation. The Certificate of Designation also provides that, except as set forth above,

    - the creation, authorization or issuance of any shares of Junior Securities, Parity Securities or Senior Securities, or

    - the increase or decrease in the amount of authorized capital stock of any class, including any preferred stock shall not require the consent of the holders of Preferred Stock and shall not be deemed to affect adversely the rights, preferences, privileges or voting rights of the holders of Preferred Stock.

    Under Oklahoma law, the holders of Preferred Stock will be entitled to vote as a class upon a proposed amendment to the Certificate of Incorporation, whether or not entitled to vote thereon by the Certificate of Incorporation, if the amendment would increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely.

CERTAIN DEFINITIONS

    Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the Certificate of Designation. Reference is made to the Certificate of Designation for the

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full definitions of all such terms as well as any other capitalized terms used herein for which no definition is provided.

    "Acquired Indebtedness" means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or which is assumed in connection with an Asset Acquisition by a Restricted Subsidiary and not Incurred in connection with, or in anticipation of, such Person becoming a Restricted Subsidiary or such Asset Acquisition. The term "Acquired Indebtedness" does not include Indebtedness of a Person which is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Restricted Subsidiary or such Asset Acquisition.

    "Adjusted Consolidated Net Income" means, for any period, the aggregate consolidated net income (or loss) of Dobson and its Restricted Subsidiaries for such period determined in conformity with GAAP; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income, without duplication:

(1) the net income of any Person other than net income attributable to a Restricted Subsidiary in which any Person other than Dobson or any of its Restricted Subsidiaries has a joint interest and the net income of any Unrestricted Subsidiary, except to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Restricted Subsidiaries by such other Person or such Unrestricted Subsidiary during such period;

(2) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to the first paragraph of the "Limitation on Restricted Payments" covenant described below (and in such case, except to the extent includable pursuant to clause (1) above), the net income or loss of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with Dobson or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by Dobson or any of its Restricted Subsidiaries;

(3) except in the case of any restriction or encumbrance permitted under the "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant, the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary;

(4) any gains or losses on an after-tax basis attributable to Asset
    Dispositions;

(5) except for purposes of calculating the amount of Restricted Payments that may be made pursuant to the first paragraph of the "Limitation on Restricted Payments" covenant described below, any amount paid or accrued as dividends on Preferred Shares of Dobson or any Restricted Subsidiary owned by Persons other than Dobson and any of its Restricted Subsidiaries; and

(6) all extraordinary gains and extraordinary losses, net of tax.

    "Adjusted Consolidated Net Tangible Assets" means the total amount of assets of Dobson and its Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), except to the extent resulting from write-ups of capital assets (excluding write-ups in connection with accounting for acquisitions in conformity with GAAP), after deducting therefrom

    (1) all current liabilities of the Company and its Restricted Subsidiaries (excluding intercompany items) and

    (2) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles (other than FCC license acquisition costs), all as set forth on the most recent quarterly or annual consolidated balance sheet of Dobson and its Restricted Subsidiaries,

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       prepared in conformity with GAAP and filed with the Commission pursuant to the "Commission Reports and Reports to Holders" covenant.

    "Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

    "Asset Acquisition" means:

    - an Investment by Dobson or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with Dobson or any of its Restricted Subsidiaries but only if such Person's primary business is related, ancillary or complementary to the businesses of Dobson and its Restricted Subsidiaries on the date of such Investment, or

    - an acquisition by Dobson or any of its Restricted Subsidiaries of the property and assets of any Person other than Dobson or any of its Restricted Subsidiaries that constitute all or substantially all of a division, operating unit or line of business of such Person but only if the property and assets acquired are related, ancillary or complementary to the businesses of Dobson and its Restricted Subsidiaries on the date of such acquisition.

    "Asset Disposition" means the sale or other disposition by Dobson or any of its Restricted Subsidiaries other than to Dobson or another Restricted Subsidiary of

    - all or substantially all of the Capital Stock of any Restricted Subsidiary, or

    - all or substantially all of the assets that constitute a division, operating unit or line of business of Dobson or any of its Restricted Subsidiaries.

    "Asset Sale" means any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transaction) in one transaction or a series of related transactions by Dobson or any of its Restricted Subsidiaries to any Person other than Dobson or any of its Restricted Subsidiaries of

    - all or any of the Capital Stock of any Restricted Subsidiary,

    - all or substantially all of the property and assets of a division, operating unit or line of business of Dobson or any of its Restricted Subsidiaries, or

    - any other property and assets of Dobson or any of its Restricted Subsidiaries outside the ordinary course of business of Dobson or such Restricted Subsidiary and, in each case, that is not governed by the provisions described under "Consolidation, Merger and Sale of Assets".

The term "Asset Sale" shall not include

    - sales, transfers or other dispositions of inventory, receivables and other current assets in the ordinary course,

    - sales, transfers or other dispositions of assets for consideration at least equal to the fair market value of the assets sold or disposed of, but only if the consideration received consists of Capital Stock of a Person that becomes a Restricted Subsidiary engaged in, or property or assets (other than current assets, except to extent used as a bona fide means of equalizing the value of the property or assets involved in the swap transaction) of a nature or type or that are used in, a business having property or assets of a nature or type, or engaged in a business similar or related to the nature or type of the property and assets of, or businesses of, Dobson and its Restricted Subsidiaries existing on the date of such sale or other disposition,

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    - sales, transfers or other dispositions of assets constituting a Restricted
      Payment permitted to be made under the "Limitation on Restricted Payments" covenant, or

    - sales, transfers or other dispositions of assets, including issuances of Capital Stock, between or among Dobson and its Restricted Subsidiaries.

    "Average Life" means, at any date of determination with respect to any debt security, the quotient obtained by dividing

    (1) the sum of the products of

       - the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and

       - the amount of such principal payment by

    (2) by the sum of all such principal payments.

    "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, including, without limitation, all Common Stock and Preferred Shares.

    "Capitalized Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

    "Capitalized Lease Obligations" means the discounted present value of the rental obligations under a Capitalized Lease.

    "Change of Control" means:

    (1) any "person" or "group", within the meaning of Section 13(d) of 14(d)(2) of the Exchange Act, becomes the ultimate "beneficial owner", as defined in Rule 13d-3 under the Exchange Act, of more than 35% of the total voting power of the Voting Stock of Dobson on a fully diluted basis and such ownership represents a greater percentage of the total voting power of the Voting Stock of Dobson, on a fully diluted basis, than is held by the Existing Stockholders and their Affiliates on such date;

    (2) Individuals who on the Issue Date constituted the Board of Directors, together with any new directors whose election by the Board of Directors or whose nomination for election by Dobson's stockholders was approved by a vote of at least a majority of the members of the Board of Directors then in office who either were members of the Board of Directors on the Issue Date or whose election or nomination for election was previously so approved, cease for any reason to contribute a majority of the members of the Board of Directors then in office;

    (3) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all the combined assets of Dobson and its Restricted Subsidiaries, taken as a whole, to any Person other than a Wholly Owned Restricted Subsidiary or the Existing Stockholder or any Affiliate thereof; or

    (4) the adoption of a plan of liquidation or dissolution of Dobson.

    "Class A Common Stock" means the Class A Common Stock, par value $.001 per share, of Dobson.

    "Class A Preferred Stock" means the Class A Non-Voting, Non-Convertible Preferred Stock, par value $1.00 per share, of Dobson.

    "Class D Preferred Stock" means the Class D 15% Convertible Preferred Stock, par value $1.00 per share, of Dobson.

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    "Class E Preferred Stock" means the Class E Preferred Stock, par value $1.00 per share, of Dobson.

    "Common Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's equity, other than Preferred Shares of such Person, whether now outstanding or issued after the Issue Date, including without limitation, all series and classes of such Common Stock.

    "Consolidated EBITDA" means, for any period, Adjusted Consolidated Net Income for such period plus, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income

    - Consolidated Interest Expense,

    - income taxes, other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or sales of assets,

    - depreciation expense,

    - amortization expense, and

    - all other non-cash items reducing Adjusted Consolidated Net Income other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made, less all non-cash items increasing Adjusted Consolidated Net Income, all as determined on a consolidated basis for Dobson and its Restricted Subsidiaries in conformity with GAAP;

provided that if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated EBITDA shall be reduced to the extent not otherwise reduced in accordance with GAAP by an amount equal to the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary multiplied by the quotient of

    - the number of shares of outstanding Common Stock of such Restricted Subsidiary not owned on the last day of such period by Dobson or any of its Restricted Subsidiaries, divided by

    - the total number of shares of outstanding Common Stock of such Restricted Subsidiary on the last day of such period.

    "Consolidated Interest Expense" means, for any period, the aggregate amount of interest in respect of Indebtedness including, without limitation,

    (1) amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting;

    (2) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; and

    (3) the net costs associated with Interest Rate Agreements; and Indebtedness that is Guaranteed or secured by Dobson or any of its Restricted Subsidiaries and all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by Dobson and its Restricted Subsidiaries during such period; excluding, however,

           - any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (3) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause
             (3) of the definition thereof).

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    "Consolidated Leverage Ratio" means, on any Transaction Date, the ratio of

       - the aggregate amount of Indebtedness of Dobson and its Restricted Subsidiaries on a consolidated basis outstanding on such Transaction Date, to

       - the product of (A) the aggregate amount of Consolidated EBITDA of Dobson and its Restricted Subsidiaries for the then most recent two fiscal quarters for which financial statements of Dobson have been filed with the SEC and (B) two (such two fiscal quarter period being the "Two Quarter Period"),

In determining the Consolidated Leverage Ratio, pro forma effect shall be given to:

    - any Indebtedness that is to be Incurred or repaid on the Transaction Date as if such Incurrence or repayment had occurred on the first day of such Two Quarter Period;

    - Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur during the period beginning on the first day of the Two Quarter Period and ending on the Transaction Date (the "Reference Period") as if they had occurred and such proceeds had been applied on the first day of such Reference Period; and

    - Asset dispositions and asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into Dobson or any Restricted Subsidiary during such Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period.

To the extent that pro forma effect is given to an Asset Acquisition or Asset Disposition, such pro forma calculation shall be based upon the two full fiscal quarters immediately preceding the Transaction Date of the Person, or division, operating unit or line of business of the Person, that is acquired or disposed of for which financial information is available.

    "Credit Agreement" means one or more debt facilities (including, without limitation, the Credit Facilities) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case together with all other agreements, instruments, and documents executed or delivered pursuant thereto or in connection therewith, in each case as such agreement, other agreements, instruments or documents may be amended, supplemented, extended, renewed, replaced or otherwise modified from time to time.

    "Credit Facilities" means the DOC Facility, the DCOC Facility and the Dobson/Sygnet Facility.

    "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

    "DCOC" means Dobson Cellular Operations Company.

    "DCOC Facility" means the credit facilities created and established by the DCOC Facility Agreement.

    "DCOC Facility Agreement" means the agreement among DCOC, NationsBank of Texas, N.A., First Union National Bank and Toronto Dominion (Texas), Inc., dated as of March 25, 1998, establishing the DCOC Facility, together with all other agreements, instruments, and documents executed or delivered pursuant thereto or in connection therewith, in each case as such agreement, other agreements, instruments or documents may be amended, supplemented, extended, renewed, replaced or otherwise modified from time to time.

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    "Disqualified Stock" means any class or series of Capital Stock of any
Person that by its terms or otherwise is

    (1) required to be redeemed prior to the Mandatory Redemption Date,

    (2) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Mandatory Redemption Date, or

    (3) convertible into or exchangeable for Capital Stock referred to in (1) or
       (2) above or Indebtedness having a scheduled maturity prior to the Mandatory Redemption Date.

    Any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of a "change of control" occurring prior to the Mandatory Redemption Date shall not constitute Disqualified Stock if the "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in the "Change of Control" covenant and such Capital Stock specifically provides that the issuer of such Capital Stock will not repurchase or redeem any such Capital Stock pursuant to such provision prior to Dobson's repurchase of such Preferred Stock as is required to be repurchased pursuant to the "Change of Control" covenant.

    "Dobson/Sygnet" means Dobson/Sygnet Communications Company.

    "Dobson/Sygnet Facility" means that certain credit facility established by the Dobson/Sygnet Facility Agreement.

    "Dobson/Sygnet Facility Agreement" means the Credit Agreement dated as of December 23, 1998, among Sygnet and NationsBank, N.A., together with all other agreements, instruments and documents, executed or delivered pursuant thereto or in connection therewith, in each case as such agreements, instruments or documents may be amended, supplemented, extended, renewed, replaced or otherwise modified from time to time.

    "Dobson/Sygnet Indenture" means the Indenture dated as of December 23, 1998 between Dobson/ Sygnet and United States Trust Company of New York, relating to the Dobson/Sygnet Notes, as such indenture may be amended, supplemented, extended, renewed, replaced or otherwise modified from time to time.

    "Dobson/Sygnet Notes" means the 12 1/4% Senior Notes due 2008 issued by Dobson/Sygnet under the Dobson/Sygnet Indenture.

    "DOC Facility" means that certain credit facility created and established by the DOC Facility Agreement.

    "DOC Facility Agreement" means the Third Amended and Restated Credit Agreement among Dobson Operating Company, Corestates Bank, N.A., Toronto Dominion (Texas), Inc. and NationsBank of Texas, N.A. dated as of March 25, 1998, together with all other agreements, instruments and documents executed or delivered pursuant thereto or in connection therewith, in each case as such agreements, instruments or documents may be amended, supplemented, extended, renewed, replaced or otherwise modified from time to time.

    "Exchange Debentures" means the 13% Senior Subordinated Debentures due 2009 that may be issued in exchange for the Preferred Stock.

    "Existing Stockholders" means Everett R. Dobson.

    "fair market value" means the price that would be paid in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors, whose determination shall be

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conclusive if evidenced by a Board Resolution. For purposes of clause (6) of the second paragraph of the "Limitation on Indebtedness" covenant,

       - the fair market value of any security registered under the Exchange Act shall be the average of the closing prices, regular way, of such security for the 20 consecutive trading days immediately preceding the sale of Capital Stock and

       - in the event the aggregate fair market value of any other property received by Dobson exceeds $10 million, the fair market value of such property shall be determined by a nationally recognized investment banking firm and set forth in their written opinion which shall be delivered to the Transfer Agent.

    "FCC" means the Federal Communications Commission.

    "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations contained or referred to in the Certificate of Designation shall be computed in conformity with GAAP applied on a consistent basis, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of the Certificate of Designation shall be made without giving effect to, except as otherwise provided, the amortization of any amounts required or permitted by Accounting Principles Board Opinion Nos. 16 and 17.

    "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person

    - to purchase or pay, or advance or supply funds for the purchase or payment of, such Indebtedness or other obligation of such other Person, whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise, or

    - entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof, in whole or in part.

    The term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

    "Incur" means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an "Incurrence" of Indebtedness by reason of a Person becoming a Restricted Subsidiary.

    "Indebtedness" means, with respect to any Person at any date of determination, without duplication,

    (1) all indebtedness of such Person for borrowed money,

    (2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,

    (3) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto, but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in (1) or (2) above or (5), (6), (7) or (8) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the

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       extent such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement),

    (4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables,

    (5) all obligations of such Person as lessee under Capitalized Leases,

    (6) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; but only if the amount of such Indebtedness is the lesser of

           - the fair market value of such asset at such date of determination, and

           - the amount of such Indebtedness,

    (7) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person,

    (8) the maximum fixed redemption or repurchase price of Disqualified Stock (or, in the case of any Restricted Subsidiary, of Preferred Shares) of such Person outstanding at the time of determination and

    (9) to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements.

    The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, but only if

    - the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the unamortized portion of the original issue discount of such Indebtedness at the time of its issuance as determined in conformity with GAAP,

    - money borrowed at the time of the Incurrence of any Indebtedness in order to pre-fund the payment of interest on such Indebtedness shall be deemed not to be "Indebtedness," and

    - that Indebtedness shall not include any liability for federal, state, local or other taxes.

    "Interest Rate Agreement" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

    "Investment" in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement; but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the balance sheet of Dobson or its Restricted Subsidiaries) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include

    - the designation of a Restricted Subsidiary as an Unrestricted Subsidiary, and

    - the fair market value of the Capital Stock or any other Investment held by Dobson or any of its Restricted Subsidiaries, of or in any Person that has ceased to be a Restricted Subsidiary other than as a result of being designated as an Unrestricted Subsidiary, including without limitation, by reason

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      of any transaction permitted by clause (3) of the "Limitation on the
      Issuance and Sale of Capital Stock of Restricted Subsidiaries" covenant.

For purposes of the definition of "Unrestricted Subsidiary" and the "Limitation on Restricted Payments" covenant described below,

    (1) "Investment" shall include the fair market value of the assets (net of liabilities (other than liabilities to Dobson or any of its Subsidiaries)) of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary,

    (2) the fair market value of the assets (net of liabilities (other than liabilities to Dobson or any of its Subsidiaries)) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary shall be considered a reduction in outstanding Investments and

    (3) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

    "Issue Date" means May 5, 1999.

    "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

    "Logix" means Logix Communications Enterprises, Inc., formerly named Dobson Wireline Company.

    "Logix Notes" means the 12 1/4% Senior Notes due 2008 issued by Logix under the Logix Indenture.

    "Logix Indenture" means the Indenture dated as of June 12, 1998 between Logix and United States Trust Company of New York, relating to the Logix Notes, as such indenture may be amended, supplemented, extended, renewed, replaced or otherwise modified from time to time.

    "Mandatory Redemption Date" means May 1, 2009.

    "Moody's" means Moody's Investors Service, Inc. and its successors.

    "Net Cash Proceeds" means,

    (1) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to Dobson or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of

       (a) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale,

       (b) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of Dobson and its Restricted Subsidiaries, taken as a whole,

       (c) payments made to repay Indebtedness or any other obligation (owing to a Person other than Dobson or any Subsidiary of Dobson) outstanding at the time of such Asset Sale that either

               - is secured by a Lien on the property or assets sold, or

               - is required to be paid as a result of such sale, and

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       (d) appropriate amounts to be provided by Dobson or any Restricted
           Subsidiary as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP, and

(2) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations to the extent corresponding to the principal, but not interest, component thereof when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to Dobson or any Restricted Subsidiary of Dobson) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorney's fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

    "Offer to Purchase" means an offer by Dobson to purchase Preferred Stock from the Holders commenced by mailing a notice to the Transfer Agent and each Holder stating:

    (1) the covenant pursuant to which the offer is being made and that all Preferred Stock validly tendered and not withdrawn will be accepted for payment on a pro rata basis;

    (2) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Payment Date");

    (3) that any Preferred Stock not tendered will continue to accrue dividends pursuant to its terms;

    (4) that, unless Dobson defaults in the payment of the purchase price, any Preferred Stock accepted for payment pursuant to the Offer to Purchase shall cease to accrue dividends on and after the Payment Date;

    (5) that Holders electing to have Preferred Stock purchased pursuant to the Offer to Purchase will be required to surrender the Preferred Stock, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of the Preferred Stock completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date;

    (6) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such Holder, the liquidation preference of Preferred Stock delivered for purchase and a statement that such Holder is withdrawing its election to have such Preferred Stock purchased; and

    (7) that Holders whose Preferred Stock is being purchased only in part will be issued new shares of Preferred Stock equal in liquidation preference to the unpurchased portion of the Preferred Stock surrendered; but only if that each share of Preferred Stock purchased and each new share of Preferred Stock issued is in a liquidation preference of $1,000 or integral multiples thereof.

On the Payment Date, Dobson shall

    - accept for payment on a pro rata basis Preferred Stock or portions thereof validly tendered and not withdrawn pursuant to an Offer to Purchase;

    - deposit with the Paying Agent money sufficient to pay the purchase price of all Preferred Stock or portions thereof so accepted; and

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    - deliver, or cause to be delivered, to the Transfer Agent all Preferred
      Stock or portions thereof so accepted together with an Officers' Certificate specifying the Preferred Stock or portions thereof accepted for payment by Dobson.

The Paying Agent shall promptly mail to the Holders of Preferred Stock so accepted payment in an amount equal to the purchase price, and the Transfer Agent shall promptly countersign and mail to such Holders new shares of Preferred Stock equal in liquidation preference to any unpurchased portion of the Preferred Stock surrendered; but only if each share of Preferred Stock purchased and each new share of Preferred Stock issued is in a liquidation preference of $1,000 or integral multiples thereof. Dobson will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Transfer Agent shall act as the Paying Agent for an Offer to Purchase. Dobson will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable to an Offer to Purchase.

    "Permitted Investment" means

    (1) an Investment in Dobson or a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, Dobson or a Restricted Subsidiary; but only if such person's primary business is related, ancillary or complementary to the businesses of Dobson and its Restricted Subsidiaries on the date of such Investment;

    (2) Temporary Cash Investments;

    (3) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP;

    (4) stock, obligations or securities received in satisfaction of judgments or pursuant to any court supervised plan of reorganization or similar proceeding;

    (5) non-cash consideration acquired in any Asset Sale effected in accordance with the "Limitation on Asset Sales" covenant; and

    (6) any acquisition of assets used, or Capital Stock of a Person primarily engaged, in a business related, ancillary or complementary to the business of Dobson and its Restricted Securities solely in exchange for Junior Securities (other than Disqualified Stock) of Dobson.

    "Preferred Shares" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's preferred or preference equity, whether now outstanding or issued after the Issue Date, including, without limitation, the Preferred Stock and all other series and classes of such preferred stock or preference stock.

    "Preferred Stock" means the 13% Senior Exchangeable Preferred Stock due 2009 that we are offering to exchange.

    "Public Equity Offering" means an underwritten primary public offering of Common Stock of Dobson pursuant to an effective registration statement under the Securities Act.

    A "Public Market" shall be deemed to exist if

    - a Public Equity Offering has been consummated, and

    - at least 15% of our total issued and outstanding Common Stock has been distributed by means of an effective registration statement under the Securities Act or sales pursuant to Rule 144 under the Securities Act.

    "Restricted Subsidiary" means any Subsidiary of Dobson other than an Unrestricted Subsidiary.

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    "Senior Exchange Debentures" means our 12 1/4% Senior Subordinated
Debentures due 2008 which may be issued by us in exchange for Senior Preferred Stock.

    "Senior Indebtedness" means

    - Indebtedness of Dobson under the Senior Notes, the Senior Note Indenture, the DOC Facility Agreement and the DCOC Facility Agreement and all fees, expenses and indemnities payable in connection with any of the foregoing, and

    - all other Indebtedness of Dobson, including principal and interest on such Indebtedness, unless such Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued, would be equal with or subordinated in right of payment to the Exchange Debentures.

    The term "Senior Indebtedness" shall not include

    - any Indebtedness of Dobson that, when Incurred and without respect to any election under Section 1111(b) of the United States Bankruptcy Code, was without recourse to Dobson,

    - any Indebtedness of Dobson to a Subsidiary of the Company or to a joint venture in which Dobson has an interest,

    - any Indebtedness of Dobson, to the extent not permitted by the "Limitation on Indebtedness" or the "Limitation on Senior Subordinated Indebtedness" covenants described below,

    - the Senior Exchange Debentures, or any other indebtedness of Dobson that purports to be subordinated to any other Indebtedness of Dobson,

    - any repurchase, redemption or other obligation in respect of Disqualified Stock,

    - any Indebtedness to any employee of Dobson or any of its Subsidiaries,

    - any liability for federal, state, local or other taxes owed or owing by Dobson or

    - any Trade Payables.

    Senior Indebtedness will also include interest accruing subsequent to events of bankruptcy of Dobson at the rate provided for in the document governing such Senior Indebtedness, whether or not such interest is an allowed claim enforceable against the debtor in a bankruptcy case under federal bankruptcy law.

    "Senior Note Indenture" means the Indenture dated as of February 28, 1997 between Dobson and United States Trust Company of New York, relating to the Senior Notes, as such indenture may be amended, supplemented, extended, renewed, replaced or otherwise modified from time to time.

    "Senior Notes" means the 11 3/4% Senior Notes due 2007 issued by Dobson under the Senior Note Indenture.

    "Senior Preferred Stock" means Dobson's 12 1/4% Senior Exchangeable Preferred Stock due 2008 issued by Dobson on January 22, 1998 and Dobson's
12 1/4% Senior Exchangeable Preferred Stock due 2008 issued on December 23, 1998, including any Preferred Shares issued in exchange for any of the foregoing pursuant to the registration rights agreements entered into in connection with the offer and sale of the foregoing securities.

    "Significant Subsidiary" means, at any date of determination, any Restricted Subsidiary that, together with its Subsidiaries,

    - for the most recent fiscal year of Dobson, accounted for more than 10% of the consolidated revenues of Dobson and its Restricted Subsidiaries or

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    - as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of Dobson and its Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements of Dobson for such fiscal year.

    "S&P" means Standard & Poor's Ratings Services and its successors.

    "Stated Maturity" means,

    - with respect to any indebtedness, the date specified in such indebtedness as the fixed date on which the final installment of principal of such indebtedness is due and payable, and

    - with respect to any scheduled installment of principal of or interest on any Indebtedness, the date specified in such Indebtedness as the fixed date on which such installment is due and payable.

    "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

    "Temporary Cash Investment" means any of the following:

    (1) direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof, having maturities of not more than one year from the date of acquisition,

    (2) time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50 million or the foreign currency equivalent thereof and has outstanding debt which is rated "A" or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization as defined in Rule 436 under the Securities Act or any money-market fund sponsored by a registered broker dealer or mutual fund distributor,

    (3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above,

    (4) commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation other than an Affiliate of Dobson organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" or higher according to Moody's or "A-1" or higher according to S&P, and

    (5) securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" or such similar equivalent or higher rating by S&P or Moody's.

    "Trade Payables" means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

    "Transaction Date" means, with respect to the Incurrence of any Indebtedness by Dobson or any of its Restricted Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

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    "Unrestricted Subsidiary" means Logix, Dobson Tower Company or any other
Subsidiary of Dobson that at any time of determination after the Issue Date shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Restricted Subsidiary including any newly acquired or newly formed Subsidiary of Dobson to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, Dobson or any Restricted Subsidiary; on the condition that

    (1) any Guarantee by Dobson or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated shall be deemed an "Incurrence" of such Indebtedness and an "Investment" by Dobson or such Restricted Subsidiary (or both, if applicable) at the time of such designation;

    (2) either the Subsidiary to be so designated has total assets of $1,000 or less or if such Subsidiary has assets greater than $1,000, such designation would be permitted under the "Limitation on Restricted Payments" covenant described below; and

    (3) if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (1) of this proviso would be permitted under the "Limitation on Indebtedness" and "Limitation on Restricted Payments" covenants described below.

    The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; on the condition that immediately after giving effect to such designation

    - all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred for all purposes of the Certificate of Designation, and

    - no Voting Rights Triggering Event, or an event which with the giving of notice or the passage of time, or both, would become a Voting Rights Triggering Event, shall have occurred and be continuing.

    Any such designation by the Board of Directors shall be evidenced to the Transfer Agent by promptly providing the Transfer Agent a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

    "Voting Stock" means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

    "Wholly Owned" means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director's qualifying shares or Investments by foreign nationals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.

COVENANTS

    The Certificate of Designation will contain, among others, the following covenants:

    LIMITATION ON INDEBTEDNESS

    Neither Dobson nor any Restricted Subsidiary may Incur any Indebtedness other than Indebtedness existing on the Issue Date. However, Dobson and any Restricted Subsidiary may Incur Indebtedness, if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Consolidated Leverage Ratio would be less than 8.5 to 1 for Indebtedness Incurred on or prior to June 30, 2001, 8 to 1 for Indebtedness incurred after June 30, 2001 and on or prior to June 30, 2002, and 7.5 to 1 for Indebtedness Incurred thereafter.

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    In addition to the foregoing, Dobson and any Restricted Subsidiary (except as specified below) may Incur the following types of Indebtedness;

    (1) Indebtedness outstanding under one or more Credit Agreements at any time in an aggregate principal amount not to exceed $650 million less any amount of such Indebtedness permanently repaid as provided under the "Limitation on Asset Sales" covenant described below;

    (2) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness, other than Indebtedness Incurred under clause (1), (3), (5) or (7) of this paragraph, or this clause (2), and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, accrued dividends, fees and expenses), but only if such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature or have a mandatory redemption or repurchase date prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded and on the condition that in no event may Indebtedness of Dobson be refinanced by means of any Indebtedness of any Restricted Subsidiary pursuant to this clause (2);

    (3) Indebtedness

       (a) in respect of performance, surety or appeal bonds provided in the ordinary course of business,

       (b) under Currency Agreements and Interest Rate Agreements, but only if such agreements

           - are designed solely to protect the Company or its Restricted Subsidiaries against fluctuations in foreign currency exchange rates or interest rates and

           - do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder, or

       (c) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of Dobson or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary of Dobson (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary of the Company for the purpose of financing such acquisition), in an amount not to exceed the gross proceeds actually received by the Company or any Restricted Subsidiary in connection with such disposition;

    (4) Indebtedness of Dobson (and/or, in the case of clause (b) below, Dobson/Sygnet), to the extent the net proceeds thereof are promptly

       (a) used to purchase Senior Preferred Stock and Preferred Stock, pro rata, tendered in an Offer to Purchase, or similar offer to purchase made under the certificate of designation relating to the Senior Preferred Stock, made as a result of a Change in Control, or

       (b) deposited to defease the Senior Notes or the Dobson/Sygnet Senior Notes;

    (5) Guarantees of Indebtedness of Dobson by any Restricted Subsidiary or by Dobson of Indebtedness of any Restricted Subsidiary so long as such Indebtedness was permitted to be Incurred under another provision of this "Limitations on Indebtedness" covenant;

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    (6) Indebtedness of Dobson not to exceed, at any one time outstanding, two times the sum of

       (a) the Net Cash Proceeds received by Dobson after the Issue Date from the issuance and sale of its Capital Stock (other than Disqualified Stock) to a Person that is not a Subsidiary of Dobson to the extent such Net Cash Proceeds have not been used pursuant to clause (3)(c)
           (2) of the first paragraph, or clause (G) of the second paragraph, of the "Limitation on Restricted Payments" covenant described below to make a Restricted Payment, and

       (b) 80% of the fair market value of property other than cash received by Dobson after the Issue Date from the issuance and sale of its Capital Stock (other than Disqualified Stock) to a Person that is not a Subsidiary of Dobson; on the condition that such Indebtedness does not mature prior to the Mandatory Redemption Date;

    (7) intercompany Indebtedness (other than any Guarantee to the extent addressed in clause (5) above) by or among Dobson and its Restricted Subsidiaries; provided, however, that (A) if Dobson is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations in respect of the Exchange Debentures (if issued) and the Exchange Debenture Indenture and
       (B)(1) any subsequent issuance or transfer of Capital Stock that results in any such Indebtedness being held by a Person other than Dobson or another Restricted Subsidiary thereof and (2) any sale or other transfer of any such Indebtedness to a Person other than Dobson or another Restricted Subsidiary thereof shall be deemed, in each case, to constitute an Incurrence of Indebtedness by Dobson or such Restricted Subsidiary, as the case may be, that was not permitted by this clause
       (7); and

    (8) Indebtedness outstanding at any time in an aggregate principal amount not to exceed $75 million.

    The maximum amount of Indebtedness that Dobson or a Restricted Subsidiary may Incur pursuant to this "Limitation on Indebtedness" covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, due solely to the result of fluctuations in the exchange rates of currencies.

    For purposes of determining any particular amount of Indebtedness under this "Limitation on Indebtedness" covenant, Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included and any Liens granted pursuant to the equal and ratable provisions referred to in the "Limitations on Liens" covenant described below shall not be treated as Indebtedness.

    For purposes of determining compliance with this "Limitation on Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses or would be entitled to be incurred pursuant to the first paragraph of this covenant, Dobson, in its sole discretion, shall classify, and from time to time may reclassify (in whole or part), such item of Indebtedness in any manner that complies with this covenant. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness or the payment of dividends on Preferred Shares in the form of additional shares of the same class or series of Preferred Shares will not be deemed an Incurrence of Indebtedness for purposes of this covenant.

    LIMITATION ON SENIOR SUBORDINATED INDEBTEDNESS

    Dobson shall not Incur any Indebtedness that is subordinate in right of payment to any Senior Indebtedness unless such Indebtedness would be pari passu with, or subordinated in right of payment to, the Exchange Debentures (if and when issued); provided that the foregoing limitation shall not apply to distinctions between categories of Senior Indebtedness of Dobson that exist by reason of any Liens or Guarantees arising or created in respect of some but not all such Senior Indebtedness.

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    LIMITATION ON LIENS

    Dobson shall not Incur any Indebtedness secured by a Lien ("Secured Indebtedness") which is not Senior Indebtedness unless effective provision is made to have the Exchange Debentures (if and when issued) secured equally and ratably with (or, if the Secured Indebtedness would be subordinated in right of payment to the Exchange Debentures, prior to) such Secured Indebtedness for so long as such Secured Indebtedness is secured by a Lien.

    LIMITATION ON RESTRICTED PAYMENTS

    Dobson and its Restricted Subsidiaries are not permitted to take any of the following actions (each a "Restricted Payment"):

(1) declare or pay any dividend or make any distributions on or with respect to its Junior Securities. However, dividends or distributions are permitted if they are payable solely in Junior Securities, other than Disqualified Stock, or in options, warrants or other rights to acquire shares of Junior Securities, other than Disqualified Stock or are payable to Dobson or any Restricted Subsidiary. If such Restricted Subsidiary is not a Wholly Owned Subsidiary, then distributions or dividends may be payable to its other shareholders only if on a pro rata basis measured by value,

(2) purchase, redeem, retire or otherwise acquire for value any Junior Securities of

    (a) Dobson or an Unrestricted Subsidiary (including options, warrants or other rights to acquire such shares of Junior Securities) held by any Person, or

    (b) a Restricted Subsidiary (including options, warrants or other rights to acquire such shares of Junior Securities) held by any Affiliate of Dobson (other than a Wholly Owned Restricted Subsidiary) or any holder (or any Affiliate of such holder) of 5% or more of the Capital Stock of Dobson,

(3) make any Investment, other than a Permitted Investment, in any Person if at the time of, and after giving effect to, the proposed Restricted Payment:

    (a) a Voting Rights Triggering Event or an event which would become a Voting Rights Triggering Event upon the giving of notice, occurs and continues to occur or would result therefrom or shall have occurred and be continuing, or

    (b) Dobson could not incur at least $1.00 of Indebtedness under the first paragraph of the "Limitations on Indebtedness" covenant, or

    (c) the aggregate amount of such Restricted Payments and all other Restricted Payments declared or made after the Issue Date (the amount, if other than in cash, to be determined in good faith by the Board of Directors) would exceed the sum of:

       (1) 100% of our Consolidated EBITDA (or, if our Consolidated EBITDA is a loss, minus 100% of the amount of such loss) accrued during the period treated as one accounting period, beginning on July 1, 1999 to the end of the most recent fiscal quarter preceding the date of such Restricted Payment for which consolidated financial statements of Dobson have been filed with the SEC, MINUS 1.4 times our Consolidated Interest Expense for the same period, plus

       (2) the aggregate Net Cash Proceeds received by Dobson after the Issue Date as a capital contribution or from issuing or selling its Capital Stock, and options, warrants and other rights to acquire Dobson's Capital Stock, to a Person who is not a Subsidiary of Dobson (except to the extent such Net Cash Proceeds are used to Incur Indebtedness pursuant to clause (6)(a) of the second paragraph under the "Limitations on Indebtedness" covenant) (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that

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           are redeemable at the option of the holder, or are required to be redeemed, prior to the Mandatory Redemption Date), plus

       (3) an amount equal to the net reduction in Investments that constitute Restricted Payments resulting from payments of interest, dividends, repayments or loans or advances, returns of capital or other transfers of assets to Dobson or any Restricted Subsidiary or from the Net Cash Proceeds from the sale of any Investment (except to the extent any such payment or proceeds are included in the calculation of Consolidated EBITDA), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investment"), not to exceed, in each case, the amount of the relevant Investments so being reduced or sold.

The following actions will not be deemed to violate the limitation on Restricted
Payments:

    (A) the payment of any dividend within 60 days after the date of declaration thereof if, at the date of declaration, such payment would comply with the subparagraphs (1), (2) and (3) above;

    (B) the repurchase, redemption or other acquisition of Capital Stock of Dobson (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the proceeds of a substantially concurrent offering (other than to any Subsidiary of Dobson) of, shares of Capital Stock (other than Disqualified Stock) of Dobson;

    (C) the declaration or payment of dividends on the Dobson's Common Stock following a Public Equity Offering of such Common Stock, of up to 6% per annum of the Net Cash Proceeds received by Dobson in such Public Equity Offering;

    (D) payments or distributions, to dissenting stockholders in connection with a consolidation, merger or transfer of assets that complies with the provisions described under "Consolidation, Merger and Sale of Assets";

    (E) the purchase, redemption, acquisition, cancellation or other retirement for value of shares of Capital Stock of Dobson to the extent necessary in the good faith judgment of Dobson's Board of Directors, to prevent the loss or secure the renewal or reinstatement of any license or franchise held by Dobson or any Restricted Subsidiary from any governmental agency;

    (F) the purchase, redemption, retirement or other acquisition for value of Junior Securities of Dobson, or options to purchase such shares, held by Dobson's directors, employees or former directors or employees or of any Restricted Subsidiary, or their estates or beneficiaries under their estates, upon death, disability, retirement, termination of employment or pursuant to the terms of any agreement under which such shares of Junior Securities or options were issued, but only if the aggregate consideration paid for such purchase, redemption, acquisition, cancellation or other retirement of such shares of Junior Securities or options after the Issue Date does not exceed $1,500,000 in any calendar year, or $5 million in the aggregate;

    (G) Investments in any Person, the primary business of which is related, ancillary or complementary to the business of Dobson and its Restricted Subsidiaries on the date of such Investments, in an aggregate amount not to exceed $40 million plus an amount not to exceed the Net Cash Proceeds received by Dobson after the Issue Date from the issuance and sale of its Capital Stock other than Disqualified Stock to a Person that is not a Subsidiary, except to the extent such Net Cash Proceeds are used to Incur Indebtedness outstanding pursuant to clause (6)(a) of the "Limitation on Indebtedness" covenant or to make Restricted Payments pursuant to clause (3)(c)(2) of the first paragraph, or clause (B) of this paragraph, of this "Limitation on Restricted Payments" covenant; or

    (H) the distribution on or with respect to the holders of Dobson's Junior Securities of the Capital Stock of Logix;

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provided that, except in the case of clauses (A) and (B), no Voting Rights
Triggering Event, or an event which with the giving of notice or the passage of time, or both, would become a Voting Rights Triggering Event, shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein.

    Each Restricted Payment that is permitted as provided in the preceding paragraph (other than an exchange of Capital Stock for Capital Stock referred to in clause (B) and the Net Cash Proceeds from any issuance of Capital Stock referred to in clause (B) or Capital Stock referred to in clause (G) shall be included in calculating whether the conditions of clause (3)(c) of the first paragraph of this "Limitation on Restricted Payments" covenant have been met with respect to any subsequent Restricted Payments. For purposes of this "Limitation on Restricted Payments" convenant, the phrase "Junior Securities," when used with respect to a Restricted Subsidiary, shall mean all Capital Stock of such Restricted Subsidiary.

    LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

    Dobson and its Restricted Subsidiaries will not create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to:

    - pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by Dobson or any other Restricted Subsidiary,

    - pay any Indebtedness owed to Dobson or any other Restricted Subsidiary,

    - make loans or advances to Dobson or any other Restricted Subsidiary or

    - transfer any of its property or assets to Dobson or any other Restricted Subsidiary.

However, the prohibition does not apply to any encumbrances or restrictions:

    (1) existing on the Issue Date in the certificate of designation for the Senior Preferred Stock, the Senior Note Indenture, the Dobson/Sygnet Indenture, the Dobson/Sygnet Facility Agreement, the DCOC Facility Agreement, the DOC Facility Agreement or any other agreements or Indebtedness of Dobson or the Restricted Subsidiaries in effect on the Issue Date or in the Certificate of Designation, and any amendments, extensions, refinancings, renewals or replacements of such agreements; on the condition that, the encumbrances and restrictions in any such amendments, extensions, refinancings, renewals or replacements are no less favorable in all material respects to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

    (2) existing under or by reason of applicable law;

    (3) existing with respect to any Person or the property or assets of such Person acquired by Dobson or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired;

    (4) in the case of restrictions relating to the transfers of property, restrictions that;

           - restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset,

           - exist by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of Dobson or any Restricted Subsidiary not otherwise prohibited by the Certificate of Designation or

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           - arise or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of Dobson or any Restricted Subsidiary in any manner material to Dobson or any Restricted Subsidiary;

    (5) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary; or

    (6) contained in the terms of any Indebtedness (other than as contemplated by clause (1) above), or any agreement creating Indebtedness, of a Restricted Subsidiary entered into after the Issue Date if:

           - the encumbrance or restriction applies only if there is a payment default, a default with respect to a financial covenant, or an event of default resulting in the acceleration of the final maturity of such Indebtedness,

           - the encumbrance or restriction is not materially more disadvantageous to holders of Preferred Stock than is customary in comparable financings (as determined by Dobson), and

           - Dobson determines that the encumbrance or restriction will not materially affect the ability to pay dividends on the Preferred Stock or principal or interest on the Exchange Debentures.

    Dobson and its Restricted Subsidiaries are not precluded from:

           - creating, incurring, assuming or permitting to exist any Liens otherwise permitted under the "Limitation on Liens" covenant, or

           - restricting the sale of their assets that secure Indebtedness of Dobson or its Restricted Subsidiaries.

    LIMITATION ON THE ISSUANCE AND SALE OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES

    Dobson and its Restricted Subsidiaries will not sell, directly or indirectly, any shares of Capital Stock of a Restricted Subsidiary, including options, warrants or other rights to purchase shares of such Capital Stock, except:

    (1) to Dobson or a Wholly Owned Restricted Subsidiary;

    (2) issuances of director's qualifying shares or sales to foreign nationals of shares of Capital Stock of foreign Restricted Subsidiaries, to the extent required by applicable law;

    (3) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary (A) would continue to be a Restricted Subsidiary or
       (B) if it would no longer constitute a Restricted Subsidiary, any remaining Investment in such Person after giving effect to the issuance or sale would have been permitted to be made under the "Limitation on Restricted Payments" covenant, if made on the date of such issuance or sale; provided, however, that in the event of either (A) or (B) above, the Net Cash Proceeds from such issuance and sale are applied in accordance with the "Limitations on Asset Sales" covenant;

    (4) sales of Common Stock of a Restricted Subsidiary but only if the assets of such Restricted Subsidiary consist solely of assets relating to the Dobson's PCS or resale business; provided, however, that the Net Cash Proceeds of such sale are applied as provided under the "Limitations on Asset Sales" covenant.

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    LIMITATION ON TRANSACTIONS WITH STOCKHOLDERS AND AFFILIATES

    Dobson and its Restricted Subsidiaries will not, directly or indirectly, engage in any transaction including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service, with any Affiliate except (A) upon fair and reasonable terms no less favorable to Dobson or such Restricted Subsidiary than could be obtained in a comparable arm's-length transaction with an unrelated Person and (B)(1) with respect to any transaction or series of related transactions involving aggregate consideration in excess of $2.0 million, such transaction is approved by at least a majority of the disinterested members of the Board of Directors or (2) with respect to any transaction or series of related transactions involving aggregate consideration in excess of $10.0 million, Dobson obtains a written opinion as to the fairness to the holders of the Preferred Stock of such transaction or series of related transactions issued by an investment banking, accounting or appraisal firm of national standing.

    The above limitation does not not apply to:

    (1) any transaction solely between Dobson and any of its Restricted Subsidiaries or solely between Restricted Subsidiaries;

    (2) the payment of reasonable and customary regular fees and indemnity payments to directors of Dobson who are not employees of Dobson and the payment of reasonable compensation and indemnity payments to officers of Dobson;;

    (3) any payments or other transactions pursuant to any tax-sharing agreement between Dobson and any other Person with which Dobson files a consolidated tax return or with which Dobson is part of a consolidated group for tax purposes;

    (4) any Restricted Payments not prohibited by the "Limitation on Restricted Payments" covenant; or

    (5) the redemption of the Class F Preferred Stock and Class G Preferred Stock with proceeds from the sale of the Preferred Stock.

    LIMITATIONS ON ASSET SALES

    Dobson and its Restricted Subsidiaries will not consummate any Asset Sale, unless

    (1) the consideration received by Dobson or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of and

    (2) at least 75% of the consideration received consists of cash or Temporary Cash Investments.

    In the event and to the extent that the Net Cash Proceeds received by Dobson or any of its Restricted Subsidiaries from one or more Asset Sales occurring on or after the Issue Date in any period of 12 consecutive months exceeds 10% of Adjusted Consolidated Net Tangible Assets (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet of Dobson has been filed with the SEC) then Dobson shall or shall cause the relevant Restricted Subsidiary, to (1) within 12 months after the date Net Cash Proceeds so received exceed 10% of Adjusted Consolidated Net Tangible Assets, to

       (a) apply an amount equal to such excess Net Cash Proceeds to permanently repay Senior Indebtedness of Dobson or Indebtedness of any Restricted Subsidiary in each case owing to a Person other than Dobson or any of its Restricted Subsidiaries, or

       (b) invest an equal amount, or the amount not so applied pursuant to clause (A) (or enter into a definitive agreement committing to so invest within 12 months after the date of such agreement), in property or assets (other than current assets) of a nature or type or that are used in a business (or in a company having property and assets of a nature or type, or

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           engaged in a business) related, ancillary or complementary to the business of, Dobson and its Restricted Subsidiaries existing on the date of such investment.

SEC REPORTS AND REPORTS TO HOLDERS

    Whether or not we are required to file reports with the SEC, for so long as any Preferred Stock is outstanding, we will file with the SEC all reports and other information as we would be required to file with the SEC by Section 13(a) or 15(d) under the Exchange Act if we were subject to the Exchange Act. We shall supply the Transfer Agent and each Holder or shall supply to the Transfer Agent for forwarding to each such Holder, without cost to such Holder, copies of such reports and other information.

CONSOLIDATION, MERGER AND SALE OF ASSETS

    We will not consolidate or merge with, or sell, lease or otherwise dispose of all or substantially all of our property and assets in one transaction or a series of related transactions to any Person or permit any Person to merge with or into us unless:

    (1) the resulting, surviving or transferee Person ("the Successor Company") will be a person organized and existing under the laws of the United States of America, or, any state or jurisdiction thereof and the Preferred Stock shall be converted into or exchanged for and shall become shares of the Successor Company having substantially the same powers, preferences and relative participating, optional or other special rights and the qualifications, limitations or restrictions that the Preferred Stock had immediately prior to such transaction;

    (2) immediately after giving effect to such transaction, no Voting Rights Triggering Event, or an event which with the giving of notice or the passage of time, or both, would become a Voting Rights Triggering Event, shall have occurred and be continuing;

    (3) immediately after giving effect to such transaction on a pro forma basis we, or the Successor Company or resulting company, as the case may be, could Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant; provided that this clause (3) shall not apply to a consolidation or merger with or into a Wholly Owned Restricted Subsidiary, in connection with which no consideration, other than Common Stock in the Surviving Person or Dobson, shall be issued or distributed to the stockholders of Dobson, and

    (4) we deliver to the Transfer Agent an Officers' Certificate, attaching the arithmetic computations to demonstrate compliance with clause (3), and an Opinion of Counsel, in each case stating that such consolidation, merger or transfer complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with. Clause (3) above will not apply if, in the good faith determination of our Board of Directors, the principal purpose of the transaction is to change our state of incorporation and the transaction does not have as one of its purposes the evasion of the foregoing limitations.

EXCHANGE

    Subject to the legal availability of funds, we may exchange all (but not less than all) of the outstanding Preferred Stock, including any Preferred Stock issued as payment for dividends, for Exchange Debentures, subject to the conditions set forth below. Presently, the exchange of the Preferred Stock for Exchange Debentures would be restricted by covenants in the Senior Note indenture, the DOC Credit Facility Agreement and the DCOC Credit Facility Agreement. We can give you no assurance that the conditions in such covenants for the exchange of Preferred Stock for Exchange Debentures will be satisfied or that the exchange will occur or that future Indebtedness would not also restrict an exchange. See "Description of Certain Indebtedness--The Senior Notes," "--The DOC Facility" and "--The DCOC Facility."

    In order to effect such exchange, we shall

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    - if necessary to satisfy the condition set forth in clause (b) in the following paragraph based upon the written advice of our counsel, file a registration statement with the SEC relating to the exchange, and

    - if a registration statement is filed with the SEC, use our best efforts to cause such registration statement to be declared effective as soon as practicable by the SEC unless the opinion referred to in clause (2)(b) in the following paragraph shall have been subsequently delivered.

    In order to effectuate the exchange, we shall send a written notice of exchange by mail to each holder of record of Preferred Stock. This notice shall state:

    (1) that we are exchanging the Preferred Stock into Exchange Debentures pursuant to the Certificate of Designation, and

    (2) on the date fixed for exchange (the "Exchange Date"), if the conditions set forth in clauses (a) through (e) below are satisfied and the exchange is permitted under our then outstanding Indebtedness, we shall issue Exchange Debentures in exchange for the Preferred Stock as provided in the next paragraph. However, on the Exchange Date:

       (a) we shall have legally available funds sufficient for the exchange including under Oklahoma law;

       (b) a registration statement relating to the Exchange Debentures shall have been declared effective under the Securities Act prior to such exchange and shall continue to be effective on the Exchange Date or we shall have obtained a written opinion of counsel that an exemption from the registration requirements of the Securities Act is available for such exchange and that upon receipt of such Exchange Debentures each holder of an Exchange Debenture that is not our Affiliate will not be subject to any restrictions imposed by the Securities Act upon the resale of such Exchange Debenture, and we have relied upon such exemption for such exchange;

       (c) the Exchange Debenture Indenture and the trustee thereunder shall have been qualified under the Trust Indenture Act;

       (d) immediately after giving effect to such exchange, no Default or Event of Default would exist under the Exchange Debenture Indenture; and

       (e) we shall have delivered to the Trustee under the Exchange Debenture Indenture a written Opinion of Counsel regarding the satisfaction of the conditions set forth in clauses (a), (b) and (c).

    If the issuance of the Exchange Debentures is not permitted on the Exchange Date or any of the conditions set forth in clauses (a) through (e) of the preceding sentence are not satisfied on the Exchange Date, we shall use our best efforts to satisfy such conditions and effect such exchange as soon as practicable.

    Upon any exchange, holders of outstanding Preferred Stock will be entitled to receive a principal amount of Exchange Debentures for Preferred Stock, the liquidation preference of which, plus the amount of accumulated and unpaid dividends, including a prorated dividend for the period from the immediately preceding dividend payment date to the Exchange Date, with respect to which, equals such principal amount. However, we may pay cash for any or all accrued and unpaid dividends in lieu of issuing Exchange Debentures in respect of such dividends. The Exchange Debentures will be issued in registered form, without coupons, in principal amounts of $1,000 and integral multiples thereof to the extent practicable, and will also be issued in principal amounts less than $1,000 so that each holder of Preferred Stock will receive certificates representing the entire principal amount of Exchange Debentures to which its Preferred Stock entitle it. Subject to restrictions in the Senior Note Indenture, the DOC Facility Agreement,

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the DCOC Facility Agreement and any of its other then-existing Indebtedness, we may pay cash in lieu of issuing an Exchange Debenture in a principal amount less than $1,000. On and after the date of exchange, dividends will cease to accrue on the outstanding Preferred Stock, and all rights of the holders of Preferred Stock, except the right to receive the Exchange Debentures, cash equal to the accrued and unpaid dividends to the Exchange Date, and, if we so elect, cash in lieu of any Exchange Debenture which is in an amount that is less than $1,000, will terminate. The person entitled to receive the Exchange Debentures issuable upon such exchange will be treated for all purposes as the registered holder of such Exchange Debentures.

    We will comply with the provisions of Rule 13e-4 promulgated pursuant to the Exchange Act in connection with any exchange, to the extent applicable.

PREFERRED STOCK EXCHANGE OFFER REGISTRATION

    We have agreed to use our best efforts, at our cost, to file and cause to become effective a registration statement with respect to a registered offer to exchange the Old Shares for the New Shares in the exchange offer. When that registration statement is declared effective, we will offer the New Shares in return for surrender of the Old Shares. The exchange offer must remain open for not less than 20 business days after the date that notice of the exchange offer is mailed to holders of the Old Shares. In the event that applicable interpretations of the staff of the SEC do not permit us to effect such an exchange offer, or under certain other circumstances, we shall, at our cost, use our best efforts to cause to become effective a shelf registration statement with respect to resales of the old shares and to keep such registration statement effective until the expiration of the time period referred to in Rule 144(k) under the Securities Act after the Issue Date. In the event of such shelf registration, we shall provide to each holder of Preferred Stock copies of the prospectus, notify each holder of Preferred Stock when a registration statement for the Preferred Stock has become effective and take certain other actions as are required to permit resales of the Preferred Stock.

    If the exchange offer is not consummated and a shelf registration statement is not declared effective on or prior to 180 days after the Issue Date, additional dividends will accrue, at an annual rate of .5% of the liquidation preference thereof, on the old shares from the date that is 180 days after the Issue Date, payable in additional shares of Preferred Stock quarterly in arrears on each January 15, April 15, July 15 and October 15, commencing July 15, 1999, until the exchange offer is consummated or such shelf registration statement is declared effective. Holders of old shares who do not participate in the exchange offer may thereafter hold a less liquid security. Holders of old shares will not be named as selling securityholders in a exchange offer registration statement.

PREFERRED STOCK BOOK-ENTRY; DELIVERY AND FORM

    The Preferred Stock will be represented by a single, permanent global Preferred Stock certificate, in definitive, fully registered form (the "Restricted Global Preferred Stock Certificate") and will be deposited with a custodian for DTC and registered in the name of a nominee of DTC. The Restricted Global Preferred Stock Certificate (and any Preferred Stock issued in exchange therefor) will be subject to certain restrictions on transfer set forth therein and will bear the legend regarding such restrictions set forth under "Notice to Investors." The Preferred Stock is not issuable in bearer form.

THE GLOBAL PREFERRED STOCK CERTIFICATE

    Upon the issuance of the Restricted Global Preferred Stock Certificate, DTC or its custodian will credit, on its internal system, the respective liquidation preference of the individual beneficial interests represented by such Restricted Global Preferred Stock Certificate, to the accounts of persons who have accounts with such depositary. Such accounts initially will be designated by or on behalf of the Initial Purchaser. Ownership of beneficial interests in a Restricted Global Preferred Stock Certificate will be

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limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in the Restricted Global Preferred Stock Certificate will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Qualified Institutional Buyers may hold their interests in the Restricted Global Preferred Stock Certificate directly through DTC if they are participants in such system, or indirectly through organizations that are participants in such system.

    So long as DTC, or its nominee, is the registered owner or holder of a Restricted Global Preferred Stock Certificate, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Preferred Stock represented by such Restricted Global Preferred Stock Certificate for all purposes under the Certificate of Designation and the Preferred Stock. No beneficial owner of an interest in a Restricted Global Preferred Stock Certificate will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Certificate of Designation.

    Payments made with respect to a Restricted Global Preferred Stock Certificate will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither the Company nor the Initial Purchaser will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Restricted Global Preferred Stock Certificate or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    We expect that DTC or its nominee, upon receipt of any payments made with respect to the Restricted Global Preferred Stock Certificate, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the amount of such Restricted Global Preferred Stock Certificate as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such Restricted Global Preferred Stock Certificates held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

    Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

    We understand that DTC will take any action permitted to be taken by a holder of Preferred Stock (including the presentation of Preferred Stock for exchange as described below) only at the direction of one or more participants to whose account the interests in the Restricted Global Preferred Stock Certificate are credited and only in respect of such portion of the aggregate liquidation preference of Preferred Stock as to which such participant or participants has or have given such direction.

    We understand that DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

    Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the Restricted Global Preferred Stock Certificate among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Initial Purchaser nor we will have any responsibility for the performance by DTC or its respective participants or indirect participants of its or their respective obligations under the rules and procedures governing their operations.

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
CERTIFICATED PREFERRED STOCK

    If DTC is at any time unwilling or unable to continue as a depositary for the Restricted Global Preferred Stock Certificate and a successor depositary is not appointed by us within 90 days, we will issue certificated Preferred Stock in exchange for the Restricted Global Preferred Stock Certificate, which will bear the legend referred to under the heading "Notice to Investors."

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                     DESCRIPTION OF THE EXCHANGE DEBENTURES

    In the event we issue the Exchange Debentures, we will issue them under an Exchange Debenture Indenture to be entered into between the United States Trust Company of New York, as trustee (the "Trustee") and ourselves, a copy of the form of which we make available upon request. The terms of the Exchange Debentures include those stated in the Exchange Debenture Indenture and those made part of the Exchange Debenture Indenture by reference to the Trust Indenture Act.

    The following summary of certain provisions of the Exchange Debenture Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act and to all of the provisions of the Exchange Debenture Indenture, including the definitions of certain terms therein and those terms made a part of the Exchange Debenture Indenture by reference to the Trust Indenture Act. The definitions of certain terms used in the Exchange Debentures and the Exchange Debenture Indenture and in the following summary are set forth below under "--Certain definitions." In this description, "Dobson" or "Dobson Communications" refers only to Dobson Communications Corporation and not to any of our subsidiaries.

GENERAL

    The Exchange Debentures will be our unsecured obligations and, will be initially limited in aggregate principal amount to the aggregate liquidation preference of the Preferred Stock (including any additional Preferred Stock issued in payment of dividends), plus accrued and unpaid dividends, on the date of exchange of the Preferred Stock into Exchange Debentures (plus any additional Exchange Debentures that may be issued in lieu of cash interest as described herein). We will issue the Exchange Debentures in fully registered form only in denominations of $1,000 and integral multiples thereof (other than as described in "Description of Preferred Stock--Exchange" or with respect to additional Exchange Debentures issued in lieu of cash interest as described herein). The Exchange Debentures will be our senior subordinated obligations, subordinated to all of our existing and future Senior Indebtedness and senior to all of our subordinated obligations. The Exchange Debentures will rank equally with the Senior Exchange Debentures, if issued.

    Principal of, premium, if any, and interest on the Exchange Debentures will be payable, and the Exchange Debentures may be presented for registration of transfer or exchange, at the office of the Paying Agent and Registrar. At our option, interest, to the extent paid in cash, may be paid by check mailed to the registered address of holders of the Exchange Debentures as shown on the register for the Exchange Debentures. The Trustee will initially act as Paying Agent and Registrar. We may change any Paying Agent and Registrar without prior notice to Holders of the Exchange Debentures. Holders of the Exchange Debentures must surrender Exchange Debentures to the Paying Agent to collect principal payments.

    The Exchange Debentures will mature on May 1, 2009. Each Exchange Debenture will bear interest at the same rate in effect with respect to the Preferred Stock on the date we issue the Exchange Debentures from the Exchange Debenture Issue Date or from the most recent interest payment date to which interest has been paid or provided for. Interest will be payable semi-annually in cash, or, on or prior to May 1, 2004, at our option, in additional Exchange Debentures, in arrears on each of May 1 and November 1 commencing with the first such date after the issue date of the Exchange Debentures. We may pay dividends in cash during the period on or before May 1, 2004 on the Senior Exchange Debentures only if we also pay interest in cash on the Exchange Debentures during such period. Interest on the Exchange Debentures will be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed.

    Because of our option through May 1, 2004 to pay interest on the Exchange Debentures by issuing additional Exchange Debentures, any Exchange Debentures we issue prior to that date will be treated as issued with original issue discount unless under special rules for interest holidays the amount of original issue discount is treated as minimal. See "Federal Income Tax Considerations."

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
    We may, subject to the covenants described below under "Covenants" and applicable law, issue additional Exchange Debentures under the Exchange Debenture Indenture. Those Exchange Debentures we issue in exchange for Preferred Stock and any additional Exchange Debentures we issue subsequently would be treated as a single class for all purposes under the Exchange Debenture Indenture.

SUBORDINATION

    The Exchange Debentures will be our senior subordinated Indebtedness, subordinated to the prior payment when due of the principal of, and premium, if any, and accrued and unpaid interest on, all of our existing and future Senior Indebtedness and senior to the prior payment when due of the principal of, and premium, if any, and accrued and unpaid interest on, all of our subordinated Indebtedness.

    Upon

    (a) any distribution to our creditors in the event of our liquidation or dissolution or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to us or our property or

    (b) an assignment for the benefit of creditors or any marshalling of our assets and liabilities,

    the holders of Senior Indebtedness will be entitled to receive payment in full of all obligations due in respect of such Senior Indebtedness (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Indebtedness) before holders of the Exchange Debentures will be entitled to receive any payment with respect to the Exchange Debentures. Until all obligations with respect to Senior Indebtedness are paid in full, any distribution to which holders of the Exchange Debentures would be entitled will be made to holders of Senior Indebtedness. Notwithstanding the foregoing, holders of the Exchange Debentures may receive securities that are subordinated, at least to the same extent as the Exchange Debentures, to Senior Indebtedness and any securities issued in exchange for Senior Indebtedness.

    In addition, we may not make any payment upon or in respect of the Exchange Debentures (except in such subordinated securities) if

    (a) a default in the payment of any principal, premium, if any, interest or other obligations with respect to any Designated Senior Indebtedness occurs and is continuing beyond any applicable grace period (whether upon maturity, as a result of acceleration or otherwise) or

    (b) any other default occurs and is continuing with respect to any Designated Senior Indebtedness that permits holders of such Designated Senior Indebtedness to accelerate its maturity, and the Company and the Trustee receive a notice of such default (a "Payment Blockage Notice") from the holders, or from the trustee, agent or other representative of the holders, of any such Designated Senior Indebtedness. Payments on the Exchange Debentures may and shall be resumed upon the earlier of

       (1) the date upon which the default is cured or waived or

       (2) in the case of a default referred to in clause (b) above, 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Indebtedness has been accelerated. No new period of payment blockage may be commenced within 360 days after the receipt by the Trustee of any prior Payment Blockage Notice. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 180 days.

    The Exchange Debenture Indenture will further require that we promptly notify holders of Senior Indebtedness if payment on the Exchange Debentures is accelerated because of an Event of Default.

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
    As a result of the subordination provisions described above, in the event of a liquidation or insolvency, Holders of the Exchange Debentures may recover less ratably than other creditors of ours. We expect to incur substantial amounts of additional Indebtedness in the future.

OPTIONAL REDEMPTION

    We may redeem the Exchange Debentures at any time on or after May 1, 2004, at our option, in whole or in part, upon not less than 30 nor more than 60 days' prior written notice mailed by first-class mail to each holder's last address as it appears in the Security Register, at the redemption prices (expressed as a percentage of the principal amount thereof) set forth below, plus accrued and unpaid interest thereon to the redemption date (subject to the right of holders of record on the relevant Regular Record Date to receive interest due on an Interest Payment Date that is on or prior to the redemption date), if redeemed during the 12-month period beginning May 1 of each of the years set forth below.

YEAR                                                                                PERCENTAGE
----------------------------------------------------------------------------------  -----------
2004..............................................................................     106.500%
2005..............................................................................     104.333
2006..............................................................................     102.167
2007 and thereafter...............................................................     100.000

    In addition, on or prior to May 1, 2002, we may redeem up to 35% of the aggregate principal amount of Exchange Debentures then outstanding at a redemption price equal to 113% of the principal amount thereof, plus accrued and unpaid interest to the redemption date (subject to the right of holders of record on the relevant Regular Record Date to receive interest due on an Interest Payment Date that is on or prior to the redemption date), with the proceeds of one or more sales of our common stock, but only if such redemption occurs within 180 days after consummation of such sale and Exchange Debentures having an aggregate principal amount equal to at least 65% of the aggregate principal amount of Exchange Debentures issued on the Exchange Date remains outstanding after each such redemption.

    In the case of any partial redemption, the Trustee will select the Exchange Debentures for redemption in compliance with the requirements of the principal national securities exchange, if any, on which the Exchange Debentures are listed or, if the Exchange Debentures are not listed on a national securities exchange, on a proportional basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate; but only if no Exchange Debenture of $1,000 in principal amount or less shall be redeemed in part. If we redeem any Exchange Debenture in part only, the notice of redemption relating to such Exchange Debenture shall state the portion of the principal amount thereof to be redeemed. We will issue a new Exchange Debenture in principal amount equal to the unredeemed portion thereof in the name of the holder thereof upon cancellation of the original Exchange Debenture and unless we fail to pay the redemption price on the redemption date, after the redemption date interest will cease to accrue on the Exchange Debentures called for redemption.

CERTAIN DEFINITIONS

    Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the Exchange Debenture Indenture. Reference is made to the Exchange Debenture Indenture for the full definitions of all such terms as well as any other capitalized terms used herein for which no definition is provided.

    "Acquired Indebtedness" means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or which is assumed in connection with an Asset Acquisition by a Restricted Subsidiary and not Incurred in connection with, or in anticipation of, such Person becoming a Restricted Subsidiary or such Asset Acquisition. If the term "Acquired Indebtedness" does not include Indebtedness of a Person which is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon

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
consummation of the transactions by which such Person becomes a Restricted Subsidiary or such Asset Acquisition.

    "Adjusted Consolidated Net Income" means, for any period, the aggregate net income (or loss) of Dobson and its Restricted Subsidiaries for such period determined in conformity with GAAP; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income, without duplication:

    (1) the net income of any Person other than net income attributable to a Restricted Subsidiary in which any Person other than Dobson or any of its Restricted Subsidiaries has a joint interest and the net income of any Unrestricted Subsidiary, except to the extent of the amount of dividends or other distributions actually paid to Dobson or any of its Restricted Subsidiaries by such other Person or such Unrestricted Subsidiary during such period;

    (2) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (4)(c) of the first paragraph of the "Limitation on Restricted Payments" covenant described below (and in such case, except to the extent includable pursuant to clause (1) above), the net income or loss of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with Dobson or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by the Company or any of its Restricted Subsidiaries;

    (3) except in the case of any restriction or encumbrance permitted under the "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant, the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary;

    (4) any gains or losses on an after-tax basis attributable to Asset Dispositions;

    (5) except for purposes of calculating the amount of Restricted Payments that may be made pursuant to the first paragraph of the "Limitation on Restricted Payments" covenant described below, any amount paid or accrued as dividends on Preferred Shares of Dobson or any Restricted Subsidiary owned by Persons other than Dobson and any of its Restricted Subsidiaries; and

    (6) all extraordinary gains and extraordinary losses, net of tax.

    "Adjusted Consolidated Net Tangible Assets" means the total amount of assets of Dobson and its Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), except to the extent resulting from write-ups of capital assets (excluding write-ups in connection with accounting for acquisitions in conformity with GAAP), after deducting therefrom

    (1) all current liabilities of the Company and its Restricted Subsidiaries (excluding intercompany items) and

    (2) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles (other than FCC license acquisition costs), all as set forth on the most recent quarterly or annual consolidated balance sheet of Dobson and its Restricted Subsidiaries, prepared in conformity with GAAP and filed with the Commission pursuant to the "Commission Reports and Reports to Holders" covenant.

    "Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

    "Asset Acquisition" means

    (1) an Investment by Dobson or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with Dobson or any of its Restricted Subsidiaries; but only if such Person's primary business is related, ancillary or complementary to the businesses of Dobson and its Restricted Subsidiaries on the date of such Investment or

    (2) an acquisition by Dobson or any of its Restricted Subsidiaries of the property and assets of any Person other than Dobson or any of its Restricted Subsidiaries that constitute all or substantially all of a division, operating unit or line of business of such Person, but only if that the property and assets acquired are related, ancillary or complementary to the businesses of Dobson and its Restricted Subsidiaries on the date of such acquisition.

    "Asset Disposition" means the sale or other disposition by Dobson or any of its Restricted Subsidiaries other than to Dobson or another Restricted Subsidiary of

    (1) all or substantially all of the Capital Stock of any Restricted Subsidiary, or

    (2) all or substantially all of the assets that constitute a division, operating unit or line of business of Dobson or any of its Restricted Subsidiaries.

    "Asset Sale" means any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transaction) in one transaction or a series of related transactions by Dobson or any of its Restricted Subsidiaries to any Person other than Dobson or any of its Restricted Subsidiaries of

    (1) all or any of the Capital Stock of any Restricted Subsidiary,

    (2) all or substantially all of the property and assets of a division, operating unit or line of business of Dobson or any of its Restricted Subsidiaries or

    (3) any other property and assets of Dobson or any of its Restricted Subsidiaries outside the ordinary course of business of Dobson or such Restricted Subsidiary and, in each case, that is not governed by the provisions described under "Consolidation, Merger and Sale of Assets".

    The term "Asset Sale" shall not include

       (a) sales, transfers or other dispositions of inventory, receivables and other current assets in the ordinary course,

       (b) sales, transfers or other dispositions of assets for consideration at least equal to the fair market value of the assets sold or disposed of, on the condition that the consideration received consists of Capital Stock of a Person that becomes a Restricted Subsidiary engaged in or property or assets (other than current assets, except to the extent used as a bona fide means of equalizing the value of the property or assets involved in the swap transaction) of a nature or type or that are used in, a business having property or assets of a nature or type, or engaged in a business similar or related to the nature or type of the property and assets of, or businesses of, Dobson and its Restricted Subsidiaries existing on the date of such sale or other disposition,

       (c) sales, transfers or other dispositions of assets constituting a Restricted Payment permitted to be made under the "Limitation on Restricted Payments" covenant, or

       (d) sales, transfers or other dispositions of assets, including issuances of Capital Stock, between or among Dobson Restricted Subsidiaries thereof.

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
    "Average Life" means, at any date of determination with respect to any debt security, the quotient obtained by dividing

    (1) the sum of the products of

       (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and

       (b) the amount of such principal payment

    (2) by the sum of all such principal payments.

    "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, including, without limitation, all Common Stock and Preferred Shares.

    "Capitalized Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

    "Capitalized Lease Obligations" means the discounted present value of the rental obligations under a Capitalized Lease.

    "Change of Control" means:

    (1) any "person" or "group" (within the meaning of Section 13(d) or 14(d)(2) under the Exchange Act) becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 35% of the total voting power of the Voting Stock of Dobson on a fully diluted basis and such ownership represents a greater percentage of the total voting power of the Voting Stock of Dobson, on a fully diluted basis, than is held by the Existing Stockholders and their Affiliates on such date;

    (2) individuals who on the Issue Date constituted the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination for election by Dobson's stockholders was approved by a vote of at least a majority of the members of the Board of Directors then in office who either were members of the Board of Directors on the Issue Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office;

    (3) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all the combined assets of Dobson and its Restricted Subsidiaries, taken as a whole, to any Person other than a Wholly Owned Restricted Subsidiary or the Existing Stockholder or an Affiliate thereof; or

    (4) the adoption of a plan of liquidation or dissolution of Dobson.

    "Class A Common Stock" means the Class A Common Stock, par value $.001 per share, of Dobson.

    "Class A Preferred Stock" means the Class A Non-Voting, Non-Convertible Preferred Stock, par value $1.00 per share, of Dobson.

    "Class D Preferred Stock" means the Class D 15% Convertible Preferred Stock, par value $1.00 per share, of Dobson.

    "Class E Preferred Stock" means the Class E Preferred Stock, par value $1.00 per share, of Dobson.

    "Common Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's equity, other than

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Preferred Shares of such Person, whether now outstanding or issued after the
Issue Date, including without limitation, all series and classes of such Common Stock.

    "Consolidated EBITDA" means, for any period, Adjusted Consolidated Net Income for such period plus, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income:

    - Consolidated Interest Expense,

    - income taxes, other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or sales of assets,

    - depreciation expense,

    - amortization expense, and

    - all other non-cash items reducing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), less all non-cash items increasing Adjusted Consolidated Net Income, all as determined on a consolidated basis for Dobson and its Restricted Subsidiaries in conformity with GAAP;

    provided that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated EBITDA shall be reduced to the extent not otherwise reduced in accordance with GAAP by an amount equal to the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary multiplied by the quotient of

       (1) the number of shares of outstanding Common Stock of such Restricted Subsidiary not owned on the last day of such period by Dobson or any of its Restricted Subsidiaries, divided by

       (2) the total number of shares of outstanding Common Stock of such Restricted Subsidiary on the last day of such period.

    "Consolidated Interest Expense" means, for any period, the aggregate amount of interest in respect of Indebtedness including, without limitation,

    (1) amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting;

    (2) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing;

    (3) the net costs associated with Interest Rate Agreements; and Indebtedness that is Guaranteed or secured by Dobson or any of its Restricted Subsidiaries and all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by Dobson and its Restricted Subsidiaries during such period; excluding, however,

           - any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (3) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause
             (3) of the definition thereof).

    "Consolidated Leverage Ratio" means, on any Transaction Date, the ratio of

    - the aggregate amount of Indebtedness of Dobson and its Restricted Subsidiaries on a consolidated basis outstanding on such Transaction Date, to

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    - the product of (A) aggregate amount of Consolidated EBITDA of Dobson and its Restricted Subsidiaries for the then most recent two fiscal quarters for which financial statements of Dobson have been filed with the SEC and
      (B) two (such two fiscal quarter period being the "Two Quarter Period")

In determining the Consolidated Leverage Ratio, pro forma effect shall be given to:

       - any Indebtedness that is to be Incurred or repaid on the Transaction Date as if such Incurrence or repayment had occurred on the first day of such Two Quarter Period;

       - Asset Dispositions and Asset Acquisitions, (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur during the period beginning on the first day of the Two Quarter Period and ending on the Transaction Date (the "Reference Period") as if they had occurred and such proceeds had been applied on the first day of such Reference Period; and

       - Asset dispositions and asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into Dobson or any Restricted Subsidiary during such Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period.

To the extent that PRO FORMA effect is given to an Asset Acquisition or Asset Disposition, such PRO FORMA calculation shall be based upon the two full fiscal quarters immediately preceding the Transaction Date of the Person, or division, operating unit or line of business of the Person, that is acquired or disposed of for which financial information is available.

    "Credit Agreement" means one or more debt facilities (including, without limitation, the Credit Facilities) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case together with all other agreements, instruments and documents executed or delivered pursuant thereto or in connection therewith, in each case as such agreement, other agreements, instruments or documents may be amended, supplemented, extended, renewed, replaced or otherwise modified from time to time.

    "Credit Facilities" means the DOC Facility, the DCOC Facility and the Dobson/Sygnet Facility.

    "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

    "DCOC" means Dobson Cellular Operations Company.

    "DCOC Facility" means the credit facilities created and established by the DCOC Facility Agreement.

    "DCOC Facility Agreement" means the agreement among DCOC, NationsBank of Texas, N.A., First Union National Bank and Toronto Dominion (Texas), Inc., each dated as of March 25, 1998, establishing the DCOC Facility, together with all other agreements, instruments, and documents executed or delivered pursuant thereto or in connection therewith, in each cash as such agreement, other agreements, instruments or documents may be amended, supplemented, extended, renewed, replaced or otherwise modified from time to time.

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    "Disqualified Stock" means any class or series of Capital Stock of any
Person that by its terms or otherwise is

    (1) required to be redeemed prior to May 1, 2009,

    (2) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to May 1, 2009, or

    (3) convertible or exchangeable for Capital Stock referred to in (1) or (2) above or Indebtedness having a scheduled maturity prior to May 1, 2009.

    Any Capital Stock that would not constitute Disqualified Stock but for the provisions thereof giving the holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of a "change of control" occurring prior to May 1, 2009 shall not constitute Disqualified Stock if the "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in the "Change of Control" covenant and such Capital Stock specifically provides that the issuer of such Capital Stock will not repurchase or redeem any such Capital Stock pursuant to such provision prior to Dobson's repurchase of the Exchange Debentures as is required to be repurchased pursuant to the "Change of Control" covenant.

    "Dobson/Sygnet" means Dobson/Sygnet Communications Company.

    "Dobson/Sygnet Facility" means that certain credit facility as established by the Dobson/Sygnet Facility Agreement.

    "Dobson/Sygnet Facility Agreement" means the Credit Agreement dated December 23, 1998, among Dobson/Sygnet and NationsBank, N.A., together with all other agreements, instruments and documents, executed or delivered pursuant thereto or in connection therewith, in each case as such agreements, instruments or documents may be amended, supplemented, extended, renewed, replaced or otherwise modified from time to time.

    "Dobson/Sygnet Indenture" means the Indenture dated as of December 23, 1998 between Dobson/ Sygnet and United States Trust Company of New York, relating to the Dobson/Sygnet Notes, as such indenture may be amended, supplemented, extended, renewed, replaced or otherwise modified from time to time.

    "Dobson/Sygnet Notes" means the 12 1/4% Senior Notes due 2008 issued by Dobson/Sygnet under the Dobson/Sygnet Indenture.

    "DOC Facility" means that certain credit facility created and established by the DOC Facility Agreement.

    "DOC Facility Agreement" means the Third Amended and Restated Credit Agreement among Dobson Operating Company, Corestates Bank, N.A., Toronto Dominion (Texas), Inc. and NationsBank of Texas, N.A. dated as of March 25, 1998, together with all other agreements, instruments and documents executed or delivered pursuant thereto or in connection therewith, in each case as such agreements, instruments or documents may be amended, supplemented, extended, renewed, replaced or otherwise modified from time to time.

    "Existing Stockholders" means Everett R. Dobson.

    "fair market value" means the price that would be paid in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors, whose determination shall be conclusive if evidenced by a Board Resolution. For purposes of clause (6) of the second paragraph of the "Limitation on Indebtedness" covenant,

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    - the fair market value of any security registered under the Exchange Act shall be the average of the closing prices, regular way, of such security for the 20 consecutive trading days immediately preceding the sale of Capital Stock and

    - in the event the aggregate fair market value of any other property received by Dobson exceeds $10 million, the fair market value of such property shall be determined by a nationally recognized investment banking firm and set forth in their written opinion which shall be delivered to the Transfer Agent.

    "FCC" means the Federal Communications Commission.

    "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations contained or referred to in the Exchange Debenture Indenture shall be computed in conformity with GAAP applied on a consistent basis, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of the Exchange Debenture Indenture shall be made without giving effect to

    - except as otherwise provided, the amortization of any amounts required or permitted by Accounting Principles Board Opinion Nos. 16 and 17.

    "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person

    - to purchase or pay or advance or supply funds for the purchase or payment of, such Indebtedness or other obligation of such other Person, whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise, or

    - entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

The term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

    "Incur" means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an "Incurrence" of Indebtedness by reason of a Person becoming a Restricted Subsidiary.

    "Indebtedness" means, with respect to any Person at any date of determination, without duplication,

    (1) all indebtedness of such Person for borrowed money,

    (2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,

    (3) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto, but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in (1) or (2) above or (5), (6), (7) or (8) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the

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       extent such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement),

    (4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables,

    (5) all obligations of such Person as lessee under Capitalized Leases,

    (6) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; but only if that the amount of such Indebtedness is the lesser of

       (a) the fair market value of such asset at such date of determination and

       (b)  the amount of such Indebtedness,

    (7) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person

    (8) the maximum fixed redemption or repurchase price of Disqualified Stock (or, in the case of any Restricted Subsidiary, of Preferred Shares) of such Person outstanding at the time of determination, and

    (9) to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements.

    The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, but only if

    - the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the unamortized portion of the original issue discount of such Indebtedness at the time of its issuance as determined in conformity with GAAP,

    - money borrowed at the time of the Incurrence of any Indebtedness in order to pre-fund the payment of interest on such Indebtedness shall be deemed not to be "Indebtedness", and

    - that Indebtedness shall not include any liability for federal, state, local or other taxes.

    "Interest Rate Agreement" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

    "Investment" in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement; but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the balance sheet of Dobson or its Restricted Subsidiaries) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include

    - the designation of a Restricted Subsidiary as an Unrestricted Subsidiary, and

    - the fair market value of the Capital Stock or any other Investment, held by Dobson or any of its Restricted Subsidiaries, of or in any Person that has ceased to be a Restricted Subsidiary, including

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      without limitation, by reason of any transaction permitted by clause (3)
      of the "Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries" covenant.

For purposes of the definition of "Unrestricted Subsidiary" and the "Limitation on Restricted Payments" covenant described below,

    (1) "Investment" shall include the fair market value of the assets (net of liabilities (other than liabilities to Dobson or any of its Subsidiaries)) of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary,

    (2) the fair market value of the assets (net of liabilities (other than liabilities to Dobson or any of its Subsidiaries)) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary shall be considered a reduction in outstanding Investments, and

    (3) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

    "Issue Date" means May 5, 1999.

    "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

    "Logix" means Logix Communications Enterprises, Inc., formerly named Dobson Wireline Company.

    "Logix Notes" means the 12 1/4% Senior Notes due 2008 issued by Logix under the Logix Indenture.

    "Logix Indenture" means the Indenture dated as of June 12, 1998 between Logix and United States Trust Company of New York, relating to the Logix Notes, as such indenture may be amended, supplemented, extended, renewed, replaced or otherwise modified from time to time.

    "Moody's" means Moody's Investors Service, Inc. and its successors.

    "Net Cash Proceeds" means,

    (1) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to Dobson or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of

       (a) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale,

       (b) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of Dobson and its Restricted Subsidiaries, taken as a whole,

       (c) payments made to repay Indebtedness or any other obligation (owing to a Person other than Dobson or any subsidiary thereof) outstanding at the time of such Asset Sale that either is secured by a Lien on the property or assets sold or is required to be paid as a result of such sale, and

       (d) appropriate amounts to be provided by Dobson or any Restricted Subsidiary of Dobson as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP, and

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    (2) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations to the extent corresponding to the principal, but not interest, component thereof when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to Dobson or any Restricted Subsidiary of Dobson) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorney's fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

    "Offer to Purchase" means an offer by Dobson to purchase Exchange Debentures from the Holders commenced by mailing a notice to the Transfer Agent and each Holder stating:

    (1) the covenant pursuant to which the offer is being made and that all Exchange Debentures validly tendered and not withdrawn will be accepted for payment on a pro rata basis;

    (2) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Payment Date");

    (3) that any Exchange Debentures not tendered will continue to accrue dividends pursuant to its terms;

    (4) that, unless Dobson defaults in the payment of the purchase price, any Exchange Debentures accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date;

    (5) that Holders electing to have Exchange Debentures purchased pursuant to the Offer to Purchase will be required to surrender the Exchange Debentures, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of the Exchange Debentures completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date;

    (6) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such Holder, the principal amount of Exchange Debentures delivered for purchase and a statement that such Holder is withdrawing its election to have such Exchange Debentures purchased; and

    (7) that Holders whose Exchange Debentures are being purchased only in part will be issued new Exchange Debentures equal in principal amount to the unpurchased portion of the Exchange Debentures surrendered; but only if that each Exchange Debenture purchased and each new Exchange Debenture issued is in a principal amount of $1,000 or integral multiples thereof.

    On the Payment Date, the Company shall

       (a) accept for payment on a pro rata basis Exchange Debentures or portions thereof validly tendered and not withdrawn pursuant to an Offer to Purchase;

       (b) deposit with the Paying Agent money sufficient to pay the purchase price of all Exchange Debentures or portions thereof so accepted; and

       (c) deliver, or cause to be delivered, to the Trustee all Exchange Debentures or portions thereof so accepted together with an Officers' Certificate specifying the Exchange Debentures or portions thereof accepted for payment by Dobson.

    The Paying Agent shall promptly mail to the Holders of Exchange Debentures so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such

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Holders a new Exchange Debenture equal in principal amount to any unpurchased portion of the Exchange Debentures surrendered; but only if each Exchange Debenture purchased and each new Exchange Debenture issued is in a principal amount of $1,000 or integral multiples thereof. Dobson will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee shall act as the Paying Agent for an Offer to Purchase. Dobson will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable to an Offer to Purchase.

    "Permitted Investment" means

    (1) an Investment in Dobson or a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, Dobson or a Restricted Subsidiary; but only if such person's primary business is related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such Investment;

    (2) Temporary Cash Investments;

    (3) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP; and

    (4) stock, obligations or securities received in satisfaction of judgments or pursuant to any court supervised plan of reorganization or similar proceeding;

    (5) non-cash consideration acquired in any Asset Sale effected in accordance with the "Limitations on Asset Sales" covenant; and

    (6) any acquisition of assets used, or Capital Stock of a Person engaged, in a business related, ancillary or complementary to the business of Dobson and its Restricted Subsidiaries solely in exchange for Capital Stock (other than Disqualified Stock) of Dobson.

    "Preferred Shares" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's preferred or preference equity including, without limitation, all series and classes of such preferred stock or preference stock.

    "Public Equity Offering" means an underwritten primary public offering of Common Stock of Dobson pursuant to an effective registration statement under the Securities Act.

    A "Public Market" shall be deemed to exist if

    - a Public Equity Offering has been consummated, and

    - at least 15% of the total issued and outstanding Common Stock of Dobson has been distributed by means of an effective registration statement under the Securities Act or sales pursuant to Rule 144 under the Securities Act.

    "Restricted Subsidiary" means any Subsidiary of Dobson other than an Unrestricted Subsidiary.

    "Senior Exchange Debentures" means Dobson's 12 1/4% Senior Subordinated Debentures due 2008 which may be issued by the Company in exchange for Senior Preferred Stock.

    "Senior Indebtedness" means

    - Indebtedness of Dobson under the Senior Notes, the Senior Note Indenture, the DOC Facility Agreement and the DCOC Facility Agreement and all fees, expenses and indemnities payable in connection with any of the foregoing, and

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    - all other Indebtedness of Dobson (other than the Exchange Debentures), including principal and interest on such Indebtedness, unless such Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued, would be equal with, or subordinated in right of payment to, the Exchange Debentures;

    The term "Senior Indebtedness" shall not include

    - any Indebtedness of Dobson that, when Incurred and without respect to any election under Section 1111(b) of the United States Bankruptcy Code, was without recourse to Dobson,

    - any Indebtedness of Dobson to a Subsidiary of Dobson or to a joint venture in which Dobson has an interest,

    - any Indebtedness of Dobson, to the extent not permitted by the "Limitation on Indebtedness" or the "Limitation on Senior Subordinated Indebtedness" covenants described below,

    - the Senior Exchange Debentures or any other Indebtedness of Dobson that purports to be subordinated to any other Indebtedness of Dobson,

    - any repurchase, redemption or other obligation in respect of Disqualified Stock,

    - any Indebtedness to any employee of Dobson or any of its Subsidiaries,

    - any liability for federal, state, local or other taxes owed or owing by Dobson, or

    - any Trade Payables.

    Senior Indebtedness will also include interest accruing subsequent to events of bankruptcy of Dobson at the rate provided for in the document governing such Senior Indebtedness, whether or not such interest is an allowed claim enforceable against the debtor in a bankruptcy case under federal bankruptcy law.

    "Senior Note Indenture" means the Indenture dated as of February 28, 1997 between Dobson and United States Trust Company of New York, relating to the Senior Notes, as such indenture may be amended, supplemented, extended, renewed, replaced or otherwise modified from time to time.

    "Senior Notes" means the 11 3/4% Senior Notes due 2007 issued by Dobson under the Senior Note Indenture.

    "Senior Preferred Stock" means Dobson's 12 1/4% Senior Exchangeable Preferred Stock due 2008 issued by Dobson on January 22, 1998 and Dobson's
12 1/4% Senior Exchangeable Preferred Stock due 2008 issued on December 23, 1998, including any Preferred Shares issued in exchange for any of the foregoing pursuant to the registration rights agreement entered into in connection with the offer and sale of the foregoing securities.

    "Significant Subsidiary" means, at any date of determination, any Restricted Subsidiary that, together with its Subsidiaries,

    - for the most recent fiscal year of Dobson, accounted for more than 10% of the consolidated revenues of the Company and its Restricted Subsidiaries or

    - as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of Dobson and its Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements of the Company for such fiscal year.

    "S&P" means Standard & Poor's Ratings Services and its successors.

    "Stated Maturity" means,

    - with respect to any Indebtedness, the date specified in such Indebtedness as the fixed date on which the final installment of principal of such Indebtedness is due and payable, and

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    - with respect to any scheduled installment of principal of or interest on any Indebtedness, the date specified in such Indebtedness as the fixed date on which such installment is due and payable.

    "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

    "Temporary Cash Investment" means any of the following:

    (1) direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof having maturities of not more than one year from the date of acquisition,

    (2) time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor,

    (3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above,

    (4) commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of Dobson) organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" or higher according to Moody's or "A-1" or higher according to S&P, and

    (5) securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" or such similar equivalent or higher rating by S&P or Moody's.

    "Trade Payables" means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

    "Transaction Date" means, with respect to the Incurrence of any Indebtedness by Dobson or any of its Restricted Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

    "Unrestricted Subsidiary" means Logix, Dobson Tower Company or any other Subsidiary of Dobson that at any time of determination after the Issue Date shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, Dobson or any Restricted Subsidiary; on the condition that

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(A) any Guarantee by Dobson or any Restricted Subsidiary of any Indebtedness of
    the Subsidiary being so designated shall be deemed an "Incurrence" of such Indebtedness and an "Investment" by the Company or such Restricted Subsidiary (or both, if applicable) at the time of such designation;

(B) either the Subsidiary to be so designated has total assets of $1,000 or less or if such Subsidiary has assets greater than $1,000, such designation would be permitted under the "Limitation on Restricted Payments" covenant described below; and

(C) if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (A) of this proviso would be permitted under the "Limitation on Indebtedness" and "Limitation on Restricted Payments" covenants described below.

    The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; on the condition that immediately after giving effect to such designation

    - all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred for all purposes of the Indenture and

    - no Default or Event of Default shall have occurred and be continuing.

    Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly providing the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

    "Voting Stock" means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

    "Wholly Owned" means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director's qualifying shares or Investments by foreign nationals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.

COVENANTS

    The Exchange Debenture Indenture will contain, among others, the following covenants:

    LIMITATION ON INDEBTEDNESS

    Neither Dobson nor any Restricted Subsidiary may Incur any Indebtedness other than the Exchange Debentures, the Senior Exchange Debentures and all other Indebtedness existing on the Issue Date. However, Dobson and any Restricted Subsidiary may Incur Indebtedness, if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Consolidated Leverage Ratio would be less than 8.5 to 1, for Indebtedness Incurred on or prior to June 30, 2001, 8.0 to 1, for Indebtedness Incurred after June 30, 2001 and on or prior to June 30, 2002, and 7.5 for Indebtedness Incurred thereafter.

    In addition to the foregoing, Dobson and any Restricted Subsidiary (except as specified below) may Incur the following types of Indebtedness:

    (1) Indebtedness outstanding under one or more Credit Agreements at any time in an aggregate principal amount not to exceed $650 million, less any amount of such Indebtedness permanently repaid as provided under the "Limitation on Asset Sales" covenant described below;

    (2) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness, other than Indebtedness Incurred under clause (1), (3), (5) or (7) of this paragraph, or this clause (3), and any refinancings thereof in an amount not to

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       exceed the amount so refinanced or refunded, plus premiums, accrued interest, accrued dividends, fees and expenses, on the condition that Indebtedness the proceeds of which are used to refinance or refund the Exchange Debentures or Indebtedness that ranks equally with, or subordinated in right of payment to, the Exchange Debentures shall only be permitted under this clause (2) if

       (a) in case the Exchange Debentures are refinanced in part or the Indebtedness to be refinanced ranks equally with the Exchange Debentures, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made to rank equally with, or subordinate in right of payment to, the remaining Exchange Debentures,

       (b) in case the Indebtedness to be refinanced is subordinated in right of payment to the Exchange Debentures, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the Exchange Debentures at least to the extent that the Indebtedness to be refinanced is subordinated to the Exchange Debentures and

       (c) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded, and on the condition that in no event may Indebtedness of Dobson be refinanced by means of any Indebtedness of any Restricted Subsidiary pursuant to this clause (2);

    (3) Indebtedness

       (a) in respect of performance, surety or appeal bonds provided in the ordinary course of business,

       (b) under Currency Agreements and Interest Rate Agreements, but only to the extent that such agreements

           - are designed solely to protect the Company or its Subsidiaries against fluctuations in foreign currency exchange rates or interest rates, and

           - do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder, or

       (c) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of Dobson or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary of Dobson (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary of Dobson for the purpose of financing such acquisition), in an amount not to exceed the gross proceeds actually received by Dobson or any Restricted Subsidiary in connection with such disposition;

    (4) Indebtedness of Dobson (and/or, in the case of (b) below, Dobson/Sygnet) to the extent the net proceeds thereof are promptly

       (a) used to purchase Exchange Debentures and Senior Exchange Debentures, pro rata, tendered in an Offer to Purchase made as a result of a Change in Control, or

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       (b) deposited to defease the Senior Notes or the Dobson/Sygnet Senior
           Notes or to defease the Exchange Debentures or Senior Exchange Debentures as described below under "Defeasance";

    (5) Guarantees of

           - the Exchange Debentures

           - Indebtedness of Dobson by any Restricted Subsidiary provided the Guarantee of such Indebtedness is permitted by and made in accordance with the "Limitation on Issuance of Guarantees by Restricted Subsidiaries" covenant described below; and

           - Indebtedness of any Restricted Subsidiary by Dobson so long as such Indebtedness was permitted to be Incurred under another provision of the "Limitations on Indebtedness" covenant;

    (6) Indebtedness of Dobson not to exceed, at any one time outstanding, two times the sum of

           - the Net Cash Proceeds received by Dobson after the Issue Date from the issuance and sale of its Capital Stock (other than Disqualified Stock), to a Person that is not a Subsidiary of Dobson to the extent such Net Cash Proceeds have not been used pursuant to clause
             (3)(C)(2) of the first paragraph, or clause (9) of the second paragraph, of the "Limitation on Restricted Payments" covenant described below to make a Restricted Payment, and

           - 80% of the fair market value of property other than cash received by Dobson after the Issue Date from the issuance and sale of its Capital Stock (other than Disqualified Stock) to a Person that is not a Subsidiary of Dobson, on the condition that such Indebtedness does not mature prior to the Stated Maturity of the Exchange Debentures and has an Average Life longer than the Exchange Debentures;

    (7) intercompany Indebtedness (other than any Guarantee to the extent addressed in clause (5) above) by or among Dobson and its Restricted Subsidiaries; provided, however, that (A) if Dobson is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations in respect of the Exchange Debentures (if issued) and the Exchange Debenture Indenture and
       (B)(1) any subsequent issuance or transfer of Capital Stock that results in any such Indebtedness being held by a Person other than Dobson or another Restricted Subsidiary and (2) any sale or other transfer of any such Indebtedness to a Person other than Dobson or another Restricted Subsidiary thereof shall be deemed, in each case, to constitute an Incurrence of Indebtedness by Dobson or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (7); and

    (8) Indebtedness outstanding at any time in an aggregate principal amount not to exceed $75 million.

The maximum amount of Indebtedness that Dobson or a Restricted Subsidiary may Incur pursuant to this "Limitation on Indebtedness" covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.

    For purposes of determining any particular amount of Indebtedness under this "Limitation on Indebtedness" covenant, Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included and any Liens granted pursuant to the equal and ratable provisions referred to in the "Limitation on Liens" covenant described below shall not be treated as Indebtedness.

    For purposes of determining compliance with this "Limitation on Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses or would be entitled to be Incurred pursuant to the first paragraph of this

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covenant, Dobson, in its sole discretion, shall classify, and from time to time may reclassify (in whole or in part), such item of Indebtedness in any manner that complies with this covenant. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness or the payment of dividends on Preferred Shares in the form of additional Preferred Shares will not be deemed an Incurrence of Indebtedness for purposes of this covenant.

    LIMITATION ON SENIOR SUBORDINATED INDEBTEDNESS

    Dobson shall not Incur any Indebtedness that is subordinate in right of payment to any Senior Indebtedness unless such Indebtedness is PARI PASSU with, or subordinated in right of payment to, the Exchange Debentures; PROVIDED that the foregoing limitation shall not apply to distinctions between categories of Senior Indebtedness of Dobson that exist by reason of any Liens or Guarantees arising or created in respect of some but not all such Senior Indebtedness.

    LIMITATION ON LIENS

    Dobson shall not Incur any Indebtedness secured by a Lien ("Secured Indebtedness") which is not Senior Indebtedness unless effective provision is made to have the Exchange Debentures secured equally and ratably with (or, if the Secured Indebtedness is subordinated in right of payment to the Exchange Debentures, prior to) such Secured Indebtedness for so long as such Secured Indebtedness is secured by a Lien.

    LIMITATION ON RESTRICTED PAYMENTS

    Dobson and its Restricted Subsidiaries are not permitted to take any of the following actions (each a "Restricted Payment"):

(1) declare or pay any dividend or make any distribution on or with respect to its Capital Stock. However, dividends or distributions are permitted if they are payable solely in shares of its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire shares of such Capital Stock (other than Disqualified Stock) or are payable to Dobson or any Restricted Subsidiary. If such Restricted Subsidiary is not a Wholly Owned Subsidiary, then distributions or dividends may be payable to its other shareholders only if on a pro rata basis measured by value,

(2) purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of

    (a) Dobson or an Unrestricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Person or

    (b) a Restricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Affiliate of Dobson (other than a Wholly Owned Restricted Subsidiary) or any holder (or any Affiliate of such holder) of 5% or more of the Capital Stock of Dobson,

(3) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of Dobson that is subordinated in right of payment to the Exchange Debentures or

(4) make any Investment in any Person, other than a Permitted Investment, if, at the time of, and after giving effect to, the proposed Restricted Payment:

    (a) a Default or Event of Default shall have occurred and be continuing,

    (b) Dobson could not Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant or

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    (c) the aggregate amount of all Restricted Payments (the amount, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) made after the Issue Date shall exceed the sum of

       (1) 100% of our Consolidated EBITDA (or, if the Consolidated EBITDA is a loss, minus 100% of the amount of such loss) accrued during the period (taken as one accounting period) beginning on July 1, 1999 to the end of the most recent fiscal quarter preceding the date of such Restricted Payment for which consolidated financial statements of Dobson have been filed with the SEC, minus 1.4 times our Consolidated Interest Expense for the same period, PLUS

       (2) the aggregate Net Cash Proceeds received by Dobson after the Issue Date as a capital contribution or from using or selling Capital Stock, and options, warrants and other rights to acquire Dobson's Capital Stock, to a Person who is not a Subsidiary of Dobson (except to the extent such Net Cash Proceeds are used to Incur Indebtedness pursuant to clause (6) under the "Limitation on Indebtedness" covenant) (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the Exchange Debentures) PLUS

       (3) an amount equal to the net reduction in Investments that constitutes Restricted Payments resulting from payments of interest, dividends, repayments of loans or advances, or other transfers of assets to Dobson or any Restricted Subsidiary or from the Net Cash Proceeds from the sale of any such Investment (except to the extent any such payment or proceeds are included in the calculation of Consolidated EBITDA), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed, in each case, the amount of the relevant Investment so being reduced or sold.

    The following actions will not be deemed to violate the Limitation on Restricted Payments:

(1) the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with subparagraphs (1), (2) and (3) above;

(2) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Exchange Debentures including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (3) of the second paragraph of part (a) of the "Limitation on Indebtedness" covenant;

(3) the repurchase, redemption or other acquisition of Dobson's Capital Stock (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the proceeds of a substantially concurrent offering (other than to any Subsidiary of Dobson) of, shares of Capital Stock (other than Disqualified Stock);

(4) the making of any principal payment or the repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness of the Company which is subordinated in right of payment to the Exchange Debentures in exchange for, or out of the proceeds of, a substantially concurrent offering of, shares of the Dobson's Capital Stock (other than Disqualified Stock);

(5) the declaration or payment of dividends on the Dobson's Common Stock following a Public Equity Offering of such Common Stock, of up to 6% per annum of the Net Cash Proceeds received by Dobson in such Public Equity Offering;

(6) payments or distributions, to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the

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    Exchange Debenture Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of Dobson;

(7) the purchase, redemption, acquisition, cancellation or other retirement for value of shares of Dobson's Capital Stock to the extent necessary in the good faith judgment of Dobson's Board of Directors, to prevent the loss or secure the renewal or reinstatement of any license or franchise held by Dobson or any Restricted Subsidiary from any governmental agency;

(8) the purchase, redemption, retirement or other acquisition for value of Capital Stock of Dobson, or options to purchase such shares, held by directors, employees or former directors or employees of Dobson or any Restricted Subsidiary (or their estates or beneficiaries under their estates) upon death, disability, retirement, termination of employment or pursuant to the terms of any agreement under which such shares of Capital Stock or options were issued, but only if the aggregate consideration paid for such purchase, redemption, acquisition, cancellation or other retirement of such shares of Capital Stock or options after the Issue Date does not exceed $1,500,000 in any calendar year, or $5.0 million in the aggregate; or

(9) Investments in any Person, the primary business of which is related, ancillary or complementary to the business of Dobson and its Restricted Subsidiaries on the date of such Investments, in an aggregate amount not to exceed $40 million plus an amount not to exceed the Net Cash Proceeds received by Dobson after the Issue Date from the issuance and sale of its Capital Stock other than Disqualified Stock to a Person that is not a Subsidiary of Dobson, except to the extent such Net Cash Proceeds are used to Incur Indebtedness outstanding pursuant to clause (6) of the "Limitation on Indebtedness" covenant or to make Restricted Payments pursuant to clause
    (3)(C)(2) of the first paragraph, or clause (2) or (3) of this paragraph, of the "Limitation on Restricted Payments" covenant; or

(10) the distribution on or with respect to the holders of Dobson's Capital Stock of the Capital Stock of Logix;

provided that, except in the case of clauses (1), (2) (3), and (4), no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein.

    Each Restricted Payment that is permitted pursuant to as provided in the preceding paragraph (other than the Restricted Payment referred to in clause (2) and an exchange of Capital Stock for Capital Stock or Indebtedness referred to in clause (3) or (4)), and the Net Cash Proceeds from any issuance of Capital Stock referred to in clauses (3), (4), and (9) shall be included in calculating whether the conditions of clause (4)(c) of the first paragraph of this "Limitation on Restricted Payments" covenant have been met with respect to any subsequent Restricted Payments.

    LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED
     SUBSIDIARIES

    Dobson and its Restricted Subsidiaries will not create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to

    (1) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by Dobson or any other Restricted Subsidiary,

    (2) pay any Indebtedness owed to Dobson or any other Restricted Subsidiary,

    (3) make loans or advances to Dobson or any other Restricted Subsidiary, or

    (4) transfer any of its property or assets to Dobson or any other Restricted Subsidiary.

    However, the prohibition does not apply to any encumbrances or restrictions:

    (1) existing on the Issue Date in the Senior Note Indenture, the Dobson/Sygnet Indenture, the Dobson/Sygnet Facility Agreement, or any other agreements or Indebtedness of Dobson or its

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       Restricted Subsidiaries in effect on the Issue Date, and any amendments, extensions, refinancings, renewals or replacements of such agreements; provided that the encumbrances and restrictions in any such amendments, extensions, refinancings, renewals or replacements are no less favorable in all material respects to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

    (2) existing under or by reason of applicable law;

    (3) existing with respect to any Person or the property or assets of such Person acquired by Dobson or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired;

    (4) in the case of clause (4) of the first paragraph of this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant restrictions that;

       (a) restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset,

       (b) exist by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of Dobson or any Restricted Subsidiary not otherwise prohibited by the Indenture or

       (c) arise or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of Dobson or any Restricted Subsidiary in any manner material to Dobson or any Restricted Subsidiary;

    (5) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary; or

    (6) contained in the terms of any Indebtedness (other than as contemplated by clause (1) above) or any agreement creating Indebtedness of a Restricted Subsidiary entered into after the Issue Date, if:

           - the encumbrance or restriction applies only in the event of a payment default, a default with respect to a financial covenant or an event of default resulting in the acceleration of the final maturity of such Indebtednesss

           - Dobson determines the encumbrance or restriction is not materially more disadvantageous to the holders of the Exchange Debentures than is customary in comparable financings, and

           - Dobson determines that any such encumbrance or restriction will not materially affect the Company's ability to make principal or interest payments on the Exchange Debentures.

        Dobson and its Restricted Subsidiaries are not precluded from

           - creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the "Limitation on Liens" covenant, or

           - restricting the sale or other disposition of property or assets of Dobson or any of its Restricted Subsidiaries.

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    LIMITATION ON THE ISSUANCE AND SALE OF CAPITAL STOCK OF RESTRICTED
     SUBSIDIARIES

    Dobson and its Restricted Subsidiaries will not sell, directly or indirectly, any shares of Capital Stock of a Restricted Subsidiary including options, warrants or other rights to purchase shares of such Capital Stock except

    (1) to Dobson or a Wholly Owned Restricted Subsidiary;

    (2) issuances of director's qualifying shares or sales to foreign nationals of shares of Capital Stock of foreign Restricted Subsidiaries, to the extent required by applicable law;

    (3) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary (A) would continue to be a Restricted Subsidiary or
       (B) if it would no longer constitute a Restricted Subsidiary, if any remaining Investment in such Person after giving effect to such issuance or sale would have been permitted to be made under the "Limitation on Restricted Payments" covenant, if made on the date of such issuance or sale; and; provided, however, in the event of either (A) or (B) above, the Net Cash Proceeds from such issuance and sale are applied in accordance with the "Limitation on Asset Sales" covenant described below;

    (4) sales of Common Stock of a Restricted Subsidiary but only if the assets of such Restricted Subsidiary consist solely of assets relating to Dobson's PCS or resale business provided, however, that the Net Cash Proceeds of such sale are applied in accordance with the "Limitation on Asset Sales" covenant described below.

    LIMITATION ON ISSUANCES OF GUARANTEES BY RESTRICTED SUBSIDIARIES

    Dobson and its Restricted Subsidiaries will not guarantee, directly or indirectly, any Indebtedness of Dobson which ranks equally with or subordinate in right of payment to the Exchange Debentures ("Guaranteed Indebtedness"), unless

    (1) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Exchange Debenture Indenture providing for a Guarantee (a "Subsidiary Guarantee") of payment of the Exchange Debentures by such Restricted Subsidiary, and

    (2) such Restricted Subsidiary waives, and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee. However, that this paragraph shall not be applicable to any Guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary. If the Guaranteed Indebtedness

       (a) ranks equally with the Exchange Debentures, then the Guarantee of such Guaranteed Indebtedness shall rank equally with, or be subordinated to, the Subsidiary Guarantee, or

       (b) is subordinated to the Exchange Debentures, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Exchange Debentures.

    Notwithstanding the foregoing, any Subsidiary Guarantee by a Restricted Subsidiary may provide by its terms that it shall be automatically and unconditionally released and discharged upon

    (1) any sale, exchange or transfer, to any Person not an Affiliate of Dobson, of all of Dobson's and each Restricted Subsidiary's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary, which sale, exchange or transfer is not prohibited by the Exchange Debenture Indenture, or

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    (2) the release or discharge of the Guarantee which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such Guarantee.

    LIMITATION ON TRANSACTIONS WITH STOCKHOLDERS AND AFFILIATES

    Dobson and its Restricted Subsidiaries will not, directly or indirectly, engage in any transaction including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service with any Affiliate of any such Person, except (i) upon fair and reasonable terms no less favorable to Dobson or such Restricted Subsidiary than could be obtained, in a comparable arm's-length transaction with an unrelated Person and (ii) with respect to any transaction or series of related transactions involving aggregate consideration in excess of $2.0 million, such transaction is approved by at least a majority of the disinterested members of the Board of Directors and (ii) with respect to any transaction or series of related transactions involving aggregate consideration in excess of $10.0 million, Dobson obtains a written opinion as to the fairness to the Holders of the Preferred Stock of such transaction or series of related transactions issued by an investment banking, accounting or appraisal firm of national standing.

    The above limitation does not limit, and shall not apply to:

    (1) any transaction solely between Dobson and any of its Restricted Subsidiaries or solely between Restricted Subsidiaries;

    (2) the payment of reasonable and customary regular fees and indemnity payments to directors of Dobson who are not employees of Dobson and the payment of reasonable compensation and indemnity payments to officers of Dobson;

    (3) any payments or other transactions pursuant to any tax-sharing agreement between Dobson and any other Person with which Dobson files a consolidated tax return or with which Dobson is part of a consolidated group for tax purposes; or

    (4) any Restricted Payments not prohibited by the "Limitation on Restricted Payments" covenant.

    LIMITATION ON ASSET SALES

    Dobson and its Restricted Subsidiaries will not consummate any Asset Sale, unless

    (1) the consideration received by Dobson or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of and

    (2) at least 75% of the consideration received consists of cash or Temporary Cash Investments.

    In the event and to the extent that the Net Cash Proceeds received by Dobson or any of its Restricted Subsidiaries from one or more Asset Sales occurring on or after the Closing Date in any period of 12 consecutive months exceed 10% of Adjusted Consolidated Net Tangible Assets (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet of Dobson and its subsidiaries has been filed with the SEC, then Dobson shall or shall cause the relevant Restricted Subsidiary to

    (1) within 12 months after the date Net Cash Proceeds so received exceed 10% of Adjusted Consolidated Net Tangible Assets

       (a) apply an amount equal to such excess Net Cash Proceeds to permanently repay Senior Indebtedness of Dobson or Indebtedness of any Restricted Subsidiary, in each case owing to a Person other than Dobson or any of its Restricted Subsidiaries, or

       (b) invest an equal amount, or the amount not so applied pursuant to clause (A) (or enter into a definitive agreement committing to so invest within 12 months after the date of such agreement), in property or assets (other than current assets) of a nature or type or that are

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
           used in a business (or in a company having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, Dobson and its Restricted Subsidiaries existing on the date of such investment, and

    (2) apply, no later than the end of the 12-month period referred to in clause (1), such excess Net Cash Proceeds, (to the extent not applied pursuant to clause (1)), as provided in the following paragraph of this "Limitation on Asset Sales" covenant. The amount of such excess Net Cash Proceeds required to be applied, or to be committed to be applied, during such twelve-month period as set forth in clause (1) of the preceding sentence and not applied as so required by the end of such period shall constitute "Excess Proceeds."

    If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this "Limitation on Asset Sales" covenant totals at least $10 million, Dobson must commence, not later than the fifteenth Business Day of such month, and consummate an Offer to Purchase from the Holders and the holders of any Indebtedness ranking equally with the Exchange Debentures and entitled to participate in such an Offer to Purchase on a pro rata basis, an aggregate principal amount of Exchange Debentures equal to the Excess Proceeds on such date, at a purchase price equal to 101% of the principal amount thereof, plus, in each case, accrued interest, if any, to the Payment Date.

REPURCHASE OF EXCHANGE DEBENTURES UPON A CHANGE OF CONTROL

    We must commence, within 30 days of the occurrence of a Change of Control, and consummate an Offer to Purchase for all Exchange Debentures then outstanding, at a purchase price equal to 101% of the principal amount thereof, plus accrued interest (if any) to the Payment Date. We will adhere to the same procedures described under "Description of the Preferred Stock -- Change of control" in making any Offer to Purchase Exchange Debentures.

    The above covenant requiring us to repurchase the Exchange Debentures will, unless consents are obtained, require the Company to repay all indebtedness then outstanding which by its terms would prohibit such Exchange Debenture repurchase, either prior to or concurrently with such Exchange Debenture repurchase. There can be no assurance that we will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of Exchange Debentures) required by the foregoing covenant (as well as may be contained in other securities of ours which might be outstanding at the time).

SEC REPORTS AND REPORTS TO HOLDERS

    Whether or not we are required to file reports with the Commission, for so long as any Exchange Debentures are outstanding, we will file with the Commission all such reports and other information as we would be required to file with the Commission by Sections 13(a) or 15(d) under the Exchange Act if we were subject to the Exchange Act. We shall supply the Trustee and each Holder or shall supply to the Trustee for forwarding to each such Holder, without cost to such Holder, copies of such reports and other information.

EVENTS OF DEFAULT

    The following events will be defined as "Events of Default" in the Exchange Debenture Indenture:

    (1) default in the payment of principal of (or premium, if any, on) any Exchange Debenture when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise, whether or not such payment is prohibited by the provisions described above under "--Ranking";

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
    (2) default in the payment of interest on any Exchange Debenture when the same becomes due and payable, and such default continues for a period of 30 days, whether or not such payment is prohibited by the provisions described above under "--Ranking";

    (3) default in the performance or breach of the provisions of the Exchange Debenture Indenture applicable to mergers, consolidations and transfers of all or substantially all of the assets of Dobson or the failure to make or consummate an Offer to Purchase in accordance with the "Limitation on Asset Sales" or "Repurchase of Exchange Debentures upon a change of control" covenant;

    (4) Dobson defaults in the performance of or breaches any other covenant or agreement of Dobson in the Exchange Debenture Indenture or under the Exchange Debentures (other than a default specified in clause (1), (2) or (3) above) and such default or breach continues for a period of 30 consecutive days after written notice by the Trustee or the Holders of 25% or more in aggregate principal amount of the Exchange Debentures;

    (5) there occurs with respect to any issue or issues of Indebtedness of Dobson or any Significant Subsidiary having an outstanding principal amount of $10 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created,

           - an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration, and/or

           - the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default;

    (6) any final judgment or order (not covered by insurance) for the payment of money in excess of $10 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against Dobson or any Significant Subsidiary and shall not be paid or discharged, and there shall be any period of 30 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $10 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

    (7) a court having jurisdiction in the premises enters a decree or order for

           - relief in respect of Dobson or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect,

           - appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of Dobson or any Significant Subsidiary or for all or substantially all of the property and assets of Dobson or any Significant Subsidiary, or

           - the winding up or liquidation of the affairs of Dobson or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 30 consecutive days; or

    (8) Dobson or any Significant Subsidiary

           - commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law,

           - consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of Dobson or any Significant Subsidiary or for all or substantially all of the property and assets of Dobson or any Significant Subsidiary, or

           - effects any general assignment for the benefit of creditors.

    If an Event of Default, other than an Event of Default specified in clause
(7) or (8) above that occurs with respect to Dobson, occurs and is continuing under the Exchange Debenture Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the Exchange Debentures, then outstanding, by written notice to Dobson (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued interest on the Exchange Debentures to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest shall be immediately due and payable on the condition that so long as the DOC Facility Agreement and the DCOC Facility Agreement are in effect, such declaration shall not become effective until the earlier of

    (1) five Business Days after the receipt of the acceleration notice by the agents thereunder and Dobson, and

    (2) acceleration of the Indebtedness under either the DOC Facility Agreement or the DCOC Facility Agreement. In the event of a declaration of acceleration because an Event of Default set forth in clause (5) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (5) shall be remedied or cured by Dobson or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto.

    If an Event of Default specified in clause (7) or (8) above occurs with respect to Dobson, the principal of, premium, if any, and accrued interest on the Exchange Debentures then outstanding shall automatically become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. At any time after declaration of acceleration, but before a judgment or decree for the payment of the money due has been obtained by the Trustee, the Holders of at least a majority in principal amount of the outstanding Exchange Debentures by written notice to Dobson and to the Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if

    (1) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Exchange Debentures that have become due solely by such declaration of acceleration, have been cured or waived and

    (2) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see "--Modification and waiver."

    The Holders of at least a majority in aggregate principal amount of the outstanding Exchange Debentures may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Exchange Debenture Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Exchange Debentures not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Exchange Debentures. A Holder may not pursue any remedy with respect to the Exchange Debenture Indenture or the Exchange Debentures unless:

    (1) the Holder gives the Trustee written notice of a continuing Event of Default;

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
    (2) the Holders of at least 25% in aggregate principal amount of outstanding Exchange Debentures make a written request to the Trustee to pursue the remedy;

    (3) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

    (4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

    (5) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Exchange Debentures do not give the Trustee a direction that is inconsistent with the request.

    However, such limitations do not apply to the right of any Holder of a Exchange Debenture to receive payment of the principal of, premium, if any, or interest on, such Exchange Debenture or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Exchange Debentures, which right shall not be impaired or affected without the consent of the Holder.

    If a bankruptcy case is commenced by or against Dobson under the U.S. Bankruptcy Code after the issuance of the Exchange Debentures, the claim of a holder with respect to the principal amount thereof may be limited to an amount equal to the sum of

    (1) the initial price of the Exchange Debentures and

    (2) that portion of the original issue discount that is not deemed to constitute "unmatured interest" for purposes of the U.S. Bankruptcy Code. Any original issue discount that was not amortized as of any such bankruptcy filing would constitute "unmatured interest."

    The Exchange Debenture Indenture requires certain officers of Dobson to certify, on or before a date not more than 90 days after the end of each fiscal year, that a review has been conducted of the activities of Dobson and its Restricted Subsidiaries and Dobson's and its Restricted Subsidiaries' performance under the Exchange Debenture Indenture and that Dobson has fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. Dobson will also be obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the Exchange Debenture Indenture.

CONSOLIDATION, MERGER AND SALE OF ASSETS

    Dobson will not consolidate or merge with, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets in one transaction or a series of related transactions to any Person or permit any Person to merge with or into Dobson unless:

    (1) Dobson shall be the continuing Person, or the Person (if other than the Company) formed by such consolidation or into which Dobson is merged or that acquired or leased such property and assets of Dobson shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the obligations of Dobson on all of the Exchange Debentures and under the Exchange Debenture Indenture;

    (2) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

    (3) immediately after giving effect to such transaction on a pro forma basis Dobson, or any Person becoming the successor obligor of the Exchange Debentures, as the case may be, could Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant; on the condition that this clause (3) shall not apply to a consolidation or merger with or into a Wholly Owned Restricted Subsidiary in connection with which no consideration, other than

       Common Stock in the surviving Person or Dobson, shall be issued or distributed to the stockholders of Dobson; and

    (4) Dobson delivers to the Trustee an Officers' Certificate (attaching the arithmetic computations to demonstrate compliance with clause (3) above) and Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with.

    However clause (3) above will not apply if, in the good faith determination of the Board of Directors of Dobson, whose determination shall be evidenced by a Board Resolution, the principal purpose of the transaction is to change the state of incorporation of Dobson and the transaction shall not have as one of its purposes the evasion of the foregoing limitations.

DEFEASANCE

    DEFEASANCE AND DISCHARGE. The Exchange Debenture Indenture provides that Dobson will be deemed to have paid and will be discharged from any and all obligations in respect of the Exchange Debentures on the day of the deposit referred to below, and the provisions of the Exchange Debenture Indenture will no longer be in effect with respect to the Exchange Debentures (except for, among other matters, certain obligations to register the transfer or exchange of the Exchange Debentures, to replace stolen, lost or mutilated Exchange Debentures, to maintain paying agencies and to hold monies for payment in trust) if, among other things,

    (1) Dobson has deposited with the Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Exchange Debentures on the Stated Maturity of such payments in accordance with the terms of the Exchange Debenture Indenture and the Exchange Debentures,

    (2) Dobson has delivered to the Trustee

       (a) either

           - an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of Dobson's exercise of its option under this "Defeasance" provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the Closing Date such that a ruling is no longer required or

           - a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel and

       (b) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit (except with respect to any trust funds for the account of any Holder who may be deemed an "insider" for purposes of the United States Bankruptcy Code, after one year following the deposit), the trust funds will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law,

(3) immediately after giving effect to such deposit on a pro forma basis, no Default or Event of Default shall have occurred and be continuing on the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which Dobson or any of its Subsidiaries is a party or by which Dobson or any of its Subsidiaries is bound,

(4) Dobson is not prohibited from making payments in respect of the Exchange Debentures by the provisions described above under "--Ranking" and

(5) if at such time the Exchange Debentures are listed on a national securities exchange, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Exchange Debentures will not be delisted as a result of such deposit, defeasance and discharge.

    DEFEASANCE OF CERTAIN COVENANTS AND CERTAIN EVENTS OF DEFAULT. The Exchange Debenture Indenture further provides that the provisions of the Exchange Debenture Indenture will no longer be in effect with respect to clauses (3) and
(4) under "Consolidation, merger and sale of assets" and all the covenants described herein under "Covenants," clauses (3) and (4) under "Events of default" with respect to such clauses (3) and (4) under "Consolidation, merger and sale of assets" and such covenants and clauses (5) and (6) under "Events of Default" shall be deemed not to be Events of Default, upon, among other things, the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Exchange Debentures on the Stated Maturity of such payments in accordance with the terms of the Exchange Debenture Indenture and the Exchange Debentures, the satisfaction of the provisions described in clauses (B)(2), (C), (D) and (E) of the preceding paragraph and the delivery by Dobson to the Trustee of an Opinion of Counsel to the effect that, among other things, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

    DEFEASANCE AND CERTAIN OTHER EVENTS OF DEFAULT. In the event Dobson exercises its option to omit compliance with certain covenants and provisions of the Exchange Debenture Indenture with respect to the Exchange Debentures as described in the immediately preceding paragraphs and the Exchange Debentures are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Exchange Debentures at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Exchange Debentures at the time of the acceleration resulting from such Event of Default. However, Dobson will remain liable for such payments.

MODIFICATION AND WAIVER

    Modifications and amendments of the Exchange Debenture Indenture may be made by Dobson and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Exchange Debentures. However, no such modification or amendment may, without the consent of each holder affected thereby,

    (1) change the Stated Maturity of the principal of, or any installment of interest on, any Exchange Debenture,

    (2) reduce the principal amount of, premium, if any, or interest on, any Exchange Debenture,

    (3) change the place or currency of payment of principal of premium, if any, or interest on, any Exchange Debenture,

    (4) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any Exchange Debenture,

    (5) modify the subordination provisions in a manner adverse to the holders in any material respect,

    (6) reduce the above-stated percentage of outstanding Exchange Debentures the consent of whose holders is necessary to modify or amend the Exchange Debenture Indenture,

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
    (7) waive a default in the payment of principal of, premium, if any, or interest on, the Exchange Debentures,

    (8) modify any of the provisions of the Exchange Debenture Indenture described under "--Ranking" in a manner adverse to the Holders, or

    (9) reduce the percentage of aggregate principal amount of outstanding Exchange Debentures the consent of whose holders is necessary for waiver of compliance with certain provisions of the Exchange Debenture Indenture or for waiver of certain defaults.

NO PERSONAL LIABILITY OF INCORPORATORS, SHAREHOLDERS, OFFICERS, DIRECTORS OR
  EMPLOYEES

    The Exchange Debenture Indenture will provide that no recourse for the payment of the principal of, premium, if any, or interest on, any of the Exchange Debentures, or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of Dobson contained in the exchange Indenture or in any of the Exchange Debentures, or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator or past, present or future shareholder, officer, director, employee or controlling person of Dobson. Each holder, by accepting such Exchange Debenture, waives and releases all such liability.

CONCERNING THE TRUSTEE

    The Exchange Debenture Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Exchange Debenture Indenture. If an Event of Default has occurred and is continuing, the Trustee will exercise those rights and powers vested in it under such Exchange Debenture Indenture and use the same degree of care and skill in its exercise of such rights and powers as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

    The Exchange Debenture Indenture and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference in the Exchange Debenture Indenture, contain limitations on the rights of the Trustee thereunder, should it become a creditor of Dobson, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engaged in other transactions. However, if the Trustee acquires any conflicting interest, it must eliminate such conflict or resign.

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                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    At June 1, 1999, our authorized capital stock consisted of 1,500,000 shares of Common Stock, par value $.001 per share ("Common Stock"), and 3,000,000 shares of preferred stock, par value $1.00 per share.

    Our authorized Common Stock includes:

    - 1,438,000 shares of Class A Common Stock,

    - 31,000 shares of Class B Non-Voting Common Stock and

    - 31,000 shares of Class C Common Stock.

    Our authorized preferred stock includes:

    - 500,000 shares of Preferred Stock,

    - 734,000 shares of Senior Preferred Stock,

    - 450,000 shares of Class A 5% Non-Cumulative, Non-Voting, Non-Convertible Preferred Stock ("Class A Preferred Stock"),

    - 90,000 shares of Class D 15% Convertible Preferred Stock ("Class D Preferred Stock"),

    - 517,000 shares of Class E 15% Preferred Stock ("Class E Preferred Stock and together with the Class A Preferred Stock, the Class D Preferred Stock, the "Other Preferred Stock"),

    - 709,000 shares of undesignated preferred stock.

    The following table reflects our issued and outstanding capital stock at June 1, 1999:

CLASS                                                                              NO. SHARES
---------------------------------------------------------------------------------  ----------
Preferred Stock..................................................................   170,000.0
Senior Preferred Stock...........................................................   270,507.0
Class A Preferred Stock..........................................................   314,286.0
Class D Preferred Stock..........................................................    75,093.7
Class A Common Stock.............................................................   491,954.0

    As part of the Sygnet acquisition, all outstanding shares of our Class B Preferred Stock were converted into shares of Class A Common Stock and we purchased all outstanding shares of our Class C Preferred Stock. We have reserved 30,166 shares of Class B Common Stock and 30,166 shares of Class C Common Stock for issuance upon exercise of options granted and which may be granted under our Stock Option Plan. At March 31, 1999, we had granted options under our Stock Option Plan to purchase 29,767 shares of Class B Common Stock and 3,622 shares of Class C Common Stock.

    The following description of certain matters relating to our capital stock is a summary and is qualified in its entirety by the provisions of our Certificate of Incorporation ("Certificate of Incorporation") and Bylaws.

COMMON STOCK

    The holders of our Class A Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders and, except as otherwise provided by law, will vote together with holders of our Class D Preferred Stock. Holders of our Class B Common Stock have no voting rights except when a class vote is required by law. Holders of our Class C Common Stock have no voting rights except when a class vote is required by law. Holders of our Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor, subject to the payment of preferential dividends with respect to any outstanding preferred stock and subject to the terms of our Credit Facilities, the Senior Note Indenture, the certificates of designation for the Senior Preferred Stock, the Preferred Stock and the Other Preferred Stock, and, if the Exchange Debentures or Senior Exchange Debentures are issued, the Exchange Debenture indenture and the Senior Exchange Debenture indenture, as the case may be (together, the "Financing Agreements"). The holders of our Common Stock do not have cumulative voting rights or preemptive or other rights to acquire or subscribe for additional, unissued or treasury shares.

SENIOR PREFERRED STOCK

    On January 22, 1998, we issued 175,000 shares of our 12 1/4% Senior Exchangeable Preferred Stock due 2008, and on December 23, 1998, we issued 64,646 shares of our 12 1/4% Senior Exchangeable Preferred Stock due 2008. The terms of each series of Senior Preferred Stock are substantially similar, as are the terms of the Senior Exchange Debentures issuable, at our option, in exchange for each series of Senior Preferred Stock.

    The certificates of designation for each series of the Senior Preferred Stock provide for the following rights, including voting rights, preferences and powers:

    RANKING. The Senior Preferred Stock ranks senior to the Other Preferred Stock, equal with the Preferred Stock, and junior to all of our capital stock we may issue in the future, the terms of which expressly provide that such stock will rank senior to the Senior Preferred Stock.

    VOTING RIGHTS. The holders of Senior Preferred Stock have voting rights substantially similar to the voting rights provided by the Preferred Stock. See "Description of the Preferred Stock--Voting Rights."

    DIVIDENDS. The holders of Senior Preferred Stock are entitled to receive cumulative dividends at the annual rate of 12 1/4% of the $1,000 per share liquidation preference, as and when declared by the Board of Directors. We may pay dividends in cash or in additional fully paid and nonassessable shares of Senior Preferred Stock having a liquidation preference equal to the amount of such dividends. After January 15, 2003, we must pay only cash dividends. Dividends on each series of Senior Preferred Stock may only be declared or paid contemporaneously with the declaration or payment of dividends on the other series of Senior Preferred Stock.

    REDEMPTION. We must redeem the Senior Preferred Stock on January 15, 2008, subject to the legal availability of funds therefor, at 100% of the liquidation preference, plus accrued and unpaid dividends.

    At any time and from time to time on or after January 15, 2003, the Senior Preferred Stock may be redeemed, in whole or in part, at our option, at a redemption price expressed as a percentage of the liquidation preference of the Senior Preferred Stock as set forth below, plus accrued and unpaid dividends, if such redemption occurs during the 12-month period beginning January 15 of each of the following years:

YEAR                                                                               PERCENTAGE
---------------------------------------------------------------------------------  -----------
2003.............................................................................      106.125%
2004.............................................................................      104.084%
2005.............................................................................      102.042%
2006 and thereafter..............................................................      100.000%

    Before January 15, 2001, we may redeem up to 35% of the aggregate liquidation preference amount of the Senior Preferred Stock at a redemption price equal to 112.25% of its liquidation preference amount, plus accrued and unpaid dividends, with net proceeds from a sale of our common stock if at least 65% of the aggregate liquidation preference amount of the Senior Preferred Stock originally issued remains outstanding.

    OPTIONAL EXCHANGE. We may exchange the Senior Preferred Stock in whole, but not in part, into our Senior Exchange Debentures. Our exchange rights are substantially similar to our exchange rights with respect to the Preferred Stock. See "Description of the Preferred Stock--Exchange."

    CHANGE OF CONTROL. Upon a change of control, we must make an offer to purchase the Senior Preferred Stock at a purchase price equal to 100% of the liquidation preference of the Senior Preferred Stock, plus unpaid dividends. Change of control means, with respect to each series of Senior Preferred Stock, such time as:

    - before a public market exists for the Senior Preferred Stock, a shareholder becomes the beneficial owner of our voting stock representing a greater percentage of the total voting power of our voting stock, on a fully diluted basis, than is held by Everett Dobson and his affiliates on such date.

    - after a public market exists for the Senior Preferred Stock, a shareholder becomes the beneficial owner of more than 35% of the total voting power of our voting stock, on a fully diluted basis, and such ownership represents a greater percentage of the total voting power of our voting stock, on a fully diluted basis, than is held by Everett Dobson and his affiliates on such date.

    - individuals who on the issue date of such Senior Preferred Stock constituted the Board of Directors, together with any new directors whose election by the Board of Directors or whose nomination for election by our stockholders was approved by a vote of at least a majority of the members of the Board of Directors then in office who either were members of the Board of Directors on the issue date or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the members of the Board of Directors then in office.

    RESTRICTED SUBSIDIARIES. All of our subsidiaries are restricted subsidiaries under the Senior Preferred Stock, except for the following subsidiaries, which have been designated as unrestricted:

    - Logix, Dobson/Sygnet and Dobson Tower with respect to the series of Senior Preferred Stock sold in December 1998, and

    - Logix, with respect to the series of Senior Preferred Stock sold in January 1998.

    REGISTRATION REQUIREMENTS. We must file and cause to become effective a registration statement with respect to a registered offer to exchange the Senior Preferred Stock issued in December 1998, for an issue of our Senior Preferred Stock with identical terms. If we do not complete the offering on or about June 21, 1999, the dividend rate on such Senior Preferred Stock will be increased by
 .5% per annum until we complete the offering. Due to certain circumstances, we must also complete a shelf registration statement with respect to the resale of approximately 30% of the Senior Preferred Stock issued in December, 1998, and to keep such registration statement effective until the expiration of the time period referred to in Rule 144(k) under the Securities Act after the issue date of such Senior Preferred Stock.

    RESTRICTIVE COVENANTS. The certificate of designation that governs the Senior Preferred Stock contains certain restrictive covenants which, among other things, limit our ability and that of our Restricted Subsidiaries to incur additional indebtedness, create liens, pay dividends or make distributions in respect of their capital stock, make investments or certain other restricted payments, sell assets, redeem capital stock, issue or sell stock of Restricted Subsidiaries, enter into transactions with stockholders or affiliates or effect a consolidation or merger.

OTHER PREFERRED STOCK

    The Other Preferred Stock ranks junior to the Senior Preferred Stock, the Preferred Stock and the Senior Exchangeable Stock due 2009 with respect to the payment of dividends and upon liquidation. The Class D and Class E Preferred Stock rank equally with the Class A Preferred Stock.

    CLASS A PREFERRED STOCK

    Our subsidiary, DOC, holds 314,286 shares of our Class A Preferred Stock. A certificate of designation for the Class A Preferred Stock provides for the following rights, preferences and powers:

    VOTING RIGHTS. Except as otherwise required by law, the holders of shares of Class A Preferred Stock have no voting rights.

    DIVIDENDS. The holders of Class A Preferred Stock are entitled to receive non-cumulative dividends at the annual rate of 5% of the $70 per share liquidation value, if and when declared by the Board of Directors. The terms of the Financing Agreements limit and, for the foreseeable future effectively prohibit, the payment of cash dividends on the Class A Preferred Stock.

    CONVERSION.  The Class A Preferred Stock is not convertible.

    REDEMPTION. At any time and from time to time, the Class A Preferred Stock may be redeemed, in whole or in part, at the option of the Company at the liquidation value thereof.

    CLASS B AND CLASS C PREFERRED STOCK

    As part of the Sygnet acquisition, all of the outstanding shares of Class B Preferred Stock were converted to Class A Common Stock and we purchased all of the outstanding shares of Class C Preferred Stock. We have since retired our Class B Preferred Stock and our Class C Preferred Stock.

    CLASS D PREFERRED STOCK AND CLASS E PREFERRED STOCK

    On December 23, 1998, Childs and the Dobson Partnership purchased 75,094 shares of Class D Preferred Stock from us for $85.0 million pursuant to an investment and transaction agreement (the "Class D Purchase Agreement") and entered into a stockholder and investor rights agreement (the "Investors Agreement") with certain other of our shareholders, excluding the holders of the Class F Preferred Stock (collectively, the "Shareholders"), DOC and us. The Dobson Partnership purchased $4.0 million of Class D Preferred Stock and Childs purchased substantially all of the remaining $81.0 million of Class D Preferred Stock. Each share of Class D Preferred Stock is convertible into one share of Class A Common Stock and one share of Class E Preferred Stock. The following summary of the Class D Preferred Stock, the Class E Preferred Stock, the Class D Purchase Agreement and the Investors Agreement does not purport to be complete and is qualified in its entirety by reference to the applicable certificates of designation and such agreements.

    CLASS D PURCHASE AGREEMENT. The Class D Purchase Agreement contains various covenants which, among other things, give the holders of Class D Preferred Stock certain preemptive rights with respect to our issuance of equity securities (including rights, options or warrants with respect to such securities and other securities convertible into equity securities), restrict our ability and that of our subsidiaries to pay dividends, purchase their outstanding equity securities, make investments, acquire or dispose of material amounts of assets, engage in sale and leaseback transactions, or merge, consolidate or dispose of all or substantially all of their assets. In addition, holders of Class D Preferred Stock will be entitled to participate in the spin-off of Logix.

    CLASS D PREFERRED STOCK CERTIFICATE OF DESIGNATION. The certificate of designation for the Class D Preferred Stock (the "Class D Preferred Stock Certificate of Designation") provides for the following rights, including voting rights, preferences and powers:

    VOTING RIGHTS. Except as otherwise provided by law, the shares of Class A Common Stock and Class D Preferred Stock vote together on all matters submitted to a vote of the shareholders. Each share of Class D Preferred Stock, which is initially convertible into one share of Class A Common Stock and one share of Class E Preferred Stock, is entitled to the number of votes that the shares of Class A Common Stock issuable upon conversion of the Class D Preferred Stock would have on the record date fixed for any meeting, or the effective date of action taken by written consent, of shareholders.

    Approval of the holders of a majority of the outstanding Class D Preferred Stock is necessary to

    - authorize or increase the authorized number of shares of, or issue, any class or a series of capital stock ranking prior to, or on a parity with, the Class D Preferred Stock other than preferred stock issued to finance acquisitions and capital projects,

    - make any change to our Certificate of Incorporation which would adversely affect the powers, preferences or rights, including voting rights, of the Class D Preferred Stock,

    - authorize or effect the sale of all or substantially all of our assets, our merger or consolidation resulting in a change of control, or our liquidation, dissolution or winding up,

    - amend our Certificate of Incorporation or Bylaws to change the authorized number of directors or

    - authorize redemption, repurchase or payment of dividends on any junior or parity stock, except for scheduled or mandatory redemptions thereof and repurchases of management stock pursuant to contractual rights.

    DIVIDENDS. Cumulative dividends on each share of Class D Preferred Stock accrue daily at the annual rate of 15% on the sum of the $1,131.92 per share liquidation value. In addition, a holder of Class D Preferred Stock is entitled to receive additional dividends thereon in the same amounts as such holder would have received if such shares of Class D Preferred Stock had been fully converted into Class A Common Stock. All accumulated and unpaid dividends on the Class D Preferred Stock ("Class D Accrued Dividends") from the date of issuance, compounded annually, are payable in cash on the liquidation, dissolution or winding up of the Company, or any redemption of Class D Preferred Stock or the exercise of any put or call rights in respect thereof. Upon conversion of Class D Preferred Stock into shares of Class A Common Stock and Class E Preferred Stock, holders of Class D Preferred Stock will receive Class D Accrued Dividends in additional shares of Class E Preferred Stock.

    The Financing Agreements limit and, if exchange debentures are issued for the Senior Preferred Stock or the Preferred Stock, each exchange debenture indenture will limit, and for the foreseeable future effectively prohibit, the payment of cash dividends on the Class D Preferred Stock.

    The Class D Preferred Stock Certificate of Designation prohibits the declaration or payment of dividends on or redemption or purchase of any junior securities by us, our subsidiaries and our affiliates.

    On April 13, 1999, Childs agreed to sell 15,474 shares of Class D Preferred Stock and certain shares of our common stock to AT&T Wireless. The transaction is subject to compliance with the Hart-Scott-Rodino Act and other customary closing conditions.

    CONVERSION. At any time and from time to time, any holder of Class D Preferred Stock may convert each share of Class D Preferred Stock held into one share of Class A Common Stock, subject to adjustment to prevent dilution, and one share of Class E Preferred Stock.

    REDEMPTION. All of the Class D Preferred Stock must be redeemed for its liquidation preference plus Class D Accrued Dividends, subject to the legal availability of funds therefor, following the vote of the holders of a majority of the outstanding shares of Class D Preferred Stock and Class E Preferred Stock, voting together as a single class, at any time after December 23, 2010. Our obligation to redeem the Class D Preferred Stock is subject to the terms of the Financing Agreements.

    CLASS E PREFERRED STOCK CERTIFICATE OF DESIGNATION. The certificate of designation for the Class E Preferred Stock provides for the following rights, preferences and powers:

    VOTING RIGHTS. Except as otherwise required by law and as authorized to vote with the holders of Class D Preferred Stock for redemption, the holders of shares of Class E Preferred Stock have no voting rights.

    DIVIDENDS. Cumulative dividends on each share of Class E Preferred Stock accrue daily at the annual rate of 15% on the sum of the $1,131.92 per share liquidation value. All accumulated and unpaid dividends on the Class E Preferred Stock ("Class E Accrued Dividends") from the date of issuance, compounded annually, are payable in cash only upon our liquidation, dissolution or winding up or on redemption of or exercise of the put and call rights with respect to the Class E Preferred Stock. The Financing Agreements limit, and, if exchange debentures are issued for either the Senior Preferred Stock or the Preferred Stock, each exchange debenture indenture will limit, and for the foreseeable future effectively prohibit, the payment of cash dividends on the Class E Preferred Stock.

    CONVERSION.  The Class E Preferred Stock is not convertible.

    REDEMPTION. We are obligated to redeem all of the Class D and Class E Preferred Stock for its liquidation preference plus Class E Accrued Dividends, subject to legal availability of funds therefor, following the vote of the holders of a majority of the outstanding shares of Class D Preferred Stock and the Class E Preferred Stock, voting together as a single class, at any time after December 23, 2010, or, with respect to Class E Preferred Stock only, upon completion of an initial public offering of our common stock resulting in gross proceeds of at least $50.0 million. Our obligation to redeem our Class D and Class E Preferred Stock is subject to the terms of the Financing Agreements.

    PUT AND CALL OPTIONS. Upon the earliest to occur of December 23, 2005, a "Change of Control," as defined below, or the consummation of an initial public offering of our common stock, and if the holders of a majority of Class E Preferred Stock vote to require the purchase of their stock, each holder will have the right to require us to purchase the Class E Preferred Stock for its per share liquidation preference plus Class E Accrued Dividends, subject to the terms of the Financing Agreements. A "Change of Control" means any transaction that results in the voting power of our voting stock controlled by Everett R. Dobson and his affiliates being less than 50.1% and the sale of all or substantially all our capital stock, business or assets, but does not include the sale or redemption by the Dobson Partnership of up to $25.0 million of our capital stock or our initial public offering of our common stock. To the extent of cash available, we must pay cash to purchase the Class E Preferred Stock. To the extent we do not have available cash, we are obligated to issue one or more junior subordinated promissory notes ranking senior to all preferred stock existing on the Closing Date and bearing interest at an initial annual rate of 17%, payable quarterly, subject to the terms of the Financing Agreements. If any quarterly interest payment is not made, the annual rate increases by 0.5%, up to a maximum annual rate of 20%. Quarterly payments of interest and principal on the notes are required to the extent the Company has available cash and subject to the additional condition that we have a ratio of cash flow to interest expense of at least 1 to 1 for such quarter, after giving effect to the payment of interest and principal. To the extent unpaid, obligations under these notes will mature upon the last to occur of

    - termination of the Credit Facilities,

    - termination of the senior note indenture,

    - the repurchase, payment or defeasance of the senior notes and

    - the redemption of all outstanding Senior Preferred Stock and Preferred Stock or the elimination of the financial covenants contained in the certificates of designation for the Senior Preferred Stock and the Preferred Stock.

    In connection with our initial public offering of our common stock, we will have the option to purchase all or any outstanding shares of Class E Preferred Stock for the liquidation preference thereof, plus Class E Dividends, payable in cash. Notwithstanding the foregoing, we may not pay the holders subordinated notes in lieu of cash in the case of a Change of Control in which

    - prior to an initial public offering, Everett R. Dobson and his affiliates cease to control at least 50.1% of the Company's voting stock, or

    - following an initial public offering, Everett R. Dobson and his affiliates cease to control at least 35% of the Company's voting stock.

    INVESTORS AGREEMENT. Under the Investors Agreement, Childs and the Dobson Partnership shall have certain demand rights for their shares of Class A Common Stock issuable upon conversion of the Class D Preferred Stock or otherwise held and all Shareholders shall have "piggy-back" registration rights for their Class A Common Stock. The Investors Agreement provides that seven directors will constitute our Board, one designated by Childs, four designated by the Dobson Partnership, and two selected jointly by Childs and the Dobson Partnership. So long as Childs beneficially owns at least 35% of our securities held by it on December 23, 1998, in addition to the director it may designate, Childs may also designate an observer to attend each meeting of the Board and each meeting of any committee of the Board. Notwithstanding the foregoing, an additional two directors may be designated by the holders of Senior Preferred Stock, an additional two directors may be designated by the holders of the Preferred Stock in the event of the non-payment of dividends for certain periods (a voting rights triggering event). AT&T Wireless has executed an agreement to acquire $20 million of Class D Preferred Stock and Class A Common Stock from Childs. Concurrent with the closing of AT&T Wireless' stock acquisition, the Investors Agreement will be amended to include AT&T Wireless as a party. AT&T Wireless will have substantially the same rights under the Investors Agreement as Childs, including the ability to designate one director and to jointly designate an additional director with Childs and the Dobson Partnership. Childs will only have the right to jointly elect one director with the Dobson Partnership.

    The Shareholders will have preemptive rights with respect to new common stock or securities convertible into common stock issued by us, excluding securities issued in a public offering, upon the exercise of employee stock options, warrants or conversion rights, or in connection with acquisitions, financing capital projects or the incurrence of indebtedness, and rights to participate with the Shareholders in a sale of their shares. Childs generally may not sell its shares except to its affiliates, another of our shareholders or in a public sale. The transfer restrictions in the Investors Agreement will terminate upon the earliest of our initial public offering, a Change of Control or December 23, 2003.

    The Shareholders are obligated to sell their shares of our common stock, Class D Preferred Stock and Class E Preferred Stock to any unaffiliated party pursuant to an agreement which

    - treats equally, on an "as-if-converted" basis, the common value of all holders of our common stock, Class D Preferred Stock and Class E Preferred Stock,

    - is approved by our board of directors as fair to all stockholders, and

    - is approved by our stockholders holding 50.1% of its outstanding common stock, calculated on an "as-if-converted" basis.

    Notwithstanding the foregoing, the Shareholders will not be obligated to sell any shares of Class D Preferred Stock or Class E Preferred Stock unless such holder receives cash consideration at least equal to the liquidation preference of such Class D or Class E Preferred Stock, and will not be obligated to sell any shares of our common stock unless all shares of Class D Preferred Stock and Class E Preferred Stock then held by Childs are also sold in the transaction.

    The Shareholders will have the right to participate pro rata in certain sales of our outstanding common stock, Class D Preferred Stock and Class E Preferred Stock by any other stockholder, except in the case of

    - the Dobson Partnership's sale of our capital stock for $25.0 million or less, together with accrued but unpaid dividends thereon,

    - the sale of any capital stock issued by us in connection with the Sygnet acquisition, or

    - transfers made after an initial public offering.

    The right to participate in such sale is pro rata based upon a fraction, the numerator of which is the value of such shareholder's Class A Common Stock and Class E Preferred Stock (valued at its liquidation preference), and the denominator of which is the value of all outstanding Class A Common Stock.

CLASS F, CLASS G AND H PREFERRED STOCK

    On May 17, 1999, we redeemed all of the outstanding Class F and Class G Preferred Stock with a portion of the proceeds of our private offering of $170.0 million of our 13% senior exchangeable preferred stock. We have retired all of the authorized Class F and Class G stock. We have redesignated all of our authorized shares of Class F, Class G and Class H Preferred Stock as authorized but unissued shares of undesignated preferred stock.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

DOBSON/SYGNET CREDIT FACILITIES

    The Dobson/Sygnet Credit Facilities provided by NationsBank, as Agent, include a $50.0 million senior secured, reducing revolving credit facility (the "Revolving Credit Facility") and a series of three term loans aggregating $380.0 million ("Term Loan Facilities") to be used by Dobson/Sygnet for permitted acquisitions, restricted payments, the Sygnet acquisition, to refinance Sygnet's existing indebtedness and to fund, capital expenditures, permitted investments, working capital and other corporate purposes.

    The following summary of the material provisions of the Dobson/Sygnet Credit Facilities does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the definitive loan documentation. Capitalized terms that are used but not defined in this section have the meanings that are given such terms in the Commitment Letter.

    The Dobson/Sygnet Credit Facilities aggregate $430.0 million and include

    - a $50.0 million, 7 3/4 year reducing revolving credit facility,

    - a $125.0 million, 7 3/4 year term loan ("Term Loan A"),

    - a $155.0 million, 8 1/4 year term loan ("Term Loan B"), and

    - a $100.0 million, 9 year term loan ("Term Loan C").

    Borrowings under the Revolving Credit Facility and Term Loans A and B bear interest payable at least quarterly, at Sygnet's option, at

    (1) the "Applicable Margin" plus the greater of

       - the Federal Funds Effective Rate plus 0.5%, and

       - the prime rate (the "Base Rate"), or

    (2) the "Applicable Margin" plus Reserve Adjusted LIBOR ("LIBOR") for interest periods of 1, 2, 3 or 6 months.

    The "Applicable Margin" for the Revolving Credit Facility and Term Loan A fluctuates based on Sygnet's leverage and is the Base Rate plus 0.75% to 2.00% or LIBOR plus 1.75% to 3.00%. For Term Loan B, the "Applicable Margin" fluctuates based on Sygnet's leverage and is the Base Rate plus 1.75% to 2.25% or LIBOR plus 2.75% to 3.25%. Term Loan C bears interest at LIBOR plus 3.75% for interest periods of 1, 2, 3 or 6 months.

    Commencing with the quarter ending December 31, 2000, the borrowing commitment under the Revolving Credit Facility and Term Loan A will reduce quarterly under the following annual amortization schedule:

YEAR                                                                       ANNUAL AMORTIZATION
-------------------------------------------------------------------------  -------------------
2000.....................................................................             5.0%
2001.....................................................................             7.5%
2002.....................................................................             7.5%
2003.....................................................................            12.5%
2004.....................................................................            15.0%
2005.....................................................................            25.0%
2006.....................................................................            27.5%

    Commencing with the quarter ending December 31, 2000, Term Loan B will reduce quarterly under the following annual amortization schedule:

YEAR                                                                       ANNUAL AMORTIZATION
-------------------------------------------------------------------------  -------------------
2000.....................................................................             2.5%
2001.....................................................................             2.5%
2002.....................................................................             2.5%
2003.....................................................................             7.5%
2004.....................................................................            15.0%
2005.....................................................................            25.0%
2006.....................................................................            27.5%
2007.....................................................................            17.5%

    Term Loan C will amortize annually under the following schedule:

YEAR                                                                       ANNUAL AMORTIZATION
-------------------------------------------------------------------------  -------------------
1999-2006................................................................             1.0%
2007.....................................................................            92.0%

    The commitments under the Dobson/Sygnet Credit Facilities will be permanently reduced by:

    - 100% of the net cash proceeds from sales of assets in excess of $5.0 million to the extent not reinvested within 12 months,

    - an amount equal to 100% of the net cash proceeds received from certain equity or debt issuances, and

    - 75% or 50% of excess cash flow, depending on Sygnet's leverage.

    In addition, to the extent amounts have been borrowed in respect of the Tower Sale Leaseback, such amounts shall be repaid with the net proceeds therefrom and the commitments under each of Term Loan A and Term Loan B will decrease by $10.0 million.

    We may, without premium or penalty, prepay advances bearing interest based on the Base Rate at any time and may, without premium or penalty, prepay advances bearing interest based on the LIBOR rate at the end of an applicable interest period. Term Loan C may be redeemed in whole or in part at 102% of the principal amount through December 31, 1999, 101% of the principal amount through December 31, 2001 and thereafter at 100%.

    The Dobson/Sygnet Credit Facilities contain a number of covenants including, among others, covenants limiting the ability of Sygnet and each of its subsidiaries to incur debt, make loans, create liens, make guarantees and investments, change their business, engage in transactions with affiliates, sell assets, enter into restrictive agreements, engage in sale leaseback transactions or new business and engage in mergers and acquisitions. The Dobson/Sygnet Credit Facilities contain other usual and customary negative and affirmative covenants, including Year 2000 compliance.

    The Dobson/Sygnet Credit Facilities restrict Sygnet from declaring and paying distributions or making restrictive payments. However, Sygnet will be permitted to pay dividends to pay

    - scheduled interest on the Dobson/Sygnet notes commencing after the first six interest payments on the Dobson/Sygnet Notes, and

    - regularly scheduled payments on up to $120,000,000 in liquidation preference value of our preferred stock, commencing January 15, 2003,

in each case unless if at the time of such dividend or distribution an event of default, other than an event of default resulting solely from the breach of a representation or warranty, exists or would be caused by such dividend or distribution. However, with respect to any event of default other than a payment default, a bankruptcy event with respect to Sygnet or us or any of our respective restricted subsidiaries or the loss of a material license or cellular system, Sygnet's subsidiary will not be prohibited from paying dividends to Dobson/Sygnet to pay scheduled interest on the Dobson/Sygnet Notes for more than 180 days.

    Sygnet is required to comply with certain financial tests and maintain certain financial ratios, including, among others, a requirement that

(1) Sygnet's ratio of total debt to operating cash flow may not exceed

       - 7.60 to 1 until June 20, 1999

       - 7.25 to 1 from July 1, 1999 to December 31, 1999

       - 6.75 to 1 from January 1, 2000 to June 30, 2000

       - 6.00 to 1 from July 1, 2000 to December 31, 2000

       - 5.50 to 1 from January 1, 2001 to December 31, 2001

       - 4.50 to 1 from January 1, 2002 to December 31, 2002

       - 3.50 to 1 from January 1, 2003 and thereafter

(2) Sygnet's ratio of operating cash flow to its pro forma debt service must equal or exceed 1.10 to 1

(3) Sygnet's ratio of operating cash flow to its cash interest expense for its for most recently ended fiscal quarters must be more than

       - 1.25 to 1 until December 31, 1999

       - 1.50 to 1 from January 1, 2000 to December 31, 2000

       - 1.75 to 1 from January 1, 2001 and thereafter

(4) Sygnet's fixed charge coverage ratio on the last day of each fiscal quarter must be greater than 1.00 to 1

    In addition, the Dobson/Sygnet Credit Facilities require both Sygnet and us to maintain a ratio of debt to operating cash flow. We and Sygnet believe that we have maintained all of the above required ratios.

    Failure to satisfy any of the financial covenants will constitute an Event of Default under the Dobson/ Sygnet Credit Facilities, permitting the lenders, after notice, to terminate the commitment and/or accelerate payment of outstanding indebtedness notwithstanding the ability of Sygnet to meet its debt service obligations. The Dobson/Sygnet Credit Facilities include other customary events of default including, without limitation,

    - loss of franchise or any material license;

    - breach of representations, warranties and covenants;

    - insolvency or bankruptcy of Sygnet or any of its subsidiaries or of us or any of our subsidiaries;

    - cross default to other material indebtedness, leases, contracts of Sygnet, its subsidiaries, or of us and our subsidiaries (excluding Logix);

    - any material adverse change; dissolution or termination of Sygnet or any of its subsidiaries or of us;

    - if we fail to maintain direct voting and economic control of Sygnet and its subsidiaries; and

    - if less than two-thirds of our existing executive management team continues to hold executive positions with us.

    Sygnet's obligations under the Dobson/Sygnet Credit Facilities are guaranteed by its subsidiary. Borrowings under the Dobson/Sygnet Credit Facilities are secured by a first perfected security interest in all assets of Sygnet and its present and future subsidiaries including a pledge of all intercompany notes.

TOWER CREDIT FACILITY

    Dobson Tower obtained a $17.5 million term loan (the "Tower Credit Facility"), which is secured by all assets of Dobson Tower. The Tower Credit Facility matures on December 22, 1999 and bears interest at a fixed rate of 8.0% per annum. The terms of the Tower Credit Facility require, among other things, that Dobson Tower provide to the lender an executed contract with a third party acceptable to the lenders providing for the sale of the towers by June 23, 1999.

THE DOC CREDIT FACILITY

    Our DOC Credit Facility is a $250.0 million senior secured revolving credit facility with NationsBank and certain other lenders. The following summary of the material provisions of the DOC Credit Facility does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the DOC Credit Facility. Capitalized terms that are used but not defined in this section have the meanings that are given such terms in the DOC loan agreement.

    The DOC Credit Facility matures on June 30, 2006. Borrowings under the DOC Credit Facility bear interest, payable at least quarterly, at DOC's option, at an annual rate equal to either

    (1) the greater of

       - the federal funds rate plus 1/2% and

       - the prime rate of NationsBank, plus in each case a percentage per annum ranging from 0% to 1(1)%, or

    (2) a LIBOR-based rate plus a percentage per annum ranging from 1% to 2 1/4%. The amount of additional interest applicable to either option is based on Dobson's quarterly Total Leverage Ratio.

    In the event DOC's Senior Leverage Ratio is greater than 5.0 to 1, the additional interest applicable to either option will be increased by .125%. We believe we have maintained the required Senior Leverage Ratio.

    Commencing with the quarter ending June 30, 2000, the borrowing commitment under the DOC Facility will reduce quarterly in percentage increments of 3.33% for the three quarters ending December 31, 2000,

    - 3.75% for the eight quarters ending December 31, 2002,

    - 4.375% for the eight quarters ending December 31, 2004,

    - 3.75% for the four quarters ending December 31, 2005, and

    - 5% for the two quarters ending June 30, 2006.

    A mandatory prepayment and reduction of the borrowing commitment will be required at the time of, and in an amount equal to 100% of the net proceeds from, certain sales of material assets of DOC and its Restricted Subsidiaries and in connection with the incurrence of certain indebtedness by DOC. In addition, if DOC's Senior Leverage Ratio is greater than 5.5 to 1, the proceeds from any issuance of unsecured indebtedness by us must be used to repay borrowings under the DOC Credit Facility and reduce the borrowing commitment thereunder.

    The DOC Credit Facility contains a number of covenants including, among others, covenants limiting the ability of DOC and DOC's Restricted Subsidiaries and us to incur debt, make loans or guarantees, create liens, pay dividends, make distributions or stock repurchases, make investments, enter into sale and lease-back transactions, change their business, sell assets, engage in mergers and acquisitions and enter into transactions with affiliates. Acquisitions must be limited to the domestic cellular industry and approval of the lenders is required for any acquisition in excess of $75.0 million, if our Total Leverage Ratio (including all of our Subsidiaries) is greater than 8.5 to 1 (giving pro forma effect to the acquisition). The DOC Credit Facility contains other customary affirmative covenants.

    The DOC Credit Facility restricts DOC from declaring and paying dividends or distributions, including dividends to pay cash dividends on the Senior Preferred Stock and the Preferred Stock and to pay scheduled interest on our senior notes and, if issued, the Exchange Debentures and the Senior Exchange Debentures. Our DOC Credit Facility does not permit DOC to make distributions to us in amounts necessary to pay cash dividends on the Preferred Stock. We have submitted an amendment to our lenders to permit the payment of such dividends, but our lenders have not yet given their consents to this amendment. However, DOC is permitted to pay dividends or distributions to us to pay cash dividends on the Senior Preferred Stock (or interest on the Senior Exchange Debentures and the Exchange Debentures, if issued) after January 15, 2003, and scheduled interest on our senior notes commencing after the first four interest payments on our senior notes, unless at the time of such dividend or distribution an event of default (other than an event of default resulting solely from the breach of a representation or warranty) exists or would be caused by such dividend or distribution. However, with respect to any event of default (other than a payment default (including by way of acceleration), a bankruptcy event with respect to DOC or us, or the loss of a material license or cellular system), DOC will not be prohibited from paying dividends to us to pay scheduled interest on our senior notes or Senior Exchange Debentures if issued, or dividends on the Senior Preferred Stock for more than 180 days. In addition, DOC may pay dividends to us up to $7.5 million per year, not to exceed $25.0 million in the aggregate when DOC's Senior Leverage Ratio is less than 6.5 to 1 (giving pro forma effect to the payment). However, to the extent funds are contributed to DOC in the form of equity or unsecured subordinated loans, the amount of dividends DOC may pay to us may be increased by the amount so contributed, but in no event not to exceed $25 million per year and $50 million in the aggregate, without regard to DOC's Senior Leverage Ratio.

    We are required to comply with certain financial tests and maintain certain financial ratios, including, among others, a requirement that

    (1) DOC's Senior Leverage Ratio not exceed

       - 6.5 to 1 from July 1 to December 31, 1998,

       - 6.25 to 1 from January 1 to June 30, 1999,

       - 6.0 to 1 from July 1 to December 31, 1999,

       - 5.5 to 1 from January 1 to June 30, 2000,

       - 5.0 to 1 from July 1 to December 31, 2000, and

       - 4.5 to 1 from January 1, 2001 and thereafter,

    (2) the ratio of DOC's Operating Cash Flow to its Pro Forma Debt Service exceed 1.15 to 1;

    (3) the ratio of DOC's Operating Cash Flow to its Cash Interest Expense (with an add-back for escrowed interest payments on the Senior Notes) for the most recently ended four quarters exceed 2.0 to 1;

    (4) DOC's Fixed Charge Coverage Ratio be greater than 1.0 to 1;

    (5) the Company's Total Leverage Ratio not exceed

       - 9.5 to 1 through June 30, 1998,

       - 9.0 to 1 from July 1 to December 31, 1998,

       - 8.5 to 1 from January 1 to June 30, 1999,

       - 8.0 to 1 from July 1 to December 31, 1999,

       - 7.0 to 1 from January 1 to June 30, 2000,

       - 6.0 to 1 from July 1 to December 31, 2000, and

       - 5.0 to 1 from January 1, 2001 and thereafter; and

    (6) Dobson's Consolidated Operating Cash Flow to its Consolidated Interest Expense for the most recently ended four quarters exceed 1.25 to 1.

    We believe we have complied with all required financial tests and we believe that we have maintained all required financial ratios.

    For purposes of the financial covenants, "Operating Cash Flow" for DOC is

    - Operating Cash Flow of DOC and its Restricted Subsidiaries, including certain cash flows of the "Cellular Operating Partnerships" which are Oklahoma RSA 5 Limited Partnership, Oklahoma RSA 7 Limited Partnership, Texas RSA No. 2 Limited Partnership, Gila River Cellular General Partnership and any other entity in which DOC or one of its Restricted Subsidiaries owns a partnership interest and serves as the managing general partner, multiplied by

    - DOC's ownership interest in the partnerships,

except if DOC provides financing to any of the Cellular Operating Partnerships that are not 100% owned by DOC, 100% of the Operating Cash Flow of the partnership will be included in the definition of DOC's Operating Cash Flow, and for us is defined as our Operating Cash Flow together with that of our Restricted Subsidiaries, in each case for the four most recently completed quarters. "Operating Cash Flow" for any period is

    - the sum of pre-tax income, without giving effect to extraordinary losses or gains, interest, depreciation and amortization expenses and non-cash charges, minus

    - interest and dividend income, reductions in deferred taxes and other non-cash components of income.

    "Total Debt" of DOC and its Restricted Subsidiaries is the sum of all obligations for borrowed money, all payments required under non-compete agreements, capital lease obligations, amounts required under installment sale purchases, all financial obligations of others guaranteed by DOC, and any amounts for which DOC is contingently liable to provide as equity or debt advances to other parties, but does not include intercompany subordinated debt owed by DOC to us or to any of our subsidiaries not owned by DOC. "Total Debt" of our Restricted Subsidiaries and us is the sum of

    - all obligations for borrowed money (less the amount escrowed for interest payments on our senior notes),

    - all payments required under noncompete agreements,

    - capital lease obligations,

    - amounts required under installment sale purchases,

    - all financial obligations of others guaranteed, and

    - any amounts for which we and any of our Restricted Subsidiaries are contingently liable to provide as equity or debt advances to other parties.

At such time as the Senior Preferred Stock is exchanged for Senior Exchange Debentures, the obligations under the Senior Exchange Debentures will be included in the calculation of Total Debt.

    "Pro Forma Debt Service" is the sum of Pro Forma Interest Expense and payments scheduled to be made on Total Debt for the succeeding twelve months.

    "Pro Forma Interest Expense" is the result obtained by multiplying the average debt outstanding during the period by the interest rate in effect at the time of calculation.

    "Fixed Charge Coverage Ratio" is defined as the ratio of

    - the Operating Cash Flow of DOC for the most recently ended four quarters to

    - the sum of all payments of DOC's Total Debt required to be paid, cash interest expense and capital expenditures of DOC, cash taxes, and distributions and dividends paid by DOC, in each case for the most recently ended four quarters.

    DOC's "Senior Leverage Ratio" is defined as the ratio of Total Debt of DOC and its Restricted Subsidiaries to Operating Cash Flow of DOC and its Restricted Subsidiaries.

    Our "Total Leverage Ratio" is the ratio of our Total Debt to our Operating Cash Flow.

    "Restricted Subsidiaries" include Dobson Cellular of Arizona, Inc., Dobson Cellular of Enid, Inc., Dobson Cellular of Kansas/Missouri, Inc., Dobson Cellular of Maryland, Inc., Dobson Cellular of Woodward, Inc. and Dobson Cellular Systems, Inc. and its subsidiaries.

    Failure to satisfy any of the financial covenants will constitute an Event of Default under the DOC Credit Facility, permitting the lenders, after notice, to terminate this commitment and/or accelerate payment of outstanding indebtedness notwithstanding our ability to meet our debt service obligations. The DOC Credit Facility also includes other customary events of default, including, without limitation, a cross-default to other indebtedness, loss of any material license, material adverse change, bankruptcy and change of control. In addition, the definition of events of default includes the loss of Everett R. Dobson as part of the senior management team.

    We have guaranteed DOC's obligations under the DOC Credit Facility as have DOC's Restricted Subsidiaries. Borrowings under the DOC Facility are secured by all assets of DOC and its present and future subsidiaries, and by a pledge of the stock of DOC and the stock of and partnership interests in its Restricted Subsidiaries.

THE DCOC CREDIT FACILITY

    The DCOC Credit Facility is a $200.0 million senior secured revolving credit facility with NationsBank and certain other lenders, under which such lenders provided funds to DCOC to finance the Texas 16 and California 4 Acquisitions and have agreed to provide additional funds to finance other acquisitions, capital expenditures, permitted investments and restricted payments and for general corporate purposes of DCOC and its subsidiaries. The following summary of the material provisions of the DCOC Credit Facility does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the DCOC Credit Facility loan agreement. Capitalized terms that are used but not defined in this section have the meanings that are given such terms in the DCOC Credit Facility loan agreement.

    The DCOC Credit Facility includes

    - a $120 million, eight and one-half year reducing revolving credit facility, and

    - an $80 million 364-day revolving credit facility which, at DCOC's option, may be converted into a term loan maturing no later than eight and one-half years from the closing date of the Dobson/ Sygnet Credit Facilities or, with the consent of the lenders, may be renewed for an additional 364-day period.

    In addition, the DCOC Credit Facility loan agreement contemplates an additional $75 million revolving credit facility may be established in the future, although the lenders will have no obligation to provide such additional financing. The uncommitted acquisition revolver facility may not be established unless two-thirds of the commitment amount under the committed facilities is outstanding.

    The facilities comprising the DCOC Facility will mature on June 30, 2006. Borrowings under the DCOC Credit Facility bear interest, payable at least quarterly, at DCOC's option, at an annual rate equal to either

    (1) the greater of

       - the federal funds rate plus 1/2%, and

       - the prime rate of NationsBank,

plus in each case a percentage per annum ranging from 1/8% to 1 3/8%, or

    (2) a LIBOR-based rate plus a percentage per annum ranging from 1 1/8% to 2 3/8%.

The amount of additional interest applicable to either option is based on DCOC's Leverage Ratio.

    Commencing with the quarter ending June 30, 2000, we must reduce the borrowing commitment under the DCOC Credit Facility in percentage increments of

    - 3.33% for the three quarters ending December 31, 2000,

    - 3.75% for the eight quarters ending December 31, 2002,

    - 4.375% for the eight quarters ending December 31, 2004,

    - 3.75% for the four quarters ending December 31, 2005 and

    - 5% for the two quarters ending June 30, 2006.

    A mandatory prepayment and reduction of the borrowing commitment will be required at the time, and in an amount equal to 100% of the net proceeds from certain sales of material assets of DCOC and its subsidiaries and the issuance of certain indebtedness by DCOC.

    The DCOC Credit Facility contains a number of covenants including, among others, covenants limiting the ability of DCOC and its subsidiaries to incur debt, make loans or guarantees, create liens, pay dividends, make distributions or stock repurchases, make investments, enter into sale and lease-back transactions, change their business, sell, exchange, lease or otherwise dispose of assets, engage in mergers, make acquisitions and enter into transactions with affiliates. Approval of the lenders is required for any acquisition in excess of $75 million when our Total Leverage Ratio (including Restricted and Unrestricted Subsidiaries) is greater than 8.5 to 1 (giving pro forma effect to the acquisition). For 1998, DCOC's capital expenditures will be limited to 110% of its capital expenditures budget for such period. The DCOC Credit Facility contains other covenants customary for similar credit facilities.

    The DCOC Credit Facility prohibits distributions or restricted payments, except that, after giving pro forma effect to any such distribution or payment, when DCOC's Leverage Ratio is less than 5.0 to 1, payments may be made with up to 100% of Free Cash Flow and when DCOC's Leverage Ratio is greater than or equal to 5.0 to 1, payments may be made with up to 50% of Free Cash Flow. In addition, the DCOC Credit Facility restricts DCOC from declaring and paying dividends or distributions, including dividends to pay cash dividends on the Senior Preferred Stock and the Preferred Stock and to pay scheduled interest on the senior notes and, if issued, the Senior Exchange Debentures and the Exchange Debentures. The DCOC Credit Facility does not permit DCOC to make distributions to us in amounts necessary to pay cash dividends on the Preferred Stock. We have submitted an amendment to our lenders to permit such payment of dividends, but the lenders have not yet given their consents to this amendment. However, after January 15, 2003 DCOC will be permitted to pay dividends or distributions to us to pay cash dividends on the Senior Preferred Stock and the Preferred Stock and scheduled interest on the Senior Exchange Debentures and the Exchange Debentures, if issued, unless at the time of such dividend or distribution an event of default, other than an event of default resulting solely from the breach of a representation or warranty, exists or would be caused by such dividend or distribution. However, with respect to any event of default, other than a payment default, a bankruptcy event with respect to the Company or DCOC or the loss of a material license or cellular system, DCOC will not be prohibited from paying dividends to us to pay dividends on the Senior Preferred Stock and the Preferred Stock or scheduled interest on the Senior Exchange Debentures and the Exchange Debentures, if issued, for more than 180 days.

    DCOC is required to comply with certain financial tests and maintain certain financial ratios, including, among others, a requirement that

    (1) DCOC's Leverage Ratio not exceed

       - 7.5 to 1 through September 30, 1998,

       - 7.0 to 1 from October 1, 1998 to June 30, 1999,

       - 6.5 to 1 from July 1 to December 31, 1999,

       - 5.5 to 1 from January 1 to December 31, 2000, and

       - 4.5 to 1 from January 1, 2001 and thereafter.

When Operating Cash Flow for the most recently ended four quarters exceeds $20.0 million, the applicable ratios range from 8.0 to 1 for the first period to 5.0 to 1 for the last period and when Operating Cash Flow for the most recently ended four quarters exceeds $25 million, the applicable ratios range from 8.5 to 1 for the first period to 5.5 to 1 for the last period;

    (2) the ratio of DCOC's Operating Cash Flow to its Pro Forma Debt Service shall exceed 1.25 to 1;

    (3) the ratio of DCOC's Operating Cash Flow to its Cash Interest Expense for the most recently ended four quarters exceed 1.75 to 1 until December 31, 1998 and 2.0 to 1 thereafter; and

    (4) the Fixed Charge Coverage Ratio be greater than 1.0 to 1.

    We believe that DCOC has complied with all financial tests and has maintained all required financial ratios.

    For purposes of the financial covenants, "Operating Cash Flow" for DCOC includes the Operating Cash Flow of any "Cellular Operating Partnership" which includes any entity in which DCOC or one of its subsidiaries owns a partnership interest or serves as the managing general partner multiplied by DCOC's ownership interest in the partnership. If DCOC provides financing to any of the Cellular Operating Partnerships that are not 100% owned by DCOC, 100% of the Operating Cash Flow of the partnership will be included in DCOC's Operating Cash Flow.

    Our "Operating Cash Flow" includes the Operating Cash Flow of our Restricted Subsidiaries and us.

    "Operating Cash Flow" for any period is defined as

    (1) the sum of pre-tax income, without giving effect to any extraordinary losses or gains, interest, depreciation and amortization expenses and non-cash charges, minus

    (2) interest and dividend income, reductions in deferred taxes and other non-cash components of income.

    "Total Debt" of DCOC is the sum of

    - all obligations of DCOC and its subsidiaries for borrowed money,

    - all payments required under non-compete agreements, capital lease obligations,

    - amounts required under installment sale purchases,

    - all financial obligations of others guaranteed by DCOC, and

    - any amounts for which DCOC is contingently liable to provide as equity or debt advances to other parties.

    "Total Debt" does not include intercompany subordinated debt owed by DCOC to us.

    "Total Debt" of our Restricted Subsidiaries and us is the sum of

    - all obligations for borrowed money (less the amount escrowed for interest payments on the Senior Notes),

    - all payments required under noncompete agreements,

    - capital lease obligations,

    - amounts required under installment sale purchases,

    - all financial obligations of others guaranteed, and,

    - any amounts for which we and any of our Restricted Subsidiaries are contingently liable to provide as equity or debt advances to other parties.

At such time as the Senior Preferred Stock and the Preferred Stock are exchanged for the Senior Exchange Debentures and the Exchange Debentures, the obligations under the Exchange Debentures will be included in the calculation of Total Debt.

    "Pro Forma Debt Service" is the sum of Pro Forma Interest Expense and payments scheduled to be made on DCOC's Total Debt for the succeeding twelve months.

    "Pro Forma Interest Expense" is the result obtained by multiplying

    - the sum of (a) DCOC's Total Debt at the beginning of the period plus (b) such Total Debt minus payments scheduled to be made thereon during the period, divided by two by

    - the interest rate in effect at the time of calculation.

    "Fixed Charge Coverage Ratio" is the ratio of

    - DCOC's Operating Cash Flow for the most recently ended four quarters to

    - the sum of all payments on DCOC's Total Debt required to be paid, its cash interest expense, capital expenditures, and cash taxes, and distributions and dividends paid by DCOC, in each case for the most recently ended four quarters.

    "Free Cash Flow" is the Operating Cash Flow for any fiscal year less

    - cash taxes,

    - required principal and interest payments on all debt for such fiscal year,

    - capital expenditures, and

    - $2.5 million.

    DCOC's "Leverage Ratio" is the ratio of its Total Debt to its Operating Cash Flow. Dobson's "Total Leverage Ratio" is defined as the ratio of its Total Debt to its Operating Cash Flow.

    Failure to satisfy any of the financial covenants will constitute an Event of Default under the DCOC Credit Facility, permitting the lenders, after notice, to terminate the commitment and/or accelerate payment of outstanding indebtedness notwithstanding our ability to meet our debt service obligations. The DCOC Credit Facility includes other customary events of default, including, without limitation, a cross-default to other material indebtedness, loss of any material license, material adverse change, bankruptcy, change of control and a change of management resulting in less than two-thirds of existing management being in control of DCOC.

    DCOC's obligations under the DCOC Credit Facility will be guaranteed by all of DCOC's subsidiaries. Borrowings under the Dobson/Sygnet Credit Facilities are secured by all assets of DCOC and its present and future subsidiaries, and by a pledge of the stock of and partnership interests in DCOC's subsidiaries.

THE SENIOR NOTES

    GENERAL. We have outstanding $160.0 million in aggregate principal amount of senior notes which mature in April 2007. The senior notes were issued under our indenture with United States Trust Company of New York, as Trustee. The senior notes bear interest at an annual rate of 11 3/4%, payable semi-annually on each April 15 and October 15. Capitalized terms hereafter used in this summary have the meanings set forth in the senior note indenture.

    RANKING. The senior notes are our unsubordinated indebtedness, ranking equal in right of payment with all other unsubordinated indebtedness and senior in right of payment to all of our existing and future subordinated indebtedness.

    OPTIONAL REDEMPTION. We may, at our option, redeem all or any portion of the senior notes at the redemption prices (expressed as percentages of the principal amount of the senior notes) set forth below, plus, in each case, accrued interest thereon to the applicable redemption date, if redeemed during the 12-month period beginning April 15 of the years indicated:

YEAR                                                                                PERCENTAGE
----------------------------------------------------------------------------------  -----------
2002..............................................................................    105.8750%
2003..............................................................................    102.9375%
2004 and thereafter...............................................................    100.0000%

    CHANGE OF CONTROL. Our senior note indenture provides that, following the occurrence of any Change of Control (as defined therein), we must offer to purchase all outstanding senior notes at a purchase price equal to 101% of their principal amount, plus accrued interest to the date of purchase.

    RESTRICTIVE COVENANTS. Our senior note indenture contains certain restrictive covenants which, among other things, limit our ability and that of our Restricted Subsidiaries to incur additional indebtedness, create liens, engage in sale-leaseback transactions, pay dividends or make distributions in respect of their capital stock (including the Preferred Stock and the Senior Preferred Stock), make investments or certain other restricted payments, sell assets, issue or sell stock of Restricted Subsidiaries, enter into transactions with stockholders or affiliates or effect a consolidation or merger. Logix, DCOC and Dobson/Sygnet, and their respective subsidiaries, are Unrestricted Subsidiaries with respect to our senior notes.

THE DOBSON/SYGNET NOTES

    GENERAL. Dobson/Sygnet has outstanding $200.0 million in aggregate principal amount of 12 1/4% senior notes which mature in December 2008. The Dobson/Sygnet notes were issued under the Dobson/ Sygnet Indenture with United States Trust Company of New York, as Trustee. The Dobson/Sygnet notes bear interest at an annual rate of 12 1/4%, payable semi-annual on each June 15 and December 15. Capitalized terms hereafter used in this summary have the meanings set forth in the Dobson/Sygnet note indenture.

    RANKING. The Dobson/Sygnet notes are Dobson/Sygnet's unsecured unsubordinated indebtedness, ranking equal to Dobson/Sygnet's other unsecured unsubordinated indebtedness and senior to all of its existing and future subordinated indebtedness.

    OPTIONAL REDEMPTION. We may, at our option, redeem all or any portion of the Dobson/Sygnet notes at the redemption prices (expressed as percentages of the principal amount of the Dobson/Sygnet notes) set forth below, plus, in each case, accrued interest thereon to the applicable redemption date, if redeemed during the 12-month period beginning December 15 of the years indicated:

YEAR                                                                                PERCENTAGE
----------------------------------------------------------------------------------  -----------
2003..............................................................................     106.125%
2004..............................................................................     103.063%
2005..............................................................................     101.531%
2006 and thereafter...............................................................     100.000%

    CHANGE OF CONTROL. The Dobson/Sygnet note indenture provides that, following the occurrence of any Change of Control (as defined therein), we must offer to purchase all outstanding Dobson/Sygnet notes at a purchase price equal to 101% of their principal amount, plus accrued interest to the date of purchase.

    RESTRICTIVE COVENANTS. The Dobson/Sygnet note indenture contains certain restrictive covenants which, among other things, limit our ability and that of our Restricted Subsidiaries to incur additional indebtedness, create liens, pay dividends or make distributions in respect of their capital stock, make investments or certain other restricted payments, sell assets, redeem capital stock, issue or sell stock of Restricted Subsidiaries, enter into transactions with stockholders or affiliates or effect a consolidation or merger.

                       FEDERAL INCOME TAX CONSIDERATIONS

    The following summary describes the anticipated material U.S. federal income tax consequences of the purchase, ownership and disposition of the Preferred Stock and the Exchange Debentures. Except where we note otherwise, the following discussion deals only with Preferred Stock and Exchange Debentures held as capital assets by United States holders and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, life insurance companies, persons holding Preferred Stock or Exchange Debentures as a part of a hedging or conversion transaction or a straddle or United States Holders whose "functional currency" is not the U.S. dollar. Furthermore, the discussion below is based upon the provisions of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), and regulations, including final Treasury regulations addressing debt instruments issued with OID (the "OID Regulations"), rulings and judicial decisions under these regulations to the date. We also note that such authorities may be repealed, revoked or modified, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below.

    WE ADVISE YOU TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO YOUR PARTICULAR TAX SITUATION REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE PREFERRED STOCK OR THE EXCHANGE DEBENTURES.

TAX CONSEQUENCES TO UNITED STATES HOLDERS

    We define the term "United States Holder" to mean a beneficial owner that is a citizen or resident of the United States, a corporation, partnership (unless Treasury regulations provide otherwise) or other entity that was created or organized in or under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to U.S. federal income taxation regardless of its source or a trust if both

    - a court within the United States is able to exercise primary supervision over the administration of such trust, and

    - one or more United States persons have the authority to control all substantial decisions of such trust.

    An individual may, subject to certain exceptions, be deemed to be a resident, as opposed to a non-resident alien, of the United States by virtue of being present in the United States on at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year.

    A "non-United States holder" is a holder that is not a United States holder.

DISTRIBUTIONS ON THE PREFERRED STOCK

    Distributions of cash or of additional Preferred Stock on the Preferred Stock will be treated as dividends to United States holders to the extent of our current and accumulated earnings and profits as determined under U.S. federal income tax principles. The amount of our earnings and profits at any time will depend upon our future actions and financial performance. The amount of a distribution of additional Preferred Stock will equal the fair market value of the Preferred Stock that we distribute on the date of the distribution. To the extent that the amount of a distribution on the Preferred Stock exceeds our current and accumulated earnings and profits, such distributions will be treated as a nontaxable return of capital and will be applied against and reduce the adjusted tax basis of the Preferred Stock in the hands of each United States holder, but not below zero, thus increasing the amount of any gain or reducing the amount of any loss which would otherwise be recognized by such United States holder upon the sale or other taxable disposition of such Preferred Stock. The amount of any distribution that exceeds the adjusted tax basis of the Preferred Stock in the hands of the United States holder will be treated as capital gain and will be either long-term or short-term capital gain depending on the United States holder's holding period for the

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Preferred Stock. The initial tax basis of additional Preferred Stock in the hands of a holder who received such additional Preferred Stock as a distribution on Preferred Stock will equal the fair market value of such additional Preferred Stock at the time of distribution.

THE NEW SHARES

    EXCHANGE FOR REGISTERED SECURITIES. Your exchange of an old share for a new share should not constitute a taxable exchange. Each new share should be treated as having been originally issued at the time the old share was originally issued.

    We presently do not have any current or accumulated earnings and profits as determined under U.S. federal income tax principles and we are unlikely to have current or accumulated earnings and profits in the foreseeable future. As a result, until such time as we do have earnings and profits, distributions of cash and additional Preferred Stock on the Preferred Stock will not be treated as dividends, and instead will constitute a nontaxable return of capital that reduces a holder's adjusted tax basis in the Preferred Stock. In the case of distributions of additional Preferred Stock, such basis reduction should be offset on an overall standpoint by a corresponding amount of tax basis for a holder in the additional Preferred Stock. A United States holder would recognize gain to the extent that any distribution were to exceed current or accumulated earnings and profits and the adjusted tax basis of the holder in the Preferred Stock.

    Under Section 243 of the Code, corporate United States holders generally will be able to deduct 70% of the amount of any distribution qualifying as a dividend. There are, however, many exceptions and restrictions relating to the availability of such dividends-received deduction. Section 246A of the Code reduces the dividends-received deduction allowed to a corporate United States holder that has indebtedness "directly attributable" to its investment in portfolio stock. Section 246(c) of the Code requires that in order to be eligible for the dividends-received deduction, a corporate United States holder generally must hold the shares of Preferred Stock for a 46-day minimum holding period or a 91-day period in certain circumstances. A taxpayer's holding period for these purposes is suspended during any period in which a United States holder has certain options or contractual obligations with respect to substantially identical stock or holds one or more other positions with respect to substantially identical stock that diminishes the risk of loss from holding the Preferred Stock. A recent legislative enactment modified the manner in which the 46- or 91-day minimum holding period is determined, and requires that the applicable holding period be determined with respect to each dividend payment date on an "unhedged" basis.

    Under Section 1059 of the Code, a corporate United States holder is required to reduce its tax basis (but not below zero) in the Preferred Stock by the nontaxed portion of any "extraordinary dividend" if such stock has not been held for more than two years before the earliest of the date such dividend is declared, announced or agreed to. Generally, the nontaxed portion of an extraordinary dividend is the amount excluded from income by operation of the dividends-received deduction provisions of Section 243 of the Code. An extraordinary dividend on the Preferred Stock generally would be a dividend that

    - equals or exceeds 5% of the corporate United States holder's adjusted tax basis in the Preferred Stock, generally treating all dividends received by the United States holder and having ex-dividend dates within an 85 day period as one dividend, or

    - exceeds 20% of the corporate United States holder's adjusted tax basis in such Preferred Stock; generally treating all dividends received by the United States holder having ex-dividend dates within a 365-day period as one dividend.

    In determining whether a dividend paid on the Preferred Stock is an extraordinary dividend, a corporate United States holder may elect to substitute the fair market value of the Preferred Stock for such United States holder's tax basis for purposes of applying these tests, provided such fair market value is established to the satisfaction of the Secretary of Treasury as of the day before the ex-dividend date. An extraordinary dividend also includes any amount treated as a dividend in the case of a redemption that is

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either non-pro rata as to all stockholders or in connection with our partial liquidation, regardless of the stockholder's holding period and regardless of the size of the dividend. If any part of the nontaxed portion of an extraordinary dividend is not applied to reduce the corporate United States holder's tax basis as a result of the limitation on reducing such basis below zero, such part will be treated as gain from the sale or exchange of the Preferred Stock, which must be recognized at the time when the extraordinary dividend is paid. Special rules exist with respect to "qualified preferred dividends." A qualified preferred dividend is any fixed dividend payable with respect to any share of stock which

    - provides for fixed preferred dividends payable not less frequently than annually, and

    - is not in arrears as to dividends at the time the United States holder acquires such stock.

    A qualified preferred dividend does not include any dividend payable with respect to any share of stock if the actual rate of return of such stock exceeds 15%. Section 1059 does not apply to qualified preferred dividends if the corporate United States holder holds such stock for more than five years. If the United States holder disposes of such stock before it has been held for more than five years, the amount subject to extraordinary dividend treatment with respect to qualified preferred dividends is limited to the excess of the actual rate of return over the stated rate of return. Actual or stated rates of return are the actual or stated dividends expressed as a percentage of the lesser of

    - the United States holder's tax basis in such stock, or

    - the liquidation preference of such stock. Corporate United States holders are urged to consult their tax advisors with respect to the possible application of Section 1059 to their ownership and disposition of the Preferred Stock.

    The portion of the dividends received that a corporate United States holder deducts in computing taxable income may affect a corporate United States holder's liability for alternative minimum tax. This results from the fact that corporate stockholders are required to increase alternative minimum taxable income by 75% of the excess of current earnings (with certain adjustments) over alternative minimum taxable income (determined without regard to earnings and profit adjustments or the alternative tax net operating loss deduction). Prospective corporate investors should be aware that distributions we pay in respect of the Preferred Stock (whether payable in cash or additional shares of Preferred Stock) will not be eligible for the dividends-received deduction under
Section 243 of the Code until such time as Dobson has current or accumulated earnings and profits.

REDEMPTION PREMIUM

    Under Section 305 of the Code and the applicable Treasury regulations, if the redemption price of Preferred Stock exceeds its issue price, the difference ("redemption premium") may be taxable as a constructive distribution of additional Preferred Stock to the United States holder and treated as a dividend to the extent of our current and accumulated earnings and profits and otherwise subject to the treatment described above for distributions, over a certain period. Because the Preferred Stock provides for our optional right of redemption at prices in excess of the issue price, United States holders could be required to recognize such redemption premium under a constant interest rate method similar to that described below for accruing OID (see "--Original Issue Discount") if, based on all of the facts and circumstances, the optional redemption is more likely than not to occur. If stock may be redeemed at more than one time, the time and price at which such redemption is most likely to occur must be determined based on all of the facts and circumstances. Applicable Treasury regulations provide a "safe harbor" under which a right to redeem will not be treated as more likely than not to occur if

    - the issuer and the holder are not related within the meaning of the Treasury regulations,

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    - there are no plans, arrangements or agreements that effectively require or are intended to compel the issuer to redeem the stock (disregarding, for this purpose, a separate mandatory redemption) and

    - exercise of the right to redeem would not reduce the yield of the stock, as determined under the Treasury regulations.

    Further, the Treasury regulations provide that such redemption premium is not taxable as a constructive distribution if it is solely in the nature of a penalty for premature redemption. A redemption premium is solely in the nature of a penalty for premature redemption if it is paid as a result of changes in economic or market conditions over which neither the issuer nor the holder have control. Regardless of whether the optional redemption is more likely than not to occur or whether the redemption premium is solely in the nature of a penalty for premature redemption, constructive dividend treatment will not result if the redemption premium does not exceed a de minimis amount. Based on the Treasury regulations, we intend to take the position that the existence of our optional redemption right does not result in a constructive distribution to the United States holders.

    Further, because the Preferred Stock provides for an optional right of the United States holders to require us to acquire the Preferred Stock at a price equal to 101% of the liquidation value upon a Change of Control, United States holders could be required to recognize such redemption premium under the constant yield method discussed above unless, very generally, the likelihood of redemption is remote. Here, too, regardless of whether the likelihood of redemption is remote, constructive dividend treatment will not result if the redemption premium does not exceed a de minimis amount of 1/4 of 1% of the stated redemption price at maturity multiplied by the number of complete years to maturity. We intend to take the position that the existence of United States holders' optional redemption right does not result in a constructive distribution to the holders.

    Moreover, the Preferred Stock provides for a mandatory redemption at a redemption price equal to the liquidation value of the Preferred Stock, plus accrued and unpaid dividends. If at the time of issuance of Preferred Stock, there is no intention for dividends to be paid currently, the IRS may treat the payment of such dividends on redemption as disguised redemption premium subject to the constant yield rules discussed above. Dividends on the Preferred Stock are payable in cash or, on or prior to January 15, 2003, in additional shares of Preferred Stock. We intend to pay all such dividends currently. Thus, while the appropriate treatment of unpaid cumulative dividends has not yet been addressed in Treasury regulations and no assurance can be given as to the outcome of such guidance, we intend to take the position that the terms of the mandatory redemption should not result in a constructive distribution to the United States holders.

    Finally, in the event that additional Preferred Stock is distributed on the Preferred Stock and such additional Preferred Stock has a fair market value at the time of distribution that is less than its redemption price, such additional Preferred Stock would have a redemption premium that may be taxable as a constructive distribution of additional stock to a United States holder, treated as a dividend to the extent of our current and accumulated earnings and profits, under the constant yield method over the term of such additional Preferred Stock.

REDEMPTION AND EXCHANGE FOR EXCHANGE DEBENTURES

    A redemption of shares of the Preferred Stock for cash or an exchange of the Preferred Stock for Exchange Debentures will be a taxable transaction on which a United States holder generally will recognize capital gain or loss (except to the extent of amounts received on the exchange that are attributable to declared dividends, which will be treated in the same manner as distributions described above) provided that the redemption

    - results in complete termination of the holder's stock interest in us or

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    - results in a "meaningful reduction" in a United States holder's stock interest in us. Whether a redemption will result in a meaningful reduction depends on the particular holder's facts and circumstances. In determining whether a United States holder's interest in us has been reduced or terminated, the holder is deemed, under the constructive ownership rules of Section 302(c) of the Code, to own any shares of our stock that are owned, or deemed owned, by certain related persons and entities and any shares that such holder, or related person or entity, has the right to acquire by exercise of an option. If the redemption of the Preferred Stock does not result in a complete termination or meaningful reduction, as described above, the transaction will be treated as a distribution of cash or Exchange Debentures, as the case may be. The amount of such distribution will be measured by the amount of cash received by the United States holder or the "issue price," as defined below, of the Exchange Debentures received by the United States holder, and such distribution will be treated in the same manner as distributions described above. However, corporate holders should be aware that to the extent such distribution is treated as a dividend it may be an extraordinary dividend under Section 1059 of the Code. If the redemption of the Preferred Stock does result in a complete termination or meaningful reduction, the gain or loss recognized on such exchange will generally be equal to the difference between the amount realized by the United States holder of the Preferred Stock and such United States holder's adjusted tax basis in the Preferred Stock surrendered in the redemption.

    In the case of a redemption for cash, the amount realized will be the cash received on the redemption. In the case of an exchange of Preferred Stock for Exchange Debentures, the amount realized on receipt of the Exchange Debentures will be equal to the "issue price" of the Exchange Debentures. Thus, the amount realized on the exchange will be equal to the issue price of the Exchange Debentures plus any cash received on the exchange (other than cash received with respect to declared dividends). If, as of the exchange date, either the Exchange Debentures or the Preferred Stock are traded on an established securities market on or at any time during the 60 day period ending 30 days after the exchange date, then the issue price of the Exchange Debentures would equal the fair market value of the property so traded. If neither the Preferred Stock nor the Exchange Debentures are so traded, the issue price of the Exchange Debentures would be the stated principal amount of the Exchange Debentures provided that the yield on the Exchange Debentures is equal to or greater than the "applicable federal rate" in effect at the time the Exchange Debenture is issued. If the yield on the Exchange Debentures is less than such applicable federal rate, its issue price under Section 1274 of the Code would be equal to the present value as of the issue date of all payments to be made on the Exchange Debentures, discounted at the applicable federal rate. It cannot be determined at the present time whether the Preferred Stock or the Exchange Debentures will be, at the relevant time, traded on an established securities market within the meaning of the OID Regulations or whether the yield on the Exchange Debentures will equal or exceed the applicable federal rate.

SALE OR OTHER DISPOSITION OF PREFERRED STOCK

    A United States holder's adjusted tax basis in the Preferred Stock will equal the amount paid for such stock plus the fair market value of any distributions of additional Preferred Stock and any amount included in gross income as a constructive distribution of redemption premium, in each case under
Section 305 of the Code, as described in "--Distributions on the Preferred Stock" and "--Redemption Premium," and reduced by the amount of any distribution treated as a nontaxable return of capital that reduced the adjusted tax basis of the Preferred Stock, as described in "--Distributions on the Preferred Stock." In general, a United States holder will recognize capital gain or loss upon the sale or other taxable disposition of Preferred Stock based upon the difference between the amount realized in such sale or other disposition, and the holder's adjusted tax basis in the Preferred Stock. Such gain or loss will be either long-term or short-term capital gain depending on the United States holder's holding period for the Preferred Stock at the time of redemption, sale, exchange or retirement of the Preferred Stock. In the case of an individual United States holder, any such capital gain will be taxable at various preferential rates

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depending on the extent to which such United States holder's holding period for the Preferred Stock exceeds one year. The deduction of capital losses is subject to certain limitations. Prospective investors should consult their own tax advisors in this regard.

    Depending upon a United States holder's particular circumstances, the tax consequences of holding Exchange Debentures may be less advantageous than the tax consequences of holding Preferred Stock because, for example, payments of interest on the Exchange Debentures will not be eligible for any dividends-received deduction that may be available to corporate United States holders, subject to our having earnings and profits, and because, as discussed below, the Exchange Debentures will be issued with OID.

PAYMENTS OF INTEREST AND OID ON THE EXCHANGE DEBENTURES

    The tax treatment of the Exchange Debentures will turn on whether or not they are issued with OID. Exchange Debentures issued on or before January 15, 2003 likely will be treated as having been issued with OID. Exchange Debentures issued after January 15, 2003 will not be issued with OID unless, generally, their stated redemption price at maturity, as defined below, exceeds their issue price, as defined above.

    Because we have the option through January 15, 2003 to pay interest on the Exchange Debentures by issuing additional Exchange Debentures, Exchange Debentures (including Exchange Debentures issued in exchange for Preferred Stock) issued prior to that date likely will be treated as issued with OID. Accordingly, the stated interest on an Exchange Debenture would not be treated as interest for U.S. federal income tax purposes, but instead will be subject to the OID rules described below. In the case of Exchange Debentures that are not issued with OID, payments of stated interest generally will be includible in a United States holder's income as ordinary income under the holder's regular method of accounting.

ORIGINAL ISSUE DISCOUNT

    The Exchange Debentures, if issued in exchange for Preferred Stock, may be issued with OID, as further discussed below. Holders of such Exchange Debentures should be aware that they generally must include OID in gross income for U.S. federal income tax purposes on an annual basis under a constant yield accrual method. As a result, holders will include OID in income in advance of the receipt of cash attributable to that income. However, United States holders of Exchange Debentures issued with OID generally will not be required to include separately in income cash payments received on such Exchange Debentures, even if denominated as interest, to the extent such payments do not constitute qualified stated interest (as defined below). The Exchange Debentures issued with OID will be referred to as "OID Debentures." We will report to United States holders of any Exchange Debentures which are issued with OID, on a timely basis the reportable amount of OID and interest income based on its understanding of applicable law.

    The amount of OID, if any, on a debt instrument is the excess of its "stated redemption price at maturity" over its "issue price" subject to a statutorily defined de minimis exception. The issue price of a debt instrument issued for cash is equal to the first price, excluding sales to bond houses and brokers, at which a substantial amount of such debt instruments were sold. The "stated redemption price at maturity" of a debt instrument is the sum of its principal amount plus all other payments required thereunder, other than payments of "qualified stated interest" (defined generally as stated interest that is unconditionally payable in cash or in property (other than the debt instruments of the issuer), at least annually at a single fixed rate that appropriately takes into account the length of intervals between payments).

    Because we have the option through January 15, 2003 to pay interest on the Exchange Debentures by issuing additional Exchange Debentures, with respect to any Exchange Debentures issued on or prior to that date, none of the stated interest would be treated as qualified stated interest unless under special rules for interest holidays the amount of OID is treated as de minimis. Any Exchange Debentures so issued would be treated as having been issued with OID equal to the excess of their stated redemption price at

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maturity, which will be equal to the sum of the principal amount plus all payments of stated interest, over their issue price, which will be as described under "--Redemption and Exchange for Exchange Debentures" above. Any additional Exchange Debentures issued in lieu of cash would not be treated as debt instruments separate from the Exchange Debentures upon which they were issued, but instead are aggregated with such Exchange Debentures for OID purposes.

    The right to issue additional Exchange Debentures in lieu of paying cash interest through January 15, 2003 is treated for purposes of the OID provisions of the Code as an option to defer the interest payments on the Exchange Debentures. The OID regulations provide that in the case of a debt instrument that provides the issuer with an unconditional option or options exercisable during the term of the debt instrument that, if exercised, require payments to be made on the debt instrument under an alternative payment schedule, the yield and maturity of such debt instrument for purposes of calculating OID are determined by assuming the issuer exercises or does not exercise the option in a manner that minimizes the yield on the debt instrument.

    If the issue price of the Exchange Debentures is equal to their principal amount, the yield to maturity of the Exchange Debentures, if the option to pay interest with additional Exchange Debentures is exercised, will be no less than the yield to maturity would be if the option is not exercised. Accordingly, for purposes of calculating OID, it would be assumed that we will not exercise the option because exercise of the option will not minimize the yield. If the option were in fact subsequently exercised and additional Exchange Debentures were issued by us in lieu of cash, such additional Exchange Debentures would be aggregated with the Exchange Debentures upon which they were issued, and OID would be recalculated for the remainder of the term of the Exchange Debentures based upon a stated redemption price at maturity which includes the amount of all payments due under the additional Exchange Debentures. As a result of such exercise, United States holders of Exchange Debentures would include OID in income in advance of the receipt of cash, regardless of such United States holders' regular methods of accounting.

    If the issue price of the Exchange Debentures is less than their principal amount, the yield to maturity of the Exchange Debentures, if the option to pay interest with additional Exchange Debentures is exercised, will be less than the yield to maturity if the option is not exercised. Accordingly, for purposes of calculating OID, it would be assumed that we will exercise the option because to do so will minimize the yield. If we subsequently makes a cash payment instead of exercising its option to issue an additional Exchange Debenture, the cash payment made will be treated as a prepayment of the Exchange Debentures, partially retiring such Exchange Debentures on a pro rata basis on the date of such payment. Such retirement would be a taxable exchange to the holder of the Exchange Debenture.

    If the Exchange Debentures are issued after January 15, 2003, we would not have the option to pay interest with additional Exchange Debentures. In such event,

    - all interest payments on any Exchange Debenture issued will be qualified stated interest,

    - the stated redemption price at maturity of any Exchange Debenture will be equal to its principal amount, and

    - any Exchange Debenture will therefore be issued with OID only to the extent its principal amount exceeds its issue price by more than a de minimis amount.

    The amount of OID includible in income by the initial United States holder of an OID Debenture is the sum of the "daily portions" of OID with respect to the OID Debenture for each day during the taxable year or portion of the taxable year in which such United States holder held such OID Debenture ("accrued OID"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. The "accrual period" for an OID Debenture may be of any length and may vary in length over the term of the OID Debenture, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the

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final day of an accrual period. The amount of OID allocable to any accrual period is an amount equal to the excess, if any, of

    - the product of the OID Debenture's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period, over

    - the sum of any qualified stated interest allocable to the accrual period.

    OID allocable to a final accrual period is the difference between the amount payable at maturity (other than a payment of qualified stated interest) and the adjusted issue price at the beginning of the final accrual period. The calculation of OID for an initial short accrual period may be determined using any reasonable method. The "adjusted issue price" of an OID Debenture at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period (determined without regard to the amortization of any acquisition or bond premium, as described below) and reduced by any payment made on such OID Debenture, other than qualified stated interest, on or before the first day of the accrual period.

    Exchange Debentures may be redeemed prior to their stated maturity at our option. For purposes of computing the yield of such instrument, we will be deemed to exercise or not exercise its option to redeem the OID Debentures in a manner that minimizes the yield on the OID Debentures. It is not anticipated that our ability to redeem prior to stated maturity would affect the yield of such instrument.

    In the event of a change of control, we will be required to offer to repurchase all of the Exchange Debentures. The right of holders to require repurchase upon a change of control will not affect the yield or maturity date of the Exchange Debentures unless, based on all the facts and circumstances as of the issue date, it is more likely than not that such an event giving rise to the repurchase will occur. We do not intend to treat the change of control provisions of the Exchange Debentures as affecting the computation of the yield to maturity of any Exchange Debentures.

    United States holders may elect to treat all interest on any Exchange Debenture as OID and calculate the amount to be included in gross income under the constant yield method described above. For the purposes of this election, interest includes stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. The election is to be made for the taxable year in which the United States holder acquired the Exchange Debenture, and may not be revoked without the consent of the U.S. Internal Revenue Service. United States holders should consult with their own tax advisors about this election.

MARKET DISCOUNT ON RESALE OF EXCHANGE DEBENTURES

    If a United States holder acquires an Exchange Debenture, other than an OID Debenture, for an amount less than its stated redemption price at maturity or, in the case of an OID Debenture, for an amount that is less than its adjusted issue price, the amount of the difference will be treated as "market discount" for U.S. federal income tax purposes, unless such difference is less than a specified de minimis amount. Under the market discount rules, a United States holder will be required to treat any principal payment on an Exchange Debenture, or any gain on the sale, exchange, retirement or other disposition of an Exchange Debenture as ordinary income to the extent of the market discount which has not previously been included in income and is treated as having accrued on such Exchange Debenture at the time of such payment or disposition. In addition, the United States holder may be required to defer, until the maturity of the Exchange Debenture or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such Exchange Debenture.

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    Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Exchange Debenture, unless the United States holder elects to accrue on a constant interest method. A United States holder of an Exchange Debenture may elect to include market discount in income currently as it accrues (on either a ratable or constant interest method), in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service.

    ACQUISITION PREMIUM; AMORTIZABLE BOND PREMIUM

    A United States holder that purchases an Exchange Debenture for an amount that is greater than its adjusted issue price but equal to or less than the sum of all amounts payable on the Exchange Debenture after the purchase date, other than qualified stated interest, will be considered to have purchased such Exchange Debenture at an "acquisition premium." Under the acquisition premium rules, the amount of OID, if any, which such United States holder must include in its gross income with respect to such Exchange Debenture for any taxable year will be reduced by the portion of such acquisition premium properly allocable to such year.

    If immediately after the time the Preferred Stock is exchanged for Exchange Debentures or immediately after the time a subsequent United States holder acquires Exchange Debentures, the United States holder's tax basis in any such Exchange Debenture exceeds the sum of all amounts payable on the Exchange Debenture after the exchange date or purchase date, other than qualified stated interest, such excess may constitute "premium" and such United States holder will not be required to include any OID in income. A United States holder generally may elect to amortize bond premium over the remaining term of the Exchange Debenture on a constant yield method. The amount amortized in any year will be treated as a reduction of the United States holder's interest income from the Exchange Debenture. Bond premium on an Exchange Debenture held by a United States holder that does not make such an election will decrease the gain or increase the loss otherwise recognized on disposition of the Exchange Debenture. The election to amortize bond premium on a constant yield method once made applies to all debt obligations held or subsequently acquired by the electing United States holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service.

    REDEMPTION, SALE OR EXCHANGE OF EXCHANGE DEBENTURES

    The adjusted tax basis of a United States holder who receives Exchange Debentures in exchange for Preferred Stock will, in general, be equal to the issue price of such Exchange Debentures, increased by OID and market discount previously included in income by the United States holder and reduced by any amortized premium and any cash payments on the Exchange Debentures other than qualified stated interest. Upon the redemption, sale, exchange or retirement of an Exchange Debenture, a United States holder will recognize gain or loss equal to the difference between the amount realized upon the redemption, sale, exchange or retirement (less any accrued qualified stated interest, not previously taken into account, which will be taxable as such) and the adjusted tax basis of the Exchange Debenture. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the time of redemption, sale, exchange or retirement the Exchange Debenture has been held for more than one year. In the case of an individual United States holder, any such capital gain will be taxable at various preferential rates depending on the extent to which such United States holder's holding period for the Exchange Debenture exceeds one year. The deduction of capital losses is subject to certain limitations. Prospective investors should consult their own tax advisors in this regard.

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    APPLICABLE HIGH YIELD DISCOUNT OBLIGATIONS

    If the yield-to-maturity on OID Debentures equals or exceeds the sum of

    - the "applicable federal rate" (as determined under Section 1274(d) of the Code) in effect for the month in which the OID Debentures are issued (the "AFR") and

    - 5% and the OID on such OID Debentures is "significant",

    the OID Debentures will be considered "applicable high yield discount obligations" ("AHYDOs") under Section 163(i) of the Code. OID is significant if the aggregate amount includible in gross income for periods before the close of any accrual period ending more than five years after the issue date exceeds the sum of the aggregate amount of interest to be paid before the close of such accrual period plus the product of the issue price and the yield to maturity. If the OID Debentures are AHYDOs, Dobson will not be allowed to take a deduction for OID accrued on the OID Debentures for U.S. federal income tax purposes until such time as we actually pay such OID in cash or in other property, other than our stock or debt or of a person deemed to be related to us under Section 453(f)(1) of the Code.

    Moreover, if the yield-to-maturity on the OID Debenture exceeds the sum of

    - the AFR and

    - 6%, such excess being referred to hereinafter as the "Disqualified Yield", the deduction for OID accrued on the OID Debentures will be permanently disallowed, regardless of whether we actually pay such OID in cash or in other property, for U.S. federal income tax purposes to the extent such OID is attributable to the Disqualified Yield on the OID Debentures ("Dividend-Equivalent Interest"). For purposes of the dividends received deduction, such Dividend-Equivalent Interest will be treated as a dividend to the extent it is deemed to have been paid out of Dobson's current or accumulated earnings and profits.

    Because the amount of OID, if any, attributable to the Exchange Debentures will be determined at the time such Exchange Debentures are issued, and the AFR at such time is not predictable, it is impossible to determine at the present time whether an OID Debenture will be treated as an AHYDO.

    INFORMATION REPORTING AND BACKUP WITHHOLDING

    In general, information reporting requirements will apply to certain payments of dividends, principal, interest, OID, and premium and to the proceeds of sales of Exchange Debentures and Preferred Stock made to United States holders other than certain exempt recipients (such as corporations). A 31% backup withholding tax will apply to such payments if the United States holder fails to provide a taxpayer identification number or certification of foreign or other exempt status or fails to report in full dividend and interest income.

    Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such United States holder's U.S. federal income tax liability provided the required information is timely furnished to the IRS.

TAX CONSEQUENCES TO NON-UNITED STATES HOLDERS

    DISTRIBUTIONS ON THE PREFERRED STOCK

    Distributions received by a non-United States holder in respect of the Preferred Stock, whether in cash or additional shares of Preferred Stock, to the extent considered dividends for U.S. federal income tax purposes, generally will be subject to U.S. federal withholding tax at a 30% rate, or a lower rate prescribed by an applicable income tax treaty, unless such distributions are effectively connected with a trade or business carried on by the non-United States holder within the United States and, if an income tax treaty applies, are attributable to a permanent establishment maintained by the non-United States holder within

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the United States. For purposes of obtaining a reduced rate of withholding under an income tax treaty, a non-United States holder will be required to provide certain information concerning such holder's country of residence and entitlement to income tax treaty benefits. A non-United States holder that is eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts currently withheld by timely filing an appropriate claim for refund.

    Dividends effectively connected with a U.S. trade or business and, if a treaty applies, attributable to a U.S. permanent establishment generally will not be subject to the 30% U.S. withholding tax provided that the non-United States holder provides appropriate certifications (currently IRS Form W-8) to us or our paying agent. Such effectively connected income instead will be subject to U.S. federal income tax on a net income basis in the same manner as if the non-United States holder were a resident of the United States. In addition, if such holder is a foreign corporation, such effectively connected income may be subject to a branch profits tax equal to 30% (or such lower rate as specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

    Constructive distributions on the Preferred Stock may be subject to the 30% U.S. withholding tax in the year in which the distributions are deemed to have occurred. Prospective investors are urged to consult their own tax advisors with respect to the application of the withholding tax rules to constructive distributions on the Preferred Stock. See "--Tax Consequences to United States holders--Redemption Premium."

    PAYMENTS OF INTEREST AND OID ON THE EXCHANGE DEBENTURES

    A non-United States holder generally will not be subject to the 30% U.S. federal withholding tax with respect to the payment of interest (including OID) on an Exchange Debenture owned by a non-United States holder (the "Portfolio Interest Exception"), provided that such Non-United States holder

    - does not actually or constructively own 10% or more of the total combined voting power of all of our classes of stock entitled to vote,

    - is not a controlled foreign corporation that is related, directly or indirectly, to us through stock ownership,

    - is not a bank receiving OID or interest pursuant to a loan agreement entered into in the ordinary course of its trade or business, and

    - satisfies certain certification requirements (described generally below) designed to enable us or other withholding agent to verify that a holder is in fact a non-United States holder.

    To satisfy the certification requirement referred to above, the beneficial owner of such Exchange Debenture or a financial institution that holds customers' securities in the ordinary course of its trade or business must provide us or our paying agent with a statement to the effect that the beneficial owner is not a United States holder. These requirements generally will be met if

    - the beneficial owner provides his name, address and certain other information, and certifies under penalties of perjury that he is not a United States holder (which certification may be made on an IRS Form W-8) or

    - a financial institution that holds customers' securities in the ordinary course of its trade or business certifies under penalties of perjury that such statement has been received by it and furnishes Dobson or its paying agent with a copy thereof.

    If a non-United States holder is engaged in a trade or business within the United States, and interest (including OID) on an Exchange Debenture is effectively connected with the conduct of such trade or business and, if a treaty applies, is attributable to a permanent establishment maintained by such non-United States holder in the United States, such holder will be subject to U.S. federal income tax on such

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payment on a net income basis in the same manner as if it were a United States holder. In addition, if such holder is a foreign corporation, it may be subject to a branch profits tax equal to 30%, or such lower rate as specified by an applicable income tax treaty, of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

    A Non-United States holder that is not eligible for the Portfolio Interest Exception instead may be eligible to secure a reduced rate of withholding under a valid income tax treaty entered into between the United States and such Non-United States holder's country of residence. Such a non-United States holder generally will be required to provide certain certifications to us or our paying agent in order to claim entitlement to the benefits of the applicable income tax treaty.

    SALE OR DISPOSITION OF THE PREFERRED STOCK OR THE EXCHANGE DEBENTURES

    Subject to the discussion below in "--FIRPTA Treatment," any gain or income realized upon the sale, exchange, retirement or other disposition of the Preferred Stock or the Exchange Debentures generally will not be subject to U.S. federal income tax unless

    - such gain or income is effectively connected with a trade or business in the United States of the non-United States holder and, if a treaty applies, attributable to a U.S. permanent establishment maintained by the non-United States holder, or

    - in the case of an individual who is a non-United States holder, such individual is present in the United States for 183 days or more in the taxable year of such sale, exchange, retirement or other disposition, and certain other conditions are met.

FIRPTA TREATMENT

    At present, we believe that we are not a U.S. real property holding company within the meaning of Section 897(c)(2) of the Code, and that it does not expect to become a U.S. real property holding company in the forseeable future. No assurance can be given, however, that the IRS will not reach a different conclusion or that our expectation for the future will not change. If we are found to be a U.S. real property holding company, then a non-United States holder of Preferred Stock may be subject to U.S. federal income tax in respect of gain realized on the sale or other disposition of the Preferred Stock (including an exchange for Exchange Debentures or a redemption) as if the gain represented income effectively connected with a U.S. trade or business. A non-United States holder will not be subject to such tax, however, if the Preferred Stock is regularly traded on an established securities market at the time of a sale or other disposition, and the holder has not owned more than 5% of the Preferred Stock at any time during the five-year period, or shorter holding period for the Preferred Stock, ending on the sale or disposition date.

    INFORMATION REPORTING AND BACKUP WITHHOLDING

    In general, information reporting requirements will apply to certain payments of dividends, interest, OID and premium and to the proceeds of sales of Exchange Debentures and Preferred Stock made to Non-United States holders, other than certain exempt recipients. In addition, a backup withholding tax of 31% may apply to such payments unless the non-United States holder provides appropriate certification of foreign status. Prospective non-United States holders should consult their own tax advisors regarding the application of the new Treasury regulations to an investment in the Preferred Stock and Exchange Debentures.

    THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES THAT WOULD RESULT FROM THEIR PURCHASE, OWNERSHIP AND DISPOSITION OF THE PREFERRED STOCK AND THE EXCHANGE DEBENTURES, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

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                              PLAN OF DISTRIBUTION

    There has previously been only a limited secondary market and no public market for the old shares. We do not intend to apply for the listing of the Preferred Stock on a national securities exchange or for their quotation through The Nasdaq Stock Market. The Preferred Stock is eligible for trading in the PORTAL market. We have been advised by the Initial Purchaser that the Initial Purchaser currently intends to make a market in the Preferred Stock; however, the Initial Purchaser is not obligated to do so and any market making may be discontinued by the Initial Purchaser at any time. In addition, such market making activity may be limited during the exchange offer. Therefore, there can be no assurance that an active market for the old shares or the new shares will develop. If a trading market does not develop or is not maintained, holders of Preferred Stock may experience difficulty in reselling Preferred Stock. If a trading market develops for the Preferred Stock, future trading prices of such securities will depend on many factors, including, among other things, prevailing interest rates, our results of operations and the market for similar securities. Depending on such factors, such securities may trade at a discount from their offering price.

    BROKER-DEALERS WHO DID NOT ACQUIRE OLD SHARES AS A RESULT OF MARKET MAKING ACTIVITIES OR TRADING ACTIVITIES MAY NOT PARTICIPATE IN THE EXCHANGE OFFER.

    With respect to resale of new shares, based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, we believe that a holder (other than a person that is our affiliate within the meaning of Rule 405 under the Securities Act or a "broker" or "dealer" registered under the Exchange Act) who exchanges old shares for new shares in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the new shares, will be allowed to resell the new shares to the public without further registration under the Securities Act and without delivering to the purchasers of the new shares a prospectus that satisfies the requirements of Section 10 thereof. However, if any holder acquires new shares in the exchange offer for the purpose of distributing or participating in a distribution of the new shares, such holder cannot rely on the position of the staff of the SEC enunciated in EXXON CAPITAL HOLDINGS CORPORATION (available May 13, 1988) or similar no-action letters or any similar interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, unless an exemption from registration is otherwise available.

    As contemplated by the no-action letters mentioned above and the registration rights agreement, each holder accepting the exchange offer is required to represent to us in the letter of transmittal that

    - the new shares are to be acquired by the holder in the ordinary course of business

    - the holder is not engaging and does not intend to engage in the distribution of the new shares, and

    - the holder acknowledges that, if such holder participates in the exchange offer for the purpose of distributing the new shares, such holder must comply with the registration and prospectus delivery requirements of the Securities Act and cannot rely on the above no-action letters.

    Any broker or dealer registered under the Exchange Act (each a "Broker-Dealer") who holds old shares that were acquired for its own account as a result of market-making activities or other trading activities (other than old shares acquired directly from us or our affiliate) may exchange such old shares for new shares pursuant to the exchange offer; however, such Broker-Dealer may be deemed an underwriter within the meaning of the Securities Act and, therefore, must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the new shares received by it in the exchange offer, which prospectus delivery requirement may be satisfied by the delivery by such Broker-Dealer of this prospectus. We have agreed to cause the exchange offer Registration Statement, of which this prospectus is a part, to remain continuously effective for a period of 180 days, if required, from the exchange date, and to make this prospectus, as amended or supplemented, available to any such Broker-Dealer for use in

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
connection with resales. Any Broker-Dealer participating in the exchange offer will be required to acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of new shares received by it in the exchange offer. The delivery by a Broker-Dealer of a prospectus in connection with resales of new shares shall not be deemed to be an admission by such Broker-Dealer that it is an underwriter within the meaning of the Securities Act. We will not receive any proceeds from any sale of new shares by a Broker-Dealer.

    New shares received by Broker-Dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new shares or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Broker-Dealer and/or the purchasers of any such new shares.

                                 LEGAL MATTERS

    Certain legal matters with respect to the validity of the Preferred Stock are being passed upon for Dobson Communications Corporation by McAfee & Taft A Professional Corporation, Oklahoma City, Oklahoma.

                                    EXPERTS

    Arthur Andersen LLP, independent public accountants, have audited the following financial statements included in this prospectus and elsewhere in the registration statement as indicated in their reports with respect thereto as of the dates indicated:

    - The consolidated balance sheets of Dobson Communications Corporation and subsidiaries as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998.

    - The balance sheets of Gila River Cellular General Partnership as of December 31, 1995 and 1996, and the related statements of operations, changes in partners' capital and cash flows for each of the three years in the period ended December 31, 1996.

    We have included the above financial statements in reliance upon Arthur Andersen LLP's authority as experts in giving such reports.

    Ernst & Young LLP, independent auditors, have audited the following financial statements included in this prospectus and elsewhere in the registration statement as set forth in their reports also included herein. The financial statements are included herein in reliance upon their reports, given on their authority as experts in accounting and auditing.

    - The combined statements of assets and liabilities of The Cellular Telephone Business of Selected Systems of Horizon Cellular Telephone Company, L.P. as of December 31, 1995 and 1996, and the related combined statements of operations and net assets and of cash flows for each of the three years in the period ended December 31, 1996.

    - The consolidated financial statements of Sygnet Wireless, Inc. for the years ended December 31, 1996 and 1997, and for the period from January 1, 1998 through December 23, 1998.

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    Holliday, Lemons, Thomas & Cox, P.C. (now Holliday, Lemons & Cox, P.C.),
independent public accountants, have audited the following financial statements appearing in this memorandum, as indicated in their report appearing herein with respect thereto:

    - The balance sheets of Cellular 2000 (A Partnership) as of December 31, 1996 and 1997, and the related statements of income, changes in partners' equity and cash flows for the years ended December 31, 1996 and 1997.

    We have included the above financial statements in reliance of the report of Holliday, Lemons, Thomas & Cox, PC., given upon its authority as experts in accounting and auditing.

                                 CERTAIN TERMS

    1997 ACQUISITIONS--The West Maryland Acquisition and the Arizona 5 Acquisition.

    ACQUISITIONS--The 1997 Acquisitions, the California 4 Acquisition and the Sygnet Acquisition.

    AIRTOUCH--AirTouch Communications, Inc. and its affiliates.

    ALLEGIANCE TELECOM--Allegiance Telecom, Inc.

    ALLTEL--ALLTEL Corporation and its affiliates.

    ARIZONA 5 ACQUISITION; ARIZONA 5 PARTNERSHIP; ARIZONA 5--Our acquisition of a 75% interest in the partnership (the "Arizona 5 Partnership") which owns the FCC license for and certain assets related to the system for Arizona 5 RSA ("Arizona 5"), completed on October 1, 1997.

    AT&T--AT&T Corp.

    AT&T WIRELESS--AT&T Wireless Services, Inc. and its affiliates.

    ATTI--Associated Telecommunications and Technologies, Inc., an affiliate of Dobson Communications Corporation.

    BAM--Bell Atlantic Mobile.

    BELL ATLANTIC--Bell Atlantic Corporation.

    BELLSOUTH MOBILITY--BellSouth Mobility, Inc.

    BTA--Basic Trading Area, an FCC-designated region for purposes of PCS regulation.

    CALIFORNIA 4 ACQUISITION; CALIFORNIA 4 PARTNERSHIP; CALIFORNIA 4--Our acquisition of the outstanding stock of two corporations that own all interests in the partnership ("California 4 Partnership") that owns the FCC license for and assets related to California 4 RSA ("California 4"), completed on April 1, 1998.

    CDMA--A digital technology that uses code division multiple access.

    CELL--The service area of an individual transmitter located in a cellular system.

    CHILDS--J.W. Childs Equity Partnership II, L.P. and a group of partnerships, trusts and individuals who became shareholders of Dobson Communications Corporation on December 23, 1998 by the Investors Agreement executed on their behalf by J.W. Childs Equity Partners, L.P., a Delaware limited partnership.

    CHURN--The number of cellular subscriber cancellations per month as a percentage of the weighted average total cellular subscribers at the end of such period. Churn is stated as the average monthly churn rate for the period.

    CMRS--Commercial Mobile Radio Services, an FCC term referring to cellular or PCS services.

    CMT--CMT Partners, a partnership between AT&T Wireless and AirTouch.

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    CREDIT FACILITIES--The DOC Credit Facility, the DCOC Credit Facility and the
Dobson/Sygnet Credit Facilities.

    DCOC--Dobson Cellular Operating Company, a wholly-owned subsidiary of Dobson Communications Corporation.

    DCOC CREDIT FACILITY--A senior secured revolving credit facility of DCOC established pursuant to a credit agreement among DCOC, NationsBank, N.A. and certain other lenders.

    DOBSON PARTNERSHIP--Dobson CC Limited Partnership, an Oklahoma limited partnership. Everett R. Dobson is the president and sole director and shareholder of RLD, Inc., the general partner of the partnership, and members of his family and trusts established for certain of his family members are limited partners.

    DOBSON 11 3/4% SENIOR NOTES--The 11 3/4% Senior Notes due 2007 issued by Dobson Communications Corporation.

    DOBSON/SYGNET--Dobson/Sygnet Communications Company, a wholly owned subsidiary Dobson Communications Corporation.

    DOBSON/SYGNET CREDIT FACILITIES--A $430.0 million senior secured bank facility consisting of a $50.0 million reducing revolving credit facility and $380.0 million of term loan facilities provided by banks led by NationsBank, N.A.

    DOBSON/SYGNET 12 1/4% NOTES OR DOBSON/SYGNET NOTES--The 12 1/4% Senior Notes due 2008 issued by Dobson/Sygnet.

    DOBSON TOWER--Dobson Tower Company, a wholly owned subsidiary of Dobson Communications Corporation.

    DOBSON TRUSTS--The Everett R. Dobson Irrevocable Family Trust, the Stephen
T. Dobson Irrevocable Family Trust and the Robbin L. Dobson Irrevocable Family Trusts.

    DOC--Dobson Operating Company, a wholly owned subsidiary of Dobson Communications Corporation.

    DOC CREDIT FACILITY--A senior secured bank credit facility of DOC established pursuant to a credit agreement among DOC, NationsBank, N.A. and certain other lenders.

    DTC--Depository Trust Company.

    EAST MARYLAND ACQUISITION; EAST MARYLAND--Our acquisition of the FCC license for and assets related to Maryland 2 RSA ("East Maryland") completed on March 3, 1997.

    ENID CELLULAR--Enid MSA Partnership d/b/a Enid Cellular.

    ERICSSON--Telefonaktiebolaget LM Ericsson and its affiliates.

    EXCHANGE DEBENTURES--The 13% Senior Subordinated Debentures due 2009 which may be issued by us.

    FCC--Federal Communications Commission.

    FLEET INVESTORS--Collectively, Fleet Venture Resources, Inc., Fleet Equity Partners VI, L.P. and Kennedy Plaza Partners.

    FOOTPRINT--Refers to the total system coverage area served under an FCC license by a given licensee.

    FINANCING AGREEMENTS--The senior note indenture, the certificates of designation governing Senior Preferred Stock, the Preferred Stock and the Other Preferred Stock, and, if the Exchange Debentures or

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Senior Exchange Debentures are issued, the Exchange Debenture indenture and the
Senior Exchange Debenture indenture and the documents and instruments governing and evidencing our Credit Facilities.

    GTE--GTE Corporation and its affiliates.

    HORIZON ACQUISITION--Sygnet's 1996 acquisition of the FCC licenses and related systems for Pennsylvania 1 RSA, Pennsylvania 2 RSA, Pennsylvania 6 RSA, Pennsylvania 7 RSA and New York 3 RSA.

    HOUSTON CELLULAR--a partnership between AT&T Wireless and BellSouth
Mobility.

    INITIAL PURCHASER--Lehman Brothers Inc.

    INVESTORS AGREEMENT--that certain agreement dated December 23, 1998 among Childs, the Dobson Partnership and us.

    ITDS--International Telecommunications Data Service.

    LOGIX--Logix Communications Enterprises, Inc., a wholly owned subsidiary of Dobson Communnications Corporation, and its subsidiaries.

    MOTOROLA--Motorola, Inc.

    MSA--Metropolitan Statistical Area, an FCC-designated cellular regulatory region.

    MTA--Major Trading Area, an FCC-designated region for purposes of PCS regulation.

    NACN--The North American Cellular Network.

    NATIONSBANK--NationsBank, N.A.

    NET POPS--The estimated population with respect to a given service area mulitplied by the percentage interest that we own in the license for, or the entity licensed, in such service area.

    NORTHERN TELECOM--Northern Telecom, Inc.

    OHIO 2 ACQUISITION; OHIO 2--Our acquisition on September 2, 1998 of the FCC license for, and certain assets related to, Ohio 2 RSA ("Ohio 2").

    OKLAHOMA TELECOM ACT--Oklahoma Telecommunications Act of 1997.

    OTHER PREFERRED STOCK--Our Class A Preferred Stock, Class D Preferred Stock, Class E Preferred Stock, Class F Preferred Stock, Class G Preferred Stock and Class H Preferred Stock.

    PCS--Personal Communications Services.

    PENNSYLVANIA 2 ACQUISITION; PENNSYLVANIA 2--Sygnet's acquisition of the FCC license for, and certain assets related to, Pennsylvania 2 RSA ("Pennsylvania 2").

    POPS--The estimated population of an MSA or RSA, as derived from the KAGAN CELLULAR TELEPHONE ATLAS for 1998.

    PREFERRED STOCK--Our 13% Senior Exchangeable Preferred Stock due 2009 that we issued on May 5, 1999 including any additional shares to pay dividends thereon and that we are registering herein.

    REGISTRATION RIGHTS AGREEMENT--The Registration Rights Agreement dated May 5, 1999 between Lehman Brothers Inc. and Dobson Communications Corporation.

    RESALE--Resale by a provider of telecommunications services (such as a local exchange carrier) of such services to other providers or carriers on a wholesale or a retail basis.

    RSA--Rural Service Area, an FCC-designated cellular regulatory region.

    SBC--SBC Communications, Inc.

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    SENIOR NOTE INDENTURE--The indenture dated as of February 28, 1997 between
Dobson Communications Corporation and United States Trust Company of New York, governing the Senior Notes.

    SENIOR NOTES--Our outstanding 11 3/4% senior notes due 2007 issued by us on February 28, 1997.

    SENIOR PREFERRED STOCK--Our outstanding 12 1/4% Senior Exchangeable Preferred Stock due 2008 originally issued on January 22, 1998 and December 23, 1998 and additional shares issued to pay dividends thereon.

    SPRINT--Sprint Corporation and affiliated companies.

    SWBM--Southwestern Bell Mobile Systems, Inc.

    SWBT--Southwestern Bell Telephone Company.

    SYGNET--Sygnet Wireless, Inc. and its wholly-owned subsidiary, Sygnet Communications, Inc.

    SYGNET ACQUISITION--The merger of our subsidiary Dobson/Sygnet Operating Company with and into Sygnet Wireless, Inc.

    SYSTEM--An FCC-licensed cellular telephone system.

    TELECOMMUNICATIONS ACT--The Telecommunications Act of 1996.

    TDMA--A digital technology that uses time division multiple access.

    TOWER SALE LEASEBACK--Sygnet's December 23, 1998 sale of substantially all of its owned cellular towers for $25.0 million to Dobson Tower, which leased the cellular towers back to Sygnet.

    U.S. CELLULAR--United States Cellular Corporation.

    US WEST--US WEST, Inc. and its affiliated companies.

    VANGUARD--Vanguard Cellular Systems, Inc.

    WEST MARYLAND ACQUISITION--our acquisition of the FCC licenses for and assets related to the Cumberland, Maryland MSA, Hagerstown, Maryland MSA, Maryland 3 RSA and Pennsylvania 10 West RSA completed on February 28, 1997.

    WESTERN WIRELESS--Western Wireless Corporation.

    WORLDCOM--MCI WorldCom, Inc.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                                     PAGE
                                                                                                                   ---------
DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES
  Report of independent public accountants.......................................................................        F-2
  Consolidated balance sheets as of December 31, 1997 and 1998...................................................        F-3
  Consolidated statements of operations for the years ended December 31, 1996, 1997
    and 1998.....................................................................................................        F-5
  Consolidated statements of stockholders' equity for the years ended December 31, 1996, 1997 and 1998...........        F-7
  Consolidated statements of cash flows for the years ended December 31, 1996, 1997 and 1998.....................        F-8
  Notes to consolidated financial statements.....................................................................       F-10
  Condensed Consolidated Balance Sheets as of December 31, 1998 and March 31, 1999 (unaudited)...................       F-29
  Condensed Consolidated Statements of Operations for the Three Months Ended March 31, 1998 and 1999
    (unaudited)..................................................................................................       F-31
  Condensed Consolidated Statements of Cash Flows for the Three Months Ended March 31, 1998 and 1999
    (unaudited)..................................................................................................       F-32
  Notes to Condensed Consolidated Financial Statements (unaudited)...............................................       F-33

THE CELLULAR TELEPHONE BUSINESS OF SELECTED SYSTEMS OF HORIZON CELLULAR TELEPHONE COMPANY, L.P.
  Report of independent auditors.................................................................................       F-42
  Combined statements of assets and liabilities as of December 31, 1995 and 1996.................................       F-43
  Combined statements of operations and net assets for the years ended December 31, 1994, 1995 and 1996..........       F-44
  Combined statements of cash flows for the years ended December 31, 1994, 1995 and 1996.........................       F-45
  Notes to combined financial statements.........................................................................       F-46

GILA RIVER CELLULAR GENERAL PARTNERSHIP
  Report of independent public accountants.......................................................................       F-51
  Balance sheets as of December 31, 1995 and 1996................................................................       F-52
  Statements of operations for the years ended December 31, 1994, 1995 and 1996..................................       F-53
  Statements of changes in partners' capital for the years ended December 31, 1994, 1995 and 1996................       F-54
  Statements of cash flows for the years ended December 31, 1994, 1995 and 1996..................................       F-55
  Notes to financial statements..................................................................................       F-56
  Balance sheet as of September 30, 1997 (unaudited).............................................................       F-59
  Statements of operations for the nine months ended September 30, 1996 and 1997 (unaudited).....................       F-60
  Statements of changes in partners' capital for the year ended December 31, 1996 and the nine months ended
    September 30, 1997 (unaudited)...............................................................................       F-61
  Statements of cash flows for the nine months ended September 30, 1996 and 1997 (unaudited).....................       F-62
  Notes to financial statements (unaudited)......................................................................       F-63

CELLULAR 2000 (A PARTNERSHIP)
  Report of independent auditors.................................................................................       F-64
  Balance sheets as of December 31, 1996 and 1997................................................................       F-65
  Statements of income for the years ended December 31, 1996 and 1997............................................       F-66
  Statements of changes in partners' equity for the years ended December 31, 1996 and 1997.......................       F-67
  Statements of cash flows for the years ended December 31, 1996 and 1997........................................       F-68
  Notes to financial statements..................................................................................       F-69
  Balance sheets as of December 31, 1997 and March 31, 1998 (unaudited)..........................................       F-77
  Statements of income for the three months ended March 31, 1997 and 1998 (unaudited)............................       F-78
  Statement of changes in partners' equity for the three months ended March 31, 1997 and 1998....................       F-79
  Statements of cash flows for the three months ended March 31, 1997 and 1998 (unaudited)........................       F-80
  Notes to financial statements (unaudited)......................................................................       F-81

SYGNET WIRELESS, INC.
  Report of independent auditors.................................................................................       F-88
  Consolidated statements of operations for the years ended December 31, 1996 and 1997 and for the period from
    January 1, 1998 to December 23, 1998.........................................................................       F-89
  Consolidated statements of shareholders' equity (deficit) for the years ended December 31, 1996 and 1997 and
    for the period from January 1, 1998 to December 23, 1998.....................................................       F-90
  Consolidated statements of cash flows for the years ended December 31, 1996 and 1997 and for the period from
    January 1, 1998 to December 23, 1998.........................................................................       F-91
  Notes to consolidated financial statements.....................................................................       F-92

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Dobson Communications Corporation:

    We have audited the accompanying consolidated balance sheets of Dobson Communications Corporation (an Oklahoma corporation) and subsidiaries as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' deficit and cash flows for each of the three years in the period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Dobson Communications Corporation and subsidiaries as of December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Oklahoma City, Oklahoma,
February 18, 1999

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1997 AND 1998

                                                                                      1997             1998
                                                                                 --------------  ----------------

                                                     ASSETS

CURRENT ASSETS:
  Cash and cash equivalents                                                      $    2,752,399  $     22,323,734
  Accounts receivable--
    Due from customers, net of allowance for doubtful accounts of $632,661 and
      $2,043,200 in 1997 and 1998, respectively................................      14,003,688        43,299,568
    Affiliates.................................................................         633,146                --
  Restricted cash and investments..............................................      17,561,231        30,074,946
  Inventory....................................................................       1,229,420         5,158,512
  Prepaid expenses and other...................................................       2,384,683         2,026,538
  Deferred income taxes........................................................         214,000         1,404,000
                                                                                 --------------  ----------------
    Total current assets.......................................................      38,778,567       104,287,298
                                                                                 --------------  ----------------
PROPERTY, PLANT AND EQUIPMENT, net.............................................      52,373,866       173,054,329
                                                                                 --------------  ----------------
OTHER ASSETS:
  Receivables--Affiliates......................................................         529,107           227,990
  Notes receivable--Affiliates.................................................       5,852,282         7,047,272
  Restricted investments.......................................................       9,216,202        45,505,020
  Cellular license acquisition costs, net of accumulated amortization of
    $13,814,229 and $43,879,184 in 1997 and 1998, respectively.................     206,694,474     1,250,790,448
  Deferred financing costs, net of accumulated amortization of $2,628,777 and
    $2,511,661 in 1997 and 1998, respectively..................................       9,884,308        66,640,301
  Other intangibles, net of accumulated amortization of $851,107 and $2,071,047
    in 1997 and 1998, respectively.............................................       9,328,031        52,795,841
  Investments in unconsolidated subsidiaries and other.........................       6,911,002         3,078,134
  Net assets of discontinued operations........................................      20,077,167                --
                                                                                 --------------  ----------------
    Total other assets.........................................................     268,492,573     1,426,085,006
                                                                                 --------------  ----------------
    Total assets...............................................................  $  359,645,006  $  1,703,426,633
                                                                                 --------------  ----------------
                                                                                 --------------  ----------------

   The accompanying notes are an integral part of these consolidated balance sheets.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                           DECEMBER 31, 1997 AND 1998

                                                                                      1997             1998
                                                                                 --------------  ----------------

                                      LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
  Accounts payable.............................................................  $   11,708,420  $     47,536,672
  Accrued expenses.............................................................       7,641,021        14,222,306
  Notes payable................................................................              --        17,500,000
  Deferred revenue and customer deposits.......................................       1,979,508         5,738,381
  Current portion of long-term debt............................................              --           198,871
  Accrued dividends payable....................................................       1,595,238         5,603,856
                                                                                 --------------  ----------------
    Total current liabilities..................................................      22,924,187        90,800,086
                                                                                 --------------  ----------------
Net liabilities of discontinued operations.....................................              --         7,033,166
Payables--affiliates...........................................................       8,206,935         5,011,438
Long-term debt, net of current portion.........................................     335,570,059     1,103,857,333
Deferred Tax Liabilities.......................................................       1,039,000       245,630,000
Minority Interests.............................................................      16,954,165        26,557,203
Commitments (Note 14)
Senior Exchangeable Preferred Stock, net.......................................              --       241,320,000
Class B Convertible Preferred Stock............................................      10,000,000                --
Class C Preferred Stock........................................................       1,623,329                --
Class D Convertible Preferred Stock............................................              --        85,000,000
Class F Preferred Stock........................................................              --        30,000,000
Class G Preferred Stock........................................................              --        25,000,000
STOCKHOLDERS' DEFICIT:
  Class A preferred stock......................................................         100,000           314,286
  Class A common stock, $.001 par value, 1,438,000 shares authorized and
    473,152 issued in 1997 and 573,152 issued in 1998..........................             473               573
  Paid-in capital..............................................................       5,980,964        18,298,072
  Retained deficit.............................................................     (42,754,106)     (119,269,863)
                                                                                 --------------  ----------------
                                                                                    (36,672,669)     (100,656,932)
                                                                                 --------------  ----------------
Less--
  Stock held in treasury (81,198 shares of Class A common stock and 314,296
    shares of Class A preferred stock), at cost................................              --       (56,125,661)
                                                                                 --------------  ----------------
    Total stockholders' deficit................................................     (36,672,669)     (156,782,593)
                                                                                 --------------  ----------------
    Total liabilities and stockholders' deficit................................  $  359,645,006  $  1,703,426,633
                                                                                 --------------  ----------------
                                                                                 --------------  ----------------

   The accompanying notes are an integral part of these consolidated balance sheets.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                                                        1996            1997            1998
                                                                    -------------  --------------  --------------
OPERATING REVENUE:
  Service revenue.................................................  $  17,593,317  $   38,410,263  $   69,402,405
  Roaming revenue.................................................      7,852,532      26,262,370      66,479,068
  Equipment sales.................................................        661,632       1,455,088       4,129,633
  Other...........................................................        831,802         586,206          24,283
                                                                    -------------  --------------  --------------

    Total operating revenue.......................................     26,939,283      66,713,927     140,035,389
                                                                    -------------  --------------  --------------

OPERATING EXPENSES:
  Cost of service.................................................      6,118,734      16,430,603      33,267,093
  Cost of equipment...............................................      2,571,531       4,045,500       8,359,739
  Marketing and selling...........................................      4,462,227      10,669,485      22,392,927
  General and administrative......................................      3,901,631      11,555,355      26,051,564
  Depreciation and amortization...................................      5,241,446      16,797,780      47,109,937
                                                                    -------------  --------------  --------------

    Total operating expenses......................................     22,295,569      59,498,723     137,181,260
                                                                    -------------  --------------  --------------

OPERATING INCOME..................................................      4,643,714       7,215,204       2,854,129
                                                                    -------------  --------------  --------------

INTEREST EXPENSE..................................................     (4,283,482)    (27,639,739)    (38,978,898)

OTHER INCOME (EXPENSE), net.......................................     (1,502,776)      2,776,730       3,858,290
                                                                    -------------  --------------  --------------

LOSS BEFORE MINORITY INTERESTS IN INCOME OF SUBSIDIARIES, INCOME
  TAXES AND EXTRAORDINARY ITEMS...................................     (1,142,544)    (17,647,805)    (32,266,479)

MINORITY INTERESTS IN INCOME OF SUBSIDIARIES......................       (675,098)     (1,693,372)     (2,487,441)
                                                                    -------------  --------------  --------------

LOSS BEFORE INCOME TAXES AND EXTRAORDINARY ITEMS..................     (1,817,642)    (19,341,177)    (34,753,920)

INCOME TAX BENEFIT................................................        593,307       3,624,610      11,469,000
                                                                    -------------  --------------  --------------

LOSS FROM CONTINUING OPERATIONS...................................     (1,224,335)    (15,716,567)    (23,284,920)

INCOME (LOSS) FROM DISCONTINUED OPERATIONS, net of income tax expense (benefit) of $182,512 in 1996, $470,170 in 1997 and
  $(13,352,877) in 1998 (Note 3)..................................        331,058         332,141     (27,110,387)
                                                                    -------------  --------------  --------------

LOSS BEFORE EXTRAORDINARY ITEMS...................................       (893,277)    (15,384,426)    (50,395,307)

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                                                        1996            1997            1998
                                                                    -------------  --------------  --------------
EXTRAORDINARY EXPENSE, net of income tax benefit of $323,205 in
  1996, $827,210 in 1997 and $1,149,000 in 1998 (Note 6)..........  $    (527,334) $   (1,349,659) $   (2,165,439)
                                                                    -------------  --------------  --------------

NET LOSS..........................................................     (1,420,611)    (16,734,085)    (52,560,746)

DIVIDENDS ON PREFERRED STOCK......................................       (849,137)     (2,603,362)    (23,955,011)
                                                                    -------------  --------------  --------------

NET LOSS APPLICABLE TO COMMON STOCKHOLDERS........................  $  (2,269,748) $  (19,337,447) $  (76,515,757)
                                                                    -------------  --------------  --------------
                                                                    -------------  --------------  --------------

BASIC NET LOSS APPLICABLE TO COMMON STOCKHOLDERS PER COMMON SHARE:
  Before discontinued operations and extraordinary expense........          (4.38)         (38.72)         (99.75)
  Discontinued operations.........................................            .70             .70          (57.25)
  Extraordinary expense...........................................          (1.12)          (2.85)          (4.57)
                                                                    -------------  --------------  --------------

BASIC NET LOSS APPLICABLE TO COMMON STOCKHOLDERS PER COMMON
  SHARE...........................................................  $       (4.80) $       (40.87) $      (161.57)
                                                                    -------------  --------------  --------------
                                                                    -------------  --------------  --------------

BASIC WEIGHTED AVERAGE COMMON SHARES OUTSTANDING..................        473,152         473,152         473,564
                                                                    -------------  --------------  --------------
                                                                    -------------  --------------  --------------

  The accompanying notes are an integral part of these consolidated financial statements.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                     CLASS A               CLASS A               CLASS B            STOCK OWNED BY
                                 PREFERRED STOCK         COMMON STOCK          COMMON STOCK           SUBSIDIARY
                               --------------------  --------------------  --------------------  --------------------    PAID-IN
                                SHARES     AMOUNT     SHARES     AMOUNT     SHARES     AMOUNT     SHARES     AMOUNT      CAPITAL
                               ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ------------
DECEMBER 31, 1995............         --  $      --        300  $   1,000      1,000  $   1,000      1,000  $  (1,000) $  5,980,437
  Net loss...................         --         --         --         --         --         --         --         --            --
  Recapitalization (Note 8)..         --         --    472,852       (527)    (1,000)    (1,000)    (1,000)     1,000           527
  Cash dividends declared on
    preferred stock..........         --         --         --         --         --         --         --         --            --
  Cash dividends declared on
    common stock.............         --         --         --         --         --         --         --         --            --
                               ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ------------
DECEMBER 31, 1996............         --         --    473,152        473         --         --         --         --     5,980,964
  Net loss...................         --         --         --         --         --         --         --         --            --
  Cash dividends declared on
    preferred stock..........         --         --         --         --         --         --         --         --            --
  Cash dividends declared on
    common stock.............         --         --         --         --         --         --         --         --            --
  Preferred stock dividend...         --         --         --         --         --         --         --         --            --
  Issuance of preferred
    stock....................    100,000    100,000         --         --         --         --         --         --            --
                               ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ------------
DECEMBER 31, 1997............    100,000    100,000    473,152        473         --         --         --         --     5,980,964
  Net loss...................         --         --         --         --         --         --         --         --            --
  Conversion of Class B
    Preferred Stock..........         --         --    100,000        100         --         --         --         --    12,531,394
  Purchase of treasury stock,
    at cost..................         --         --         --         --         --         --         --         --            --
  Issuance of preferred
    stock....................    214,286    214,286         --         --         --         --         --         --      (214,286)
  Preferred stock dividend...                               --         --         --         --                                  --
                               ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ------------
DECEMBER 31, 1998............    314,286  $ 314,286    573,152  $     573         --  $      --         --  $      --  $ 18,298,072
                               ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ------------
                               ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ------------


                                 TREASURY        RETAINED
                                 STOCK, AT       EARNINGS
                                   COST         (DEFICIT)
                               -------------  --------------
DECEMBER 31, 1995............  $ (11,913,000) $   (1,040,000)
  Net loss...................             --      (1,420,611)
  Recapitalization (Note 8)..     11,913,000     (11,913,000)
  Cash dividends declared on
    preferred stock..........             --        (849,137)
  Cash dividends declared on
    common stock.............             --        (560,291)
                               -------------  --------------
DECEMBER 31, 1996............             --     (15,783,039)
  Net loss...................             --     (16,734,085)
  Cash dividends declared on
    preferred stock..........             --        (980,033)
  Cash dividends declared on
    common stock.............             --      (7,633,620)
  Preferred stock dividend...             --      (1,623,329)
  Issuance of preferred
    stock....................             --              --
                               -------------  --------------
DECEMBER 31, 1997............             --     (42,754,106)
  Net loss...................             --     (52,560,746)
  Conversion of Class B
    Preferred Stock..........             --              --
  Purchase of treasury stock,
    at cost..................    (56,125,661)             --
  Issuance of preferred
    stock....................             --              --
  Preferred stock dividend...             --     (23,955,011)
                               -------------  --------------
DECEMBER 31, 1998............  $ (56,125,661) $ (119,269,863)
                               -------------  --------------
                               -------------  --------------

  The accompanying notes are an integral part of these consolidated financial statements.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                                                      1996             1997             1998
                                                                 ---------------  ---------------  --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss from continuing operations..........................  $    (1,751,669) $   (17,066,226) $  (25,450,359)
  Adjustments to reconcile net loss to net cash provided by
    operating activities--
    Depreciation and amortization..............................        5,241,446       16,797,780      47,109,937
    Deferred income taxes and investment tax credits, net......          (97,287)      (4,108,699)    (14,677,558)
    Loss on disposition of assets, net.........................        1,799,570          205,694         158,067
    Extraordinary loss on financing cost.......................          850,539        2,176,867       3,314,439
    Minority interests in income of subsidiaries...............          675,098        1,693,372       2,487,441
    Equity in income of unconsolidated partnerships............         (125,000)        (140,227)       (283,798)
  Changes in current assets and liabilities--
    Accounts receivable........................................       (1,089,370)      (7,279,109)     (8,358,070)
    Inventory..................................................         (546,907)        (143,890)       (860,921)
    Income taxes receivable....................................       (1,133,063)         288,063         845,000
    Prepaid expenses and other.................................           26,518       (1,422,629)        418,482
    Accounts payable...........................................        1,310,062        8,656,849      30,206,977
    Accrued expenses...........................................          (50,933)       6,459,876      (7,888,703)
    Deferred revenue and customer deposits.....................          129,699          789,889       1,003,412
                                                                 ---------------  ---------------  --------------
      Net cash provided by operating activities................        5,238,703        6,907,610      28,024,346
                                                                 ---------------  ---------------  --------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures.........................................      (13,535,759)     (17,773,118)    (55,288,571)
  Purchase of cellular license and properties..................      (30,000,000)    (190,719,765)   (945,420,000)
  Proceeds from sale of property, plant and equipment..........          377,178          332,331          12,600
  Proceeds from sale of investment in unconsolidated
    subsidiary.................................................          967,000               --              --
  (Increase) decrease in deposits..............................       (1,350,000)       1,583,706        (149,379)
  Decrease in receivable--affiliate............................          953,736       (2,537,600)        301,117
  Decrease in payable--affiliate...............................               --               --      (3,195,497)
  Increase in notes receivable.................................       (1,004,435)      (2,585,517)     (1,194,990)
  Deferred costs...............................................          124,739               --              --
  Investment in unconsolidated subsidiaries and other, net.....         (426,811)      (5,940,344)      5,871,788
                                                                 ---------------  ---------------  --------------
      Net cash used in investing activities....................      (43,894,352)    (217,640,307)   (999,062,932)
                                                                 ---------------  ---------------  --------------

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                                                      1996             1997             1998
                                                                 ---------------  ---------------  --------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from notes payable..................................  $            --  $            --  $   17,500,000
  Proceeds from long-term debt.................................       63,738,694      343,500,000     940,000,000
  Repayments of long-term debt.................................      (24,318,859)     (87,171,765)   (171,513,855)
  Dividend distributions--
  Preferred stock..............................................         (176,748)        (117,186)             --
Common stock...................................................         (549,564)      (7,633,620)             --
  Distributions to partners....................................         (145,005)        (458,378)       (911,223)
  Issuance of preferred stock..................................       10,000,000               --     340,000,000
  Purchase of treasury stock...................................       (5,913,000)              --     (31,125,661)
  Minority investment in Dobson Tower Company..................               --               --       7,718,750
  Purchase of restricted investments...........................               --      (38,389,299)    (67,733,293)
  Maturities of restricted investments.........................               --       10,836,243      17,483,654
  Deferred financing costs.....................................       (3,731,741)      (9,725,288)    (62,038,663)
  Amortization of deferred financing costs and bond premium....               --        1,663,818       1,230,212
                                                                 ---------------  ---------------  --------------
      Net cash provided by financing activities................       38,903,777      212,504,525     990,609,921
                                                                 ---------------  ---------------  --------------
NET INCREASE IN CASH AND CASH EQUIVALENTS......................          248,128        1,771,828      19,571,335
CASH AND CASH EQUIVALENTS, beginning of year...................          732,443          980,571       2,752,399
                                                                 ---------------  ---------------  --------------
CASH AND CASH EQUIVALENTS, end of year.........................  $       980,571  $     2,752,399  $   22,323,734
                                                                 ---------------  ---------------  --------------
                                                                 ---------------  ---------------  --------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid for--
    Interest (net of amounts capitalized)......................  $     5,055,749  $    19,858,250  $   39,113,948
    Income taxes...............................................  $       463,100  $            --  $           --
SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING
  ACTIVITIES:
  Issuance of Class G Preferred Stock for the purchase of
    treasury stock.............................................  $            --  $            --  $   25,000,000
  Conversion of Class B Preferred Stock........................  $            --  $            --  $   12,531,394
  Purchase of PCS licenses with debt issuance..................  $            --  $     4,056,204  $           --
  Allocation of noncash purchase price to license cost.........  $            --  $     3,747,000  $           --
  Stock dividend paid through the issuance of preferred
    stock......................................................  $            --  $     1,623,329  $   16,320,000

  The accompanying notes are an integral part of these consolidated financial statements.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION:

    Dobson Communications Corporation ("DCC" or the "Company"), through its predecessors, was organized in 1936 as Dobson Telephone Company and adopted its current organizational structure in 1998. The Company is a provider of rural and suburban cellular telephone services.

1997 REORGANIZATION

    DCC was incorporated as an Oklahoma corporation in February 1997. Under an Agreement and Plan of Reorganization effective February 28, 1997 ("1997 Reorganization"), DCC acquired all of the outstanding Class A Common Stock, Class C Common Stock and Class B Convertible Preferred Stock of Dobson Operating Company ("DOC"). In exchange, the holders of the Class A Common Stock and Class B Convertible Preferred Stock of DOC received equivalent shares of stock of DCC. The holders of Class C Common Stock received 100,000 shares of Class A Preferred Stock of DCC. In addition, DCC assumed all DOC outstanding stock options, substituting shares of DCC Class B Common Stock for the DOC stock subject to options. As a result of the 1997 Reorganization, DCC became the parent company of DOC and the stock of certain subsidiaries of DOC was distributed to DCC.

1998 REORGANIZATIONS

    In conjunction with the January 1998 issuance of 175,000 shares of 12.25% Senior Exchangeable Preferred Stock mandatorily redeemable in 2008 (see Note 6), the Company formed three new subsidiaries: Dobson Cellular Operating Company ("DCOC"), DOC Cellular Subsidiary Company ("DOC Cellular Subsidiary") and Logix Communications Enterprises, Inc. ("Logix"), formerly named Dobson Wireline Company (collectively, the "January 1998 Reorganization"). DCOC was created as the holding company for subsidiaries formed to effect certain cellular acquisitions. DCOC has been designated an unrestricted subsidiary under the Senior Note Indenture which covers the DCC Senior Notes discussed in Note 6. DOC Cellular Subsidiary was created as the holding company for the then existing cellular subsidiaries. Logix was created as the holding company for the Company's incumbent local exchange carrier ("ILEC"), fiber and integrated communications provider ("ICP") operations. Logix was designated an unrestricted subsidiary under the Senior Note Indenture and the Certificate of Designation establishing the Senior Exchangeable Preferred Stock.

    On September 30, 1998, the Company adopted a plan to spin off Logix as discussed in Note 3 (the "September 1998 Reorganization").

    In conjunction with the December 1998 acquisition of Sygnet Wireless, Inc. ("Sygnet Acquisition"), the Company formed a new subsidiary, Dobson/Sygnet Communications Company ("Dobson/Sygnet") (the "December 1998 Reorganization"). Dobson/Sygnet was created as the holding company for the subsidiaries acquired in the Sygnet Acquisition. Collectively, the January 1998 Reorganization, the September 1998 Reorganization and the December 1998 Reorganization are known as the "1998 Reorganizations."

CAPITAL RESOURCES AND GROWTH

    The Company's total indebtedness and debt service requirements have substantially increased as a result of the transactions described in Note 9 and the Company will be subject to significant financial restrictions and limitations. If the Company is unable to satisfy any of the covenants under the credit facilities described in Note 6, including financial covenants, the Company will be unable to borrow under

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

1. ORGANIZATION: (CONTINUED)
the credit facilities during such time period to fund planned capital expenditures, its ongoing operations or other permissible uses.

    The Company's ability to manage future growth will depend upon its ability to monitor operations, control costs, maintain effective quality controls and significantly expand the Company's internal management, technical and accounting systems, all of which will result in higher operating expenses. Any failure to expand these areas and to implement and improve such systems, procedures and controls in an efficient manner at a pace consistent with the growth of the Company's business could have a material adverse effect on the Company's business, financial condition and results of operations.

2. SIGNIFICANT ACCOUNTING POLICIES:

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements of the Company include the accounts of all majority owned subsidiaries. For financial reporting purposes, the Company reports 100% of revenues and expenses for the markets for which it provides cellular telecommunications service. However, in several of its markets, the Company holds less than 100% of the equity ownership. The minority stockholders' and partners' shares of income or losses in those markets are reflected in the consolidated statements of operations as minority interests in income of subsidiaries. For financial reporting purposes, the Company consolidates each subsidiary and partnership in which it has a controlling interest (greater than 50%). Significant intercompany accounts and transactions have been eliminated. Investments in unconsolidated partnerships where the Company does not have a controlling interest are accounted for under the equity method.

    The Company is responsible for managing and providing administrative services for certain partnerships of which the Company is the majority partner. The Company is accountable to the partners and shareholders for the execution and compliance with contracts and agreements and for filing of instruments required by law which are made on behalf of these partnerships and corporation. The books and records of these partnerships and corporation are also maintained by the Company.

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents on the accompanying consolidated balance sheets includes cash and short-term investments with original maturities of three months or less.

INVENTORY

    The Company values its inventory at the lower of cost or market on the first-in, first-out method of accounting.

IMPAIRMENT OF LONG-LIVED ASSETS

    The Company assesses potential impairments of long-lived assets, certain identifiable intangibles and goodwill when there is evidence that events or changes in circumstances indicate that an asset's carrying value may not be recoverable. An impairment loss is recognized when the sum of the expected future net cash flows is less than the carrying amount of the asset, including intangible assets. The amount of any recognized impairment would be based on the estimated fair value of the asset subject to impairment compared to the carrying amount of such asset. The fair value of intangible assets will be determined based

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

2. SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) on the discounted cash flows of the market or markets to which the intangible assets relate. No such losses have been identified by the Company.

    The ongoing value and remaining useful lives of intangible and other long-term assets are subject to periodic evaluation and the Company currently expects the carrying amounts to be fully recoverable. When events and circumstances indicate that intangible and other long-term assets might be impaired, an undiscounted cash flow methodology would be used to determine whether an impairment loss would be recognized.

CELLULAR LICENSE ACQUISITION COSTS

    Cellular license acquisition costs consist of amounts paid to acquire FCC licenses to provide cellular services. Cellular license acquisition costs are being amortized on a straight-line basis over fifteen years. Amortization expense of $1,596,794, $10,528,125 and $30,064,955 was recorded in 1996, 1997 and 1998, respectively.

    The ongoing value and remaining useful lives of intangible and other long-term assets are subject to periodic evaluation and the Company currently expects the carrying amounts to be fully recoverable.

DEFERRED COSTS

    Deferred costs consist primarily of fees incurred to secure long-term debt. Deferred financing costs are being amortized on a straight-line basis over the term of the debt of eight to ten years. Amortization expense related to these costs of $401,871, $1,074,845 and $1,965,461 was recorded in 1996, 1997 and
1998, respectively.

OTHER INTANGIBLES

    Other intangibles consist of amounts paid to acquire FCC licenses to provide PCS service and amounts paid to acquire cellular customer lists. PCS license acquisition costs are not being amortized until the Company's PCS service becomes operational. Customer list acquisition costs are being amortized on a straight-line basis over five years. Amortization expense of $0, $851,107 and $1,219,940 was recorded in 1996, 1997 and 1998, respectively.

ADVERTISING COSTS

    Advertising costs are expensed as incurred and are included as marketing and selling expenses in the accompanying consolidated statements of operations.

INCOME TAXES

    The Company files a consolidated income tax return. Income taxes are allocated among the various entities included in the consolidated tax return, as agreed, based on the ratio of each entity's taxable income (loss) to consolidated taxable income (loss). Deferred income taxes reflect the estimated future tax effects of differences between financial statement and tax bases of assets and liabilities at year end.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

2. SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
REVENUE RECOGNITION

    The Company records service revenues over the period they are earned. The cost of providing service is recognized as incurred. Airtime and toll revenue is billed in arrears. The Company accrued estimated unbilled revenues for services provided of approximately $1,209,000 and $3,445,000 as of December 31, 1997 and 1998, respectively, which are included in accounts receivable in the accompanying consolidated balance sheets. Monthly access charges are billed in advance and are reflected as deferred revenue on the accompanying consolidated balance sheets. Cellular equipment sales are recognized when the cellular equipment is delivered to the customer. Subscriber acquisition costs (primarily commissions and loss on equipment sales) are expensed as incurred.

EARNINGS PER SHARE

    In 1997, the Company adopted SFAS No. 128, "Earnings Per Share." As a result, the Company's reported net loss per common share for 1996 was restated. Basic loss per common share is computed by the weighted average number of shares of common stock outstanding during the year. Diluted net loss per common share has been omitted because the impact of stock options and convertible preferred stock on the Company's net loss per common share is anti-dilutive.

USE OF ESTIMATES

    The preparation of these consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

SIGNIFICANT CONCENTRATIONS

    In connection with providing cellular services to customers of other cellular carriers, the Company has contractual agreements with those carriers which provide for agreed-upon billing rates between the parties. Approximately 56% of the Company's cellular roaming revenue was earned from two cellular carriers during the year ended December 31, 1996. Approximately 45% and 59% of the Company's cellular roaming revenue was earned from three cellular carriers during the years ended December 31, 1997 and 1998, respectively.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

    In July 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Derivatives and Hedging ("SFAS 133"). SFAS 133 establishes uniform hedge accounting criteria for all derivatives requiring companies to formally document, designate and assess the effectiveness of transactions that receive hedge accounting. Under SFAS 133, derivatives will be recorded in the balance sheet as either an asset or liability measured at its fair value, with changes in the fair value recognized as a component of comprehensive income or in current earnings. SFAS 133 will be effective for fiscal years beginning after June 15, 1999. Under SFAS 133, the Company would record a liability of $5.4 million relating to its interest rate hedge valuation at December 31, 1998. The Company has not determined the timing or method of adoption of SFAS 133.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

3. DISCONTINUED OPERATIONS

    The Company intends to distribute the stock of Logix to certain of the Company's shareholders in a tax-free spin-off. The timing of the spin-off is subject to receipt of a favorable tax ruling or favorable tax opinion acceptable to the Company and its shareholders. The wireline segment, or Logix and its subsidiaries, operates as an integrated communications provider under the LOGIXSM brand name in Oklahoma and Texas, owns local telephone exchanges in Oklahoma and operates regional fiber optic transmission networks in Oklahoma, Texas and Colorado. Pursuant to Accounting Principles Board Opinion ("APB") No. 30, "Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual, and Infrequently Occurring Events and Transactions," the consolidated financial statements have been restated for all periods presented to reflect the wireline operations, assets and liabilities as discontinued operations. The assets and liabilities of such operations have been classified as "Net assets (liabilities) of discontinued operations" on the consolidated balance sheets and consist of the following:

                                                                   DECEMBER 31,  DECEMBER 31,
                                                                       1997          1998
                                                                   ------------  ------------
                                                                        ($ IN THOUSANDS)
Cash and cash equivalents........................................   $      254    $   31,675
Restricted investments--current..................................           --        37,572
Other current assets.............................................        2,758        36,747
Property, plant and equipment, net...............................       35,976        89,508
Restricted investments--non-current..............................           --        61,988
Goodwill.........................................................           --       126,244
Other assets.....................................................       12,965        21,769
                                                                   ------------  ------------
  Total assets...................................................       51,953       405,503
Current liabilities..............................................        2,544        36,299
Long-term debt, net of current portion...........................       27,498       376,149
Other liabilities................................................        1,834            88
                                                                   ------------  ------------
  Total liabilities..............................................       31,876       412,536
                                                                   ------------  ------------
Net assets (liabilities) of discontinued operations..............   $   20,077    $   (7,033)
                                                                   ------------  ------------
                                                                   ------------  ------------

    The net income from operations of the wireline segment was classified on the consolidated statement of operations as "Income (loss) from discontinued operations." Summarized results of discontinued operations are as follows:

                                                                  YEAR ENDED DECEMBER 31,
                                                              --------------------------------
                                                                1996       1997        1998
                                                              ---------  ---------  ----------
                                                                      ($ IN THOUSANDS)
Net revenues................................................  $  17,908  $  20,177  $   67,703
Income (loss) before income taxes...........................        514        886     (40,196)
Income tax benefit (provision)..............................       (183)      (337)     12,924
Extraordinary item, net.....................................         --       (217)         --
Cumulative effect of change inaccounting principle, net.....         --         --        (699)
Income from discontinued operations.........................        331        332     (27,110)

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

4. PROPERTY, PLANT AND EQUIPMENT:

    Property, plant and equipment are recorded at cost. Newly constructed cellular systems are added to property, plant and equipment at cost which includes contracted services, direct labor, materials overhead and any capitalized interest. For the years ended December 31, 1996, 1997 and 1998, no interest was capitalized. Existing property, plant and equipment purchased through acquisitions is recorded at its fair value at the date of the purchase. Repairs, minor replacements and maintenance are charged to operations as incurred. The provisions for depreciation are provided using the straight-line method based on the estimated useful lives of the various classes of depreciable property.

    Listed below are the major classes of property, plant and equipment and their estimated useful lives, in years, as of December 31, 1997 and 1998:

                                                        USEFUL LIFE      1997            1998
                                                        -----------  -------------  --------------
Cellular systems and equipment........................        2-10   $  42,279,323  $  143,501,214
Buildings and improvements............................        5-40      10,387,759      25,089,448
Vehicles, aircraft and other work equipment...........        3-10       1,895,477       4,402,975
Furniture and office equipment........................        5-10       3,716,401      14,461,676
Plant under construction..............................                   4,456,878      15,232,700
Land..................................................                     217,892       1,915,733
                                                                     -------------  --------------
  Property, plant and equipment.......................                  62,953,730     204,603,746
Accumulated depreciation..............................                  10,579,864      31,549,417
                                                                     -------------  --------------
  Property, plant and equipment, net..................               $  52,373,866  $  173,054,329
                                                                     -------------  --------------
                                                                     -------------  --------------

    During 1996, the Company disposed of two mobile telecommunications switching offices and related equipment for which it recognized a pretax loss of $1,725,396. The loss is included in other income (expenses) in the accompanying consolidated statements of operations.

5. NOTES PAYABLE:

    On December 23, 1998, the Company's subsidiary, Dobson Tower Company, obtained a $17,500,000 term loan maturing on December 22, 1999. Interest on the term loan accrues at 8.0%. Proceeds were used to finance the Sygnet Acquisition discussed in Note 9. The term loan is secured by all assets of Dobson Tower Company.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

6. LONG-TERM DEBT:

    The Company's long-term debt as of December 31, 1997 and 1998, consisted of the following:

                                                                  1997             1998
                                                             --------------  ----------------
Revolving credit facilities................................  $  171,513,855  $    740,000,000
Dobson/Sygnet Senior Notes.................................              --       200,000,000
DCC Senior Notes...........................................     160,000,000       160,000,000
Other notes payable........................................       4,056,204         4,056,204
                                                             --------------  ----------------
    Total debt.............................................     335,570,059     1,104,056,204
Less--Current maturities...................................              --           198,871
                                                             --------------  ----------------
    Total long-term debt...................................  $  335,570,059  $  1,103,857,333
                                                             --------------  ----------------
                                                             --------------  ----------------

REVOLVING CREDIT FACILITIES

    The Company's revolving credit facilities consist of the following:

                                                               AMOUNT         INTEREST RATE
                                                           OUTSTANDING AT   (WEIGHTED AVERAGE
                                              MAXIMUM       DECEMBER 31,    RATE AT DECEMBER
CREDIT FACILITY                             AVAILABILITY        1998            31, 1998)
-----------------------------------------  --------------  --------------  -------------------
Dobson/Sygnet Credit Facilities..........  $  430,000,000  $  407,000,000            8.9%
DCOC Credit Facility.....................     200,000,000     200,000,000            8.2%
DOC Credit Facility......................     250,000,000     133,000,000            7.0%(1)

------------------------

(1) Weighted average computation is based on actual interest rates without giving effect to the interest rate hedge discussed below.

    On December 23, 1998, the Company's subsidiary, Dobson/Sygnet, obtained $430 million of senior secured credit facilities ("Dobson/Sygnet Credit Facilities") from NationsBank, N.A., consisting of (a) a $50.0 million, 7 3/4 year reducing revolving credit facility ("Revolving Credit Facility"), (b) a $125.0 million, 7 3/4 year term loan ("Term Loan A"), (c) a $155.0 million, 8 1/4 year term loan ("Term Loan B") and (d) a $100.0 million, 9 year term loan ("Term Loan C"). Dobson/Sygnet's obligations under the Dobson/Sygnet Credit Facility are secured by all current and future assets of Dobson/Sygnet. Initial proceeds were used primarily to finance the Sygnet Acquisition described in Note 9. The Company expects to use the remaining availability to finance Dobson/Sygnet's capital expenditures and general operations.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

6. LONG-TERM DEBT: (CONTINUED)
    Commencing with the quarter ending December 31, 2000, the borrowing under the Revolving Credit Facility and Term Loan A will reduce quarterly under the following annual amortization schedule:

YEAR                                                                       ANNUAL AMORTIZATION
-------------------------------------------------------------------------  -------------------
2000.....................................................................            5.0%
2001.....................................................................            7.5%
2002.....................................................................            7.5%
2003.....................................................................           12.5%
2004.....................................................................           15.0%
2005.....................................................................           25.0%
2006.....................................................................           27.5%

    Commencing with the quarter ending December 31, 2000, the borrowing under the Term Loan B will reduce quarterly under the following annual amortization schedule:

YEAR                                                                       ANNUAL AMORTIZATION
-------------------------------------------------------------------------  -------------------
2000.....................................................................            2.5%
2001.....................................................................            2.5%
2002.....................................................................            2.5%
2003.....................................................................            7.5%
2004.....................................................................           15.0%
2005.....................................................................           25.0%
2006.....................................................................           27.5%
2007.....................................................................           17.5%

    Term Loan C will amortize annually under the following schedule:

YEAR                                                                       ANNUAL AMORTIZATION
-------------------------------------------------------------------------  -------------------
1999-2006................................................................            1.0%
2007.....................................................................           92.0%

    On March 25, 1998, the Company's subsidiary DCOC established a $200 million senior secured credit facility (the "DCOC Credit Facility"). DCOC's obligations under the DCOC Credit Facility are secured by all current and future assets of DCOC. At the same time, the Company's subsidiary DOC established a $250 million senior secured credit facility (the "DOC Credit Facility") to replace its existing revolving credit facility established on February 28, 1997 ("1997 Credit Facility") and discussed below. The DOC Credit Facility is secured by all of DOC's stock and the stock or partnership interests of its restricted subsidiaries and all assets of DOC and its restricted subsidiaries. DCOC is designated an unrestricted subsidiary with regard to the DOC Facility. The Company and DOC's wholly owned subsidiaries other than Logix and the Arizona 5 Partnership have guaranteed DOC's obligations under the DOC Credit Facility. Initial proceeds from the DCOC Credit Facility and DOC Credit Facility were used primarily to refinance existing indebtedness and finance the 1998 acquisitions described above. The Company expects to use the remaining availability under the DCOC Credit Facility and DOC Credit Facility to finance

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

6. LONG-TERM DEBT: (CONTINUED)
capital expenditures, consummate future acquisitions and fund general corporate operations. The facilities will terminate in 2006.

    The Dobson/Sygnet Credit Facilities, the DCOC Credit Facility and the DOC Credit Facility require the Company to maintain certain financial ratios. The failure to maintain such ratios would constitute an event of default, notwithstanding the Company's ability to meet its debt service obligations.

    In connection with the closing of the DOC Credit Facility, the Company extinguished its 1997 Credit Facility and recognized a pretax loss of approximately $3.3 million as a result of writing off previously capitalized financing costs associated with the revolving credit facility. Such amount is included in the Company's consolidated statement of operations, net of tax, for the year ended December 31, 1998 as an extraordinary expense.

    On February 28, 1997, the Company amended and restated its existing bank credit agreement ("1996 Credit Facility") and established the 1997 Credit Facility. In connection with the closing of the 1997 Credit Facility, the Company extinguished its 1996 Credit Facility and recognized a pretax loss of approximately $2.5 million as a result of writing off previously capitalized financing costs associated with the 1996 Credit Facility. This loss has been reflected as an extraordinary item, net of tax, in the Company's consolidated statement of operations for the year ended December 31, 1997.

    On March 19, 1996, the Company amended and restated its existing bank credit agreement ("Old Credit Facility") and established the 1996 Credit Facility. In connection with this amendment, the Company extinguished its Old Credit Facility and recognized a pretax loss of approximately $.8 million as a result of writing off previously capitalized financing costs. This loss has been reflected as an extraordinary item, net of tax, in the accompanying consolidated statement of operations for the year ended December 31, 1996.

SENIOR NOTES

    On December 23, 1998, the Company's subsidiary issued $200 million of 12.25% Senior Notes maturing in 2008 ("Dobson/Sygnet Senior Notes"). The net proceeds were used to finance the Sygnet Acquisition described in Note 9 and to purchase $67.7 million of securities pledged to secure payment of the first six semi-annual interest payments on the Dobson/Sygnet Senior Notes, which begin on June 15, 1999. The pledged securities are reflected as restricted cash and investments in the Company's consolidated balance sheets. The Dobson/Sygnet Senior Notes are redeemable at the option of the Company in whole or in part, on or after December 15, 2003, initially at 106.125%. Prior to December 15, 2001, the Company may redeem up to 35% of the principal amount of the Dobson/Sygnet Senior Notes at 112.25% with proceeds from equity offerings, provided that at least $130 million remains outstanding.

    On February 28, 1997, the Company issued $160 million of 11.75% Senior Notes maturing in 2007 ("DCC Senior Notes"). The net proceeds were used to finance the Maryland/Pennsylvania Acquisition described in Note 9 and to purchase securities pledged to secure payment of the first four semi-annual interest payments on the DCC Senior Notes, which began on October 15, 1997. The pledged securities are reflected as restricted cash and investments in the Company's consolidated balance sheets. The DCC Senior Notes are redeemable at the option of the Company in whole or in part, on or after April 15, 2002, initially at 105.875%. Prior to April 15, 2000, the Company may redeem up to 35% of the principal amount of the DCC Senior Notes at 111.750% with proceeds from equity offerings, provided that after any such redemption at least $104 million remains outstanding.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

6. LONG-TERM DEBT: (CONTINUED)
OTHER NOTES PAYABLE

    Other notes payable represents the amount financed with the United States Government for nine PCS licenses as discussed in Note 6.

    Minimum future payments of long-term debt for years subsequent to December 31, 1998, are as follows:

1999.........................................................  $     198,871
2000.........................................................     54,066,729
2001.........................................................     80,918,390
2002.........................................................     80,946,762
2003.........................................................    109,651,942
2004 and thereafter..........................................    778,273,510
                                                               -------------
                                                               $1,104,056,204
                                                               -------------
                                                               -------------

INTEREST RATE HEDGES

    In April 1997, the Company entered into an interest rate hedge agreement terminating on April 24, 2002 to hedge the Company's interest expense on $160 million of its indebtedness under the DOC Credit Facility. In 1998, the counterparty exercised its rights under the swap agreement, fixing the interest rate at 6.13% plus a factor based on the Company's leverage. The Company accounts for this as a hedge.

    The Company is currently negotiating an interest rate swap agreement to establish a fixed interest rate on $75 million of its indebtedness under the Dobson/Sygnet Credit Facilities.

7. RESTRICTED CASH AND INVESTMENTS:

    Restricted cash and investments consist of interest pledge deposits for the Dobson/Sygnet Senior Notes and the DCC Senior Notes. The Dobson/Sygnet Senior Notes interest pledge deposit includes the initial deposit of $67.7 million (as discussed in Note 6), plus interest earned. The DCC Senior Notes interest pledge deposit of approximately $9.3 million includes an initial deposit of $38.4 million (as discussed in Note 6), net of interest earned and payments issued to bondholders. Amortization expense of $322,850 and $269,101 was recorded in 1997 and 1998, respectively, for bond premiums recorded with the purchase of the restricted investments. At December 31, 1998, the carrying value of these investments exceeded the market value by approximately $326,000.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

8. STOCKHOLDERS' DEFICIT:

    As of December 31, 1998, the Company's authorized and outstanding capital stock is as follows:

                                                                                                LIQUIDATION
                                   # OF SHARES  # OF SHARES   PAR VALUE                         PREFERENCE
    CLASS             TYPE         AUTHORIZED     ISSUED      PER SHARE        DIVIDENDS         PER SHARE   REDEMPTION DATE
--------------  -----------------  -----------  -----------  -----------  --------------------  -----------  ----------------
   Class A           Common Stock   1,438,000      573,152    $    .001       As declared               --          --

   Class B           Common Stock      31,000           --    $    .001       As declared               --          --

   Class C           Common Stock      31,000           --    $    .001       As declared               --          --
                                   -----------  -----------

                                    1,500,000      573,152

    Senior
 Exchangeable     Preferred Stock     550,000      191,320    $    1.00    12.25% Cumulative     $   1,000    Jan. 15, 2008

  Additional      Preferred Stock     184,000       64,646    $    1.00    12.25% Cumulative     $   1,000    Jan. 15, 2008

   Class A        Preferred Stock     450,000      314,286    $    1.00    5% Non-cumulative     $      70          --

   Class B        Preferred Stock          --           --    $    1.00      8% Cumulative       $     100          --

   Class C        Preferred Stock     100,000           --    $    1.00      8% Cumulative       $   16.23          --

   Class D        Preferred Stock      85,000       75,094    $    1.00      15% Cumulative      $1,131.92        after
                                                                                                              Dec. 23, 2010

   Class E        Preferred Stock     405,000           --    $    1.00      15% Cumulative      $1,131.92        after
                                                                                                              Dec. 23, 2010

   Class F        Preferred Stock     205,000       30,000    $    1.00      16% Cumulative      $   1,000    Dec. 31, 2010

   Class G        Preferred Stock      62,000       37,853    $    1.00      16% Cumulative      $  660.40   90 days after an
                                                                                                              initial public
                                                                                                                 offering

   Class H        Preferred Stock      62,000           --    $    1.00      16% Cumulative      $  660.45        after
                                                                                                              Dec. 23, 2010

    Other         Preferred Stock     397,000           --    $    1.00            --                   --          --
                                   -----------  -----------

                                    2,500,000      713,199

                    OTHER
                  FEATURES,
                   RIGHTS,
                 PREFERENCES
    CLASS        AND POWERS
--------------  -------------
   Class A         Voting
   Class B       Non-voting
   Class C       Non-voting
    Senior
 Exchangeable    Non-voting
  Additional     Non-voting
   Class A       Non-voting
   Class B         Voting,
                 Convertible
   Class C       Non-voting
   Class D       Convertible
   Class E       Non-voting
   Class F       Non-voting
   Class G      Non- voting,
                 convertible
   Class H       Non-voting
    Other            --

    On December 23, the Company issued 75,093.7 shares of Class D Convertible Preferred Stock, including 3,534 shares to its majority shareholder for aggregate proceeds of $85 million. The Company also issued 30,000 shares of Class F Preferred Stock to the former shareholders of Sygnet as consideration for the Sygnet Acquisition.

    On December 23, 1998, Fleet, the holder of Class B Preferred Stock, converted all of its shares to Class A Common Stock. In addition, the Company redeemed all of the outstanding shares of Class C Preferred Stock which were held by Fleet for $1.9 million. On December 23, 1998, the Company and one of its subsidiaries purchased 43,345 shares of its Class A Common Stock from Fleet for approximately $31.1 million. In addition, the Company purchased 37,853 shares of its Class A Common Stock from its majority shareholder. In exchange, the Company issued 37,853 shares of Class G Preferred Stock to its majority shareholder. These Class A Common Stock shares are held in treasury stock at cost.

    As discussed in Note 1, effective February 28, 1997, the stockholders of DCC and Dobson Holdings Corporation ("Dobson Holdings"), a new corporation, entered into an agreement and plan of reorganization. Under the reorganization, Dobson Holdings acquired all of the outstanding Class A common stock, Class C common stock and Class B Preferred of DCC. In exchange, the holders of the Class A common stock and Class B Preferred of DCC received equivalent shares of stock of Dobson Holdings. The holders

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

8. STOCKHOLDERS' DEFICIT: (CONTINUED)
of the Class C common stock received 100,000 shares of Class A preferred stock of Dobson Holdings. In addition, Dobson Holdings assumed all DCC outstanding stock options, substituting shares of Dobson Holdings Class B common stock for the stock subject to options. As a result, Dobson Holdings is the parent company of DCC.

    As part of the reorganization, the stock of certain subsidiaries was distributed to Dobson Holdings so that DCC is the holding company for the wireline and cellular subsidiaries. Additionally, DCC changed its corporate name to DOC and Dobson Holdings changed its corporate name to DCC.

    On March 19, 1996, the Company redeemed all of the shares of the Class A Preferred for $5,913,000, which is reflected in the accompanying consolidated statement of cash flows for the year ended December 31, 1996.

    In conjunction with the execution of the amended and restated revolving credit facility on March 19, 1996, as described in Note 6, the Company canceled its then outstanding Class A and Class B common stock and authorized the capital structure of the Company to consist of 1,000,000 shares of Class A voting common stock, $1 par value per share, 31,000 shares of Class B common stock, $1 par value per share, 59,130 shares of 10% cumulative, compounded, convertible, redeemable Class A preferred stock, $100 par value per share, and 100,000 shares of Class B convertible preferred stock ("Class B Preferred"), $1 par value per share, 8% dividend that accrues on a daily basis. On the same date, the Company issued 100,000 shares of Class B Preferred. The net proceeds from the issuance of the Class B Preferred was approximately $9,400,000. In addition, the Company issued 473,152 shares of Class A voting common stock to the holders of the original Class A common stock. On November 15, 1996, the Company amended its certificate of incorporation to eliminate Class A Preferred from its authorized capital stock.

    Holders of Class B Preferred are entitled to cumulative dividends as and when declared by the board of directors of the Company and a liquidation preference over the other classes of capital stock. The Class B Preferred stockholders are also entitled to a dividend equal to the amount they would have received had the Preferred Stock been converted into Class A common stock. Each share of Class B Preferred is convertible into Class A common stock initially at a ratio of one to one. Each share of Class B Preferred has voting rights equivalent to Class A common stock, at a rate equal to the number of Class A common shares into which the share of Class B Preferred is convertible at the record date of such vote. In addition, the Class B Preferred stockholders have the right, as a class, to elect two members of the board of directors of the Company.

    In February 1997, a $7.5 million dividend was paid on the Class A Common Stock. As a result of the $7.5 million dividend, holders of Class B Preferred were entitled to a "Make-Whole Dividend" of approximately $1.6 million. In lieu of such Make-Whole Dividend, the holders of Class B Preferred received 100,000 shares of Class C Preferred Stock having a liquidation preference of $1,623,329.

9. ACQUISITIONS:

    On February 28, 1997, the Company purchased the FCC cellular licenses for, and certain assets relating to two MSAs and two RSAs located in Maryland and Pennsylvania for $77.6 million. The properties are located immediately outside the Washington/Baltimore metropolitan area.

    On March 3, 1997, the Company purchased the FCC cellular license for, and certain assets relating to Maryland RSA 2 for $75.8 million. The property is located to the east of the Washington/Baltimore

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

9. ACQUISITIONS: (CONTINUED)
metropolitan area. This acquisition and the one completed on February 28, 1997, are referred to together as the "Maryland/Pennsylvania Acquisition."

    On October 1, 1997, the Company purchased a 75% interest in the Gila River Cellular General Partnership (the "Arizona 5 Partnership"), which owns the cellular license for Arizona RSA 5, as well as the associated tangible operating assets, and Gila River Telecommunications Subsidiary, Inc. ("GRTSI") purchased a 25% interest in the Arizona 5 Partnership. The Company paid a net purchase price of $39.8 million for its 75% interest in the Arizona 5 Partnership. In addition, the Company financed approximately $5.2 million of the $13.3 million purchase price paid by GRTSI for its 25% interest in the Arizona 5 Partnership. The $5.2 million note receivable bears interest at the Company's available rate under its revolving credit facility. Principal and interest will be paid from 60% of partnership distributions beginning after September 30, 1998. Any unpaid amounts of principal and interest are due on December 31, 2013.

    On January 26, 1998, the Company purchased the FCC cellular license for, and certain assets relating toTexas 16 RSA for $56.6 million. The property is located in south-central Texas in an area bordered by Austin, Houston and San Antonio.

    On April 1, 1998, the Company acquired all of the capital stock of the corporations which owned the Cellular 2000 Partnership. The Cellular 2000 Partnership owns the FCC cellular license and system for, and certain assets relating to, the California 4 RSA. The total purchase price paid by the Company was $90.9 million. The property is located in central California adjacent to Fresno, Modesto and Yosemite National Park.

    On June 16, 1998, the Company acquired an 86.4% interest in the Santa Cruz Cellular Telephone Partnership ("SCCTP") for $31 million. SCCTP owns the cellular license and other assets for the Santa Cruz MSA. The Santa Cruz MSA is located adjacent to the California 4 RSA purchased in April 1998. Subsequent to September 30, 1998, the Company acquired an additional .5% interest in SCCTP for $.2 million.

    On July 29, 1998, the Company purchased the FCC cellular license and certain assets of California 7 RSA for $21 million. California 7 is located in the Imperial Valley extending from east of San Diego to the Arizona state line.

    On September 2, 1998, the Company completed the acquisition of the FCC license of Ohio 2 RSA. The Company is currently negotiating with AirTouch for the purchase of subscribers and the lease of certain equipment necessary to operate the system. The purchase price of $39.3 million is being held in escrow pending resolution of claims made against the titles to the FCC licenses of the sellers. Ohio 2 is located in north central Ohio and covers an estimated population of 262,100.

    On December 2, 1998, the Company completed the acquisition of the FCC license for Texas 10 RSA. The Company is currently negotiating with AT&T Wireless for the purchase of subscribers and the lease of certain equipment necessary to operate the system. The purchase price of $55.0 million is being held in escrow pending resolution of claims made against the titles to the FCC licenses of the sellers. Texas 10 is located in central Texas and covers an estimated population of 317,900.

    On December 23, 1998, the Company's subsidiary, Dobson/Sygnet acquired Sygnet Wireless, Inc. for $337.5 million in cash and preferred stock and assumption of approximately $309 million of debt, which

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

9. ACQUISITIONS: (CONTINUED)
was immediately refinanced (See Note 6). The newly acquired Sygnet markets include cellular systems in Ohio, Pennsylvania and New York covering an estimated population base of 2.4 million.

    The acquisition transactions were accounted for as purchases and, accordingly, their results of operations have been included in the accompanying consolidated statements of operations from the respective dates of acquisition. The unaudited pro forma information set forth below includes all acquisitions for the years ended 1997 and 1998, respectively, as if the purchases occurred at the beginning of 1997. The unaudited pro forma information is presented for informational purposes only and is not necessarily indicative of the results of operations that actually would have been achieved had the acquisitions been consummated at that time:

                                                                         1997         1998
                                                                      -----------  -----------
                                                                            (UNAUDITED)
Operating revenue...................................................  $   211,300  $   254,447
Loss before discontinued operations and extraordinary items.........      (83,000)     (81,977)
Net loss............................................................     (117,181)    (124,130)
Net loss applicable to common stockholders..........................     (142,022)    (148,978)
Basic net loss applicable to common stockholders per common share...  $   (300.16) $   (314.59)

PCS LICENSES

    In the second quarter of 1997, the Company was granted PCS licenses in the FCC "F" Block auction for nine markets adjacent to or overlapping the Company's existing cellular footprint in Oklahoma, Kansas and Missouri. The aggregate bid for these licenses was $5.1 million after a 15% discount. The Company financed approximately $4.1 million of the purchase price in July 1997 by notes payable to the United States Government at an annual interest rate of 6.25% (see Note
6). Interest only payments are due quarterly on January 15, April 15, July 15 and October 15 for the first two years. The principal obligations will be amortized quarterly over an eight-year period beginning in 1999.

10. EMPLOYEE BENEFIT PLANS:

401(K) PLAN

    The Company maintains a 401(k) plan (the "Plan") in which substantially all employees of the Company are eligible to participate. The Plan requires the Company to match 100% of employees' contributions up to 4% of their salary. Contributions to the Plan charged to the Company's operations were approximately $109,000, $179,000 and $274,000 during the years ended December 31, 1997, 1997 and 1998, respectively.

STOCK OPTION PLAN

    The Company has adopted a stock option plan, the 1996 Stock Option Plan, as amended (the "Plan"). The Company accounts for the Plan under APB Opinion 25, under which no compensation cost is recognized in the accompanying consolidated financial statements if the option price is equal to or greater than the fair market value of the stock at the time the option is granted.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

10. EMPLOYEE BENEFIT PLANS: (CONTINUED)
    Under the Company's Plan, the Board of Directors may grant both incentive and non-incentive stock options for employees, officers and directors to acquire Class B Common Stock and Class C Common Stock. Since the Plan's adoption, stock options have been issued at the market price on the date of grant with an expiration of ten years from the grant date. Options granted to one employee during 1997 representing 42.9% of total options granted in 1997 and vest as follows: options to purchase 12% of such shares first become exercisable on each of the first five anniversaries of the grant date; options to purchase an additional 8% of such shares first become exercisable on the same dates if annual performance objectives are achieved, otherwise, the additional 8% of such shares become fully vested at the end of the ten year term. The remaining options issued in 1997 and all of the options issued in 1998 and 1996 vest at a rate of 20% per year. The Company has reserved 30,166 shares of authorized but unissued Class B Common Stock ("Class B") and 30,166 shares of authorized but unissued Class C Common Stock ("Class C") for issuance under the Plan.

    Stock options outstanding under the Plan are presented for the periods indicated.

                                                                        CLASS B                    CLASS C
                                                               -------------------------  -------------------------
                                                                NUMBER OF   OPTION PRICE   NUMBER OF   OPTION PRICE
                                                                 SHARES        RANGE        SHARES        RANGE
                                                               -----------  ------------  -----------  ------------
Outstanding December 31, 1995................................          --            --           --            --
                                                               -----------  ------------       -----   ------------
Granted......................................................       8,374    $      100           --            --
Exercised....................................................          --            --           --            --
Canceled.....................................................          --            --           --            --
                                                               -----------  ------------       -----   ------------
Outstanding December 31, 1996................................       8,374    $      100           --            --
                                                               -----------  ------------       -----   ------------
Granted......................................................      14,059    $ 100-$150           --            --
Exercised....................................................          --            --           --            --
Canceled.....................................................          --            --           --            --
                                                               -----------  ------------       -----   ------------
Outstanding December 31, 1997................................      22,433    $ 100-$150           --            --
                                                               -----------  ------------       -----   ------------
Granted......................................................       8,540    $ 300-$665        2,414    $ 400-$420
Exercised....................................................          --            --           --            --
Canceled.....................................................       1,207    $      100           --            --
                                                               -----------  ------------       -----   ------------
Outstanding December 31, 1998................................      29,766    $ 100-$665        2,414    $ 400-$420
                                                               -----------  ------------       -----   ------------
Exercisable at December 31, 1997.............................       1,675    $      100           --            --
                                                               -----------  ------------       -----   ------------
Exercisable at December 31, 1998.............................       7,122    $ 100-$150           --            --
                                                               -----------  ------------       -----   ------------

    The following schedule shows the Company's net loss and net loss per share for the last three years, had compensation expense been determined consistent with the Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation. The pro forma information presented

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

10. EMPLOYEE BENEFIT PLANS: (CONTINUED)
below is based on several assumptions and should not be viewed as indicative of the Company in future periods.

($ IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)                                      1996        1997        1998
--------------------------------------------------------------------------------  ---------  ----------  ----------
Net loss applicable to common stockholders:
  As reported...................................................................  $  (2,270) $  (19,337) $  (76,516)
  Pro forma.....................................................................  $  (2,309) $  (19,540) $  (76,943)
Basic net loss applicable to common stockholders per common share:
  As reported...................................................................  $   (4.80) $   (40.87) $  (161.57)
  Pro forma.....................................................................  $   (4.88) $   (41.30) $  (162.48)

    Diluted net loss per common share has been omitted because the impact of common stock equivalents is anti-dilutive.

    The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1996, 1997 and 1998, respectively:

                                                                         CLASS B                CLASS C
                                                             -------------------------------  -----------
(AMOUNTS EXPRESSED IN PERCENTAGES)                             1996       1997       1998        1998
-----------------------------------------------------------  ---------  ---------  ---------  -----------
Interest rate..............................................       6.98%      6.60%      5.60%       5.80%
Dividend yield.............................................         --         --         --          --
Expected volatility........................................      39.88%     40.27%     39.79%      40.20%

    The weighted average fair value of options granted using the Black-Scholes option pricing model for Class B in 1996, 1997 and 1998 was $64.84, $71.42 and $205.88, respectively, and for Class C in 1998 was $255.23 assuming an expected life of ten years.

11. TAXES:

    Benefit for income taxes for the years ended December 31, 1996, 1997 and 1998, were as follows:

                                                       1996          1997            1998
                                                    -----------  -------------  --------------
Federal income taxes--
  Current.........................................  $  (452,000) $          --  $           --
  Deferred........................................      (83,000)    (3,243,000)    (10,883,000)
State income taxes (current and deferred).........      (58,000)      (382,000)       (586,000)
                                                    -----------  -------------  --------------
    Total income tax benefit......................  $  (593,000) $  (3,625,000) $  (11,469,000)
                                                    -----------  -------------  --------------
                                                    -----------  -------------  --------------

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

11. TAXES: (CONTINUED)
    The provisions for income taxes for the years ended December 31, 1996, 1997 and 1998, differ from amounts computed at the statutory rate as follows:

                                                       1996          1997            1998
                                                    -----------  -------------  --------------
Income taxes at statutory rate (34%)..............  $  (618,000) $  (6,576,000) $  (11,816,000)
State income taxes, net of Federal income tax
  effect..........................................      (73,000)      (774,000)     (1,390,000)
Losses for which no benefit is recognized.........           --      3,747,000       1,608,000
Other, net........................................       98,000        (22,000)        129,000
                                                    -----------  -------------  --------------
                                                    $  (593,000) $  (3,625,000) $  (11,469,000)
                                                    -----------  -------------  --------------
                                                    -----------  -------------  --------------

    The tax effects of the temporary differences which gave rise to deferred tax assets and liabilities at December 31, 1997 and 1998, were as follows:

                                                                   1997            1998
                                                               -------------  ---------------
Current deferred income taxes:
  Allowance for doubtful accounts receivable.................  $     152,000  $       812,000
  Accrued liabilities........................................         45,000          592,000
  Deferred expenses..........................................         17,000               --
                                                               -------------  ---------------
    Net current deferred income tax asset....................        214,000        1,404,000
                                                               -------------  ---------------
Noncurrent deferred income taxes:
  Fixed assets...............................................     (1,566,000)      (2,440,000)
  Cellular license costs and other intangibles...............     (9,859,000)    (291,375,000)
  Tax credits and carryforwards..............................     10,386,000       48,185,000
                                                               -------------  ---------------
    Net noncurrent deferred income tax asset (liability).....     (1,039,000)    (245,630,000)
                                                               -------------  ---------------
    Total deferred income taxes..............................  $    (825,000) $  (244,226,000)
                                                               -------------  ---------------
                                                               -------------  ---------------

    At December 31, 1998, the Company had NOL carryforwards of approximately $124 million, which may be utilized to reduce future Federal income taxes payable. The Company's NOL carryforwards begin to expire in 2012.

12. RELATED PARTY TRANSACTIONS:

    At December 31, 1997 and 1998, the Company had notes and interest receivable of $5,852,282 and $7,047,272 due from related parties, including $295,612 and $290,150 at December 31, 1997 and 1998, respectively, from the Company's directors and officers. The notes bear interest at various interest rates ranging from 4% to 14.5% at December 31, 1998.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

13. ACCRUED EXPENSES:

    Accrued expenses consist of the following at December 31:

                                                                       1997          1998
                                                                   ------------  -------------
Interest.........................................................  $  6,006,257  $   5,846,071
Sygnet acquisition costs (see Note 9)............................            --      5,439,095
Vacation, wages and other........................................     1,839,144      2,937,140
                                                                   ------------  -------------
  Total accrued expenses.........................................  $  7,845,401  $  14,222,306
                                                                   ------------  -------------
                                                                   ------------  -------------

14. COMMITMENTS:

    The Company entered into an equipment supply agreement on June 24, 1997, and as amended, the Company agreed to purchase approximately $65 million of cell site and switching equipment between June 24, 1997 and November 23, 2001, to update the cellular systems for the newly acquired and existing MSAs and RSAs. Of the commitment, approximately $32.3 million remained at December 31, 1998.

    The Company entered into an additional equipment supply agreement with a second vendor on January 13, 1998. The Company agreed to purchase approximately $81 million of cell site and switching equipment between January 13, 1998 and January 12, 2002, to update the cellular systems for the newly acquired and existing MSAs and RSAs. Of this commitment, approximately $58.4 million remained at December 31, 1998.

    Future minimum lease payments required under operating leases that have an initial or remaining noncancellable lease term in excess of one year at December 31, 1998, are as follows:

1999................................     $  6,207,303
2000................................        5,062,326
2001................................        3,946,908
2002................................        2,774,654
2003................................        2,188,040
2004 and thereafter.................       15,151,228

    Lease expense under the above leases was approximately $226,000, $866,000 and $3,034,000 for the years ended December 31, 1996, 1997 and 1998, respectively.

15. FAIR VALUE OF FINANCIAL INSTRUMENTS:

    Unless otherwise noted, the carrying value of the Company's financial instruments approximates fair value. The Company estimates the fair value of its long-term debt based on quoted market prices for publicly traded debt or on the current rates available to the Company for debt with similar terms and remaining maturation.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

15. FAIR VALUE OF FINANCIAL INSTRUMENTS: (CONTINUED)
    Indicated below are the carrying amounts and estimated fair values of the Company's financial instruments as of December 31:

                                          1997                            1998
                             ------------------------------  ------------------------------
                                CARRYING                        CARRYING
                                 AMOUNT        FAIR VALUE        AMOUNT        FAIR VALUE
                             --------------  --------------  --------------  --------------
Revolving credit
  facilities...............  $  171,513,855  $  171,513,855  $  740,000,000  $  740,000,000
Dobson/Sygnet Senior
  Notes....................              --              --     200,000,000     205,000,000
DCC Senior Notes...........     160,000,000     169,200,000     160,000,000     163,200,000
Other notes payable........       4,056,204       4,200,695       4,056,204       4,057,164
Interest rate hedge........              --      (2,644,414)             --      (5,407,420)

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)

                                     ASSETS

                                                                                 DECEMBER 31,       MARCH 31,
                                                                                     1998              1999
                                                                               ----------------  ----------------
CURRENT ASSETS:
  Cash and cash equivalents..................................................  $     22,323,734  $      1,818,513
  Restricted cash and investments............................................        30,074,946        32,757,709
  Accounts receivable, net...................................................        43,299,568        38,511,205
  Other current assets.......................................................         8,589,050         8,031,721
                                                                               ----------------  ----------------
    Total current assets.....................................................       104,287,298        81,119,148
                                                                               ----------------  ----------------
PROPERTY, PLANT AND EQUIPMENT, net...........................................       173,054,329       167,878,961
                                                                               ----------------  ----------------

OTHER ASSETS:
  Receivables--affiliates....................................................         7,275,262         7,722,135
  Restricted investments.....................................................        45,505,020        45,505,020
  Cellular license acquisition costs, net....................................     1,250,790,448     1,243,239,091
  Deferred financing costs, net..............................................        66,640,301        65,916,137
  Other intangibles, net.....................................................        52,795,841        53,294,117
  Investments in unconsolidated subsidiaries and other.......................         3,078,134         1,691,195
                                                                               ----------------  ----------------
    Total other assets.......................................................     1,426,085,006     1,417,367,695
                                                                               ----------------  ----------------
      Total assets...........................................................  $  1,703,426,633  $  1,666,365,804
                                                                               ----------------  ----------------
                                                                               ----------------  ----------------

  The accompanying notes are an integral part of these condensed consolidated financial statements.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                CONDENSED CONSOLIDATED BALANCE SHEETS, CONTINUED
                                  (UNAUDITED)

                     LIABILITIES AND STOCKHOLDERS' DEFICIT

                                                                                DECEMBER 31,        MARCH 31,
                                                                                    1998              1999
                                                                              ----------------  -----------------
CURRENT LIABILITIES:
  Accounts payable..........................................................  $     47,536,672  $      34,991,050
  Accrued expenses..........................................................        14,222,306         24,825,438
  Notes payable.............................................................        17,500,000         17,500,000
  Deferred revenue and customer deposits....................................         5,738,381          5,787,352
  Current portion of long-term debt.........................................           198,871          1,550,643
  Accrued dividends payable.................................................         5,603,856         12,606,592
                                                                              ----------------  -----------------
    Total current liabilities...............................................        90,800,086         97,261,075
NET LIABILITIES OF DISCONTINUED OPERATIONS..................................         7,033,166         19,086,839
ACCOUNTS PAYABLE--AFFILIATE.................................................         5,011,438                 --
LONG-TERM DEBT, net of current portion......................................     1,103,857,333      1,104,505,561
DEFERRED CREDITS............................................................       245,630,000        235,026,707
MINORITY INTERESTS..........................................................        26,557,203         26,912,709
SENIOR EXCHANGEABLE PREFERRED STOCK, net....................................       241,320,000        248,217,101
Class D Convertible Preferred Stock.........................................        85,000,000         85,000,000
Class F Preferred Stock.....................................................        30,000,000         30,000,000
Class G Preferred Stock.....................................................        25,000,000         25,000,000
STOCKHOLDERS' DEFICIT:
  Class A Preferred Stock...................................................           314,286            314,286
  Class A Common Stock, $.001 par value, 1,438,000 shares authorized and
    573,152 shares issued...................................................               573                573
  Paid-in capital...........................................................        18,298,072         18,298,072
  Retained deficit..........................................................      (119,269,863)      (167,131,458)
                                                                              ----------------  -----------------
                                                                                  (100,656,932)      (148,518,527)
Less--
Class A Common Stock held in treasury (81,198 shares), at cost..............       (56,125,661)       (56,125,661)
                                                                              ----------------  -----------------
  Total stockholders' deficit...............................................      (156,782,593)      (204,644,188)
                                                                              ----------------  -----------------
  Total liabilities and stockholders' deficit...............................  $  1,703,426,633  $   1,666,365,804
                                                                              ----------------  -----------------
                                                                              ----------------  -----------------

  The accompanying notes are an integral part of these condensed consolidated financial statements.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                  (UNAUDITED)

                                                                           THREE MONTHS ENDED
                                                                                MARCH 31,
                                                                        -------------------------
                                                                            1998         1999
                                                                        ------------  -----------
OPERATING REVENUES:
  Service revenue.....................................................  $ 12,482,482  $37,060,948
  Roaming revenue.....................................................     9,523,390   28,097,210
  Equipment sales.....................................................       668,431    2,845,179
  Other...............................................................         9,027      435,014
                                                                        ------------  -----------
    Total operating revenues..........................................    22,683,330   68,438,351
                                                                        ------------  -----------
OPERATING EXPENSES:
  Cost of service.....................................................     5,179,914   11,548,671
  Cost of equipment...................................................     1,170,847    5,817,001
  Marketing and selling...............................................     4,051,792   10,210,282
  General and administrative..........................................     4,172,508   12,813,659
  Depreciation and amortization.......................................     6,717,629   35,726,788
                                                                        ------------  -----------
    Total operating expenses..........................................    21,292,690   76,116,401
                                                                        ------------  -----------
OPERATING INCOME (LOSS)                                                    1,390,640   (7,678,050)
INTEREST EXPENSE......................................................    (8,767,478) (28,359,880)
OTHER INCOME, net.....................................................     1,956,413    1,608,563
                                                                        ------------  -----------
LOSS BEFORE MINORITY INTERESTS IN INCOME OF SUBSIDIARIES, INCOME TAXES
  AND EXTRAORDINARY ITEMS.............................................    (5,420,425) (34,429,367)
MINORITY INTERESTS IN INCOME OF SUBSIDIARIES..........................      (632,044)    (555,716)
                                                                        ------------  -----------
LOSS BEFORE INCOME TAXES AND EXTRAORDINARY ITEMS......................    (6,052,469) (34,985,083)
INCOME TAX BENEFIT....................................................       364,655   13,293,965
                                                                        ------------  -----------
LOSS FROM CONTINUING OPERATIONS.......................................    (5,687,814) (21,691,118)
INCOME (LOSS) FROM DISCONTINUED OPERATIONS, net of income tax benefit
  of $7,388,000 and $129,000..........................................    (2,240,183) (12,053,673)
                                                                        ------------  -----------
LOSS BEFORE EXTRAORDINARY ITEMS.......................................    (7,927,997) (33,744,791)
EXTRAORDINARY EXPENSE, net of income tax benefit of $196,000 for the
  three months ended March 31, 1998...................................    (3,118,439)     --
                                                                        ------------  -----------
NET LOSS..............................................................   (11,046,436) (33,744,791)
DIVIDENDS ON PREFERRED STOCK..........................................    (4,436,577) (14,115,848)
                                                                        ------------  -----------
NET LOSS APPLICABLE TO COMMON STOCKHOLDERS............................  $(15,483,013) $(47,860,639)
                                                                        ------------  -----------
                                                                        ------------  -----------
BASIC NET LOSS APPLICABLE TO COMMON STOCKHOLDERS PER COMMON SHARE.....
  Before discontinued operations and extraordinary expense............  $     (21.40) $    (72.79)
  Discontinued operations.............................................         (4.73)      (24.50)
  Extraordinary expense...............................................         (6.59)     --
                                                                        ------------  -----------
BASIC NET LOSS APPLICABLE TO COMMON STOCKHOLDERS PER COMMON SHARE.....  $     (32.72) $    (97.29)
                                                                        ------------  -----------
                                                                        ------------  -----------
BASIC WEIGHTED AVERAGE COMMON SHARES OUTSTANDING......................       473,152      491,954
                                                                        ------------  -----------
                                                                        ------------  -----------

  The accompanying notes are an integral part of these condensed consolidated financial statements.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)

                                                                                        THREE MONTHS ENDED MARCH
                                                                                                   31,
                                                                                        -------------------------
                                                                                           1998          1999
                                                                                        -----------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss from continuing operations.................................................  $(8,806,253) $(21,691,118)
  Adjustments to reconcile net loss to net cash provided by operating activities--
    Depreciation and amortization.....................................................    6,717,630    35,726,788
    Amortization of bond premium and financing cost...................................      475,694     1,786,020
    Deferred income taxes and investment tax credits, net.............................   (1,339,811)  (10,603,293)
    Extraordinary loss on financing cost..............................................    3,314,439       --
    Minority interests in income of subsidiaries......................................      657,447       555,716
    Other.............................................................................       34,933         9,169
  Changes in current assets and liabilities--
    Accounts receivable...............................................................   (2,373,885)    4,788,363
    Other current assets..............................................................       84,843      (678,328)
    Accounts payable..................................................................      (61,461)  (12,545,622)
    Accrued expenses..................................................................    2,320,864    10,603,132
    Deferred revenue and customer deposits............................................       25,717        48,971
                                                                                        -----------  ------------
      Net cash provided by operating activities.......................................    1,050,157     7,999,798
                                                                                        -----------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures................................................................   (1,531,577)   (7,326,705)
  Purchase of cellular license and properties.........................................  (54,313,226)  (18,551,135)
  Increase in receivable--affiliate...................................................   (8,549,663)     (446,873)
  Decrease in payable--affiliate......................................................      --         (5,011,438)
  Increase in deposits................................................................   (1,026,755)      --
  Investments in unconsolidated subsidiaries and other................................   (1,132,099)     (260,377)
  Proceeds on sale of assets..........................................................        6,700     1,091,509
                                                                                        -----------  ------------
      Net cash used in investing activities...........................................  (66,546,620)  (30,505,019)
                                                                                        -----------  ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term debt........................................................   78,000,000     6,000,000
  Repayments of long-term debt........................................................  (171,513,854)   (4,000,000)
  Issuance of preferred stock.........................................................  175,000,000       --
  Interest on restricted investments..................................................     (473,365)      --
  Deferred financing costs............................................................  (12,043,502)      --
                                                                                        -----------  ------------
      Net cash provided by financing activities.......................................   68,969,279     2,000,000
                                                                                        -----------  ------------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS..................................    3,472,816   (20,505,221)
CASH AND CASH EQUIVALENTS, beginning of period........................................    2,752,399    22,323,734
                                                                                        -----------  ------------
CASH AND CASH EQUIVALENTS, end of period..............................................  $ 6,225,215  $  1,818,513
                                                                                        -----------  ------------
                                                                                        -----------  ------------

  The accompanying notes are an integral part of these condensed consolidated financial statements.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                 MARCH 31, 1999
                                  (UNAUDITED)

    The condensed consolidated balance sheets of Dobson Communications Corporation ("DCC") and subsidiaries (collectively with DCC, the "Company") as of March 31, 1999 and December 31, 1998, the condensed consolidated statements of operations for the three months ended March 31, 1999 and 1998 and the condensed consolidated statements of cash flows for the three months ended March 31, 1999 and 1998 are unaudited. In the opinion of management, such financial statements include all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of financial position, results of operations, and cash flows for the periods presented.

    The condensed balance sheet data at December 31, 1998 was derived from audited financial statements, but does not include all disclosures required by generally accepted accounting principles. The financial statements presented herein should be read in connection with the Company's December 31, 1998 consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998.

1. ORGANIZATION

    The Company, through its predecessors, was organized in 1936 as Dobson Telephone Company and adopted its current organizational structure in 1998. The Company is a provider of rural and suburban cellular telephone services.

1998 REORGANIZATIONS

    In conjunction with the January 1998 issuance of 175,000 shares of 12.25% Senior Exchangeable Preferred Stock mandatorily redeemable in 2008 (see Note 5), the Company formed three new subsidiaries: Dobson Cellular Operating Company ("DCOC"), DOC Cellular Subsidiary Company ("DOC Cellular Subsidiary") and Logix Communications Enterprises, Inc. ("Logix"), formerly named Dobson Wireline Company. DCOC was created as the holding company for subsidiaries formed to effect certain cellular acquisitions. DCOC has been designated an unrestricted subsidiary under the Senior Note Indenture which covers the DCC Senior Notes discussed in Note 4. DOC Cellular Subsidiary was created as the holding company for the then existing cellular subsidiaries. Logix was created as the holding company for the Company's incumbent local exchange carrier ("ILEC"), fiber and integrated communications provider ("ICP") operations. Logix was designated an unrestricted subsidiary under the Senior Note Indenture and the Certificate of Designation establishing the Senior Exchangeable Preferred Stock.

    On September 30, 1998, the Company adopted a plan to spin off Logix as discussed in Note 3.

    In conjunction with the December 1998 acquisition of Sygnet Wireless, Inc. ("Sygnet Acquisition"), the Company formed a new subsidiary, Dobson/Sygnet Communications Company ("Dobson/Sygnet"). Dobson/Sygnet was created as the holding company for the subsidiaries acquired in the Sygnet Acquisition.

2. ACQUISITIONS

RECENT ACQUISITIONS

    On March 16, 1999, the Company purchased certain assets and customers relating to the Ohio 2 RSA for $3.9 million. This completes the acquisition of the Ohio 2 market, which began on September 2, 1998, when the Company acquired the FCC license of Ohio 2 RSA for $39.3 million. Ohio 2 is located in north central Ohio and covers an estimated population of 262,300 people with 13,611 subscribers as of March 31, 1999.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

2. ACQUISITIONS (CONTINUED)
    On December 23, 1998, the Company's subsidiary, Dobson/Sygnet acquired Sygnet Wireless, Inc. for $337.5 million. The acquired markets include cellular systems in Ohio, Pennsylvania and New York covering an estimated population base of 2.4 million.

    On December 2, 1998, the Company completed the acquisition of the FCC license for Texas 10 RSA. The purchase price of $55.0 million is being held in escrow pending resolution of claims made against the titles to the FCC licenses of the sellers. Texas 10 is located in central Texas and covers an estimated population of 317,900. The Company is currently negotiating with AT&T Wireless for the purchase of subscribers and the lease of certain equipment necessary to operate the system.

    On July 29, 1998, the Company purchased the FCC cellular license and certain assets of the California 7 RSA for $21 million. California 7 is located in the Imperial Valley extending from east of San Diego to the Arizona state line.

    On June 16, 1998, the Company acquired an 86.4% interest (including unexercised options) in the Santa Cruz Cellular Telephone Partnership ("SCCTP") for $31 million. SCCTP owns the cellular license and other assets for the Santa Cruz MSA. The Santa Cruz MSA is located adjacent to the California 4 RSA purchased in April 1998. Subsequently the Company acquired an additional .9% interest in SCCTP for $.3 million.

    On April 1, 1998, the Company acquired all of the capital stock of the corporations which owned the Cellular 2000 Partnership. The Cellular 2000 Partnership owns the FCC cellular license and system for, and certain assets relating to, the California 4 RSA. The total purchase price paid by the Company was $90.9 million. The property is located in central California adjacent to Fresno, Modesto and Yosemite National Park.

    On January 26, 1998, the Company purchased the FCC cellular license for, and certain assets relating to, the Texas 16 RSA for $56.6 million. The property is located in south-central Texas in an area bordered by Austin, Houston and San Antonio.

    The acquisition transactions were accounted for as purchases and, accordingly, their results of operations have been included in the accompanying condensed consolidated statements of operations from the respective dates of acquisition. The unaudited pro forma information set forth below includes all acquisitions which occured during 1998, as if the purchases occurred at the beginning of 1998. The unaudited pro forma information is presented for informational purposes only and is not necessarily

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

2. ACQUISITIONS (CONTINUED)
indicative of the results of operations that actually would have been achieved had the acquisitions been consummated at that time:

                                                                                THREE MONTHS
                                                                                    ENDED
                                                                               MARCH 31, 1998
                                                                               ---------------
                                                                                    ($ IN
                                                                                 THOUSANDS)
                                                                                 (UNAUDITED)
Operating revenue............................................................    $    58,182
Loss before discontinued operations and extraordinary items..................         (9,492)
Net loss.....................................................................        (42,543)
Net loss applicable to common stockholders...................................        (49,852)
Basic net loss applicable to common stockholders per common share............    $   (101.33)

3. DISCONTINUED OPERATIONS

    The Company's wholly-owned subsidiary, Logix, provides switch-based integrated communications services to small and medium sized business customers throughout Oklahoma and Texas. Logix also operates long-haul fiber optic facilities in Oklahoma, Texas and Colorado.

    The Company intends to distribute the stock of Logix to certain of the Company's shareholders in a tax-free spin-off. The timing of the spin-off is subject to receipt of a favorable tax ruling or favorable tax opinion acceptable to the Company and its shareholders and to the receipt of consents from the holders of the Company's outstanding Senior Notes.

    Pursuant to Accounting Principles Board Opinion ("APB") No. 30, "Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual, and Infrequently Occurring Events and Transactions," the consolidated financial statements have been restated for all periods presented to reflect the Logix operations, assets and liabilities as discontinued operations.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

3. DISCONTINUED OPERATIONS (CONTINUED)
The assets and liabilities of such operations have been classified as "Net liabilities of discontinued operations" on the consolidated balance sheets and consist of the following:

                                                                              DECEMBER 31,   MARCH 31,
                                                                                  1998         1999
                                                                              ------------  -----------
                                                                                  ($ IN THOUSANDS)
Cash and cash equivalents...................................................   $   31,675   $     9,002
Restricted investments--current.............................................       37,572        39,262
Other current assets........................................................       36,747        21,933
Property, plant and equipment, net..........................................       89,508        96,402
Restricted investments--non-current.........................................       61,988        61,379
Goodwill....................................................................      126,244       124,973
Other assets................................................................       21,769        40,306
                                                                              ------------  -----------
  Total assets..............................................................      405,503       393,257
Current liabilities.........................................................       36,299        36,285
Long-term debt, net of current portion......................................      376,149       375,953
Other liabilities...........................................................           88           106
                                                                              ------------  -----------
  Total liabilities.........................................................      412,536       412,344
                                                                              ------------  -----------
Net liabilities of discontinued operations..................................   $   (7,033)  $   (19,087)
                                                                              ------------  -----------
                                                                              ------------  -----------

    The net loss from operations of the wireline segment was classified on the condensed consolidated statement of operations as "Loss from discontinued operations." Summarized results of discontinued operations are as follows:

                                                                                     THREE MONTHS ENDED
                                                                                          MARCH 31,
                                                                                    ---------------------
                                                                                      1998        1999
                                                                                    ---------  ----------
                                                                                      ($ IN THOUSANDS)
Net revenues......................................................................  $   5,290  $   26,793
Loss before income taxes..........................................................     (1,670)    (19,442)
Income tax benefit................................................................        129       7,388
Cumulative effect of change in accounting principle...............................       (699)         --
Loss from discontinued operations.................................................     (2,240)    (12,054)

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

4. LONG-TERM DEBT

    The Company's long-term debt consists of the following:

                                                                       DECEMBER 31,
                                                                           1998         MARCH 31, 1999
                                                                     ----------------  ----------------
Revolving credit facilities........................................  $    740,000,000  $    742,000,000
Dobson/Sygnet Senior Notes.........................................       200,000,000       200,000,000
DCC Senior Notes...................................................       160,000,000       160,000,000
Other notes payable................................................         4,056,204         4,056,204
                                                                     ----------------  ----------------
  Total debt.......................................................     1,104,056,204     1,106,056,204
Less--Current maturities...........................................          (198,871)       (1,550,643)
                                                                     ----------------  ----------------
  Total long term debt.............................................  $  1,103,857,333  $  1,104,505,561
                                                                     ----------------  ----------------
                                                                     ----------------  ----------------

REVOLVING CREDIT FACILITIES

    The Company's revolving credit facilities consist of the following:

                                                                               INTEREST RATE
                                                                AMOUNT       (WEIGHTED AVERAGE
                                               MAXIMUM      OUTSTANDING AT   RATE AT MARCH 31,
CREDIT FACILITY                              AVAILABILITY   MARCH 31, 1999         1999)
------------------------------------------  --------------  --------------  -------------------
Dobson/Sygnet Credit Facilities...........  $  430,000,000  $  403,000,000            8.3%(1)
DCOC Credit Facility......................     200,000,000     200,000,000            7.7%
DOC Credit Facility.......................     250,000,000     139,000,000            6.5%(1)

------------------------

(1) Weighted average computation is based on actual interest rates without giving effect to the interest rate hedge discussed below.

    On December 23, 1998, the Company's subsidiary, Dobson/Sygnet, obtained $430 million of senior secured credit facilities ("Dobson/Sygnet Credit Facilities") from NationsBank, N.A., consisting of (a) a $50.0 million, 7 3/4 year reducing revolving credit facility ("Revolving Credit Facility"), (b) a $125.0 million, 7 3/4 year term loan ("Term Loan A"), (c) a $155.0 million, 8 1/4 year term loan ("Term Loan B") and (d) a $100.0 million, 9 year term loan ("Term Loan C"). Dobson/Sygnet's obligations under the Dobson/Sygnet Credit Facility are secured by all current and future assets of Dobson/Sygnet. Initial proceeds were used primarily to finance the Sygnet Acquisition described in Note 2. The Company expects to use the remaining availability to finance Dobson/Sygnet's capital expenditures and general operations.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

4. LONG-TERM DEBT (CONTINUED)
    Commencing with the quarter ending December 31, 2000, the borrowing under the Revolving Credit Facility and Term Loan A will reduce quarterly under the following annual amortization schedule:

YEAR                                                                       ANNUAL AMORTIZATION
-------------------------------------------------------------------------  -------------------
2000.....................................................................            5.0%
2001.....................................................................            7.5%
2002.....................................................................            7.5%
2003.....................................................................           12.5%
2004.....................................................................           15.0%
2005.....................................................................           25.0%
2006.....................................................................           27.5%

    Commencing with the quarter ending December 31, 2000, the borrowing under the Term Loan B will reduce quarterly under the following annual amortization schedule:

YEAR                                                                       ANNUAL AMORTIZATION
-------------------------------------------------------------------------  -------------------
2000.....................................................................            2.5%
2001.....................................................................            2.5%
2002.....................................................................            2.5%
2003.....................................................................            7.5%
2004.....................................................................           15.0%
2005.....................................................................           25.0%
2006.....................................................................           27.5%
2007.....................................................................           17.5%

    Term Loan C will amortize annually under the following schedule:

YEAR                                                                       ANNUAL AMORTIZATION
-------------------------------------------------------------------------  -------------------
1999-2006................................................................            1.0%
2007.....................................................................           92.0%

    On March 25, 1998, the Company's subsidiary DCOC established a $200 million senior secured credit facility (the "DCOC Credit Facility"). DCOC's obligations under the DCOC Credit Facility are secured by all current and future assets of DCOC. At the same time, the Company's subsidiary DOC established a $250 million senior secured credit facility (the "DOC Credit Facility") to replace its existing revolving credit facility established on February 28, 1997. The DOC Credit Facility is secured by all of DOC's stock and the stock or partnership interests of its restricted subsidiaries and all assets of DOC and its restricted subsidiaries. DCOC is designated an unrestricted subsidiary with regard to the DOC Facility. The Company and DOC's wholly owned subsidiaries other than Logix and the Arizona 5 Partnership have guaranteed DOC's obligations under the DOC Credit Facility. Initial proceeds from the DCOC Credit Facility and DOC Credit Facility were used primarily to refinance existing indebtedness and finance the 1998 acquisitions described above. The Company expects to use the remaining availability under the DCOC Credit Facility and DOC Credit Facility to finance capital expenditures, consummate future acquisitions and fund general corporate operations. The facilities will terminate in 2006.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

4. LONG-TERM DEBT (CONTINUED)
    The Dobson/Sygnet Credit Facilities, the DCOC Credit Facility and the DOC Credit Facility require the Company to maintain certain financial ratios. The failure to maintain such ratios would constitute an event of default, notwithstanding the Company's ability to meet its debt service obligations.

    In connection with the closing of the DOC Credit Facility, the Company extinguished a previous credit facility and recognized a pretax loss of approximately $3.3 million as a result of writing off previously capitalized financing costs associated with the revolving credit facility. Such amount is included in the Company's consolidated statement of operations, net of tax, for the three months ended March 31, 1998 as an extraordinary expense.

SENIOR NOTES

    On December 23, 1998, the Company's subsidiary, Dobson/Sygnet, issued $200 million of 12.25% Senior Notes maturing in 2008 ("Dobson/Sygnet Senior Notes"). The net proceeds were used to finance the Sygnet Acquisition described in Note 2 and to purchase $67.7 million of securities pledged to secure payment of the first six semi-annual interest payments on the Dobson/Sygnet Senior Notes, which begin on June 15, 1999. The pledged securities are reflected as restricted cash and investments in the Company's consolidated balance sheets. The Dobson/Sygnet Senior Notes are redeemable at the option of the Company in whole or in part, on or after December 15, 2003, initially at 106.125%. Prior to December 15, 2001, the Company may redeem up to 35% of the principal amount of the Dobson/Sygnet Senior Notes at 112.25% with proceeds from equity offerings, provided that at least $130 million remains outstanding.

    On February 28, 1997, the Company issued $160 million of 11.75% Senior Notes maturing in 2007 ("DCC Senior Notes"). The net proceeds were used to finance the acquisition of the Company's Maryland markets and to purchase securities pledged to secure payment of the first four semi-annual interest payments on the DCC Senior Notes, which began on October 15, 1997. The pledged securities are reflected as restricted cash and investments in the Company's consolidated balance sheets. The DCC Senior Notes are redeemable at the option of the Company in whole or in part, on or after April 15, 2002, initially at 105.875%. Prior to April 15, 2000, the Company may redeem up to 35% of the principal amount of the DCC Senior Notes at 111.750% with proceeds from equity offerings, provided that after any such redemption at least $104 million remains outstanding.

OTHER NOTES PAYABLE

    Other notes payable represents the amount financed with the United States Government for nine PCS licenses.

INTEREST RATE HEDGES

    In April 1997, the Company entered into an interest rate hedge agreement terminating on April 24, 2002 to hedge the Company's interest expense on $160 million of its indebtedness under the DOC Credit Facility. In 1998, the counterparty exercised its rights under the swap agreement, fixing the interest rate at 6.13% plus a factor based on the Company's leverage. The Company accounts for this as a hedge. In March 1999, the Company entered into an interest rate swap that effectively fixed the interest rate on $110.0 million of the principal outstanding on the Dobson/Sygnet credit facilities at approximately 5.48% plus a factor used on our leverage. The term of the interest rate swap is approximately 24 months.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

5. STOCKHOLDERS' DEFICIT:

    As of March 31, 1999, the Company's authorized and outstanding capital stock is as follows:

                                                                                                LIQUIDATION
                                   # OF SHARES  # OF SHARES   PAR VALUE                         PREFERENCE
    CLASS             TYPE         AUTHORIZED     ISSUED      PER SHARE        DIVIDENDS         PER SHARE   REDEMPTION DATE
--------------  -----------------  -----------  -----------  -----------  --------------------  -----------  ----------------
   Class A           Common Stock   1,438,000      573,152    $    .001       As declared               --          --

   Class B           Common Stock      31,000           --    $    .001       As declared               --          --

   Class C           Common Stock      31,000           --    $    .001       As declared               --          --
                                   -----------  -----------

                                    1,500,000      573,152

    Senior
 Exchangeable     Preferred Stock     550,000      197,309    $    1.00    12.25% Cumulative     $   1,000    Jan. 15, 2008

  Additional      Preferred Stock     184,000       65,151    $    1.00    12.25% Cumulative     $   1,000    Jan. 15, 2008

   Class A        Preferred Stock     450,000      314,286    $    1.00    5% Non-cumulative     $      70          --

   Class C        Preferred Stock     100,000           --    $    1.00      8% Cumulative       $   16.23          --

   Class D        Preferred Stock      85,000       75,094    $    1.00      15% Cumulative      $1,131.92        after
                                                                                                              Dec. 23, 2010

   Class E        Preferred Stock     405,000           --    $    1.00      15% Cumulative      $1,131.92        after
                                                                                                              Dec. 23, 2010

   Class F        Preferred Stock     205,000       30,000    $    1.00      16% Cumulative      $   1,000    Dec. 31, 2010

   Class G        Preferred Stock      62,000       37,853    $    1.00      16% Cumulative      $  660.40   90 days after an
                                                                                                              initial public
                                                                                                                 offering

   Class H        Preferred Stock      62,000           --    $    1.00      16% Cumulative      $  660.45        after
                                                                                                              Dec. 23, 2010

    Other         Preferred Stock     397,000           --    $    1.00            --                   --          --
                                   -----------  -----------

                                    2,500,000      719,693

                    OTHER
                  FEATURES,
                   RIGHTS,
                 PREFERENCES
    CLASS        AND POWERS
--------------  -------------
   Class A         Voting
   Class B       Non-voting
   Class C       Non-voting
    Senior
 Exchangeable    Non-voting
  Additional     Non-voting
   Class A       Non-voting
   Class C       Non-voting
   Class D       Convertible
   Class E       Non-voting
   Class F       Non-voting
   Class G      Non- voting,
                 convertible
   Class H       Non-voting
    Other            --

    In January 1999, the Company issued cumulative quarterly dividends in the form of 6,494 additional shares of Senior Exchangeable preferred stock (having a liquidation preference of $6.5 milion) which represented non-cash financing activity, and thus are not included in the accompanying condensed consolidated statement of cash flows.

6. RESTRICTED CASH AND INVESTMENTS

    Restricted cash and investments consist of interest pledge deposits for the Dobson/Sygnet Senior Notes and the DCC Senior Notes. The Dobson/Sygnet Senior Notes interest pledge deposit of approximately $68.8 million includes the initial deposit of $67.7 million (as discussed in Note 4), plus interest earned. The DCC Senior Notes interest pledge deposit of approximately $9.5 million includes an initial deposit of $38.4 million, net of interest earned and payments issued to bondholders. Amortization expense of $232,070 and $145,818 was recorded for the three months ended March 31, 1999 and 1998, respectively, for bond premiums recorded with the purchase of the restricted investments.

7. EARNINGS PER COMMON SHARE

    Basic loss per common share is computed by the weighted average number of shares of common stock outstanding during the year. Diluted net loss per common share has been omitted because the impact of stock options and convertible preferred stock on the Company's net loss per common share is anti-dilutive.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

8. RECENT PRONOUNCEMENTS

    In July 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Derivatives and Hedging ("SFAS 133"). SFAS 133 establishes uniform hedge accounting criteria for all derivatives requiring companies to formally document, designate and assess the effectiveness of transactions that receive hedge accounting. Under SFAS 133, derivatives will be recorded in the balance sheet as either an asset or liability measured at its fair value, with changes in the fair value recognized as a component of comprehensive income or in current earnings. SFAS 133 will be effective for fiscal years beginning after June 15, 1999. Under SFAS 133, the Company would record a liability of $3.4 million relating to its interest rate hedge valuation at March 31, 1999. The Company has not determined the timing or method of adoption of SFAS 133.

9. COMMITMENTS

    Effective December 6, 1995 (amended December 20, 1995, June 24, 1997 and September 30, 1998), the Company entered into an equipment supply agreement in which the Company agreed to purchase approximately $65.0 million of cell site and switching equipment between June 24, 1997 and November 23, 2001 to update the cellular systems for newly acquired and existing MSAs and RSAs. Of this commitment, approximately $32.5 million remained at March 31, 1999.

    The Company entered into an additional equipment supply agreement with a second vendor on January 13, 1998. The Company agreed to purchase approximately $81.0 million of cell site and switching equipment between January 13, 1998 and January 12, 2002 to update the cellular systems for newly acquired and existing MSAs and RSAs. Of this commitment, $55.2 million remained at March 31, 1999.

10. SUBSEQUENT EVENT

    On May 5, 1999, the Company completed the private offering for $170 million of a series of 13% senior exchangeable preferred stock due 2009. The net proceeds from the private offering of the preferred stock will be used to redeem outstanding shares of the Company's Class F and Class G Preferred Stock, to reduce bank debt at DCOC and for general corporate purposes, including acquisitions.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Horizon, G.P., Inc.

    We have audited the accompanying combined statements of assets and liabilities of The Cellular Telephone Business of Selected Systems of Horizon Cellular Telephone Company, L.P. as of December 31, 1995 and 1996, and the related combined statements of operations and net assets and of cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of Horizon Cellular Telephone Company, L.P.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the assets and liabilities of The Cellular Telephone Business of Selected Systems of Horizon Cellular Telephone Company, L.P. at December 31, 1995 and 1996, and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                                    Ernst & Young LLP

Philadelphia, Pennsylvania

January 27, 1997

             THE CELLULAR TELEPHONE BUSINESS OF SELECTED SYSTEMS OF
                    HORIZON CELLULAR TELEPHONE COMPANY, L.P.
                 COMBINED STATEMENTS OF ASSETS AND LIABILITIES

                                     ASSETS

                                                                                             DECEMBER 31
                                                                                     ----------------------------
                                                                                         1995           1996
                                                                                     -------------  -------------
Current assets:
  Cash.............................................................................  $     355,069  $     435,407
  Accounts receivable, net of allowance for doubtful accounts of $82,160 and
    $100,790.......................................................................      1,709,143      2,240,468
  Inventory........................................................................        130,730        219,079
  Prepaid expenses.................................................................         77,731         29,991
                                                                                     -------------  -------------
Total current assets...............................................................      2,272,673      2,924,945

Property and equipment:
  Cellular system..................................................................      8,669,758     10,810,808
  Other............................................................................        959,727      1,287,823
                                                                                     -------------  -------------
                                                                                         9,629,485     12,098,631
  Accumulated depreciation.........................................................     (3,080,449)    (4,491,663)
                                                                                     -------------  -------------
                                                                                         6,549,036      7,606,968
Licenses, net of accumulated amortization of $3,099,061 and $4,020,825.............     32,763,313     31,841,549
Other assets, net of accumulated amortization of $18,483 and $22,838...............         94,275         99,200
                                                                                     -------------  -------------
Total assets.......................................................................  $  41,679,297  $  42,472,662
                                                                                     -------------  -------------
                                                                                     -------------  -------------

                                           LIABILITIES AND NET ASSETS

Current liabilities:
  Accounts payable.................................................................  $     354,798  $     702,859
  Accrued expenses.................................................................        669,390        968,815
  Deferred revenue.................................................................        403,994        566,521
                                                                                     -------------  -------------
Total current liabilities..........................................................      1,428,182      2,238,195
Advances from affiliates...........................................................     14,862,381     13,399,571
Net assets.........................................................................     25,388,734     26,834,896
                                                                                     -------------  -------------
Total liabilities and net assets...................................................  $  41,679,297  $  42,472,662
                                                                                     -------------  -------------
                                                                                     -------------  -------------

                            See accompanying notes.

             THE CELLULAR TELEPHONE BUSINESS OF SELECTED SYSTEMS OF
                    HORIZON CELLULAR TELEPHONE COMPANY, L.P.
                COMBINED STATEMENTS OF OPERATIONS AND NET ASSETS

                                                                                YEAR ENDED DECEMBER 31
                                                                      -------------------------------------------
                                                                          1994           1995           1996
                                                                      -------------  -------------  -------------
Revenues:
  Cellular service..................................................  $   5,863,828  $   7,801,918  $  10,867,791
  Roaming revenues..................................................      2,765,685      3,496,366      4,264,112
  Cellular equipment sales..........................................        524,892        402,430        388,505
                                                                      -------------  -------------  -------------
Total revenues......................................................      9,154,405     11,700,714     15,520,408

Operating expenses:
  Cellular service..................................................      2,918,043      3,569,152      4,532,595
  Cellular equipment................................................      1,100,160      1,182,309      1,133,171
  General and administrative........................................      1,528,970      1,471,078      1,869,299
  LPAR compensation.................................................             --             --        275,000
  Marketing and selling.............................................      1,272,265      1,944,731      2,478,918
  Depreciation and amortization.....................................      1,959,106      2,170,963      2,331,184
                                                                      -------------  -------------  -------------
                                                                          8,778,544     10,338,233     12,620,167
                                                                      -------------  -------------  -------------
Income from operations..............................................        375,861      1,362,481      2,900,241
Interest expense....................................................      1,358,153      1,568,883      1,454,079
                                                                      -------------  -------------  -------------
Net (loss) income...................................................       (982,292)      (206,402)     1,446,162
Net assets at beginning of year.....................................     21,926,001     25,314,904     25,388,734
Partners' contributions.............................................      4,371,195        280,232             --
                                                                      -------------  -------------  -------------
Net assets at end of year...........................................  $  25,314,904  $  25,388,734  $  26,834,896
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

                            See accompanying notes.

             THE CELLULAR TELEPHONE BUSINESS OF SELECTED SYSTEMS OF
                    HORIZON CELLULAR TELEPHONE COMPANY, L.P.
                       COMBINED STATEMENTS OF CASH FLOWS

                                                                                 YEAR ENDED DECEMBER 31
                                                                       -------------------------------------------
                                                                           1994           1995           1996
                                                                       -------------  -------------  -------------
OPERATING ACTIVITIES
Net (loss) income....................................................  $    (982,292) $    (206,402) $   1,446,162
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
  Depreciation and amortization......................................      1,959,106      2,170,963      2,331,184
  Provision for bad debts............................................        433,490          3,075        169,582
  LPAR compensation..................................................             --             --        275,000
  Accrued interest expense--affiliate................................      1,358,153      1,568,883      1,454,079
  Changes in operating assets and liabilities:
    Accounts receivable..............................................     (1,194,015)      (280,891)      (700,907)
    Inventory........................................................        (72,670)        42,003        (88,349)
    Prepaid expenses.................................................         (4,768)       (61,027)        47,740
    Accounts payable and accrued expenses............................        691,454       (239,835)       372,486
    Deferred revenue.................................................         95,128        205,588        162,527
                                                                       -------------  -------------  -------------
Net cash provided by operating activities............................      2,283,586      3,202,357      5,469,504

INVESTING ACTIVITIES
Purchases of property and equipment..................................     (1,942,166)    (1,418,979)    (2,462,997)
License and system acquisitions......................................     (4,205,125)            --             --
Other................................................................         27,925        (12,161)        (9,280)
                                                                       -------------  -------------  -------------
Net cash used in investing activities................................     (6,119,366)    (1,431,140)    (2,472,277)

FINANCING ACTIVITIES.................................................
Advances to affiliates, net of $166,069 and $280,232 noncash
 contributions in 1994 and 1995, respectively........................       (139,739)    (2,038,131)    (2,916,889)
Partners' contributions..............................................      4,205,125             --             --
                                                                       -------------  -------------  -------------
Net cash provided by (used in) financing activities..................      4,065,386     (2,038,131)    (2,916,889)
                                                                       -------------  -------------  -------------
Net increase (decrease) in cash......................................        229,606       (266,914)        80,338
Cash at beginning of year............................................        392,377        621,983        355,069
                                                                       -------------  -------------  -------------
Cash at end of year..................................................  $     621,983  $     355,069  $     435,407
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------

                            See accompanying notes.

             THE CELLULAR TELEPHONE BUSINESS OF SELECTED SYSTEMS OF
                    HORIZON CELLULAR TELEPHONE COMPANY, L.P.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                               DECEMBER 31, 1996

1. BASIS OF PRESENTATION AND DESCRIPTION OF BUSINESS

    The accompanying audited combined financial statements of The Cellular Telephone Business of Selected Systems of Horizon Cellular Telephone Company, L.P. (HCTC) reflect the combined assets and liabilities, combined results of operations, and combined cash flows of the cellular telephone business of Horizon Cellular Telephone Company of Frederick ("Frederick"), Horizon Cellular Telephone Company of Bedford ("Bedford"), Horizon Cellular Telephone Company of Hagerstown, L.P. ("Hagerstown"), and the Cumberland Cellular Partnership ("Cumberland") (collectively referred to as "the Selected Systems," "the Systems," or "the Company") as of December 31, 1995 and 1996, and for each of the three years in the period ended December 31, 1996. The accompanying financial statements are presented on HCTC's historical cost basis and are intended to reflect only the assets, liabilities, operations, and cash flows relating to the cellular telephone business of the named legal entities, which are majority-owned subsidiary partnerships of HCTC, and do not represent the financial statements of the named legal entities. The combined financial statements include only the operating results since the Systems were acquired by HCTC.

    The Company owns, designs, develops, and operates cellular communications systems. With the exception of Cumberland, KCCGP, L.P. (KCCGP) is the managing and sole general partner of the subsidiary partnerships that own directly the aforesaid cellular telephone businesses at December 31, 1996. With respect to Cumberland, KCCGP is the managing and sole general partner of Horizon Cellular Telephone Company of Cumberland, L.P., a 90.55% general partner in Cumberland. KCCGP performs certain administrative functions for the Systems and, accordingly, certain expenses of KCCGP (see Note 5) have been allocated to the Systems on a basis which, in the opinion of management, is reasonable. However, such expenditures are not necessarily indicative of, and it is not practicable for management to estimate, the nature and level of expenses which might have been incurred had the Systems been operating as separate independent companies.

2. ACQUISITIONS

    In April 1994, HCTC simultaneously closed on various purchase, sale and exchange agreements which ultimately resulted in HCTC (i) acquiring a majority interest (90.55%) in the non-wireline FCC Operating License of the Cumberland MSA, (ii) acquiring the non-wireline FCC Operating License of the Hagerstown MSA together with certain operating assets, in exchange for substantially all of the assets of the eastern portion of Bedford, and (iii) making a net payment of $4.2 million in cash. Simultaneously, HCTC contributed the Operating License to Cumberland and contributed the Operating License to Hagerstown in exchange for a 99.0% interest in Hagerstown and KCCGP obtained a 1.0% interest in Hagerstown.

    Effective January 1, 1995, the operations of Frederick and Bedford were merged into Hagerstown. As part of the market consolidation, the general partner interests were reorganized. KCCGP acquired an additional .9% interest in Frederick (resulting in a 1% general partner ownership), reducing HCTC's Limited Partnership interest to 99%. The additional partner contribution was based on the estimated fair market value of the Frederick System.

    All of the Company's acquisitions were accounted for under the purchase method of accounting; accordingly, assets acquired and liabilities assumed have been recorded at their estimated fair market values at the dates of acquisition and their results of operations are included in the accompanying combined statements of operations since the date of acquisition. The accompanying financial statements

             THE CELLULAR TELEPHONE BUSINESS OF SELECTED SYSTEMS OF
                    HORIZON CELLULAR TELEPHONE COMPANY, L.P.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1996

2. ACQUISITIONS (CONTINUED)
exclude the results of operations of the eastern portion of Bedford. The excess of purchase price over the fair market value of identifiable net tangible assets acquired has been allocated to customer lists and licenses. Pro forma results of operations for 1994, assuming the acquisitions of Hagerstown and Cumberland occurred on January 1, 1994, would not differ materially from reported results.

3. ACCOUNTING POLICIES

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

INVENTORIES

    Inventories are carried at the lower of cost (using the first-in, first-out method) or market.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost and are depreciated over their estimated useful lives (three to twelve years) using the straight-line method.

    Depreciation expense amounted to approximately $1,143,000 in 1994, $1,237,000 in 1995, and $1,405,000 in 1996.

LICENSES

    Licenses primarily represent the acquisition costs of the Operating Licenses. Such costs are being amortized over a period of 40 years using the straight-line method.

    The Systems periodically review the carrying value of their licenses to determine whether such amounts are recoverable based on undiscounted future cash flows and whether a reduction to fair value is necessary. There have been no such reductions through December 31, 1996.

ADVANCES FROM AFFILIATES

    Advances from affiliates primarily represent cash advances from HCTC and KCCGP which provided funds for investing and operating activities, and have no specific repayment terms. Interest expense is charged monthly at a rate of 11 3/8% of the ending balances payable to HCTC.

REVENUE AND EXPENSE RECOGNITION

    Cellular airtime revenue and access charges are recognized as service is provided. Cellular airtime is billed in arrears and access charges are billed in advance. Subscriber acquisition costs (mainly commissions and loss on equipment sales) are expensed when incurred. Accounts receivable consist mainly of amounts due from subscribers and other cellular companies whose subscribers use the Systems' cellular service.

             THE CELLULAR TELEPHONE BUSINESS OF SELECTED SYSTEMS OF
                    HORIZON CELLULAR TELEPHONE COMPANY, L.P.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1996

3. ACCOUNTING POLICIES (CONTINUED)
    Approximately 40% of the 1996 roaming revenues were generated from subscribers of a cellular company serving an adjacent market when such subscribers place or receive calls on the Company's system.

ADVERTISING EXPENSES

    Advertising expenses are charged to operations as incurred and amounted to approximately $256,100 in 1994, $394,400 in 1995, and $512,000 in 1996.

ACCRUED EXPENSES

    Accrued expenses consist of the following at December 31:

                                                                           1995        1996
                                                                        ----------  ----------
Property, sales, and excise taxes.....................................  $  128,400  $  112,800
Interconnection and other billing costs...............................      68,400      63,500
Salaries and bonuses..................................................     118,900     139,100
LPAR compensation.....................................................          --     275,000
Other.................................................................     353,700     378,400
                                                                        ----------  ----------
                                                                        $  669,400  $  968,800
                                                                        ----------  ----------
                                                                        ----------  ----------

INCOME TAXES

    The legal entities under which the Systems operate are partnerships organized under the laws of Delaware. Accordingly, federal and state income taxes are not paid at the partnership level but by the ultimate partners. The tax basis of the Systems' assets amounted to approximately $28.8 million and $30 million at December 31, 1995 and 1996, respectively.

NEW ACCOUNTING STANDARDS

    In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. The impact of adopting this Statement in 1996 was not material to the financial statements.

    SFAS No. 123, "Accounting for Stock-Based Compensation," is effective for fiscal years beginning after December 15, 1995. SFAS 123 provides companies with a choice to follow the provisions of SFAS 123 in determining stock-based compensation expense or to continue with the provisions of APB 25, "Accounting for Stock Issued to Employees." Although the Selected Systems expect to continue to follow APB 25, Statement 123 would have no effect on the combined financial statements for the periods indicated (see Note 6).

             THE CELLULAR TELEPHONE BUSINESS OF SELECTED SYSTEMS OF
                    HORIZON CELLULAR TELEPHONE COMPANY, L.P.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1996

4. COMMITMENTS AND CONTINGENCIES

    The Systems lease office space, office equipment, and cellular sites and facilities under operating leases with initial terms ranging from 1 to 20 years. Most cellular sites contain renewal options ranging up to 25 years.

    Future minimum payments under noncancelable operating leases with initial terms of one year or more consisted of the following amounts as of December 31, 1996:

                                                                       CELLULAR
                                                                        SITES        OTHER
                                                                      ----------  ------------
1997................................................................  $   87,000  $    353,000
1998................................................................      89,000       289,000
1999................................................................      65,000       244,000
2000................................................................      61,000       197,000
2001................................................................      41,000            --
Thereafter..........................................................     281,000            --
                                                                      ----------  ------------
Total minimum lease payments........................................  $  624,000  $  1,083,000
                                                                      ----------  ------------
                                                                      ----------  ------------

    Rental expense amounted to approximately $251,100 in 1994, $336,500 in 1995, and $389,800 in 1996.

5. RELATED PARTY TRANSACTIONS

    KCCGP provides various administrative services to the Systems, including accounting, engineering, and marketing and advertising services, in addition to funding working capital requirements and capital expenditures as necessary. These expenses are charged, first on the basis of direct usage when identifiable, with the remainder allocated equally among its operating systems. Allocated expenses amounted to $107,000 for the year ended December 31, 1994, and $50,000 for each of the years ended December 31, 1995 and 1996.

6. BENEFIT PLANS

    HCTC has granted certain officers of the Selected Systems limited partnership appreciation rights in HCTC pursuant to a Limited Partnership Unit Appreciation Rights Plan ("LPAR Plan"), as amended, that was adopted September 1, 1994 to be effective January 1, 1993. Upon the occurrence of certain events as specified therein ("Termination Events"), participants are entitled to share in the amounts, if any, of distributions to HCTC's partners after all capital contributions made by HCTC's partners have been repaid, together with a fixed return on such contributions. Such rights vest over a period of five years; however, vesting is automatically accelerated upon the occurrence of a Termination Event. LPAR Plan compensation expense of $275,000 has been recognized and included in accrued expenses as of December 31, 1996, which is the LPAR Plan amount attributable to participants who are employees of the Selected Systems.

    Effective July 1, 1994, KCCGP established an employee savings plan (the "Plan") that qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. Under the Plan, which covers employees of the Selected Systems who have met certain eligibility requirements, participating employees may defer up to 15% of their pretax earnings, up to the Internal Revenue Service annual

             THE CELLULAR TELEPHONE BUSINESS OF SELECTED SYSTEMS OF
                    HORIZON CELLULAR TELEPHONE COMPANY, L.P.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1996

6. BENEFIT PLANS (CONTINUED)
contribution limit ($9,500 for calendar year 1996). The Company matches up to 50% of the employee's contributions, up to a maximum of 3% of the employee's earnings. Employees who participate in the LPAR Plan are excluded from matching contributions. Matching Plan contributions, which vest equally over five years, amounted to approximately $7,600 in 1994, $10,100 in 1995, and $17,600 in 1996.

7. SUBSEQUENT EVENTS

    On November 19, 1996, the Company entered into a definitive agreement to sell the FCC Operating Licenses of the Selected Systems, together with certain operating assets and liabilities, to Dobson Cellular of Maryland, Inc. for approximately $75 million, subject to adjustment. The combined financial statements do not reflect either the estimated gain, or any expenses incurred or expected to be incurred related to the sale of the systems. The sale is expected to close in February of 1997, and is subject to certain regulatory and other approvals.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Partners of

Gila River Cellular General Partnership:

    We have audited the accompanying balance sheets of Gila River Cellular General Partnership (an Arizona general partnership) as of December 31, 1996 and 1995, and the related statements of operations, changes in partners' capital and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Gila River Cellular General Partnership as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                                   ARTHUR ANDERSEN LLP

Denver, Colorado,

March 10, 1997

                    GILA RIVER CELLULAR GENERAL PARTNERSHIP

                                 BALANCE SHEETS

                        AS OF DECEMBER 31, 1995 AND 1996

                                     ASSETS

                                                                                         1995           1996
                                                                                     -------------  -------------

Current assets:
  Cash and cash equivalents (Note 2)...............................................  $          --  $   1,569,595
  Accounts receivable, net of allowance of $58,696, and $159,707 respectively......        503,165        849,026
  Inventories (Note 2).............................................................         32,551         27,645
  Prepaid expenses.................................................................            555            107
                                                                                     -------------  -------------
    Total current assets...........................................................        536,271      2,446,373
                                                                                     -------------  -------------
Property and Equipment (Notes 2 and 5):
  Cellular systems.................................................................     10,218,397     10,363,236
  Furniture and equipment..........................................................          5,354          5,354
  Construction in progress.........................................................        178,687        466,707
                                                                                     -------------  -------------
                                                                                        10,402,438     10,835,297
  Less accumulated depreciation and amortization...................................     (1,361,443)    (2,605,661)
                                                                                     -------------  -------------
                                                                                         9,040,995      8,229,636
                                                                                     -------------  -------------
    Total assets...................................................................  $   9,577,266  $  10,676,009
                                                                                     -------------  -------------
                                                                                     -------------  -------------

                                        LIABILITIES AND PARTNERS' CAPITAL

Current liabilities:
  Accounts payable.................................................................  $     170,867  $     614,134
  Accrued liabilities..............................................................        762,799        415,006
  Advance billings and deposits (Note 2)...........................................         80,964         97,915
  Due to general partner (Notes 2 and 4)...........................................      2,111,267             --
                                                                                     -------------  -------------
    Total current liabilities......................................................      3,125,897      1,127,055
Long-term liabilities..............................................................          8,002          8,002
Commitments (Note 3)...............................................................             --             --
Partners' capital..................................................................      6,443,367      9,540,952
                                                                                     -------------  -------------
    Total liabilities and partners' capital........................................  $   9,577,266  $  10,676,009
                                                                                     -------------  -------------
                                                                                     -------------  -------------

   The accompanying notes are an integral part of these financial statements.

                    GILA RIVER CELLULAR GENERAL PARTNERSHIP

                            STATEMENTS OF OPERATIONS

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                                                                              1994          1995          1996
                                                                          ------------  ------------  ------------
Revenues (Note 2)
  Cellular service......................................................  $    906,882  $  1,286,901  $  2,151,888
  Cellular equipment....................................................       258,582       226,193       275,346
  Roaming and other.....................................................     2,437,233     4,230,127     5,583,073
                                                                          ------------  ------------  ------------
    Total revenues......................................................     3,602,697     5,743,221     8,010,307
                                                                          ------------  ------------  ------------
Operating Expenses (Notes 2 and 4):
  Cost of cellular service..............................................       373,159       531,380       993,086
  Cost of cellular equipment............................................       269,986       264,037       350,028
  Selling...............................................................       419,683       708,545     1,080,862
  General and administrative............................................       596,117       911,065     1,208,123
  Depreciation and amortization.........................................       320,727       926,995     1,244,204
                                                                          ------------  ------------  ------------
    Total operating expenses............................................     1,979,672     3,342,022     4,876,303
                                                                          ------------  ------------  ------------
Operating income........................................................     1,623,025     2,401,199     3,134,004
Other (expense) income (Note 2).........................................        24,251       (50,024)      (36,419)
                                                                          ------------  ------------  ------------
      Net income........................................................  $  1,647,276  $  2,351,175  $  3,097,585
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

   The accompanying notes are an integral part of these financial statements.

                    GILA RIVER CELLULAR GENERAL PARTNERSHIP

                   STATEMENTS OF CHANGES IN PARTNERS' CAPITAL

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                            BEGINNING    BALANCE                TRANSFER OF   BALANCE    ADJUSTED                  BALANCE
                            OWNERSHIP   DEC. 31,                 INTEREST    DEC. 31,    OWNERSHIP                DEC. 31,
                            INTEREST      1993     NET INCOME    (NOTE 1)      1994      INTEREST    NET INCOME     1995
                           -----------  ---------  -----------  -----------  ---------  -----------  -----------  ---------
General Partners:
  Gila River
    Telecommunications,
    Inc..................      40.00%   $ 977,966   $ 658,910    $  79,799   $1,716,675   41.9500%    $ 986,318   $2,702,993
  Tohono O'odham Utility
    Authority............      23.00%     562,331     378,874      (30,590)    910,615    22.2525%      523,195   1,433,810
  Aztel, Inc.............      23.00%     562,331     378,874      (30,590)    910,615    22.2525%      523,195   1,433,810
  U S WEST NewVector
    Group, Inc...........      14.00%     342,288     230,618      (18,619)    554,287    13.5450%      318,467     872,754
                           -----------  ---------  -----------  -----------  ---------  -----------  -----------  ---------
                              100.00%   $2,444,916  $1,647,276   $      --   $4,092,192  100.0000%    $2,351,175  $6,443,367
                           -----------  ---------  -----------  -----------  ---------  -----------  -----------  ---------
                           -----------  ---------  -----------  -----------  ---------  -----------  -----------  ---------

                                         BALANCE
                                        DEC. 31,
                           NET INCOME     1996
                           -----------  ---------
General Partners:
  Gila River
    Telecommunications,
    Inc..................   $1,299,437  $4,002,430
  Tohono O'odham Utility
    Authority............     689,290   2,123,100
  Aztel, Inc.............     689,290   2,123,100
  U S WEST NewVector
    Group, Inc...........     419,568   1,292,322
                           -----------  ---------
                            $3,097,585  $9,540,952
                           -----------  ---------
                           -----------  ---------

   The accompanying notes are an integral part of these financial statements.

                    GILA RIVER CELLULAR GENERAL PARTNERSHIP

                            STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                                                                           1994           1995           1996
                                                                       -------------  -------------  -------------
OPERATING ACTIVITIES:
  Net income.........................................................  $   1,647,276  $   2,351,175  $   3,097,585
                                                                       -------------  -------------  -------------
Adjustments to net income:
  Depreciation and amortization......................................        320,727        926,995      1,244,204
  Changes in current assets and current liabilities:
    Accounts receivable, net.........................................       (139,488)      (143,655)      (345,861)
    Inventories......................................................         (9,171)        (3,259)         4,906
    Accounts payable.................................................         62,289         10,260         35,995
    Accrued liabilities..............................................         99,636        663,163       (347,793)
    Advance billings and deposits....................................         22,220         33,632         16,951
    Prepaid expenses.................................................           (306)          (249)           448
    Other............................................................        (20,389)            --             --
                                                                       -------------  -------------  -------------
    Total adjustments................................................        335,518      1,486,887        608,850
                                                                       -------------  -------------  -------------
    Cash provided by operations......................................      1,982,794      3,838,062      3,706,435
                                                                       -------------  -------------  -------------
INVESTING ACTIVITIES:
  Purchase of property and equipment.................................     (1,381,306)    (7,090,057)       (25,573)
  Cash received on disposition of property and equipment.............             --        525,000             --
                                                                       -------------  -------------  -------------
    Cash used for investing activities...............................     (1,381,306)    (6,565,057)       (25,573)
                                                                       -------------  -------------  -------------
FINANCING ACTIVITIES:
  (Payments to) advances from general partner........................             --      2,111,267     (2,111,267)
                                                                       -------------  -------------  -------------
    Cash (used for) provided by financing activities.................             --      2,111,267     (2,111,267)
                                                                       -------------  -------------  -------------
CASH AND CASH EQUIVALENTS:
    Net increase (decrease)..........................................        601,488       (615,728)     1,569,595
    Beginning balance................................................         14,240        615,728             --
                                                                       -------------  -------------  -------------
    Ending balance...................................................  $     615,728  $          --  $   1,569,595
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------

   The accompanying notes are an integral part of these financial statements.

                    GILA RIVER CELLULAR GENERAL PARTNERSHIP

                         NOTES TO FINANCIAL STATEMENTS

                        DECEMBER 31, 1994, 1995 AND 1996

1. ORGANIZATION

    Gila River Cellular General Partnership (an Arizona general partnership) was formed on September 1, 1990, to fund, establish and provide cellular telecommunication services to customers within the geographical area between the cities of Phoenix and Tucson, Arizona known as the Gila Rural Service Area ("RSA") Number 5 (corridor). Gila River Telecommunications, Inc., Tohono O'odham Utility Authority (a subsidiary organization of the Tohono O'odham Nation), and Aztel, Inc. participate as general partners. U S WEST NewVector Group, Inc. participates as the managing general partner.

    Effective December 31, 1994, the partners of Gila River Cellular General Partnership entered into a definitive agreement to amend the Partnership Agreement to incorporate the geographical service area of Arizona RSA Number 5 (non-corridor) served by a separate partnership of Gila River Telecommunications, Inc., Tohono O'odham Utility Authority and Aztel, Inc. As a result of this transaction, the ownership interest of the general partners of Gila River Cellular General Partnership has been revised as reflected in the accompanying financial statements.

    In late 1996, Dobson Communications Corporation ("Dobson") and the general partners signed a letter of intent wherein Dobson agreed to purchase the interests of the general partners. Upon completion of the transaction, which is expected to occur in the first half of 1997, Dobson and the Gila River Indian Community will have a 100% interest in Arizona RSA Number 5. At Dobson's option, during the sales transition and post-transition periods, Dobson may purchase services from the managing general partner similar to those discussed in Note 4.

2. SIGNIFICANT ACCOUNTING POLICIES:

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents include amounts which are readily convertible into cash and which are not subject to significant risk from fluctuations in interest rates.

INVENTORIES

    Inventories are stated at the lower of cost or market on a first-in, first-out (FIFO) basis. Inventories consist of cellular mobile telephone equipment that is purchased by the Partnership primarily for sale to customers.

PROPERTY, EQUIPMENT AND DEPRECIATION

    The Partnership's investment in property and equipment is stated at cost less accumulated depreciation. Interest incurred during construction is capitalized and amortized over the life of the underlying asset. Interest of $2,404, $163,427 and $9,216 was capitalized during the year ended December 31, 1994, 1995 and 1996, respectively. The cost of these assets includes purchased materials, contracted services, internal labor and applicable overhead.

                    GILA RIVER CELLULAR GENERAL PARTNERSHIP

                        DECEMBER 31, 1994, 1995 AND 1996

2. SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    Depreciation is calculated on a straight-line basis over the following estimated economic life of the assets:

                                                     3 to 20
Cellular systems..............................         years
Furniture and equipment.......................  3 to 5 years

INCOME TAXES

    Under provisions of the Internal Revenue Code, the partners include their respective share of Partnership income or loss in their individual tax returns. Accordingly, no provision for income taxes has been made in the accompanying financial statements.

MANAGING GENERAL PARTNER FINANCING

    The managing general partner advances funds to the Partnership as necessary to finance operations and network construction. Interest is charged to the Partnership on these advances at a rate equivalent with U S WEST NewVector Group, Inc.'s borrowing rate which averaged 7.5% for the years ended December 31, 1994 and 1995 and 8.1% for the year ended December 31, 1996, respectively. Interest expense incurred and paid, net of amounts capitalized for the years ended December 31, 1994, 1995 and 1996 was $0, $50,024 $50,098, respectively.

REVENUES

    The Partnership earns cellular service revenue by providing access to the cellular network (access revenue) and for use of the network (airtime revenue). Access revenue is billed one month in advance. Airtime and access revenues are recognized when the service is provided.

ADVERTISING COSTS

    Costs incurred for advertising are expensed as incurred.

ACCOUNTING ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECLASSIFICATION

    Certain reclassifications have been made to the prior year's financial statements in order to present them on a basis consistent with that of the current year.

                    GILA RIVER CELLULAR GENERAL PARTNERSHIP

                        DECEMBER 31, 1994, 1995 AND 1996

3. COMMITMENTS:

OPERATING LEASES

    Future minimum rental payments required under operating leases for real estate that have initial or remaining noncancelable lease terms ending after December 31, 1996, are as follows:

1997..............................................  $  91,086
1998..............................................     80,038
1999..............................................     67,769
2000..............................................     19,090
2001..............................................        180
                                                    ---------
Total.............................................  $ 258,163
                                                    ---------
                                                    ---------

    Leases for real estate provide for renewal at various intervals with provision for increased rents at each renewal.Rental expense for the years ended December 31, 1994, 1995 and 1996 was $51,809, $103,604 and $91,663,
respectively.

4. RELATED PARTY TRANSACTIONS

    In accordance with the Partnership Agreement, the managing general partner provides many services to the Partnership as well as to other cellular partnerships. These include legal, financial, engineering, operations, marketing and accounting services. Costs for performing these services are charged to the Partnership primarily on the basis of the managing general partner's time and effort incurred on behalf of the Partnership for each activity. The Partnership incurred costs from the managing general partner for the years ended December 31, 1994, 1995 and 1996 of $529,924, $848,279 and $986,301, respectively.

    The Partnership purchases telecommunication services from an affiliate of the managing general partner. Purchases for the years ended December 31, 1996 were $289,404.

    The managing general partner provides switching services to the Partnership. The Partnership was charged $58,266, $97,220 and $196,202 for the years ended December 31, 1994, 1995 and 1996, respectively.

    The Partnership utilizes digital transmission facilities from a U S WEST NewVector Group, Inc. managed partnership. The Partnership was charged $0, $0 and $4,380 for these services during the year ended December 31, 1994, 1995 and 1996, respectively.

5. UPGRADE OF CELLULAR SYSTEM

    During 1993, the Partnership decided to replace substantially all of its cellular network equipment consisting primarily of cell site electronics. The Partnership recorded a reserve of $460,000 in connection with this transaction in order to reduce the cellular equipment to its net realizable value. During the fourth quarter of 1995, assets with a book value of $1,132,394 and accumulated depreciation of $200,153 were replaced in connection with the upgrade. As part of this transaction, the Partnership's displaced cellular equipment was transferred to the managing general partner at its fair market value of $525,000.

                    GILA RIVER CELLULAR GENERAL PARTNERSHIP

                                 BALANCE SHEET

                                                                                 SEPTEMBER
                                                                                    30,
                                                                                    1997
                                                                                 ----------
                                                                                 (UNAUDITED)
                                          ASSETS
Current Assets:
  Cash and cash equivalents....................................................  $1,773,244
  Accounts receivable, net of allowance of $164,039............................     949,650
  Prepaid expenses.............................................................         768
                                                                                 ----------
      Total current assets.....................................................   2,723,662
                                                                                 ----------
Property and Equipment
  Cellular systems.............................................................  10,482,892
  Furniture and equipment......................................................       7,420
  Construction in progress.....................................................     285,880
                                                                                 ----------
                                                                                 10,776,192
  Less accumulated depreciation................................................  (3,374,726)
                                                                                 ----------
                                                                                  7,401,466
                                                                                 ----------
      Total Assets.............................................................  $10,125,128
                                                                                 ----------
                                                                                 ----------

                             LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
  Accounts payable.............................................................  $  239,846
  Accrued liabilities..........................................................     725,517
  Advance billings and deposits................................................     100,214
                                                                                 ----------
      Total current liabilities................................................   1,065,577

  Long-term liabilities........................................................       8,002

  Commitments

  Partners' capital............................................................   9,051,549
                                                                                 ----------
      Total liabilities and partners' capital..................................  $10,125,128
                                                                                 ----------
                                                                                 ----------

    The accompanying notes are an integral part of this financial statement.

                    GILA RIVER CELLULAR GENERAL PARTNERSHIP

                            STATEMENTS OF OPERATIONS

                                                                        NINE MONTHS ENDED
                                                                          SEPTEMBER 30,
                                                                       --------------------
                                                                         1996       1997
                                                                       ---------  ---------
                                                                                  (UNAUDITED)
Revenues
  Cellular service...................................................  $1,550,972 $1,906,980
  Cellular equipment.................................................    197,669    382,956
  Roaming and other..................................................  4,082,018  5,347,644
                                                                       ---------  ---------
    Total revenues...................................................  5,830,659  7,637,580
                                                                       ---------  ---------
Operating Expenses
  Cost of cellular service...........................................    649,269    902,609
  Cost of cellular equipment.........................................    246,925    401,466
  Selling............................................................    778,398    627,374
  General and administrative.........................................    971,937    965,002
  Depreciation and amortization......................................    791,961    903,908
                                                                       ---------  ---------
    Total operating expenses.........................................  3,438,490  3,800,359
                                                                       ---------  ---------
Operating income.....................................................  2,392,169  3,837,221
Other income (expense)...............................................    (50,098)   149,583
                                                                       ---------  ---------
        Net income...................................................  $2,342,071 $3,986,804
                                                                       ---------  ---------
                                                                       ---------  ---------

   The accompanying notes are an integral part of these financial statements.

                    GILA RIVER CELLULAR GENERAL PARTNERSHIP

                   STATEMENTS OF CHANGES IN PARTNERS' CAPITAL

                                           BALANCE               BALANCE                DISTRIBUTION   BALANCE
                              OWNERSHIP   DEC. 31,      NET     DEC. 31,                TO GENERAL   SEPT. 30,
                               INTEREST     1995      INCOME      1996     NET INCOME    PARTNERS      1997
                              ----------  ---------  ---------  ---------  -----------  ----------  -----------
                                                                           (UNAUDITED)  (UNAUDITED) (UNAUDITED)
General Partners:
  Gila River
    Telecommunications,
    Inc.....................    41.9500%  2,702,993  1,299,437  4,002,430   1,672,464   (1,877,769)  3,797,125
  Tohono O'odham Utility
    Authority...............    22.2525%  1,433,810    689,290  2,123,100     887,164     (996,068)  2,014,196
  Aztel, Inc................    22.2525%  1,433,810    689,290  2,123,100     887,164     (996,068)  2,014,196
  U S WEST NewVector Group,
    Inc.....................    13.5450%    872,754    419,568  1,292,322     540,012     (606,302)  1,226,032
                              ----------  ---------  ---------  ---------  -----------  ----------  -----------
                               100.0000%  $6,443,367 $3,097,585 $9,540,952  $3,986,804  $(4,476,207)  $9,051,549
                              ----------  ---------  ---------  ---------  -----------  ----------  -----------
                              ----------  ---------  ---------  ---------  -----------  ----------  -----------

   The accompanying notes are an integral part of these financial statements.

                    GILA RIVER CELLULAR GENERAL PARTNERSHIP

                            STATEMENTS OF CASH FLOWS

                                                                       NINE MONTHS ENDED
                                                                         SEPTEMBER 30,
                                                                     ----------------------
                                                                        1996        1997
                                                                     ----------  ----------
                                                                                 (UNAUDITED)
OPERATING ACTIVITIES:
  Net income.......................................................  $2,342,071  $3,986,804
                                                                     ----------  ----------
Adjustments to net income:
  Depreciation.....................................................     791,961     903,908
  Changes in current assets and current liabilities:
    Accounts receivable, net.......................................    (147,386)   (100,624)
    Inventories....................................................      17,406      27,645
    Accounts payable...............................................      25,773    (374,288)
    Accrued liabilities............................................    (299,017)    705,919
    Advance billings and deposits..................................      18,244       2,299
    Prepaid expenses...............................................        (235)       (661)
                                                                     ----------  ----------
    Total adjustments..............................................  $  406,746  $1,164,198
                                                                     ----------  ----------
    Cash provided by operating activities..........................   2,748,817   5,151,002
                                                                     ----------  ----------
INVESTING ACTIVITIES:
  Purchase of property, plant and equipment........................    (274,363)   (927,322)
                                                                     ----------  ----------
    Cash used for investing activities.............................    (274,363)   (927,322)
                                                                     ----------  ----------
FINANCING ACTIVITIES:
  Cash distributions to general partners...........................  (2,155,613) (4,476,207)
  Cash received from managing partner..............................          --     456,176
                                                                     ----------  ----------
    Cash used for financing activities.............................  (2,155,613) (4,020,031)
                                                                     ----------  ----------
CASH AND CASH EQUIVALENTS:
  Net increase.....................................................     318,841     203,649
  Beginning balance................................................          --   1,569,595
                                                                     ----------  ----------
  Ending balance...................................................  $  318,841  $1,773,244
                                                                     ----------  ----------
                                                                     ----------  ----------

   The accompanying notes are an integral part of these financial statements.

                    GILA RIVER CELLULAR GENERAL PARTNERSHIP

                    NOTES TO UNAUDITED FINANCIAL STATEMENTS

                               SEPTEMBER 30, 1997

BASIS OF PRESENTATION

    The unaudited condensed financial statements include all normal adjustments which, in the opinion of management, are necessary to present fairly the condensed financial position at September 30, 1997, and the results of operations and cash flows for the nine months ended September 30, 1997 and 1996. These unaudited condensed financial statements should be read in conjunction with the December 31, 1996 financial statements and related notes.

RECENT TRANSACTION

    Effective October 1, 1997, the Gila River Cellular General Partnership (the "Partnership") completed the transaction wherein Dobson Communications Corporation ("DCC") agreed to purchase the interests of the general partners. As a result of this transaction, Dobson and the Gila River Indian Community own a 100% interest in Arizona 5 RSA. See Note 1 and Note 4 of the December 31, 1996 financial statements for more information related to this transaction.

                          INDEPENDENT AUDITORS' REPORT

To the Partners
Cellular 2000 (A Partnership)

    We have audited the accompanying balance sheet of Cellular 2000 (A Partnership) as of December 31, 1996 and 1997 and the related statements of income, changes in partners' equity and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cellular 2000 (A Partnership) as of December 31, 1996 and 1997 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          HOLLIDAY, LEMONS, THOMAS & COX, P.C.

Texarkana, Texas
February 13, 1998

                         CELLULAR 2000 (A PARTNERSHIP)
                                 BALANCE SHEET
                           DECEMBER 31, 1996 AND 1997

                                     ASSETS

                                                                                          1996           1997
                                                                                      -------------  -------------
CURRENT ASSETS:
  Cash and cash equivalents.........................................................  $   1,142,409  $   1,079,070
  Accounts receivable...............................................................      1,495,970      1,231,461
  Accounts receivable--related parties..............................................      1,201,698      1,396,810
  Inventory.........................................................................        147,551        160,677
  Prepaid and other current assets..................................................        283,112        370,334
                                                                                      -------------  -------------
      Total current assets..........................................................      4,270,740      4,238,352
                                                                                      -------------  -------------
PROPERTY, PLANT AND EQUIPMENT:
  Buildings and towers..............................................................      5,729,609      7,234,628
  Cellular and switching equipment..................................................     10,899,265     15,059,156
  Autos and trucks..................................................................        108,233        126,140
  Office equipment and furniture....................................................        405,133        413,672
  Leasehold improvements............................................................        110,976        333,675
  Construction in progress..........................................................        241,827      2,730,032
                                                                                      -------------  -------------
      Total property, plant and equipment...........................................     17,495,043     25,897,303
  Less accumulated depreciation.....................................................      4,695,405      6,563,647
                                                                                      -------------  -------------
  Net property, plant and equipment.................................................     12,799,638     19,333,656
                                                                                      -------------  -------------
OTHER ASSETS:
  Start up costs                                                                             56,827
  Loan costs........................................................................        246,801        268,084
  Licensing costs...................................................................         26,015         54,169
                                                                                      -------------  -------------
      Total other assets............................................................        329,643        322,253
                                                                                      -------------  -------------
      TOTAL ASSETS..................................................................  $  17,400,021  $  23,894,261
                                                                                      -------------  -------------
                                                                                      -------------  -------------

                                         LIABILITIES AND PARTNERS' EQUITY
CURRENT LIABILITIES:
  Cash overdraft....................................................................  $          --  $     536,924
  Notes payable.....................................................................      1,200,000             --
  Notes payable--related party......................................................             --      1,253,381
  Accounts payable..................................................................        714,601        723,491
  Accounts payable--related parties.................................................        325,552        305,437
  Obligation for equipment..........................................................             --      1,621,169
  Accrued management termination fee................................................      1,500,000             --
  Accrued expenses..................................................................         62,332        143,022
  Unearned revenue..................................................................        246,738        297,792
  Federal and state taxes payable...................................................        324,520        819,903
  Customer deposits.................................................................         22,000         17,600
                                                                                      -------------  -------------
      Total current liabilities.....................................................      4,395,743      5,718,719
                                                                                      -------------  -------------
LONG-TERM LIABILITIES:
  Notes payable, less current portion...............................................      8,900,000     12,800,000
  Obligation for equipment..........................................................      1,497,616             --
                                                                                      -------------  -------------
      Total long term liabilities...................................................     10,397,616     12,800,000
                                                                                      -------------  -------------
      Total liabilities.............................................................     14,793,359     18,518,719
PARTNERS' EQUITY....................................................................      2,606,662      5,375,542
                                                                                      -------------  -------------
      TOTAL LIABILITIES AND PARTNERS' EQUITY........................................  $  17,400,021  $  23,894,261
                                                                                      -------------  -------------
                                                                                      -------------  -------------

   The accompanying notes are an integral part of these financial statements.

                         CELLULAR 2000 (A PARTNERSHIP)
                              STATEMENT OF INCOME
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997

                                                                                         1996           1997
                                                                                     -------------  -------------
REVENUES:
  Cellular service.................................................................  $   8,580,109  $   8,539,822
  Cellular roaming.................................................................     10,856,424     10,654,382
  Equipment sales..................................................................        224,504        351,256
  Other income.....................................................................         66,089        175,437
                                                                                     -------------  -------------
  Total revenues...................................................................     19,727,126     19,720,897
                                                                                     -------------  -------------

COSTS AND EXPENSES:
  Cost of services.................................................................      6,103,477      5,914,442
  Cost of equipment sales..........................................................        728,357      1,154,816
  Marketing and selling expenses...................................................      1,314,631      1,104,764
  General and administrative expenses..............................................      1,966,416      2,237,552
  Legal and professional fees......................................................        440,181        460,320
  Depreciation.....................................................................      1,501,755      1,883,951
  Amortization.....................................................................        188,892        127,390
                                                                                     -------------  -------------
  Total costs and expenses.........................................................     12,243,709     12,883,235
                                                                                     -------------  -------------
Net income from operations.........................................................      7,483,417      6,837,662
                                                                                     -------------  -------------

OTHER INCOME (EXPENSE):
  Interest income..................................................................         31,260         16,440
  Interest expense.................................................................       (822,573)      (830,901)
  Loss on disposition of fixed assets..............................................             --        (44,199)
  Miscellaneous income.............................................................          2,265          9,444
  Management termination fee.......................................................     (3,000,000)            --
                                                                                     -------------  -------------
  Total other income (expense).....................................................     (3,789,048)      (849,216)
                                                                                     -------------  -------------
Net income.........................................................................  $   3,694,369  $   5,988,446
                                                                                     -------------  -------------
                                                                                     -------------  -------------

   The accompanying notes are an integral part of these financial statements.

                         CELLULAR 2000 (A PARTNERSHIP)
                    STATEMENT OF CHANGES IN PARTNERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997

                                                                                            1996          1997
                                                                                        ------------  ------------
Partners' equity, beginning of period.................................................  $  3,682,068  $  2,606,662
Net income............................................................................     3,694,369     5,988,446
Distributions.........................................................................     4,769,775     3,219,566
                                                                                        ------------  ------------
Partners' equity, end of period.......................................................  $  2,606,662  $  5,375,542
                                                                                        ------------  ------------
                                                                                        ------------  ------------

   The accompanying notes are an integral part of these financial statements.

                         CELLULAR 2000 (A PARTNERSHIP)
                            STATEMENT OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997

                                                                                          1996           1997
                                                                                      -------------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).................................................................  $   3,694,369  $   5,988,446
  Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization.....................................................      1,690,647      2,011,341
  Loss on disposition of fixed assets...............................................             --         44,199
  (Increase) decrease in assets:
    Accounts receivable.............................................................       (526,635)        69,397
    Inventory.......................................................................         26,786        (13,126)
    Prepaid and other current assets................................................       (178,022)       (87,222)
    Loan costs......................................................................             --        (80,000)
    Licensing costs.................................................................             --        (40,000)
  Increase (decrease) in liabilities:
    Accounts payable................................................................         67,338        (11,225)
    Accrued management termination fee..............................................        500,000     (1,500,000)
    Accrued liabilities.............................................................        (14,072)        80,690
    Unearned revenue................................................................         51,630         51,054
    Federal and state taxes payable.................................................         19,139        495,383
    Customer deposits...............................................................         (6,300)        (4,400)
                                                                                      -------------  -------------
  Net cash provided by operating activities.........................................      5,324,880      7,004,537
                                                                                      -------------  -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of fixed assets................................................             --          1,976
  Capital expenditures for property, plant and equipment............................     (2,214,973)    (7,087,210)
                                                                                      -------------  -------------
  Net cash used for investing activities............................................     (2,214,973)    (7,085,234)
                                                                                      -------------  -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayments of notes payable.......................................................     (1,150,000)      (300,000)
  Proceeds from notes payable.......................................................      2,000,000      3,000,000
  Distributions.....................................................................     (4,769,775)    (3,219,566)
                                                                                      -------------  -------------
  Net cash provided (used) by financing activities..................................     (3,919,775)      (519,566)
                                                                                      -------------  -------------
  Net increase (decrease) in cash and cash equivalents..............................       (809,868)      (600,263)
Cash and cash equivalents at beginning of period....................................      1,952,277      1,142,409
                                                                                      -------------  -------------
Cash and cash equivalents at end of period..........................................  $   1,142,409  $     542,146
                                                                                      -------------  -------------
                                                                                      -------------  -------------

   The accompanying notes are an integral part of these financial statements.

                         CELLULAR 2000 (A PARTNERSHIP)

                         NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1996 AND 1997

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    DESCRIPTION OF BUSINESS

    The Partnership is the owner of a license issued by the Federal Communications Commission (FCC) to provide non-wireline cellular telecommunications service to the California 4 Rural Service Area. California 4 Rural Service Area includes Merced, Madera and San Benito counties in central California. The Partnership has a large customer base within this area that includes individuals, businesses and governments. The Partnership is not dependent on any single or major group of customers for its sales. Approximately 54% of Partnership revenue is derived from providing cellular service to customers of other cellular companies 'roaming' through the Company's service area. Approximately 43% of revenue is derived from providing cellular service to its own subscriber customers. As more fully described in Note 9 to the financial statements, in late 1997 the partner which owns the controlling interest in the Partnership and Dobson Cellular of California, Inc. (Dobson) signed an agreement in which the Partner agreed to sell their interest in the Partnership and to transfer the FCC license of the Partnership to Dobson.

    PERVASIVENESS OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CASH AND CASH EQUIVALENTS

    Cash equivalents consist of highly liquid unrestricted cash instruments with original maturities of three months or less. The Partnership places its temporary cash investments with high credit quality financial institutions. At times such investments may be in excess of the FDIC insurance limit. The Partnership has not experienced any losses in such accounts.

    REVENUE RECOGNITION

    Cellular air time is recorded as revenue as earned. Subscriber acquisition costs (mainly commissions and loss on equipment sales) are expensed when incurred. Sales of equipment are recorded at the point of sale. Cellular access charges generally are billed in advance and recognized as revenue when the services are provided.

    INVENTORIES

    Inventories are valued at the lower of cost or market. Cost is determined under the specific identification method.

                         CELLULAR 2000 (A PARTNERSHIP)

                           DECEMBER 31, 1996 AND 1997

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment are stated at cost. Depreciation is computed using the straight-line method over the following estimated useful lives of the assets:

                                                                       15-20
Buildings and towers............................................       years
Cellular and switching equipment................................    10 years
Autos and trucks................................................     5 years
Furniture, fixtures and office equipment........................   5-7 years
Leasehold Improvements..........................................     5 years

    Expenditures for repairs and maintenance are charged to operating expense as incurred. Betterments, replacement equipment and additions are capitalized.

    CONSTRUCTION IN PROGRESS

    The Partnership's cellular communications system expenditures are recorded as construction in progress until the system or assets are placed in service. When the assets are placed in service, they are transferred to the appropriate property and equipment category and depreciated. All direct, administrative and interest costs related to the construction are capitalized to construction in progress during the construction period.

    START UP COSTS

    Start up costs are administrative costs incurred related to the construction of the cellular mobile communications system. Such amounts are being amortized over five years beginning June 1, 1992. Accumulated amortization of start up costs at December 31, 1996 and 1997 was $625,105 and $681,933, respectively. At December 31, 1997 the start up costs were fully amortized.

    LOAN COSTS

    Costs associated with the financing of the Partnership's debt have been capitalized and are amortized on a straight line basis over the life of the note. Additional costs incurred with the loan in June 1997 have been capitalized and amortized over the remaining life of the loan. Accumulated amortization of loan costs at December 31, 1996 and 1997 was $114,387 and $173,103, respectively.

    LICENSING COSTS

    Licensing costs primarily represent costs incurred to acquire the Federal Communications Commission License. Amortization of these costs began in May, 1992, using the straight-line method over a period of 40 years. In March 1997, the Partnership entered into an agreement to use licensed software to process billing information for its cellular communications system. In consideration of this agreement, the Partnership paid a one-time license fee which is being amortized using the straight-line method over a three-year period. Accumulated amortization of licensing costs at December 31, 1997 and 1996 was $15,213 and $3,367, respectively.

                         CELLULAR 2000 (A PARTNERSHIP)

                           DECEMBER 31, 1996 AND 1997

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    INCOME TAXES

    The Partnership's legal form of organization is that of a partnership. A partnership as such is not taxed under the Internal Revenue Code, rather the income or loss of the partnership is required to be reported by each respective partner on their appropriate tax return.

    ADVERTISING EXPENSES

    Advertising costs are expensed as incurred and amounted to approximately $122,808 in 1996 and $183,690 in 1997. The expenses are included as marketing and selling expenses in the statement of income.

    CONCENTRATIONS OF CREDIT RISK

    Financial instruments which potentially expose the Partnership to concentrations of credit risk, as defined by FASB Statement No. 105 consist primarily of trade accounts receivable and cash equivalents.

    At December 31, 1997 approximately 54% of trade accounts receivable were attributable to cellular companies which subscribe to the clearinghouse network. Of this amount, approximately 72% of these receivables were from AT&T Wireless Services of California, Inc. (AWS-CA) companies and approximately 19% of these receivables were from Bay Area Cellular Telephone Company, of which the parent company of AWS-CA owns an interest. Concentrations of credit risk from these receivables is limited due to the large number of subscribers, none of which individually comprise a significant amount of the accounts receivable balance at December 31, 1997. The Partnership establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information. Receivables are not collateralized. The Partnership is directly affected by the well being of the California economic climate and the effects of any changes in the cellular telecommunications act. However, management does not believe significant credit risk exists at December 31, 1997.

    RECLASSIFICATIONS

    Certain accounts relating to the prior year have been reclassified to conform to the current year presentation. The reclassifications have no effect on previously reported net earnings.

NOTE 2--SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

    Cash and cash equivalents at December 31, 1996 and 1997 for the statement of cash flows consist of:

                                                                       1996          1997
                                                                   ------------  -------------
Cash and money market funds......................................  $  1,142,409  $   1,079,070
Cash overdrafts..................................................            --       (536,924)
                                                                   ------------  -------------
Total............................................................  $  1,142,409  $     542,146
                                                                   ------------  -------------
                                                                   ------------  -------------

    At December 31, 1997, the balance sheet presentation of cash and cash equivalents omits the cash overdrafts.

                         CELLULAR 2000 (A PARTNERSHIP)

                           DECEMBER 31, 1996 AND 1997

NOTE 2--SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION (CONTINUED)
    In 1997, noncash investing and financing activities include purchases of property, plant and equipment and obligation for equipment of $123,553 and increases to construction in progress and notes payable-related party of $1,253,381.

    For the years ended December 31, 1996 and 1997, interest paid amounted to $826,780 and $830,901, respectively, net of capitalized interest.

NOTE 3--NOTES PAYABLE

    Notes payable consist of the following:

                                                                     1996           1997
                                                                 -------------  -------------
Commercial promissory note due December 31, 1997.
  Collateralized by subordinated security interest in property and assets purchased under contract with AWS and outcollect
  revenues.....................................................             --  $   1,253,381
8.09375% Variable rate term loan due September 30, 2001.
  Collateralized by all property and assets of the
  partnership..................................................  $   7,600,000             --
8.09375% Variable rate revolving note due September 30, 2001.
  Collateralized by all property and assets of the
  partnership..................................................      2,500,000             --
8.16797% Variable rate term loan due December 31, 2003.
  Collateralized by all property and assets of the
  partnership..................................................             --     12,800,000
                                                                 -------------  -------------
Total..........................................................  $  10,100,000  $  14,053,381
Less current maturities........................................      1,200,000      1,253,381
                                                                 -------------  -------------
Total long term portion of notes payable.......................  $   8,900,000  $  12,800,000
                                                                 -------------  -------------
                                                                 -------------  -------------

    On December 31, 1996, the Partnership entered into an agreement which allows the Partnership to request AT&T Wireless Services, Inc. (AWS) to place orders for certain equipment, software, materials and services (hereinafter equipment) intended to be used by the Partnership in the ordinary course of business for the operation, modification, improvement or expansion of its system. Although it is under no obligation to do so, if AWS chooses to honor in its sole discretion any such request from the Partnership, such orders for equipment will be charged on AWS' account and the dollar amount of such charges shall be deemed for all purposes as loans or advances from AWS to the Partnership. The unpaid balance of all loans or advances shall not exceed $750,000. The payment of the loans and advances is secured by the equipment purchased and all of the Partnership's outcollect revenues, as they are commonly defined in the cellular telephone industry. The purchasing agreement contains a provision which allows AWS to offset roaming revenues owed to the Partnership against amounts owed under this purchasing agreement if the Partnership defaults in its obligation. Interest is payable at one and one-half percent per month on the outstanding balance after specified time intervals have elapsed. No interest cost was incurred on this loan during 1997.

                         CELLULAR 2000 (A PARTNERSHIP)

                           DECEMBER 31, 1996 AND 1997

NOTE 3--NOTES PAYABLE (CONTINUED)
    On October 14, 1994, the Partnership arranged financing with a financial institution for a $10,000,000 term loan and a $2,500,000 revolving credit loan. On September 29, 1996, the Partnership increased the commitment on the revolving credit loan to $4,500,000. The increased financing was obtained to satisfy a portion of the termination fee due on the settlement of the management agreement with RCM. On June 11, 1997, the term loan and the revolving credit loan were combined and the total commitment on the loan was increased to $16,000,000. The increased financing was obtained to upgrade equipment and increase the capacity of the cellular communications system. The credit agreement associated with the loan contains, among other covenants, provisions which limit capital expenditures. For the year ended December 31, 1997, capital expenditures cannot exceed $7,100,000. As of December 31, 1997, the Partnership was not in compliance with the capital expenditures covenant. This noncompliance would, by the terms of the loan agreement, constitute an event of default. The agreement provides that in an event of default the bank may by notice in writing declare all amounts owing with respect to these agreements immediately due and payable. Due to the pending sale as discussed in Note 9, management does not expect to receive such notice. The credit agreement also contains provisions which limit distributions to partners to no more than $500,000 during any fiscal quarter except distributions to the partners to pay Federal and State income taxes on the taxable income allocated by the Borrowers to its partners. Distributions totaling $3,219,566 and $4,769,775 were made in 1997 and 1996, respectively.

    At December 31, 1997, these borrowings bear interest at 2.25% above the LIBOR rate established for the period. Total interest incurred during the years ended December 31, 1997 and 1996 was $933,766 and $784,477, respectively. Of this, $117,216 was capitalized in 1997 as construction costs. No interest capitalization was required during 1996.

    Annual maturities of noncurrent notes payable are as follows:

1999...........................................................  $  -0-
2000...........................................................   2,400,000
2001...........................................................   3,200,000
2002...........................................................   3,200,000
2003...........................................................   4,000,000
                                                                 ----------
      Total....................................................  $12,800,000
                                                                 ----------
                                                                 ----------

                         CELLULAR 2000 (A PARTNERSHIP)

                           DECEMBER 31, 1996 AND 1997

NOTE 4--RELATED PARTY TRANSACTIONS

    McCaw Communications of the Pacific Inc. and RSA 339, Inc. are subsidiaries of AT&T Wireless Services, Inc. (AWS), and own minority interests in the Partnership. AWS owns an interest in Bay Area Cellular Telephone Company. Norfolk County Internet is owned by Thomas Morse, a member of the Executive Committee of the Partnership. Cellular 2000 Telephone Co. owns the controlling interest in the Partnership.

                                                                                                AMOUNT OF
                                                                                               TRANSACTION
                                                                        TYPE OF          ------------------------
RELATED PARTY                                                         TRANSACTION           1996         1997
---------------------------------------------------------------  ----------------------  ----------  ------------
AT&T Wireless Services.........................................  Accounts receivable     $  887,000  $  1,057,000
  of California, Inc. (including systems owned                   Accounts payable           268,000       243,000
  or controlled by AWS)                                          Notes payable                   --     1,253,000

Bay Area Cellular Telephone....................................  Accounts receivable        315,000       281,000
  Company                                                        Accounts payable            58,000        51,000

Norfolk County Internet........................................  Accounts receivable             --        56,000

Cellular 2000 Telephone Co.....................................  Accounts receivable             --         3,000

NOTE 5--OBLIGATION FOR EQUIPMENT

    In 1995, the Partnership negotiated a contract with Ericsson Inc. for an upgrade to the switch. The contract price for this upgrade totaled $1,782,525. The upgrade was completed and became fully operational in January 1996. By the terms of the contract, payment of $284,909 was made during 1995 leaving a balance due Ericsson, Inc. of $1,497,616. The original contract for the equipment has been adjusted to include sales tax of $123,553 for a total balance due to Ericsson, Inc. of $1,621,169. This obligation will become due in full if one of the following conditions are met: when the system reaches 25,000 subscribers; or if the switch is moved from its present location; or if the switch is taken out of service; or prior to or as an item of closing of the sale of the system to another business entity. Due to the pending sale of the system as discussed in Note 9, management expects the obligation for the upgrade to the switch to become due in full during 1998, therefore this obligation is classified as a current liability at December 31, 1997 on the balance sheet.

NOTE 6--ACCOUNTS RECEIVABLE

    Accounts receivable at December 31, 1996 and 1997 consist of the following:

                                                                        1996          1997
                                                                    ------------  ------------
Accounts receivable--roamer.......................................  $    314,304  $    114,270
Accounts receivable--subscriber...................................     1,233,315     1,216,190
Accounts receivable--other........................................       168,351        27,001
Less allowance for doubtful accounts..............................      (220,000)     (126,000)
                                                                    ------------  ------------
  Total...........................................................  $  1,495,970  $  1,231,461
                                                                    ------------  ------------
                                                                    ------------  ------------

                         CELLULAR 2000 (A PARTNERSHIP)

                           DECEMBER 31, 1996 AND 1997

NOTE 7--RETIREMENT PLAN

    The Partnership maintains a 401(k) profit sharing plan for its employees. After meeting eligibility requirements on age and months of service, all employees are covered. Contributions to the plan consist of the salary reduction each eligible employee has elected to defer. Additional contributions to the plan are at the discretion of management. Contributions for the years ended December 31, 1996 and 1997 were $10,800 and $20,545, respectively.

NOTE 8--COMMITMENTS AND CONTINGENCIES

    LEASE COMMITMENTS

    The Partnership is committed under operating leases principally for facilities, cell sites and office space with remaining terms from one to nine years with options for additional periods. Certain leases provide for payment by the lessee of taxes, maintenance and insurance.

    The statement of income includes rental expense for operating leases of approximately $428,000 for the year ended December 31, 1997 and $326,000 for the year ended December 31, 1996. The partnership's future minimum lease commitments under noncancelable operating leases are as follows:

                                                  REAL ESTATE    EQUIPMENT
YEAR                                                 LEASES       RENTALS
------------------------------------------------  ------------  -----------
12-31-98........................................  $    399,870   $   3,807
12-31-99........................................       346,501       1,586
12-31-00........................................       326,523          --
12-31-01........................................       226,151          --
12-31-02........................................       133,049          --
Thereafter......................................       432,377          --
                                                  ------------  -----------
  Total.........................................  $  1,864,471   $   5,393
                                                  ------------  -----------
                                                  ------------  -----------

    The Partnership had a management agreement with Rural Cellular Management
(RCM) which terminated on September 1, 1995. Prior to termination, the monthly management fee was based upon the most current population of the Rural Service Area (RSA) multiplied by $.1042. In 1996, the Partnership paid $45,350 to RCM which represented a correction in the calculation of the prior year's management fee paid. On August 24, 1996, the Partnership and RCM agreed upon a termination fee of $4,000,000 in settlement of the management agreement. As of December 31, 1996, the partnership had paid $2,500,000 to RCM. The balance of the termination fee, $1,500,000, was paid during the year ended December 31, 1997.

NOTE 9--SUBSEQUENT EVENT

    On November 17, 1997, the shareholders of Cellular 2000 Telephone Co. entered into a definitive agreement to sell their stock in Cellular 2000 Telephone Co. and to transfer the Federal Communications Commission (FCC) Operating Licenses to Dobson Cellular of California, Inc. (Dobson). Cellular 2000 Telephone Co. owns 75.018 percent of the outstanding partnership interests of Cellular 2000 (A Partnership), and thereby owns a controlling interest in the Partnership. The financial statements do not reflect any expenses incurred or expected to be incurred related to the sale. The FCC has consented to the

                         CELLULAR 2000 (A PARTNERSHIP)

                           DECEMBER 31, 1996 AND 1997

NOTE 9--SUBSEQUENT EVENT (CONTINUED)
transfer of control of the Partnership's FCC licenses to Dobson and has granted authorization to Dobson to operate the cellular telephone system. The sale is expected to close in April, 1998.

    On March 19, 1998, RSA 339, Inc. entered into a definitive agreement to sell their minority interest in the Partnership to Dobson. RSA 339, Inc. owns the remaining 24.982 percent of the outstanding partnership interests of the Partnership. The sale is also expected to close in April, 1998.

                         CELLULAR 2000 (A PARTNERSHIP)

                                 BALANCE SHEET

                      DECEMBER 31, 1997 AND MARCH 31, 1998

                                     ASSETS

                                                                                     DECEMBER 31,     MARCH 31,
                                                                                         1997           1998
                                                                                     -------------  -------------
                                                                                       (AUDITED)     (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents........................................................  $   1,079,070  $     130,801
  Accounts receivable..............................................................      1,231,461      1,443,923
  Accounts receivable--related parties.............................................      1,396,810      1,115,548
  Inventory........................................................................        160,677        112,859
  Prepaid and other current assets.................................................        370,334        221,161
                                                                                     -------------  -------------
  Total current assets.............................................................      4,238,352      3,024,292
                                                                                     -------------  -------------
PROPERTY, PLANT AND EQUIPMENT:
  Buildings and towers.............................................................      7,234,628      7,247,880
  Cellular and switching equipment.................................................     15,059,156     16,719,661
  Autos and trucks.................................................................        126,140        126,140
  Office equipment and furniture...................................................        413,672        415,852
  Leasehold improvements...........................................................        333,675        333,675
  Construction in progress.........................................................      2,730,032      1,360,988
                                                                                     -------------  -------------
  Total property, plant and equipment..............................................     25,897,303     26,204,196
  Less accumulated depreciation....................................................      6,563,647      7,137,194
                                                                                     -------------  -------------
  Net property, plant and equipment................................................     19,333,656     19,067,002
                                                                                     -------------  -------------
OTHER ASSETS:
  Loan costs.......................................................................        268,084        252,281
  Licensing costs..................................................................         54,169         50,652
                                                                                     -------------  -------------
  Total other assets...............................................................        322,253        302,933
                                                                                     -------------  -------------
TOTAL ASSETS.......................................................................  $  23,894,261  $  22,394,227
                                                                                     -------------  -------------
                                                                                     -------------  -------------
                                        LIABILITIES AND PARTNERS' EQUITY
CURRENT LIABILITIES:
  Cash overdraft...................................................................  $     536,924  $
  Notes payable--related party.....................................................      1,253,381        203,793
  Accounts payable.................................................................        723,491        640,282
  Accounts payable--related parties................................................        305,437        264,034
  Obligation for equipment.........................................................      1,621,169      1,621,169
  Accrued expenses.................................................................        143,022        171,362
  Unearned revenue.................................................................        297,792        310,083
  Federal and state taxes payable..................................................        819,903        735,034
  Customer deposits................................................................         17,600         21,300
                                                                                     -------------  -------------
  Total current liabilities........................................................      5,718,719      3,967,057
                                                                                     -------------  -------------
LONG-TERM LIABILITIES:
  Notes payable, less current portion..............................................     12,800,000     12,800,000
                                                                                     -------------  -------------
  Total long term liabilities......................................................     12,800,000     12,800,000
                                                                                     -------------  -------------
  Total liabilities................................................................     18,518,719     16,767,057
PARTNERS' EQUITY...................................................................      5,375,542      5,627,170
                                                                                     -------------  -------------
TOTAL LIABILITIES AND PARTNERS' EQUITY.............................................  $  23,894,261  $  22,394,227
                                                                                     -------------  -------------
                                                                                     -------------  -------------

                See accompanying notes and accountants' report.

                         CELLULAR 2000 (A PARTNERSHIP)

                              STATEMENT OF INCOME

               FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998

                                                                                         MARCH 31,     MARCH 31,
                                                                                            1997          1998
                                                                                        ------------  ------------
                                                                                        (UNAUDITED)   (UNAUDITED)
REVENUES:
  Cellular service....................................................................  $  1,959,180  $  2,398,814
  Cellular roaming....................................................................     2,061,429     2,336,412
  Equipment sales.....................................................................        67,339       273,614
  Other income........................................................................        47,934        74,541
                                                                                        ------------  ------------
  Total revenues......................................................................     4,135,882     5,083,381
                                                                                        ------------  ------------
COSTS AND EXPENSES:
  Cost of services....................................................................     1,361,129     1,451,133
  Cost of equipment sales.............................................................       215,516       433,286
  Marketing and selling expenses......................................................       284,870       235,264
  General and administrative expenses.................................................       512,199       773,488
  Legal and professional fees.........................................................       161,089       204,062
  Depreciation........................................................................       403,913       573,547
  Amortization........................................................................        47,831        19,321
                                                                                        ------------  ------------
  Total costs and expenses............................................................     2,986,547     3,690,101
                                                                                        ------------  ------------
Net income from operations............................................................     1,149,335     1,393,280
                                                                                        ------------  ------------
OTHER INCOME (EXPENSE):
  Interest income.....................................................................         6,238         7,031
  Interest expense....................................................................      (176,495)     (240,041)
  Loss on disposition of fixed assets.................................................       (43,723)
  Miscellaneous income................................................................            40        91,358
                                                                                        ------------  ------------
  Total other income (expense)........................................................      (213,940)     (141,652)
                                                                                        ------------  ------------
Net income............................................................................  $    935,395  $  1,251,628
                                                                                        ------------  ------------
                                                                                        ------------  ------------

                See accompanying notes and accountants' report.

                         CELLULAR 2000 (A PARTNERSHIP)

                    STATEMENT OF CHANGES IN PARTNERS' EQUITY

               FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998

                                                                                         MARCH 31,     MARCH 31,
                                                                                            1997          1998
                                                                                        ------------  ------------
                                                                                        (UNAUDITED)   (UNAUDITED)
Partners' equity, beginning of period.................................................  $  2,606,661  $  5,375,542
Net income............................................................................       935,395     1,251,628
Distributions.........................................................................       500,000     1,000,000
                                                                                        ------------  ------------
Partners' equity, end of period.......................................................  $  3,042,056  $  5,627,170
                                                                                        ------------  ------------
                                                                                        ------------  ------------

                See accompanying notes and accountants' report.

                         CELLULAR 2000 (A PARTNERSHIP)

                            STATEMENT OF CASH FLOWS

               FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998

                                                                                        MARCH 31,      MARCH 31,
                                                                                          1997           1998
                                                                                      -------------  -------------
                                                                                       (UNAUDITED)    (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).................................................................  $     935,395  $   1,251,628
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization...................................................        451,744        592,868
    Loss on disposition of fixed assets.............................................         43,723
    (Increase) decrease in assets:
      Accounts receivable...........................................................        447,986         68,800
      Inventory.....................................................................         11,323         47,818
      Prepaid and other current assets..............................................         94,940        149,173
      Licensing costs...............................................................        (40,000)
    Increase (decrease) in liabilities:
      Accounts payable..............................................................        113,353       (124,612)
      Accrued expenses..............................................................         (3,510)        28,340
      Unearned revenue..............................................................        100,335         12,291
      Federal and state taxes payable...............................................         34,259        (84,869)
      Customer deposits.............................................................         (1,967)         3,700
                                                                                      -------------  -------------
      Net cash provided by operating activities.....................................      2,187,581      1,945,137
                                                                                      -------------  -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of fixed assets................................................          1,900
  Capital expenditures for property, plant and equipment............................     (2,558,154)      (306,894)
                                                                                      -------------  -------------
  Net cash used for investing activities............................................     (2,556,254)      (306,894)
                                                                                      -------------  -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayments of notes payable.......................................................       (300,000)    (1,049,588)
  Distributions.....................................................................       (500,000)    (1,000,000)
                                                                                      -------------  -------------
  Net cash provided (used) by financing activities..................................       (800,000)    (2,049,588)
                                                                                      -------------  -------------
  Net increase (decrease) in cash and cash equivalents..............................     (1,168,673)      (411,345)
Cash and cash equivalents at beginning of period....................................      1,142,409        542,146
                                                                                      -------------  -------------
Cash and cash equivalents at end of period..........................................  $     (26,264) $     130,801
                                                                                      -------------  -------------
                                                                                      -------------  -------------

                See accompanying notes and accountants' report.

                         CELLULAR 2000 (A PARTNERSHIP)

                         NOTES TO FINANCIAL STATEMENTS

                   DECEMBER 31, 1997, MARCH 31, 1997 AND 1998

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    DESCRIPTION OF BUSINESS

    The Partnership is the owner of a license issued by the Federal Communications Commission (FCC) to provide non-wireline cellular telecommunications service to the California 4 Rural Service Area. California 4 Rural Service Area includes Merced, Madera and San Benito counties in central California. The Partnership has a large customer base within this area that includes individuals, businesses and governments. The Partnership is not dependent on any single or major group of customers for its sales. Approximately 54% of Partnership revenue is derived from providing cellular service to customers of other cellular companies 'roaming' through the Company's service area. Approximately 43% of revenue is derived from providing cellular service to its own subscriber customers. As more fully described in Note 9 to the financial statements, in late 1997 the partner which owns the controlling interest in the Partnership and Dobson Cellular of California, Inc. (Dobson) signed an agreement in which the Partner agreed to sell their interest in the Partnership and to transfer the FCC license of the Partnership to Dobson.

    PERVASIVENESS OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CASH AND CASH EQUIVALENTS

    Cash equivalents consist of highly liquid unrestricted cash instruments with original maturities of three months or less. The Partnership places its temporary cash investments with high credit quality financial institutions. At times such investments may be in excess of the FDIC insurance limit. The Partnership has not experienced any losses in such accounts.

    REVENUE RECOGNITION

    Cellular air time is recorded as revenue as earned. Subscriber acquisition costs (mainly commissions and loss on equipment sales) are expensed when incurred. Sales of equipment are recorded at the point of sale. Cellular access charges generally are billed in advance and recognized as revenue when the services are provided.

    INVENTORIES

    Inventories are valued at the lower of cost or market. Cost is determined under the specific identification method.

                         CELLULAR 2000 (A PARTNERSHIP)

                   DECEMBER 31, 1997, MARCH 31, 1997 AND 1998

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment are stated at cost. Depreciation is computed using the straight-line method over the following estimated useful lives of the assets:

                                                                       15-20
Buildings and towers............................................       years
Cellular and switching equipment................................    10 years
Autos and trucks................................................     5 years
Furniture, fixtures and office equipment........................   5-7 years
Leasehold Improvements..........................................     5 years

    Expenditures for repairs and maintenance are charged to operating expense as incurred. Betterments, replacement equipment and additions are capitalized.

    CONSTRUCTION IN PROGRESS

    The Partnership's cellular communications system expenditures are recorded as construction in progress until the system or assets are placed in service. When the assets are placed in service, they are transferred to the appropriate property and equipment category and depreciated. All direct, administrative and interest costs related to the construction are capitalized to construction in progress during the construction period.

    START UP COSTS

    Start up costs are administrative costs incurred related to the construction of the cellular mobile communications system. Such amounts are being amortized over five years beginning June 1, 1992. Accumulated amortization of start up costs at December 31, 1997 and March 31, 1998 was $681,933 and $681,933,
respectively. At December 31, 1997 the start up costs were fully amortized.

    LOAN COSTS

    Costs associated with the financing of the Partnership's debt have been capitalized and are amortized on a straight line basis over the life of the note. Additional costs incurred with the loan in June 1997 have been capitalized and amortized over the remaining life of the loan. Accumulated amortization of loan costs at December 31, 1997 and March 31, 1998 was $173,103 and $188,907, respectively.

    LICENSING COSTS

    Licensing costs primarily represent costs incurred to acquire the Federal Communications Commission License. Amortization of these costs began in May, 1992, using the straight-line method over a period of 40 years. In March, 1997, the Partnership entered into an agreement to use licensed software to process billing information for its cellular communications system. In consideration of this agreement, the Partnership paid a one-time license fee which is being amortized using the straight-line method over a three-year period. Accumulated amortization of licensing costs at December 31, 1997 and March 31, 1998 was $15,213 and $18,730, respectively.

                         CELLULAR 2000 (A PARTNERSHIP)

                   DECEMBER 31, 1997, MARCH 31, 1997 AND 1998

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    INCOME TAXES

    The Partnership's legal form of organization is that of a partnership. A partnership as such is not taxed under the Internal Revenue Code, rather the income or loss of the partnership is required to be reported by each respective partner on their appropriate tax return.

    ADVERTISING EXPENSES

    Advertising costs are expensed as incurred and amounted to approximately $42,535 and $85,778 for the three months ended March 31, 1997 and 1998, respectively. The expenses are included as marketing and selling expenses in the statement of income.

    CONCENTRATIONS OF CREDIT RISK

    Financial instruments which potentially expose the Partnership to concentrations of credit risk, as defined by FASB Statement No. 105 consist primarily of trade accounts receivable and cash equivalents.

    At March 31, 1998, approximately 48% of trade accounts receivable were attributable to cellular companies which subscribe to the clearinghouse network. Of this amount, approximately 72% of these receivables were from AT&T Wireless Services of California, Inc. (AWS-CA) companies and approximately 19% of these receivables were from Bay Area Cellular Telephone Company, of which the parent company of AWS-CA owns an interest. Concentrations of credit risk from these receivables is limited due to the large number of subscribers, none of which individually comprise a significant amount of the accounts receivable balance at March 31, 1998. The Partnership establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information. Receivables are not collateralized. The Partnership is directly affected by the well being of the California economic climate and the effects of any changes in the cellular telecommunications act. However, management does not believe significant credit risk exists at March 31, 1998.

    RECLASSIFICATIONS

    Certain accounts relating to the prior year have been reclassified to conform to the current year presentation. The reclassifications have no effect on previously reported net earnings.

NOTE 2--SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

    Cash and cash equivalents at March 31, 1997 and 1998 for the statement of cash flows consist of:

                                                                          1997         1998
                                                                       -----------  ----------
Cash and money market funds..........................................  $   151,576  $  130,801
Cash overdrafts......................................................     (177,840)
                                                                       -----------  ----------
Total................................................................  $   (26,264) $  130,801
                                                                       -----------  ----------
                                                                       -----------  ----------

    For the three months ended March 31, 1997 and 1998, interest paid amounted to $176,495 and $144,204, respectively, net of capitalized interest.

                         CELLULAR 2000 (A PARTNERSHIP)

                   DECEMBER 31, 1997, MARCH 31, 1997 AND 1998

NOTE 3--NOTES PAYABLE

    Notes payable consist of the following:

                                                                 DECEMBER 31,     MARCH 31,
                                                                     1997           1998
                                                                 -------------  -------------
Commercial promissory note due April 1, 1998. Collateralized by subordinated security interest in property and assets
  purchased under contract with AWS and outcollect revenues....  $   1,253,381  $     203,793
8.16797% Variable rate term loan due December 31, 2003.
  Collateralized by all property and assets of the
  partnership..................................................     12,800,000     12,800,000
                                                                 -------------  -------------
Total..........................................................  $  14,053,381  $  13,003,793
Less current maturities........................................      1,253,381        203,793
                                                                 -------------  -------------
Total long term portion of notes payable.......................  $  12,800,000  $  12,800,000
                                                                 -------------  -------------
                                                                 -------------  -------------

    On December 31, 1996, the Partnership entered into an agreement which allows the Partnership to request AT&T Wireless Services, Inc. (AWS) to place orders for certain equipment, software, materials and services (hereinafter equipment) intended to be used by the Partnership in the ordinary course of business for the operation, modification, improvement or expansion of its system. Although it is under no obligation to do so, if AWS chooses to honor in its sole discretion any such request from the Partnership, such orders for equipment will be charged on AWS' account and the dollar amount of such charges shall be deemed for all purposes as loans or advances from AWS to the Partnership. The unpaid balance of all loans or advances shall not exceed $750,000. The payment of the loans and advances is secured by the equipment purchased and all of the Partnership's outcollect revenues, as they are commonly defined in the cellular telephone industry. The purchasing agreement contains a provision which allows AWS to offset roaming revenues owed to the Partnership against amounts owed under this purchasing agreement if the Partnership defaults in its obligation. Interest is payable at one and one-half percent per month on the outstanding balance after specified time intervals have elapsed. No interest cost was incurred on this loan during 1998.

    On October 14, 1994, the Partnership arranged financing with a financial institution for a $10,000,000 term loan and a $2,500,000 revolving credit loan. On September 29, 1996, the Partnership increased the commitment on the revolving credit loan to $4,500,000. The increased financing was obtained to satisfy a portion of the termination fee due on the settlement of the management agreement with RCM. On June 11, 1997, the term loan and the revolving credit loan were combined and the total commitment on the loan was increased to $16,000,000. The increased financing was obtained to upgrade equipment and increase the capacity of the cellular communications system. The credit agreement associated with the loan contains, among other covenants, provisions which limit capital expenditures. For the year ended December 31, 1997, capital expenditures cannot exceed $7,100,000. As of December 31, 1997, the Partnership was not in compliance with the capital expenditures covenant. This noncompliance would, by the terms of the loan agreement, constitute an event of default. The agreement provides that in an event of default the bank may by notice in writing declare all amounts owing with respect to these agreements immediately due and payable. Due to the pending sale as discussed in Note 9, management does not expect to receive such

                         CELLULAR 2000 (A PARTNERSHIP)

                   DECEMBER 31, 1997, MARCH 31, 1997 AND 1998

NOTE 3--NOTES PAYABLE (CONTINUED)
notice. The credit agreement also contains provisions which limit distributions to partners to no more than $500,000 during any fiscal quarter except distributions to the partners to pay Federal and State income taxes on the taxable income allocated by the Borrowers to its partners. Distributions totaling $3,219,566 and $1,000,000 were made during the period ended December 31, 1997 and March 31, 1998, respectively.

    At March 31, 1998, these borrowings bear interest at 2.25% above the LIBOR rate established for the period. Total interest incurred during the three month period ended March 31, 1997 and 1998 was $204,367 and $168,442, respectively. Of this, $30,316 and $24,238 were capitalized in 1997 and 1998, respectively, as construction costs.

    Annual maturities of noncurrent notes payable are as follows:

1999...........................................................  $      -0-
2000...........................................................   2,400,000
2001...........................................................   3,200,000
2002...........................................................   3,200,000
2003...........................................................   4,000,000
                                                                 ----------
Total..........................................................  $12,800,000
                                                                 ----------
                                                                 ----------

NOTE 4--RELATED PARTY TRANSACTIONS

    McCaw Communications of the Pacific, Inc. and RSA 339, Inc. are subsidiaries of AT&T Wireless Services, Inc. (AWS), and own minority interests in the Partnership. AWS owns an interest in Bay Area Cellular Telephone Company. Cellular 2000 Telephone Co. owns the controlling interest in the Partnership.

                                                                                      AMOUNT OF TRANSACTION
                                                                                ---------------------------------
            RELATED PARTY                        TYPE OF TRANSACTION            DECEMBER 31, 1997  MARCH 31, 1998
--------------------------------------  --------------------------------------  -----------------  --------------

AT&T Wireless Services of California,            Accounts receivable              $   1,057,000     $    876,372
  Inc. (including systems owned or                 Accounts payable                     243,000          216,088
  controlled by AWS)                                Notes payable                     1,253,000          203,793

Bay Area Cellular Telephone Company              Accounts receivable                    281,000          239,176
                                                   Accounts payable                      51,000           47,946

Norfolk County Internet                          Accounts receivable                     56,000

Cellular 2000 Telephone Co.                      Accounts receivable                      3,000

NOTE 5--OBLIGATION FOR EQUIPMENT

    In 1995, the Partnership negotiated a contract with Ericsson, Inc. for an upgrade to the switch. The contract price for this upgrade totaled $1,782,525. The upgrade was completed and became fully operational in January, 1996. By the terms of the contract, payment of $284,909 was made during 1995 leaving a

                         CELLULAR 2000 (A PARTNERSHIP)

                   DECEMBER 31, 1997, MARCH 31, 1997 AND 1998

NOTE 5--OBLIGATION FOR EQUIPMENT (CONTINUED) balance due Ericsson, Inc. of $1,497,616. The original contract for the equipment has been adjusted to include sales tax of $123,553 for a total balance due to Ericsson, Inc. of $1,621,169. This obligation will become due in full if one of the following conditions are met: when the system reaches 25,000 subscribers; or if the switch is moved from its present location; or if the switch is taken out of service; or prior to or as an item of closing of the sale of the system to another business entity. Due to the subsequent sale of the system as discussed in Note 9, management fulfilled the obligation for the upgrade to the switch in April, 1998, therefore this obligation is classified as a current liability at March 31, 1998 on the balance sheet.

NOTE 6--ACCOUNTS RECEIVABLE

    Accounts receivable at December 31, 1997 and March 31, 1998 consist of the following:

                                                                   DECEMBER 31,   MARCH 31,
                                                                       1997          1998
                                                                   ------------  ------------
Accounts receivable--roamer......................................   $  114,270    $  186,440
Accounts receivable--subscriber..................................    1,216,190     1,303,430
Accounts receivable--other.......................................       27,001       116,053
Less allowance for doubtful accounts.............................     (126,000)     (162,000)
                                                                   ------------  ------------
Total............................................................   $1,231,461    $1,443,923
                                                                   ------------  ------------
                                                                   ------------  ------------

NOTE 7--RETIREMENT PLAN

    The Partnership maintains a 401(k) profit sharing plan for its employees. After meeting eligibility requirements on age and months of service, all employees are covered. Contributions to the plan consist of the salary reduction each eligible employee has elected to defer. Additional contributions to the plan are at the discretion of management. Contributions for the three months ended March 31, 1997 and 1998 were $5,500 and $8,715, respectively.

NOTE 8--COMMITMENTS AND CONTINGENCIES

    LEASE COMMITMENTS

    The Partnership is committed under operating leases principally for facilities, cell sites and office space with remaining terms from one to nine years with options for additional periods. Certain leases provide for payment by the lessee of taxes, maintenance and insurance.

                         CELLULAR 2000 (A PARTNERSHIP)

                   DECEMBER 31, 1997, MARCH 31, 1997 AND 1998

NOTE 8--COMMITMENTS AND CONTINGENCIES (CONTINUED)
    The statement of income includes rental expense for operating leases of approximately $101,200 for the three months ended March 31, 1997 and $107,161 for the three months ended March 31, 1998. The partnership's future minimum lease commitments under noncancelable operating leases are as follows:

                                                                      REAL ESTATE    EQUIPMENT
PERIOD                                                                   LEASES       RENTALS
--------------------------------------------------------------------  ------------  -----------
Nine months ended 12-31-98..........................................  $    314,385   $   2,855
Year ended 12-31-99.................................................       346,501       1,586
Year ended 12-31-00.................................................       326,523
Year ended 12-31-01.................................................       226,151
Year ended 12-31-02.................................................       133,050
Year ended 12-31-03.................................................       126,851
Thereafter..........................................................       305,525
                                                                      ------------  -----------
Total...............................................................  $  1,652,135   $   4,441
                                                                      ------------  -----------
                                                                      ------------  -----------

    The Partnership had a management agreement with Rural Cellular Management
(RCM) which terminated on September 1, 1995. Prior to termination, the monthly management fee was based upon the most current population of the Rural Service Area (RSA) multiplied by $.1042. In 1996, the Partnership paid $45,350 to RCM which represented a correction in the calculation of the prior year's management fee paid. On August 24, 1996, the Partnership and RCM agreed upon a termination fee of $4,000,000 in settlement of the management agreement. As of December 31, 1996, the partnership had paid $2,500,000 to RCM. The balance of the termination fee, $1,500,000, was paid in August, 1997.

NOTE 9--SUBSEQUENT EVENT

    On November 17, 1997, the shareholders of Cellular 2000 Telephone Co. entered into a definitive agreement to sell their stock in Cellular 2000 Telephone Co. and to transfer the Federal Communications Commission (FCC) Operating Licenses to Dobson Cellular of California, Inc. (Dobson). Cellular 2000 Telephone Co. owns 75.018 percent of the outstanding partnership interests of Cellular 2000 (A Partnership), and thereby owns a controlling interest in the Partnership. The financial statements do not reflect any expenses incurred or expected to be incurred related to the sale. The FCC has consented to the transfer of control of the Partnership's FCC licenses to Dobson and has granted authorization to Dobson to operate the cellular telephone system. The sale closed in April, 1998.

    On March 19, 1998, RSA 339, Inc. entered into a definitive agreement to sell their minority interest in the Partnership to Dobson. RSA 339, Inc. owns the remaining 24.982 percent of the outstanding partnership interests of the Partnership. The sale closed in April, 1998.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Sygnet Wireless, Inc.

    We have audited the accompanying consolidated statements of operations, shareholders' equity (deficit), and cash flows of Sygnet Wireless, Inc. for the years ended December 31, 1996 and 1997, and for the period from January 1, 1998 through December 23, 1998 (the date of the sale of the Company). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Sygnet Wireless, Inc. for the years ended December 31, 1996 and 1997, and for the period from January 1, 1998 through December 23, 1998, in conformity with generally accepted accounting principles.

                                                    ERNST & YOUNG LLP

Cleveland, Ohio
February 5, 1999

                             SYGNET WIRELESS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                                    PERIOD FROM
                                                                                                     JANUARY 1,
                                                                       YEAR ENDED DECEMBER 31,      1998 THROUGH
                                                                    -----------------------------   DECEMBER 23,
                                                                        1996            1997            1998
                                                                    -------------  --------------  --------------
Revenue:
  Subscriber revenue..............................................  $  31,784,883  $   55,153,827  $   64,785,498
  Roamer revenue..................................................      8,737,284      23,377,299      28,034,831
  Equipment sales.................................................      2,416,769       4,323,052       5,794,056
  Other revenue...................................................      1,607,245       1,679,412       1,653,264
                                                                    -------------  --------------  --------------
Total revenue.....................................................     44,546,181      84,533,590     100,267,649

Costs and expenses:
  Cost of services................................................      5,258,386       8,948,346       9,433,254
  Cost of equipment sales.........................................      5,816,144       9,663,151      10,443,870
  General and administrative......................................      9,852,004      16,975,592      19,796,012
  Selling and marketing...........................................      6,080,308      10,841,059      12,327,160
  Merger related costs (Note 2)...................................             --              --       1,883,952
  Depreciation and amortization...................................     10,038,439      28,718,937      27,497,687
                                                                    -------------  --------------  --------------
Total costs and expenses..........................................     37,045,281      75,147,085      81,381,935
                                                                    -------------  --------------  --------------
Income from operations............................................      7,500,900       9,386,505      18,885,714

Other:
  Interest expense................................................     11,173,688      29,901,678      27,895,156
  Merger related costs (Note 2)...................................             --              --       5,205,492
  Other expense, net..............................................        194,723         101,221         319,121
                                                                    -------------  --------------  --------------
Loss before extraordinary item....................................     (3,867,511)    (20,616,394)    (14,534,055)
Extraordinary loss on extinguishment of debt (Note 4).............     (1,420,864)             --              --
                                                                    -------------  --------------  --------------
Net loss..........................................................  $  (5,288,375) $  (20,616,394) $  (14,534,055)
                                                                    -------------  --------------  --------------
                                                                    -------------  --------------  --------------

SEE ACCOMPANYING NOTES.

                             SYGNET WIRELESS, INC.
           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                                   WILCOM CORPORATION                   SYGNET COMMUNICATIONS, INC.            SYGNET WIRELESS,
                                      COMMON STOCK                              COMMON STOCK                         INC.
                           -----------------------------------  --------------------------------------------  ------------------
                                TYPE A             TYPE B             TYPE A                 TYPE B                CLASS A
                           -----------------  ----------------  -------------------  -----------------------  ------------------
                           SHARES    AMOUNT   SHARES   AMOUNT    SHARES    AMOUNT      SHARES      AMOUNT      SHARES    AMOUNT
                           ------   --------  ------  --------  --------  ---------  ----------  -----------  ---------  -------
Balance as of January 1,
  1996...................    500    $ 12,500  2,500   $ 62,500   209,362  $ 209,362   1,046,801  $ 1,046,801         --  $   --
  Net loss...............
  Dividends declared.....
  Corporate merger.......   (500)    (12,500) (2,500)  (62,500)    4,360      4,360      21,800       21,800
  Retirement of treasury
    stock................                                         (8,024)               (40,173)
  Sygnet Wireless
    capitalization.......                                       (205,698)  (213,722) (1,028,428)  (1,068,601)
  Capital contribution of
    S Corporation
    earnings.............
  Preferred stock
    dividend.............
  Accretion of preferred
    stock................
  Exchange of common
    shares...............                                                                                         2,653      27
                           ------   --------  ------  --------  --------  ---------  ----------  -----------  ---------  -------
Balance as of December
  31, 1996...............     --          --     --         --        --         --          --           --      2,653      27
  Net loss...............
  Preferred stock
    dividend.............
  Accretion of preferred
    stock................
  Stock option
    compensation.........
  Excess of redemption
    price over carrying
    value of preferred
    stock................
  Net proceeds from
    issuance of common
    shares to Boston
    Ventures.............                                                                                     3,000,000  30,000
  Exchange of common
    shares...............                                                                                     1,008,000  10,080
                           ------   --------  ------  --------  --------  ---------  ----------  -----------  ---------  -------
Balance as of December
  31, 1997...............     --          --     --         --        --         --          --           --  4,010,653  40,107
  Net loss...............
  Exchange of common
    shares...............                                                                                       731,893   7,319
                           ------   --------  ------  --------  --------  ---------  ----------  -----------  ---------  -------
Balance as of December
  23, 1998...............     --    $     --     --   $     --        --  $      --          --  $        --  4,742,546  $47,426
                           ------   --------  ------  --------  --------  ---------  ----------  -----------  ---------  -------
                           ------   --------  ------  --------  --------  ---------  ----------  -----------  ---------  -------


                             SYGNET WIRELESS,
                                   INC.
                           --------------------
                                                                                NOTE
                                 CLASS B         ADDITIONAL     RETAINED     RECEIVABLE        TREASURY STOCK
                           --------------------    PAID-IN      EARNINGS    FROM OFFICER/   --------------------
                             SHARES     AMOUNT     CAPITAL     (DEFICIT)     SHAREHOLDER    SHARES     AMOUNT
                           ----------  --------  -----------  ------------  -------------   -------  -----------
Balance as of January 1,
  1996...................          --  $     --  $ 4,170,368  $    753,675    $(249,952)     48,197  $(1,718,991)
  Net loss...............                                       (5,288,375)
  Dividends declared.....                                         (261,625)
  Corporate merger.......                             48,840
  Retirement of treasury
    stock................                         (1,718,991)                               (48,197)   1,718,991
  Sygnet Wireless
    capitalization.......   6,170,630    61,706    1,220,617
  Capital contribution of
    S Corporation
    earnings.............                          2,809,405    (2,809,405)
  Preferred stock
    dividend.............                           (690,411)
  Accretion of preferred
    stock................                            (27,617)
  Exchange of common
    shares...............      (2,653)      (27)
                           ----------  --------  -----------  ------------  -------------   -------  -----------
Balance as of December
  31, 1996...............   6,167,977    61,679    5,812,211    (7,605,730)    (249,952)         --           --
  Net loss...............                                      (20,616,394)
  Preferred stock
    dividend.............                         (1,149,040)
  Accretion of preferred
    stock................                            (46,849)
  Stock option
    compensation.........                            306,000
  Excess of redemption
    price over carrying
    value of preferred
    stock................                           (925,534)
  Net proceeds from
    issuance of common
    shares to Boston
    Ventures.............                         43,601,710
  Exchange of common
    shares...............  (1,008,000)  (10,080)
                           ----------  --------  -----------  ------------  -------------   -------  -----------
Balance as of December
  31, 1997...............   5,159,977    51,599   47,598,498   (28,222,124)    (249,952)         --           --
  Net loss...............                                      (14,534,055)
  Exchange of common
    shares...............    (731,893)   (7,319)
                           ----------  --------  -----------  ------------  -------------   -------  -----------
Balance as of December
  23, 1998...............   4,428,084  $ 44,280  $47,598,498  $(42,756,179)   $(249,952)         --  $        --
                           ----------  --------  -----------  ------------  -------------   -------  -----------
                           ----------  --------  -----------  ------------  -------------   -------  -----------

                            See accompanying notes.

                             SYGNET WIRELESS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                    PERIOD FROM
                                                                                                     JANUARY 1,
                                                                      YEAR ENDED DECEMBER 31,         THROUGH
                                                                  -------------------------------   DECEMBER 23,
                                                                       1996             1997            1998
                                                                  ---------------  --------------  --------------
OPERATING ACTIVITIES
Net loss........................................................  $    (5,288,375) $  (20,616,394) $  (14,534,055)
Adjustments to reconcile net loss to net cash provided by
  operating activities:
    Depreciation................................................        5,948,693      16,018,841      15,085,641
    Amortization................................................        4,089,746      12,700,096      12,412,046
    Compensation expense from issuance of stock options.........               --         306,000              --
    Loss on disposal of equipment...............................          177,633         102,955          96,128
    Extraordinary loss on extinguishment of debt................        1,420,864              --              --
    Changes in operating assets and liabilities:
      Accounts receivable.......................................         (184,315)     (1,854,599)     (1,526,182)
      Inventory.................................................         (287,900)       (170,493)       (921,077)
      Prepaid and deferred expenses.............................           28,649         232,548          30,380
      Accounts payable and accrued expenses.....................        2,424,406       2,866,653       3,494,470
      Accrued interest payable..................................        6,481,912        (190,868)     (3,366,590)
                                                                  ---------------  --------------  --------------
Net cash provided by operating activities.......................       14,811,313       9,394,739      10,770,761

INVESTING ACTIVITIES
Acquisitions of Horizon and Erie................................     (254,150,136)       (599,442)             --
Purchases of property and equipment.............................      (10,049,999)    (25,575,837)    (13,654,200)
Proceeds from sale of equipment.................................               --         405,995         444,500
                                                                  ---------------  --------------  --------------
Net cash used in investing activities...........................     (264,200,135)    (25,769,284)    (13,209,700)

FINANCING ACTIVITIES
Dividends paid..................................................         (261,625)             --              --
Proceeds from long-term debt....................................      320,750,000      30,500,000      21,800,000
Principal payments on long-term debt............................      (78,000,000)    (37,250,000)    (18,800,000)
Increase in financing costs.....................................      (10,290,097)        (65,376)             --
Net proceeds from issuance of preferred stock...................       19,000,000              --              --
Redemption of preferred stock...................................               --     (21,839,451)             --
Net proceeds from issuance of common stock......................               --      43,631,710              --
                                                                  ---------------  --------------  --------------
Net cash provided by financing activities.......................      251,198,278      14,976,883       3,000,000
                                                                  ---------------  --------------  --------------
Increase (decrease) in cash and cash equivalents................        1,809,456      (1,397,662)        561,061
Cash and cash equivalents at beginning of year..................          448,292       2,257,748         860,086
                                                                  ---------------  --------------  --------------
Cash and cash equivalents at end of year........................  $     2,257,748  $      860,086  $    1,421,147
                                                                  ---------------  --------------  --------------
                                                                  ---------------  --------------  --------------

SEE ACCOMPANYING NOTES.

                             SYGNET WIRELESS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997, AND THE
             PERIOD FROM JANUARY 1, 1998 THROUGH DECEMBER 23, 1998

1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

    These financial statements include the combined financial statements of Sygnet Communications, Inc. (SYGNET) and Wilcom Corporation (Wilcom) through August 31, 1996, the effective date of the merger described below and the accounts of Sygnet Wireless, Inc. and its wholly-owned subsidiary Sygnet Communications, Inc. (Sygnet) (hereinafter collectively referred to as the "Company"). Intercompany balances and transactions have been eliminated in the consolidated financial statements. The Company owns and operates in one segment, cellular telephone systems, serving one large cluster with an approximate population of 2.4 million in Northeastern Ohio, Western Pennsylvania and Western New York.

    On August 19, 1996, the shareholders of SYGNET and Wilcom effected a corporate restructuring whereby Wilcom was merged into SYGNET and shareholders of Wilcom received 8.72 shares of SYGNET common stock for each share of Wilcom common stock held as of August 31, 1996, the effective date of the merger. Immediately prior to the merger, 90% of SYGNET's voting interests were owned by the same individuals as 100% of Wilcom's voting interests. This merger was a business combination between entities under common control whereby the assets and liabilities so transferred were accounted for at historical cost in a manner similar to that in pooling-of-interests accounting. Also, in conjunction with this merger, the shareholders of SYGNET amended the articles of incorporation to change SYGNET's name to Sygnet Wireless, Inc.

    Prior to the restructuring, SYGNET and Wilcom had been operating their cellular business through three partnerships (Youngstown Cellular Telephone Company [YCTC], Erie Cellular Telephone Company [Erie], and Wilcom Cellular) and Sharon--Youngstown Cellular, Inc. (Sharon). As a result of the restructuring and merger, Sharon was renamed Sygnet and is the wholly-owned subsidiary and operating company of Sygnet Wireless, Inc. The existence of YCTC, Erie, and Wilcom Cellular terminated on October 1, 1996 when all partnership interests transferred to Sygnet.

2. SUBSEQUENT EVENT

    On December 23, 1998, a wholly-owned subsidiary of Dobson Communications Corp. (Dobson), acquired all outstanding shares of Class A and B common stock (including the granted options of the Company as described in Note 11) of the Company for $337.5 million in cash. In connection with the purchase, the Notes (as described in Note 5) were tendered for a total price of $1,181.61 for each $1,000 in principal. The Bank Credit Facility (as described in Note 5) was repaid and terminated. The Company incurred $7.1 million in merger costs associated with this business combination. The merger costs included approximately $4.8 million for an advisory fee and $0.4 million in legal and accounting fees which are recorded as other non-operating expenses. In addition, the Company incurred $1.9 million for related employee severance, retention and stock option plans which are included in costs and expenses.

3. ACQUISITIONS

    On October 9, 1996, the Company acquired certain cellular licenses, property, equipment, customer lists, current assets and current liabilities of Horizon Cellular Telephone Company of Chautauqua L.P., Horizon Cellular Telephone Company of Crawford L.P., and Horizon Cellular Telephone Company of Indiana L.P. (hereinafter collectively referred to as "Horizon") for cash of $252.9 million. The acquired systems provide cellular service to an estimated population of 1.4 million in contiguous markets in Western Pennsylvania and Western New York.

                             SYGNET WIRELESS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3. ACQUISITIONS (CONTINUED)
    On September 30, 1995, SYGNET, as a general partner, purchased 95.46% of Erie for cash of $40.53 million. On November 30, 1995, Sharon purchased 4.54% of Erie for $1.92 million, which was paid on February 12, 1996.

    The above transactions were accounted for as purchases and, accordingly, the results of operations of the companies acquired have been included in the consolidated financial statements since the date of acquisition.

    Cash paid for the acquisitions in 1996 is summarized below:

Current assets acquired.......................................  $ 3,613,696
Property and equipment........................................   18,986,400
Cellular licenses.............................................  207,223,616
Customer lists................................................   25,700,000
Current liabilities assumed...................................     (774,134)
                                                                -----------
Net assets acquired...........................................  254,749,578
Cash paid in 1997.............................................     (599,442)
                                                                -----------
Cash paid in 1996.............................................  $254,150,136
                                                                -----------
                                                                -----------

4. SIGNIFICANT ACCOUNTING POLICIES

CASH EQUIVALENTS

    The Company considers all liquid investments with a maturity of three months or less when purchased to be cash equivalents.

PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost and are depreciated over their estimated useful lives (ranging from 2.5 to 19 years) calculated under the straight-line or double declining balance methods.

INTANGIBLE ASSETS

CELLULAR LICENSES AND CUSTOMER LISTS

    The FCC issues licenses that enable cellular carriers to provide cellular service in specific geographic areas. The FCC grants licenses for a term of up to 10 years and generally grants renewals if the licensee has complied with its obligations under the Communications Act of 1934. In 1993, the FCC adopted specific standards to apply to cellular renewals, concluding it will award a renewal to a cellular licensee that meets certain standards of past performance. Historically, the FCC has granted license renewals routinely. The Company believes that it has met, and will continue to meet all requirements necessary to secure renewal of its cellular licenses.

    The Company has acquired cellular licenses and customer lists through its acquisition of interests in various cellular systems. The cost of licenses and customer lists acquired was $231,003,426 in 1996. The Company uses a 40 year useful life to amortize its licenses under the straight-line method. Purchased cellular and paging customer lists are being amortized over 5 years under the straight-line method.

                             SYGNET WIRELESS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

4. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Amortization expense was $3,652,470 and $11,559,031 in 1996 and 1997, respectively, and $11,295,083 for the period from January 1 through December 23, 1998.

    The ongoing value and remaining useful lives of intangible and other long-term assets are subject to periodic evaluation and the Company currently expects the carrying amounts to be fully recoverable. When events and circumstances indicate that intangible and other long-term assets might be impaired, an undiscounted cash flow methodology would be used to determine whether an impairment loss would be recognized. Measurement of the amount of the impairment may be based on appraisal, market values of similar assets, or estimated discounted cash flows reflecting the use and ultimate disposition of the assets.

DEFERRED FINANCING COSTS

    Deferred financing costs are being amortized over the terms of the bank credit facility and senior notes. Amortization expense was $437,276 and $1,141,065 in 1996 and 1997, respectively, and $1,116,963 for the period from January 1, 1998 through December 23, 1998. Upon entering into a new bank credit facility in October 1996, an extraordinary loss of $1,420,864 was incurred to write-off unamortized financing costs under the extinguished bank credit agreement as described in Note 5.

REVENUE RECOGNITION

    The Company earns revenue primarily by providing cellular services to its customers (Subscriber Revenue) and from the usage of its system by the customers of other cellular carriers (Roamer Revenue). Access revenue for Subscriber Revenue is billed one month in advance. Revenue is recognized as service is rendered. Subscriber acquisition costs (primarily commissions and loss on equipment sales) are expensed when incurred.

ADVERTISING COSTS

    Advertising costs are recorded as expense when incurred. Advertising expense was $1,225,151 and $1,841,138 in 1996 and 1997, respectively, and $1,851,047 for the period from January 1, 1998 through December 23, 1998.

STOCK COMPENSATION

    The Company accounts for its stock-based employee compensation arrangements based on the intrinsic value of the equity instruments granted, as set forth in APB Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related interpretations.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results may differ from those estimates.

SIGNIFICANT CONCENTRATIONS

    In connection with providing cellular services to customers of other cellular carriers, the Company has contractual agreements with those carriers which provide for agreed upon billing rates between the parties. Approximately 48%, 43% and 43% of the Company's Roamer Revenue was earned from two cellular

                             SYGNET WIRELESS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

4. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) carriers in 1996 and 1997, and for the period from January 1, 1998 through December 23, 1998, respectively.

FINANCIAL INSTRUMENTS

    Derivative financial instruments are used by the Company in the management of interest rate exposure and are accounted for on an accrual basis. Income and expense are recorded in the same category as that arising from the related liability being hedged (i.e., adjustments to interest expense).

    The Company uses variable interest rate credit facilities to finance acquisitions and operations of the Company. The Company may reduce its exposure to fluctuations in interest rates by creating offsetting positions through the use of derivative financial instruments. The Company does not use derivative financial instruments for trading or speculative purposes, nor is the Company a party to leveraged derivatives. The notional amount of interest rate swaps is the underlying principal amount used in determining the interest payments exchanged over the life of the swap. The notional amount is not a measure of the Company's exposure through its use of derivatives.

    The Company may be exposed to credit loss in the event of nonperformance by the counterparties to its interest rate swap agreements. The Company anticipates the counterparties will be able to fully satisfy their obligations under the agreements.

    In June 1998, the Financial Accounting Standards Board issued Statement No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, which is required to be adopted in years beginning after June 15, 1999. Because of the Company's minimal use of derivatives, management does not anticipate that the adoption of the new Statement will have a significant effect on earnings or the financial position of the Company.

RECLASSIFICATION

    Certain 1996 and 1997 amounts have been reclassified to conform with 1998 presentation.

5. LONG-TERM DEBT

    On September 19, 1996, the Company Issued $110,000,000 11 1/2% unsecured Senior Notes due October 1, 2006 (the Notes). The Notes paid interest semiannually on April 1 and October 1 of each year commencing April 1, 1997. The Notes were redeemable at the option of the Company at redemption prices (expressed as a percentage of principal amount) ranging from 105.75% in 2001 to 100.00% in 2005 and thereafter. Among other things, the Notes contain certain covenants which limited additional indebtedness, payment of dividends, sale of assets or stock, changes in control and transactions with related parties. The proceeds from the Notes were used to repay amounts borrowed under a $75 million bank credit agreement and to finance the acquisition of Horizon described in
Note 3. The notes were retired in connection with the sale of the Company described in Note 2.

    On October 9, 1996, Sygnet entered into a new financing agreement (the Bank Credit Facility) with a commercial bank group. The Bank Credit Facility was a senior secured reducing revolver that provided Sygnet the ability to borrow up to $300 million through June 30, 1999. Mandatory reductions in the revolver were to occur quarterly thereafter through June 30, 2005, when the Bank Credit Facility was to terminate. The Bank Credit Facility was secured by certain assets and the stock of Sygnet. The Bank Credit Facility provided for various borrowing rate options based on either a fixed spread over the London

                             SYGNET WIRELESS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

5. LONG-TERM DEBT (CONTINUED)
Interbank Offered Rate (LIBOR) or the prime rate. Interest payments were made quarterly. The Bank Credit Facility was retired in connection with the sale of the Company described in Note 2.

    Among other things, the Bank Credit Facility contained financial covenants which required the maintenance of debt service ratios and the hedging of interest rate risk and limited distributions to shareholders and sales of assets. In connection with these covenants, the Company has a three year interest rate swap with a total underlying notional amount of $80 million. The swap agreement converted the interest rate on $80 million notional amount of the credit facility from a variable rate based upon a three month LIBOR (5.25% at December 23, 1998) to fixed rates ranging from 5.79% to 6.03%. Amounts paid or received under these agreements are recognized as adjustments to interest expense.

    Interest paid was $4,691,776 and $30,076,031 in 1996 and 1997, respectively, and $31,294,880 for the period from January 1, 1998 through December 23, 1998.

6. LEASES

    The Company has entered into various operating leases for land and office facilities. Leases for tower sites provide for periodic extensions of lease periods with future lease payments indexed to the consumer price index.

    Rent expense was $906,042 and $2,077,644 in 1996 and 1997, respectively, and $2,411,310 for the period from January 1, 1998 through December 23, 1998.

7. RETIREMENT PLAN

    The Company sponsors a 401(k) retirement and profit sharing plan which covers substantially all its employees. Eligible employees can contribute from 1% to 15% of their compensation. The Company, at its discretion, may match a portion of the employee's contribution. The Company may also, at its discretion, make additional profit sharing contributions to the plan. In connection with the sale of Company described in Note 2, the Plan will be merged with the Dobson 401(k) plan. Total pension expense was $181,000 and $293,000 in 1996 and 1997, respectively, and $356,747 for the period from January 1, 1998 through December 23, 1998.

8. REDEEMABLE PREFERRED STOCK AND WARRANTS

    On April 3, 1997, 100,000 shares of Series A Senior Cumulative Nonvoting Preferred Stock (Preferred Stock) were redeemed by the Company at a cost of $10,000,000 which was funded by the Bank Credit Facility. On June 20, 1997, the remaining 118,394.51 shares of Preferred Stock were redeemed by the Company at a cost of $11,839,451. This redemption was funded by the Common Stock Sale described in Note 9.

    The Preferred Stock had a redemption value of $100 per share and was recorded at fair value on the date of issuance less issuance costs. Dividends were cumulative from the date of issuance, accrued quarterly in arrears and were payable in shares of Preferred Stock. The dividend rates increased annually from 15% in 1997 to 21% in 2000 and thereafter. As of December 31, 1996, the Company accrued stock dividends in the amount of $690,411 (which represented 6,904 shares). The Preferred Stock included the potential issuance of warrants to purchase shares of the Company's Class A Common Stock. No warrants were issued. For financial reporting purposes, the excess of the redemption value of the Preferred Stock over the carrying value was accreted by periodic charges to additional paid-in capital over the life of the issue.

                             SYGNET WIRELESS, INC.

8. REDEEMABLE PREFERRED STOCK AND WARRANTS (CONTINUED)

    The Company has authorized 5 million shares of Nonvoting Preferred Stock, par value $.01 per share, of which 500,000 are designated as Series A Senior Cumulative Nonvoting Preferred Stock.

    The Company has also authorized 10 million shares of Voting Preferred Stock, par value $.01 per share, none of which are issued.

9. SHAREHOLDERS' EQUITY

    On June 20, 1997, the Company issued and sold 3,000,000 shares of Class A Common Stock, $0.01 par value, to Boston Ventures Limited Partnership V (Boston Ventures) at a price of $15 per share (Common Stock Sale). The proceeds of $43.6 million, net of issuance fees of $1.4 million, were used to redeem the remaining outstanding Preferred Stock as described in Note 8 and to reduce amounts outstanding under the Bank Credit Facility. As a condition of the Common Stock Sale, Boston Ventures appointed two representatives on the Company's eleven member board of directors.

    In August 1997, Boston Ventures purchased 1,000,000 shares of Class B Common Stock from shareholders pursuant to a tender offer which upon purchase became Class A Common Stock.

    On August 28, 1996, the Company approved a plan to recapitalize the Company whereby the Sygnet common stock Type A (205,698 shares) and Type B (1,028,428 shares) were converted into 6,170,630 shares of Sygnet Wireless, Inc. Class B common stock in a 5 for 1 split, effective September 20, 1996. These shares are entitled to ten votes per share.

    Under the most restrictive of the covenants discussed in Note 5, the Company could not declare any dividends on its common stock through December 23, 1998.

    On December 29, 1994, the Company received a promissory note from an officer/shareholder for $249,952 for the purchase of common shares from a shareholder. The note required annual payment of interest at 8.23% with principal repayment commencing on December 31, 1998 through December 31, 2001. The officer/shareholder repaid 100% of the note and interest accrued on December 29, 1998.

10. INCOME TAXES

    On August 31, 1996, Sygnet and Wilcom terminated their status as Subchapter S Corporations. As a result of this termination, application of the provisions of Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES, requires deferred income taxes to be provided for differences in the basis for tax purposes and for financial accounting purposes of recorded assets and liabilities. As a result of the termination of their Subchapter S Corporation status, SYGNET and Wilcom contributed their undistributed earnings to additional paid-in capital. At December 23, 1998, the Company has net deferred tax assets of $37.0 million which includes net operating loss carryforwards of $45.2 million that expire in 2012 and 2013. For financial reporting purposes, a valuation allowance of $12.6 million has been recognized to offset the net deferred tax assets related primarily to the net operating loss carryforwards.

                             SYGNET WIRELESS, INC.

10. INCOME TAXES (CONTINUED)
    The components of the income tax provision (benefit) in the consolidated statements of operations for the years ended December 31, 1996 and 1997, and for the period January 1, 1998 through December 23, 1998, are as follows:

                                                                           1996           1997           1998
                                                                       -------------  -------------  -------------
Cumulative effect of conversion from S to C corporation status.......  $     745,000  $          --  $          --
Deferred income tax (benefit)........................................     (1,898,500)    (6,697,800)    (4,782,900)
Valuation allowance..................................................      1,153,500      6,097,800      4,782,900
                                                                       -------------  -------------  -------------
Total provision for income tax (benefit).............................  $          --  $          --  $          --
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------

11. STOCK OPTION PLAN

    The Company has stock option plans that provide for the purchase of Class A common stock by employees and directors of the Company. Under the stock option plans, the Company is authorized to issue 1,250,000 options for the purchase of shares of Class A common stock (1,000,000 for employees and 250,000 for non-employee directors). These options vest over a period ranging from grant date to five years, are exercisable based upon the terms of the grants and expire at the end of ten years. The Company applies APB Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related interpretations in accounting for the plan, which requires that for certain options granted, the Company recognizes as compensation expense the excess of the fair value for accounting purposes of the common stock over the exercise price of the options. For the majority of options, no compensation cost has been recognized. Had stock compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, the Company's net loss would have increased by $24,000 and $625,000 from the amounts reported in 1996 and 1997, respectively, and $419,000 from the amounts reported for the period from January 1, 1998 through December 23, 1998.

    For pro forma calculations, the fair value of each option is estimated on the date of grant using the Minimum Value option-pricing model with the following weighted-average assumptions used for grants in 1996, 1997 and 1998: risk-free interest rates ranging from 6.9% to 5.9% and average expected lives ranging from 5.0 to 7.5 years for issued options.

                             SYGNET WIRELESS, INC.

11. STOCK OPTION PLAN (CONTINUED)
    A summary of the status of the Company's stock option plan as of December 31, 1996 and 1997, and December 23, 1998, and changes during the periods then ended is presented below:

                                                       1996                    1997                    1998
                                              ----------------------  ----------------------  ----------------------
                                                          WEIGHTED-               WEIGHTED-               WEIGHTED-
                                                           AVERAGE                 AVERAGE                 AVERAGE
                                                          EXERCISE                EXERCISE                EXERCISE
                                               SHARES       PRICE      SHARES       PRICE      SHARES       PRICE
                                              ---------  -----------  ---------  -----------  ---------  -----------
Outstanding at beginning of year............         --   $      --     533,200   $   10.00     716,200   $   10.08
Granted.....................................    533,200       10.00     183,000       10.31     210,500       18.03
Exercised...................................         --          --          --          --          --          --
Canceled....................................         --          --          --          --      (1,000)      20.00
                                              ---------  -----------  ---------  -----------  ---------  -----------
Outstanding at year end.....................    533,200   $   10.00     716,200   $   10.08     925,700   $   11.88
                                              ---------  -----------  ---------  -----------  ---------  -----------
                                              ---------  -----------  ---------  -----------  ---------  -----------
Options exercisable at year end.............         --                 651,200                 815,700
                                              ---------               ---------               ---------
                                              ---------               ---------               ---------
Weighted-average fair value of options
  granted during the year...................  $      --               $    7.80               $    1.65
                                              ---------               ---------               ---------
                                              ---------               ---------               ---------
Weighted-average remaining contractual
  life......................................       9.68                    8.87                    8.71
                                              ---------               ---------               ---------
                                              ---------               ---------               ---------

    At December 23, 1998, there were 324,300 options available for future grant.

12. COMMITMENTS

    On June 8, 1998, the Company entered into an agreement with Pinellas Communications to purchase the license to operate a cellular telephone system in the Rural Service Area PA-2. The purchase price is $6 million and the transaction is expected to close in 1999.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    As permitted by the Oklahoma General Corporation Act under which the Company is incorporated, Article VII of the Company's Amended and Restated Certificate of Incorporation provides for indemnification of each of the Company's officers and directors against (a) expenses, including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any action, suit or proceeding brought by reason of his being or having been a director, officer, employee or agent of the Company, or of any other corporation, partnership, joint venture, or other enterprise at the request of the Company, other than an action by or in the right of the Company, provided that he acted in good faith and in a manner he reasonably believed to be in the best interest of the Company, and with respect to any criminal action, he had no reasonable cause to believe that his conduct was unlawful and (b) expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of any action or suit by or in the right of the Company brought by reason of his being or having been a director, officer, employee or agent of the Company, or any other corporation, partnership, joint venture, or other enterprise at the request of the Company, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Company; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged liable to the Company, unless and only to the extent that the court in which such action or suit was decided has determined that the person is fairly and reasonably entitled to indemnification for such expenses which the court shall deem proper. The Company's bylaws provide for similar indemnification. These provisions may be sufficiently broad to indemnify such persons for liabilities arising under the Securities Act of 1933, as amended.

    The Company's directors and officers are also insured against claims arising out of the performance of their duties in such capacities.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits

 EXHIBIT
 NUMBERS                                 DESCRIPTION                                  METHOD OF FILING
---------  ------------------------------------------------------------------------  ------------------
  2.1      Asset Purchase Agreement dated as of November 19, 1996 as amended by
             Amendment No. 1 thereto effective as of January 17, 1997 and Amendment
             No. 2 thereto dated February 6, 1997, among Horizon Cellular Telephone
             Company of Hagerstown L.P., Cumberland Cellular Partnership and Dobson
             Cellular of Maryland, Inc., and Dobson Operating Company.                     (1) [10.5.1]

  2.2      Asset Purchase Agreement dated September 25, 1996 among Maryland
             Wireless Communications L.P., Wendy C. Coleman, Dobson Cellular of
             Maryland, Inc. and Dobson Operating Company.                                  (1) [10.5.2]

  2.3.1    Purchase Agreement dated February 28, 1997 among Aztel, Inc. Gila River
             Telecommunications, Inc., US West New Vector Group, Inc., Tohono
             O'odham Utility Authority and Dobson Cellular of Arizona, Inc.                (1) [10.5.3]

  2.3.2    First Amendment to Purchase Agreement dated August 29, 1997.                     (2) [2.1.1]

 EXHIBIT
 NUMBERS                                 DESCRIPTION                                  METHOD OF FILING
---------  ------------------------------------------------------------------------  ------------------
  2.4      Stock Purchase Agreement dated September 30, 1997 among Dobson Operating
             Company, Associated TTI Limited Partnership and Hinton CATV relating
             to the Company's purchase of the ATTI stock.                                     (2) [2.2]

  2.5      Asset Purchase Agreement dated October 9, 1997 between Texas 16 Cellular
             Telephone Company and Dobson Cellular of Texas, Inc.                             (3) [2.1]

  2.6.1    Stock Purchase Agreement dated November 17, 1997 as amended by Amendment
             No. 1 thereto effective as of March 18, 1998 between Cellular 2000
             Telephone Co. and its shareholders listed therein and Dobson Cellular
             of California, Inc.                                                            (4) [2.6.1]

  2.6.2    Stock Purchase Agreement dated March 19, 1998 between RSA 339, Inc. and
             AT&T Wireless Services, Inc. and Dobson Cellular of California, Inc.           (5) [2.6.2]

  2.7      Stock Purchase Agreement dated March 25, 1998 between Santa Cruz
             Cellular Telephone, Inc. and its shareholders and optionholders listed
             therein and Dobson Cellular of California, Inc.                                  (5) [2.7]

  2.8      Agreement and Plan of Merger dated July 28, 1998 between Sygnet
             Wireless, Inc. and Dobson/Sygnet Operating Company (formerly known as
             Front Nine Operating Company) (without schedules).                               (6) [2.0]

  2.9      Asset Purchase Agreement dated August 20, 1998, between Ohio Wireless
             Communications, L.L.C. and Dobson Cellular of Sandusky.                                (7)

  2.10     Asset Purchase Agreement dated as of September 2, 1998 between A-1
             Cellular of Texas, L.P. and Dobson Cellular of Navarro, Inc.                           (7)

  2.11     Asset Purchase Agreement dated November 24, 1998 between First Cellular
             of Maryland, Inc. and Dobson Cellular of Maryland, Inc.                                (7)

  2.12     Agreement to furnish unfiled schedules.                                                  (7)

  3.1      Registrant's Amended and Restated Certificate of Incorporation.                    (8) [3.1]

  3.2      Registrant's Amended and Restated Bylaws.                                          (6) [3.2]

  3.3      Certificate of Amendment to the Certificate of Designation of the
             Registrant's Class A Preferred Stock.                                            (6) [3.3]

  3.4      Certificate of Amendment to the Certificate of Designation of the
             Registrant's Class D Preferred Stock.                                            (6) [3.4]

  3.5      Certificate of Amendment to the Certificate of Designation of the
             Registrant's Class E Preferred Stock.                                            (8) [3.7]

  3.6      Certificate of Designation for the Registrant's 12 1/4% Senior
             Exchangeable Preferred Stock, issued January 22, 1998.                           (6) [3.9]

  3.7      Certificate of Designation for the Registrant's 12 1/4% Senior
             Exchangeable Preferred Stock, issued December 23, 1998.                          (6) [3.9]

 EXHIBIT
 NUMBERS                                 DESCRIPTION                                  METHOD OF FILING
---------  ------------------------------------------------------------------------  ------------------
  3.8      Certificate of Designation for the Registrant's 13% Senior Exchangeable
             Preferred Stock due 2009.                                                              (9)

  4.1      Third Amended and Restated Credit Agreement among the Agents and Lenders           (4) [4.1]
             named therein and Dobson Operating Company dated March 25, 1998.                 (10) [99]

  4.2      $120 million Revolving Credit Agreement among Dobson Cellular Operations
             Company and the Agents and Lenders named therein dated as of March 25,           (4) [4.2]
             1998.                                                                            (10) [99]

  4.3      $80 million 364-Day Revolving Credit and Term Loan Agreement among
             Dobson Cellular Operations Company and the Agents and Lenders named              (4) [4.3]
             therein dated as of March 25, 1998.                                              (10) [99]

  4.4      Credit Agreement among the Agents and Lenders named therein and
             Dobson/Sygnet Operating Company, dated as of December 23, 1998.                  (7) [4.4]

  4.5      $17.5 million Term Loan Agreement between Dobson Tower Company and
             NationsBank, N.A. dated as of December 23, 1998.                                 (7) [4.5]

  4.6      Telephone Loan Contract dated as of November 7, 1958 between Dobson
             Telephone Company, Inc. and United States of America.                            (1) [4.2]

  4.7      Telephone Loan Contract dated as of March 19, 1956 between McLoud
             Telephone Company and United States of America.                                  (1) [4.3]

  4.8      Telephone Loan Contract dated as of January 15, 1993 between Dobson
             Telephone Company, Inc., Rural Telephone Bank and United States of
             America.                                                                         (1) [4.4]

  4.9      Restated Mortgage, Security Agreement and Financing Statement dated as of May 15, 1993 between Dobson Telephone Company and United States of
             America.                                                                         (1) [4.5]

  4.10     Indenture dated as of February 28, 1997 between the Registrant, as
             Issuer, and United States Trust Company of New York, as Trustee.                 (1) [4.6]

  4.11     Escrow and Security Agreement dated February 28, 1997 among the
             Registrant as Pledgor, and Morgan Stanley & Co. Incorporated, Alex.
             Brown & Sons Incorporated, First Union Capital Markets, and
             NationsBanc Capital Markets, Inc., as Placement Agents, and United
             States Trust Company of New York, as Trustee.                                    (1) [4.9]

  4.12     Registration Rights Agreement dated January 16, 1998 between the
             Registrant and Morgan Stanley & Co. Incorporated, Merrill Lynch,
             Pierce, Fenner & Smith Incorporated and NationsBanc Montgomery
             Securities LLC.                                                                 (4) [4.11]

  4.13     Agreement to furnish unfiled debt instruments.                                    (4) [4.12]

 EXHIBIT
 NUMBERS                                 DESCRIPTION                                  METHOD OF FILING
---------  ------------------------------------------------------------------------  ------------------
  4.14     Indenture dated December 23, 1998 between Dobson/Sygnet Communications
             Company, as Issuer, and United States Trust Company of New York, as
             Trustee.                                                                         (6) [4.1]

  4.15     Pledge Agreement dated December 23, 1998 between Dobson/ Sygnet
             Communications Company, as Pledgor, and NationsBanc Montgomery
             Securities LLC, Lehman Brothers Inc., First Union Capital Markets, a
             division of Wheat First Securities, Inc. and TD Securities (USA) Inc.,
             as Initial Purchasers, and United States Trust Company of New York, as
             Trustee.                                                                        (7) [4.18]

  4.16     Registration Rights Agreement dated December 23, 1998 between
             Dobson/Sygnet Communications Company and NationsBanc Montgomery
             Securities LLC, Lehman Brothers Inc., First Union Capital Markets, a
             division of Wheat First Securities, Inc. and TD Securities (USA) Inc.           (7) [4.19]

  4.17     Registration Rights Agreement dated December 23, 1998 between the
             Registrant and NationsBanc Montgomery Securities LLC.                           (7) [4.20]

  4.18     Certificate of Designation relating to Senior Preferred Stock is
             contained in Exhibit 3.8 and incorporated herein by reference.                   (6) [3.8]

  4.19     Registration Rights Agreement dated May 5, 1999 between the Registrant
             and Lehman Brothers.                                                                   (9)

  4.20     Preferred Stock Certificate.                                                             (9)

  5        Opinion of McAfee & Taft A Professional Corporation.                                     (9)

 10.1.1*   Registrant's 1996 Stock Option Plan, as amended.                                (7) [10.1.1]

 10.1.2*   1998 Stock Option Plan of Logix Communications Enterprises, Inc. (f/k/a
             Dobson Wireline Company).                                                     (7) [10.1.2]

 10.2.1    Promissory Note dated February 10, 1997 of G. Edward Evans in the amount
             of $300,000 in favor of Western Financial Services Corp.                      (1) [10.2.1]

 10.2.2    Stock Purchase Agreement dated September 30, 1997 among Dobson Operating
             Company, Associated TTI Limited Partnership and Hinton CATV Company,
             Inc.                                                                          (5) [10.2.3]

 10.2.3    Stock Purchase Agreement, dated as of March 26, 1998, between the shareholders of American Telco Inc. and American Telco Network
             Services, Inc. and Logix Communications Enterprises, Inc. (f/k/a
             Dobson Wireline Company).                                                       (11) [2.1]

 10.2.4    First Amendment to Stock Purchase Agreement among American Telco Inc.
             and American Telco Network Services, Inc. and Logix Communications
             Enterprises, Inc. (f/k/a Dobson Wireline Company).                              (11) [2.2]

 10.2.5    Stock Purchase Agreement, dated December 23, 1998 among the Registrant,
             the Fleet Investors and the other entities listed therein.                    (7) [10.2.5]

 EXHIBIT
 NUMBERS                                 DESCRIPTION                                  METHOD OF FILING
---------  ------------------------------------------------------------------------  ------------------
 10.2.6    Asset Purchase Agreement dated December 23, 1998 by and between Sygnet
             Communications, Inc. and Dobson Tower Company.                                (7) [10.2.6]

 10.2.7    Master Site License Agreement dated December 23, 1998 by and between
             Sygnet Communications, Inc. and Dobson Tower Company.                         (7) [10.2.7]

 10.3.1*   Letter dated June 3, 1996 from Registrant to Bruce R. Knooihuizen
             describing employment arrangement.                                            (1) [10.3.2]

 10.3.2*   Letter dated October 15, 1996 from Fleet Equity Partners to Justin L.
             Jaschke regarding director compensation.                                      (1) [10.3.3]

 10.3.3*   Letter dated December 26, 1996 from Registrant to G. Edward Evans
             describing employment arrangement.                                            (1) [10.3.1]

 10.3.4*   Letter dated September 16, 1997 from Registrant to William J. Hoffman,
             Jr. describing employment arrangement.                                        (5) [10.3.4]

 10.3.5*   Letter dated October 28, 1997 from Registrant to R. Thomas Morgan
             describing employment arrangement.                                            (5) [10.3.5]

 10.3.6*   Letter dated August 25, 1998 from Registrant to Richard D. Sewell, Jr.
             describing employment arrangement.                                            (7) [10.3.6]

 10.3.7*   Consulting Agreement dated December 21, 1998 between Registrant and
             Albert H. Pharis, Jr.                                                         (7) [10.3.7]

 10.3.8*   Consulting Agreement dated August 15, 1998 between the Registrant and
             Russell L. Dobson                                                             (8) [10.3.8]

 10.4.1    North American Cellular Network Services Agreement dated August 26, 1992 between North American Cellular Network, Inc. and Dobson Cellular
             Systems, Inc.                                                                 (1) [10.4.2]

 10.4.2    Agreement for DS-3 service dated December 16, 1993 between Logix
             Communications Corporation (f/k/a Dobson Fiber Company) and NTS
             Communications, Inc. and Addendum thereto dated June 1, 1994.                 (1) [10.4.1]

 10.4.3    Services Agreement dated September 25, 1996 among Dobson Cellular of
             Maryland, Inc., Maryland Wireless Communications Limited Partnership,
             Wendy Coleman and Washington/ Baltimore Cellular One Limited
             Partnership.                                                                  (1) [10.5.2]

 10.4.4    General Purchase Agreement dated January 13, 1998 between Lucent
             Technologies, Inc. and Dobson Cellular Systems, Inc.                          (5) [10.4.7]

 10.4.5    Operating Agreement dated January 16, 1998 between AT&T Wireless
             Services, Inc. and Dobson Cellular Systems, Inc.                              (8) [10.4.5]

 10.4.6    Fourth Amended General Purchase Agreement dated January 5, 1999 between
             Northern Telecom Inc. and Registrant.                                         (4) [10.4.8]

 10.5.1    Assignment Agreement dated January 23, 1997 between Texas 16 Cellular
             Telephone Company, Inc. and Dobson Cellular of Texas, Inc. re Cellular
             One License Agreement.                                                        (7) [10.5.1]

 EXHIBIT
 NUMBERS                                 DESCRIPTION                                  METHOD OF FILING
---------  ------------------------------------------------------------------------  ------------------
 10.5.2    Form of Cellular One License Agreements dated February 25, 1997 between
             Cellular One Group and Dobson Cellular of Enid, Inc., Dobson Cellular
             of Woodward, Inc. and Dobson Cellular of Kansas/Missouri, Inc.                (1) [10.4.5]

 10.5.3    Trademark Sublicense Agreement dated February 28, 1997 between AirTouch
             Communications, Inc. (f/k/a WMC Partners L.P.) and Dobson Cellular of
             Arizona, Inc.                                                                 (1) [10.4.3]

 10.5.4    Affiliation Agreement dated February 28, 1997 among Registrant, Dobson
             Cellular of Arizona, Inc. and AirTouch Communications, Inc. (f/k/a WMC
             Partners, L.P.).                                                              (1) [10.4.4]

 10.5.5    Letter Agreement dated September 30, 1997 between U.S. West, New Vector
             Group, Inc. and Gila River Cellular General Partnership, by Dobson
             Cellular of Arizona, Inc. regarding License Agreement for post closing
             use of "U.S. West Cellular" brand and "AirTouch" brand.                       (7) [10.5.5]

 10.5.6    Trademark Sub-License Agreement dated October 1, 1997 between AirTouch
             Communications, Inc. (f/k/a WMC Partners, L.P.) and Gila River
             Cellular General Partnership.                                                 (7) [10.5.6]

 10.5.7    Agreement dated April 1, 1998 between Cellular 2000 Telephone Co. and
             Dobson Cellular of California re Cellular One License Agreement.              (7) [10.5.7]

 10.5.8    Agreement dated June 16, 1998 between Santa Cruz Cellular Telephone,
             Dobson Cellular of California and the other parties listed therein re
             Cellular One License Agreement.                                               (7) [10.5.8]

 10.5.9    Affiliation Agreement, Trademark License Agreement, Intercarrier Roamer
             Service Agreement, Amendment to Intercarrier Roamer Service Agreement
             made as of July 31, 1998 by and among Dobson Cellular Communications
             Corporation, Dobson Cellular of Imperial, Inc. and AirTouch Cellular.         (7) [10.5.9]

 10.5.10   Affiliation Agreement dated as of August 28, 1998 by and among the
             Registrant, Dobson Cellular of Sandusky, Inc., New Par, on behalf of
             itself and its subsidiaries and affiliates, d/b/a AirTouch Cellular.         (7) [10.5.10]

 10.6      Non-Recourse Term Loan Agreement dated September 30, 1997 between the
             Registrant and Gila River Telecommunications Subsidiary, Inc., as
             borrower, with respect to $6.1 million loan.                                    (2) [10.7]

 10.7      Second Amended and Restated Partnership Agreement of Gila River Cellular
             General Partnership dated September 30, 1997.                                   (2) [10.8]

 10.8.1    Investment and Transaction Agreement, dated December 23, 1998, among the
             Registrant, Dobson CC Limited Partnership and J. W. Childs Equity
             Partners II, L.P. (without exhibits).                                         (7) [10.8.1]

 10.8.2    Stockholder and Investor Rights Agreement, dated December 23, 1998 among the Registrant and the shareholders listed therein, (without
             exhibits).                                                                    (7) [10.8.2]

 EXHIBIT
 NUMBERS                                 DESCRIPTION                                  METHOD OF FILING
---------  ------------------------------------------------------------------------  ------------------
10.8.2.1   Amendment to Stockholder and Investors Rights Agreement, dated April 13,
             1999 among the Registrant and the Shareholders listed therein (without
             exhibits).                                                                  (7) [10.8.2.1]

 10.8.3    Investors Agreement, dated December 23, 1998, among the Registrant, and certain shareholders of Sygnet Wireless, Inc. and their affiliates
             listed therein.                                                               (7) [10.8.3]

 10.9      License Agreement dated February 15, 1999 between Registrant and H.O.
             Systems, Inc.                                                                   (8) [10.9]

 12        Ratio of earnings to combined fixed charges and preferred stock
             dividends.                                                                       (12) [12]

 21        Subsidiaries.                                                                       (7) [21]

 23.1      Consent of McAfee & Taft A Professional Corporation will be contained in
             Exhibit 5 hereto.                                                                  (9) [5]

 23.2      Consent of Arthur Andersen LLP (Oklahoma City--DCC).                                     (9)

 23.3      Consent of Ernst & Young LLP (Philadelphia--Horizon).                                    (9)

 23.4      Consent of Arthur Andersen LLP (Denver--Gila River).                                     (9)

 23.5      Consent of Holliday, Lemons, Thomas & Cox, P.C.                                          (9)

 23.6      Consent of Ernst & Young LLP (Cleveland--Sygnet).                                        (9)

 24        Power of Attorney.                                                                        **

 27        Financial Data Schedule.                                                           (12) [27]

 99.1      Letter of Transmittal.                                                                   (9)

 99.2      Notice of Guaranteed Delivery.                                                           (9)

 99.3      Company letter.                                                                          (9)

 99.4      Client letter.                                                                           (9)

 99.5      Instruction to Beneficial Holders.                                                       (9)

 99.6      Guidelines for Certification of Taxpayer Identification Number.                          (9)

------------------------

*   Management contract or compensatory plan or arrangement.

**  To be filed by amendment.

(1) Filed as an exhibit to the Registrant's Registration Statement of Form S-4 (Registration No. 333-23769), as the exhibit number indicated in brackets and incorporated by reference herein.

(2) Filed as an exhibit to the Registrant's Current Report on Form 8-K filed on October 15, 1997 and amended on November 6, 1997, as the exhibit number indicated in brackets and incorporated by reference herein.

(3) Filed as an exhibit to the Registrant's Current Report on Form 8-K filed on February 10, 1998, as the exhibit number indicated in brackets and incorporated by reference herein.

(4) Filed as an exhibit to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1997 as the exhibit number indicated in brackets and incorporated by reference herein.

(5) Filed as an Exhibit to the Registrant's Registration Statement on Form S-4 (Registration No. 333-50107), as the exhibit number indicated in brackets and incorporated by reference herein.

(6) Filed as an exhibit to the Registrant's Current Report on Form 8-K filed on January 7, 1999, as the exhibit number indicated in brackets and incorporated by reference herein.

(7) Filed as an exhibit to the Registrant's Registration Statement on Form S-4 (Registration No. 333-71633), as the exhibit number indicated in brackets and incorporated by reference herein.

(8) Filed as an exhibit to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1998 as the exhibit number indicated in brackets and incorporated by reference herein.

(9) Filed herewith.

(10) Filed as an exhibit to the Registrant's Current Report on Form 8-K filed on May 26, 1999, as the exhibit number indicated in brackets and incorporated by reference herein.

(11) Filed as an exhibit to the Registrant's Current Report on Form 8-K on June 30, 1998, as the exhibit number indicated in brackets and incorporated by reference herein.

(12) Filed as an exhibit to the Registrant's Registration Statement on Form S-1 (Registration No. 333-80219), as the exhibit number indicated in brackets and incorporated by reference herein.

    (b) Financial Statement Schedules

    None.

ITEM 22. UNDERTAKINGS.

    The Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

    The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registration pursuant to the provisions described under Item 20, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnifications against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on the 17th day of June, 1999.

                                DOBSON COMMUNICATIONS CORPORATION

                                By:            /s/ Everett R. Dobson
                                     -----------------------------------------
                                                 Everett R. Dobson
                                     CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF
                                                 EXECUTIVE OFFICER

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 17th day of June, 1999.

             NAME                                TITLE
------------------------------  ----------------------------------------

    /s/ Everett R. Dobson       Chairman of the Board, President and
------------------------------    Chief Executive Officer (Principal
      Everett R. Dobson           Executive Officer) and Director

    /s/ Stephen T. Dobson       Secretary and Director
------------------------------
      Stephen T. Dobson

   /s/ Bruce R. Knooihuizen     Vice President and Chief Financial
------------------------------    Officer (Principal Financial Officer)
     Bruce R. Knooihuizen

      /s/ Trent LeForce         Corporate Controller (Principal
------------------------------    Accounting Officer)
        Trent LeForce

    /s/ Russell L. Dobson       Director
------------------------------
      Russell L. Dobson

    /s/ Justin L. Jaschke       Director
------------------------------
      Justin L. Jaschke

  /s/ Albert H. Pharis, Jr.     Director
------------------------------
    Albert H. Pharis, Jr.

     /s/ Dana L. Schmaltz       Director
------------------------------
       Dana L. Schmaltz

                               INDEX TO EXHIBITS

 EXHIBIT
 NUMBERS                                 DESCRIPTION                                  METHOD OF FILING
---------  ------------------------------------------------------------------------  ------------------
  2.1      Asset Purchase Agreement dated as of November 19, 1996 as amended by
             Amendment No. 1 thereto effective as of January 17, 1997 and Amendment
             No. 2 thereto dated February 6, 1997, among Horizon Cellular Telephone
             Company of Hagerstown L.P., Cumberland Cellular Partnership and Dobson
             Cellular of Maryland, Inc., and Dobson Operating Company.                     (1) [10.5.1]

  2.2      Asset Purchase Agreement dated September 25, 1996 among Maryland
             Wireless Communications L.P., Wendy C. Coleman, Dobson Cellular of
             Maryland, Inc. and Dobson Operating Company.                                  (1) [10.5.2]

  2.3.1    Purchase Agreement dated February 28, 1997 among Aztel, Inc. Gila River
             Telecommunications, Inc., US West New Vector Group, Inc., Tohono
             O'odham Utility Authority and Dobson Cellular of Arizona, Inc.                (1) [10.5.3]

  2.3.2    First Amendment to Purchase Agreement dated August 29, 1997.                     (2) [2.1.1]

  2.4      Stock Purchase Agreement dated September 30, 1997 among Dobson Operating
             Company, Associated TTI Limited Partnership and Hinton CATV relating
             to the Company's purchase of the ATTI stock.                                     (2) [2.2]

  2.5      Asset Purchase Agreement dated October 9, 1997 between Texas 16 Cellular
             Telephone Company and Dobson Cellular of Texas, Inc.                             (3) [2.1]

  2.6.1    Stock Purchase Agreement dated November 17, 1997 as amended by Amendment
             No. 1 thereto effective as of March 18, 1998 between Cellular 2000
             Telephone Co. and its shareholders listed therein and Dobson Cellular
             of California, Inc.                                                            (4) [2.6.1]

  2.6.2    Stock Purchase Agreement dated March 19, 1998 between RSA 339, Inc. and
             AT&T Wireless Services, Inc. and Dobson Cellular of California, Inc.           (5) [2.6.2]

  2.7      Stock Purchase Agreement dated March 25, 1998 between Santa Cruz
             Cellular Telephone, Inc. and its shareholders and optionholders listed
             therein and Dobson Cellular of California, Inc.                                  (5) [2.7]

  2.8      Agreement and Plan of Merger dated July 28, 1998 between Sygnet
             Wireless, Inc. and Dobson/Sygnet Operating Company (formerly known as
             Front Nine Operating Company) (without schedules).                               (6) [2.0]

  2.9      Asset Purchase Agreement dated August 20, 1998, between Ohio Wireless
             Communications, L.L.C. and Dobson Cellular of Sandusky.                                (7)

  2.10     Asset Purchase Agreement dated as of September 2, 1998 between A-1
             Cellular of Texas, L.P. and Dobson Cellular of Navarro, Inc.                           (7)

 EXHIBIT
 NUMBERS                                 DESCRIPTION                                  METHOD OF FILING
---------  ------------------------------------------------------------------------  ------------------
  2.11     Asset Purchase Agreement dated November 24, 1998 between First Cellular
             of Maryland, Inc. and Dobson Cellular of Maryland, Inc.                                (7)

  2.12     Agreement to furnish unfiled schedules.                                                  (7)

  3.1      Registrant's Amended and Restated Certificate of Incorporation.                    (8) [3.1]

  3.2      Registrant's Amended and Restated Bylaws.                                          (6) [3.2]

  3.3      Certificate of Amendment to the Certificate of Designation of the
             Registrant's Class A Preferred Stock.                                            (6) [3.3]

  3.4      Certificate of Amendment to the Certificate of Designation of the
             Registrant's Class D Preferred Stock.                                            (6) [3.4]

  3.5      Certificate of Amendment to the Certificate of Designation of the
             Registrant's Class E Preferred Stock.                                            (8) [3.7]

  3.6      Certificate of Designation for the Registrant's 12 1/4% Senior
             Exchangeable Preferred Stock, issued January 22, 1998.                           (6) [3.9]

  3.7      Certificate of Designation for the Registrant's 12 1/4% Senior
             Exchangeable Preferred Stock, issued December 23, 1998.                          (6) [3.9]

  3.8      Certificate of Designation for the Registrant's 13% Senior Exchangeable
             Preferred Stock due 2009.                                                              (9)

  4.1      Third Amended and Restated Credit Agreement among the Agents and Lenders           (4) [4.1]
             named therein and Dobson Operating Company dated March 25, 1998.                 (10) [99]

  4.2      $120 million Revolving Credit Agreement among Dobson Cellular Operations
             Company and the Agents and Lenders named therein dated as of March 25,           (4) [4.2]
             1998.                                                                            (10) [99]

  4.3      $80 million 364-Day Revolving Credit and Term Loan Agreement among
             Dobson Cellular Operations Company and the Agents and Lenders named              (4) [4.3]
             therein dated as of March 25, 1998.                                              (10) [99]

  4.4      Credit Agreement among the Agents and Lenders named therein and
             Dobson/Sygnet Operating Company, dated as of December 23, 1998.                  (7) [4.4]

  4.5      $17.5 million Term Loan Agreement between Dobson Tower Company and
             NationsBank, N.A. dated as of December 23, 1998.                                 (7) [4.5]

  4.6      Telephone Loan Contract dated as of November 7, 1958 between Dobson
             Telephone Company, Inc. and United States of America.                            (1) [4.2]

  4.7      Telephone Loan Contract dated as of March 19, 1956 between McLoud
             Telephone Company and United States of America.                                  (1) [4.3]

  4.8      Telephone Loan Contract dated as of January 15, 1993 between Dobson
             Telephone Company, Inc., Rural Telephone Bank and United States of
             America.                                                                         (1) [4.4]

  4.9      Restated Mortgage, Security Agreement and Financing Statement dated as of May 15, 1993 between Dobson Telephone Company and United States of
             America.                                                                         (1) [4.5]

 EXHIBIT
 NUMBERS                                 DESCRIPTION                                  METHOD OF FILING
---------  ------------------------------------------------------------------------  ------------------
  4.10     Indenture dated as of February 28, 1997 between the Registrant, as
             Issuer, and United States Trust Company of New York, as Trustee.                 (1) [4.6]

  4.11     Escrow and Security Agreement dated February 28, 1997 among the
             Registrant as Pledgor, and Morgan Stanley & Co. Incorporated, Alex.
             Brown & Sons Incorporated, First Union Capital Markets, and
             NationsBanc Capital Markets, Inc., as Placement Agents, and United
             States Trust Company of New York, as Trustee.                                    (1) [4.9]

  4.12     Registration Rights Agreement dated January 16, 1998 between the
             Registrant and Morgan Stanley & Co. Incorporated, Merrill Lynch,
             Pierce, Fenner & Smith Incorporated and NationsBanc Montgomery
             Securities LLC.                                                                 (4) [4.11]

  4.13     Agreement to furnish unfiled debt instruments.                                    (4) [4.12]

  4.14     Indenture dated December 23, 1998 between Dobson/Sygnet Communications
             Company, as Issuer, and United States Trust Company of New York, as
             Trustee.                                                                         (6) [4.1]

  4.15     Pledge Agreement dated December 23, 1998 between Dobson/ Sygnet
             Communications Company, as Pledgor, and NationsBanc Montgomery
             Securities LLC, Lehman Brothers Inc., First Union Capital Markets, a
             division of Wheat First Securities, Inc. and TD Securities (USA) Inc.,
             as Initial Purchasers, and United States Trust Company of New York, as
             Trustee.                                                                        (7) [4.18]

  4.16     Registration Rights Agreement dated December 23, 1998 between
             Dobson/Sygnet Communications Company and NationsBanc Montgomery
             Securities LLC, Lehman Brothers Inc., First Union Capital Markets, a
             division of Wheat First Securities, Inc. and TD Securities (USA) Inc.           (7) [4.19]

  4.17     Registration Rights Agreement dated December 23, 1998 between the
             Registrant and NationsBanc Montgomery Securities LLC.                           (7) [4.20]

  4.18     Certificate of Designation relating to Senior Preferred Stock is
             contained in Exhibit 3.8 and incorporated herein by reference.                   (6) [3.8]

  4.19     Registration Rights Agreement dated May 5, 1999 between the Registrant
             and Lehman Brothers.                                                                   (9)

  4.20     Preferred Stock Certificate.                                                             (9)

  5        Opinion of McAfee & Taft A Professional Corporation.                                     (9)

 10.1.1*   Registrant's 1996 Stock Option Plan, as amended.                                (7) [10.1.1]

 10.1.2*   1998 Stock Option Plan of Logix Communications Enterprises, Inc. (f/k/a
             Dobson Wireline Company).                                                     (7) [10.1.2]

 10.2.1    Promissory Note dated February 10, 1997 of G. Edward Evans in the amount
             of $300,000 in favor of Western Financial Services Corp.                      (1) [10.2.1]

 10.2.2    Stock Purchase Agreement dated September 30, 1997 among Dobson Operating
             Company, Associated TTI Limited Partnership and Hinton CATV Company,
             Inc.                                                                          (5) [10.2.3]

 EXHIBIT
 NUMBERS                                 DESCRIPTION                                  METHOD OF FILING
---------  ------------------------------------------------------------------------  ------------------
 10.2.3    Stock Purchase Agreement, dated as of March 26, 1998, between the shareholders of American Telco Inc. and American Telco Network
             Services, Inc. and Logix Communications Enterprises, Inc. (f/k/a
             Dobson Wireline Company).                                                       (11) [2.1]

 10.2.4    First Amendment to Stock Purchase Agreement among American Telco Inc.
             and American Telco Network Services, Inc. and Logix Communications
             Enterprises, Inc. (f/k/a Dobson Wireline Company).                              (11) [2.2]

 10.2.5    Stock Purchase Agreement, dated December 23, 1998 among the Registrant,
             the Fleet Investors and the other entities listed therein.                    (7) [10.2.5]

 10.2.6    Asset Purchase Agreement dated December 23, 1998 by and between Sygnet
             Communications, Inc. and Dobson Tower Company.                                (7) [10.2.6]

 10.2.7    Master Site License Agreement dated December 23, 1998 by and between
             Sygnet Communications, Inc. and Dobson Tower Company.                         (7) [10.2.7]

 10.3.1*   Letter dated June 3, 1996 from Registrant to Bruce R. Knooihuizen
             describing employment arrangement.                                            (1) [10.3.2]

 10.3.2*   Letter dated October 15, 1996 from Fleet Equity Partners to Justin L.
             Jaschke regarding director compensation.                                      (1) [10.3.3]

 10.3.3*   Letter dated December 26, 1996 from Registrant to G. Edward Evans
             describing employment arrangement.                                            (1) [10.3.1]

 10.3.4*   Letter dated September 16, 1997 from Registrant to William J. Hoffman,
             Jr. describing employment arrangement.                                        (5) [10.3.4]

 10.3.5*   Letter dated October 28, 1997 from Registrant to R. Thomas Morgan
             describing employment arrangement.                                            (5) [10.3.5]

 10.3.6*   Letter dated August 25, 1998 from Registrant to Richard D. Sewell, Jr.
             describing employment arrangement.                                            (7) [10.3.6]

 10.3.7*   Consulting Agreement dated December 21, 1998 between Registrant and
             Albert H. Pharis, Jr.                                                         (7) [10.3.7]

 10.3.8*   Consulting Agreement dated August 15, 1998 between the Registrant and
             Russell L. Dobson                                                             (8) [10.3.8]

 10.4.1    North American Cellular Network Services Agreement dated August 26, 1992 between North American Cellular Network, Inc. and Dobson Cellular
             Systems, Inc.                                                                 (1) [10.4.2]

 10.4.2    Agreement for DS-3 service dated December 16, 1993 between Logix
             Communications Corporation (f/k/a Dobson Fiber Company) and NTS
             Communications, Inc. and Addendum thereto dated June 1, 1994.                 (1) [10.4.1]

 10.4.3    Services Agreement dated September 25, 1996 among Dobson Cellular of
             Maryland, Inc., Maryland Wireless Communications Limited Partnership,
             Wendy Coleman and Washington/ Baltimore Cellular One Limited
             Partnership.                                                                  (1) [10.5.2]

 10.4.4    General Purchase Agreement dated January 13, 1998 between Lucent
             Technologies, Inc. and Dobson Cellular Systems, Inc.                          (5) [10.4.7]

 EXHIBIT
 NUMBERS                                 DESCRIPTION                                  METHOD OF FILING
---------  ------------------------------------------------------------------------  ------------------
 10.4.5    Operating Agreement dated January 16, 1998 between AT&T Wireless
             Services, Inc. and Dobson Cellular Systems, Inc.                              (8) [10.4.5]

 10.4.6    Fourth Amended General Purchase Agreement dated January 5, 1999 between
             Northern Telecom Inc. and Registrant.                                         (4) [10.4.8]

 10.5.1    Assignment Agreement dated January 23, 1997 between Texas 16 Cellular
             Telephone Company, Inc. and Dobson Cellular of Texas, Inc. re Cellular
             One License Agreement.                                                        (7) [10.5.1]

 10.5.2    Form of Cellular One License Agreements dated February 25, 1997 between
             Cellular One Group and Dobson Cellular of Enid, Inc., Dobson Cellular
             of Woodward, Inc. and Dobson Cellular of Kansas/Missouri, Inc.                (1) [10.4.5]

 10.5.3    Trademark Sublicense Agreement dated February 28, 1997 between AirTouch
             Communications, Inc. (f/k/a WMC Partners L.P.) and Dobson Cellular of
             Arizona, Inc.                                                                 (1) [10.4.3]

 10.5.4    Affiliation Agreement dated February 28, 1997 among Registrant, Dobson
             Cellular of Arizona, Inc. and AirTouch Communications, Inc. (f/k/a WMC
             Partners, L.P.).                                                              (1) [10.4.4]

 10.5.5    Letter Agreement dated September 30, 1997 between U.S. West, New Vector
             Group, Inc. and Gila River Cellular General Partnership, by Dobson
             Cellular of Arizona, Inc. regarding License Agreement for post closing
             use of "U.S. West Cellular" brand and "AirTouch" brand.                       (7) [10.5.5]

 10.5.6    Trademark Sub-License Agreement dated October 1, 1997 between AirTouch
             Communications, Inc. (f/k/a WMC Partners, L.P.) and Gila River
             Cellular General Partnership.                                                 (7) [10.5.6]

 10.5.7    Agreement dated April 1, 1998 between Cellular 2000 Telephone Co. and
             Dobson Cellular of California re Cellular One License Agreement.              (7) [10.5.7]

 10.5.8    Agreement dated June 16, 1998 between Santa Cruz Cellular Telephone,
             Dobson Cellular of California and the other parties listed therein re
             Cellular One License Agreement.                                               (7) [10.5.8]

 10.5.9    Affiliation Agreement, Trademark License Agreement, Intercarrier Roamer
             Service Agreement, Amendment to Intercarrier Roamer Service Agreement
             made as of July 31, 1998 by and among Dobson Cellular Communications
             Corporation, Dobson Cellular of Imperial, Inc. and AirTouch Cellular.         (7) [10.5.9]

 10.5.10   Affiliation Agreement dated as of August 28, 1998 by and among the
             Registrant, Dobson Cellular of Sandusky, Inc., New Par, on behalf of
             itself and its subsidiaries and affiliates, d/b/a AirTouch Cellular.         (7) [10.5.10]

 10.6      Non-Recourse Term Loan Agreement dated September 30, 1997 between the
             Registrant and Gila River Telecommunications Subsidiary, Inc., as
             borrower, with respect to $6.1 million loan.                                    (2) [10.7]

 10.7      Second Amended and Restated Partnership Agreement of Gila River Cellular
             General Partnership dated September 30, 1997.                                   (2) [10.8]

 EXHIBIT
 NUMBERS                                 DESCRIPTION                                  METHOD OF FILING
---------  ------------------------------------------------------------------------  ------------------
 10.8.1    Investment and Transaction Agreement, dated December 23, 1998, among the
             Registrant, Dobson CC Limited Partnership and J. W. Childs Equity
             Partners II, L.P. (without exhibits).                                         (7) [10.8.1]

 10.8.2    Stockholder and Investor Rights Agreement, dated December 23, 1998 among the Registrant and the shareholders listed therein, (without
             exhibits).                                                                    (7) [10.8.2]

10.8.2.1   Amendment to Stockholder and Investors Rights Agreement, dated April 13,
             1999 among the Registrant and the Shareholders listed therein (without
             exhibits).                                                                  (7) [10.8.2.1]

 10.8.3    Investors Agreement, dated December 23, 1998, among the Registrant, and certain shareholders of Sygnet Wireless, Inc. and their affiliates
             listed therein.                                                               (7) [10.8.3]

 10.9      License Agreement dated February 15, 1999 between Registrant and H.O.
             Systems, Inc.                                                                   (8) [10.9]

 12        Ratio of earnings to combined fixed charges and preferred stock
             dividends.                                                                       (12) [12]

 21        Subsidiaries.                                                                       (7) [21]

 23.1      Consent of McAfee & Taft A Professional Corporation will be contained in
             Exhibit 5 hereto.                                                                  (9) [5]

 23.2      Consent of Arthur Andersen LLP (Oklahoma City--DCC).                                     (9)

 23.3      Consent of Ernst & Young LLP (Philadelphia--Horizon).                                    (9)

 23.4      Consent of Arthur Andersen LLP (Denver--Gila River).                                     (9)

 23.5      Consent of Holliday, Lemons, Thomas & Cox, P.C.                                          (9)

 23.6      Consent of Ernst & Young LLP (Cleveland--Sygnet).                                        (9)

 24        Power of Attorney.                                                                        **

 27        Financial Data Schedule.                                                           (12) [27]

 99.1      Letter of Transmittal.                                                                   (9)

 99.2      Notice of Guaranteed Delivery.                                                           (9)

 99.3      Company letter.                                                                          (9)

 99.4      Client letter.                                                                           (9)

 99.5      Instruction to Beneficial Holders.                                                       (9)

 99.6      Guidelines for Certification of Taxpayer Identification Number.                          (9)

------------------------

*   Management contract or compensatory plan or arrangement.

**  To be filed by amendment.

(1) Filed as an exhibit to the Registrant's Registration Statement of Form S-4 (Registration No. 333-23769), as the exhibit number indicated in brackets and incorporated by reference herein.

(2) Filed as an exhibit to the Registrant's Current Report on Form 8-K filed on October 15, 1997 and amended on November 6, 1997, as the exhibit number indicated in brackets and incorporated by reference herein.

(3) Filed as an exhibit to the Registrant's Current Report on Form 8-K filed on February 10, 1998, as the exhibit number indicated in brackets and incorporated by reference herein.

(4) Filed as an exhibit to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1997 as the exhibit number indicated in brackets and incorporated by reference herein.

(5) Filed as an Exhibit to the Registrant's Registration Statement on Form S-4 (Registration No. 333-50107), as the exhibit number indicated in brackets and incorporated by reference herein.

(6) Filed as an exhibit to the Registrant's Current Report on Form 8-K filed on January 7, 1999, as the exhibit number indicated in brackets and incorporated by reference herein.

(7) Filed as an exhibit to the Registrant's Registration Statement on Form S-4 (Registration No. 333-71633), as the exhibit number indicated in brackets and incorporated by reference herein.

(8) Filed as an exhibit to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1998 as the exhibit number indicated in brackets and incorporated by reference herein.

(9) Filed herewith.

(10) Filed as an exhibit to the Registrant's Current Report on Form 8-K filed on May 26, 1999, as the exhibit number indicated in brackets and incorporated by reference herein.

(11) Filed as an exhibit to the Registrant's Current Report on Form 8-K on June 30, 1998, as the exhibit number indicated in brackets and incorporated by reference herein.

(12) Filed as an exhibit to the Registrant's Registration Statement on Form S-1 (Registration No. 333-80219), as the exhibit number indicated in brackets and incorporated by reference herein.